Registration No. 333-81714


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------

                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-6
               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
             OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON
                                  FORM N-8B-2
                                    --------
        PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT
                           (Exact Name of Registrant)
                                    --------
                        PRINCIPAL LIFE INSURANCE COMPANY
                              (Name of Depositor)
                                    --------
                                711 High Street
                             Des Moines, Iowa 50309
              (Address of Depositor's Principal Executive Offices)
                                    --------
                                 (515) 247-5111
              (Depositor's Telephone Number, Including Area Code)
                                    --------
                                 Sarah H. Pitts
                        Principal Life Insurance Company
                                711 High Street
                             Des Moines, Iowa 50309
               (Name and Address of agent for service of process)
                                    --------
                  Please send copies of all communications to
                                J. SUMNER JONES
                                 Jones & Blouch
                       1025 Thomas Jefferson Street, N.W.
                           Washington, DC 20007-0805
                                    --------

Title and Amount of Securities: Principal Executive Variable Universal Life Policy. (Pursuant to Rule 24F-2 under the Investment Company Act of 1940, the
Registrant   elects  to  register  an  indefinite  amount  of  securities  being registered.)

Approximate date of proposed public offering: As soon as practicable after the effective date of the Registration Statement. The Registrant hereby amends its Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT

                       Registration Statement on Form S-6
                             Cross Reference Sheet

 ITEMS OF FORM N-8B-2                   CAPTIONS IN PROSPECTUS
1                       Cover Page
2                       Cover Page
3                       Not Applicable
4                       Distribution of the Policy
5                       Principal Life Insurance Company Variable Life Separate
                        Account
6(a)                    Not Applicable
6(b)                    Not Applicable
7                       Not Required
8                       Not Required
9                       Legal Proceedings
10(a)                   Ownership, Beneficiary, Assignment
10(b)                   Calculation of Accumulated Value; Unit Values; Net
                        Investment Factor; Valuations in Connection with a
                        Policy; Participating Policy
10(c),10(d)             Summary (Transfers; Policy Loans; Loan Accounts;
                        Surrenders, Charges and Deductions; Death Benefits and
                        proceeds; Maturity Proceeds)
10(e)                   Summary (Premiums, Termination and Reinstatement);
                        Policy Termination and Reinstatement (Policy
                        Termination; Reinstatement)
10(f)                   Other Matters (Voting Rights)
10(g)(1),10(g)(2),      Principal Life Insurance Company Variable Life Separate
10(h)(1),10(h)(2)       Account; General Provisions (Addition, Deletion or
                        Substitution of Investments)
10(g)(3),10(g)(4),      Not Applicable
10(h)(3),10(h)(4)
10(i)                   Principal Life Insurance Company Variable Life Separate
                        Account, The Policy (Policy Values); General Provisions
                        (Addition, Deletion or Substitution of Investments);
                        General Provisions (Optional Insurance Benefits);
                        Federal Tax Matters
11                      Principal Life Insurance Company Variable Life Separate
                        Account; General Provisions (Addition, Deletion or
                        Substitution of Investments)

12(a)                   Cover page
12(b)                   Not Applicable
12(c)                   Principal Life Insurance Company Variable Life Separate
                        Account; The Funds
12(d)                   Distribution of the Policy
12(e)                   Principal Life Insurance Company Variable Life Separate
                        Account
13(a)                   Principal Life Insurance Company Variable Life Separate
                        Account; Charges and Deductions
13(b),13(c),            Summary (Charges and Deductions); Charges and
13(d),13(e),13(f),13(g) Deductions
14                      The Policy (To buy a Policy); Distribution of the
                        Policy
15                      Summary (Premiums); The Policy (Payment of Premiums;
                        Premium Limitations; Allocation of Premiums)
16                      Summary (The Policy); Principal Life Insurance Company
                        Variable Life Separate Account; The Policy (Policy
                        Values); General Provisions (Addition, Deletion or
                        Substitution of Investments)
17(a),17(b),17(c)       Captions referenced under Items 10(c), 10(d), 10(e),
                        and 10(i) above
18(a)                   Summary (Policy Value); The Policy (Policy Values)
18(b)                   Summary (Policy Value); The Policy (Policy Values)
18(c)                   Summary (Policy Loans); The Policy (Policy Values;
                        Policy Loans; Loan Account)
18(d)                   Not Applicable
19                      Other Matters (Voting Rights; Statement of Values)
20(a),20(b)             Principal Life Insurance Company Variable Life Separate
                        Account; General Provisions (Addition, Deletion or
                        Substitution of Investments); Other Matters (Voting
                        Rights)
20(c),20(d),            Not Applicable
20(e),20(f)
21(a),21(b)             Summary (Policy Loans); The Policy (Policy Values;
                        Policy Loans)
21(c)                   Summary (Policy Value; Policy Loans); The Policy
                        (Policy Values; Policy Loans)
22                      General Provisions (The Contract; Incontestability)
23                      Not Applicable
24                      Summary
25                      The Company
26                      Summary (Investment Account); The Policy (Investment
                        Account Transfers)
27                      The Company
28                      Officers and Directors of Principal Life Insurance
                        Company
29                      The Company
30                      Not Applicable
31                      Not Applicable
32                      Not Applicable
33                      Not Applicable

                  PRINCIPAL EXECUTIVE VARIABLE UNIVERSAL LIFE

                    VARIABLE UNIVERSAL LIFE INSURANCE POLICY


The Principal Executive Variable Universal Life Insurance Policy (the "Policy") is issued by Principal Life Insurance Company (the "Company"). The Policy provides:
.. a death benefit payable on the death of the insured;
.. policy loans; and
.. a net surrender value which may be accessed by a partial or full surrender of the Policy.

This Policy is for use by corporations, employers, trusts, associations or similar entities. The Policy is designed for financing non-qualified executive deferred compensation plans, salary continuation plans, post-employment benefits or other similar purposes.


This prospectus provides information that you should know before buying a Policy. It is accompanied by a current prospectus for the underlying mutual funds that are available as investment options under the Policy. Please read these prospectuses carefully and keep them for future reference.


As in the case of other life insurance policies, it may not be in your best interest to buy this Policy as a replacement for, or in addition to, existing insurance coverage.


The Policy involves investment risk, including possible loss of principal.


The Securities and Exchange Commission ("SEC") has not reviewed the Policy for its investment merit, and does not guarantee that the information in this prospectus is accurate or complete. It is a criminal offense to say otherwise.

                     This prospectus is dated May 28, 2002.


The Policy offered by this prospectus may not be available in all states. This prospectus is not an offer to sell or solicitation of an offer to buy the Policy in states in which the offer or solicitation may not be lawfully made. No person is authorized to give any information or to make any representation in connection with this Policy other than those contained in this prospectus.

                               TABLE OF CONTENTS


GLOSSARY................................................................3

SUMMARY.................................................................5

THE COMPANY.............................................................10

PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT.........10

THE FUNDS...............................................................11

THE POLICY..............................................................11

SURRENDERS..............................................................16

DEATH BENEFITS AND RIGHTS...............................................17

CHARGES AND DEDUCTIONS..................................................19

POLICY TERMINATION AND REINSTATEMENT....................................22

OTHER MATTERS...........................................................23

GENERAL PROVISIONS......................................................24

OFFICERS AND DIRECTORS OF PRINCIPAL MANAGEMENT CORPORATION..............28

EXECUTIVE OFFICERS OF PRINCIPAL LIFE INSURANCE COMPANY (OTHER THAN DIRECTORS) 29

DIRECTORS OF PRINCIPAL LIFE INSURANCE COMPANY...........................29

DISTRIBUTION OF THE POLICY..............................................30

STATE REGULATION........................................................31

FEDERAL TAX MATTERS.....................................................31

GENERAL INFORMATION.....................................................34

FINANCIAL STATEMENTS....................................................34

APPENDIX A - INVESTMENT DIVISIONS.......................................206

APPENDIX B - ILLUSTRATIONS..............................................219

APPENDIX C - TARGET PREMIUMS............................................226

APPENDIX D - APPLICABLE PERCENTAGES (for Life Insurance Definition Test) 231

                                    GLOSSARY


ADJUSTMENT - change to the Policy resulting from an increase or decrease in total face amount or a change in smoking status, death benefit option, rating or riders.


ADJUSTMENT DATE - the monthly date on or next following the Company's approval of a requested adjustment.


ATTAINED AGE - the insured's issue age plus the number of full policy years since the policy date.


BUSINESS DAY - any date that the New York Stock Exchange ("NYSE") is open for trading and trading is not restricted.


DIVISION - a part of the separate account which invests in shares of a corresponding mutual fund.


EFFECTIVE DATE - the date on which all requirements for issuance of a Policy have been satisfied.


GENERAL ACCOUNT - assets of the Company other than those allocated to any of our separate accounts.


INSURED - the person named as the "insured" on the application for the Policy. The insured may or may not be the owner of the Policy.


LOAN ACCOUNT - that part of the dollar amount in the policy value that reflects the total loan indebtedness.


MONTHLY DATE - the day of the month which is the same day as the policy date.
     Example: If the policy date is September 5, 2002, the first monthly date is October 5, 2002.

MONTHLY POLICY CHARGE - the amount subtracted from the policy value on each monthly date equal to the sum of the cost of insurance and of additional benefits provided by any rider plus the asset based charge in effect on the monthly date.


NET POLICY VALUE - the policy value minus any outstanding policy loans and unpaid loan interest.


NET PREMIUM - the gross premium less the deductions for the premium expense charge. It is the amount of premium allocated to the divisions.


NET SURRENDER VALUE - surrender value minus any outstanding policy loans and unpaid loan interest.

NOTICE - any form of communication that we receive that provides the information we need which may be in writing or another manner which we approve in advance.

OWNER - the party which owns all the rights and privileges of this Policy.


POLICY DATE - the date from which monthly dates, policy years and policy anniversaries are determined.


POLICY FACE AMOUNT - the insurance benefit provided by the Policy without any riders.


POLICY MONTH - any one-month period beginning on the monthly date.
     Example: The monthly date is September 5, 2002, the first policy month ends on October 4, 2002.

POLICY VALUE - an amount equal to the division value(s) plus the loan account value.

POLICY YEAR - the one-year period beginning on the policy date and ending one day before the policy anniversary and any subsequent one year period beginning on a policy anniversary.
     Example: If the policy date is September 5, 2002, the first policy year ends on September 4, 2003. The first policy anniversary falls on September 5, 2003.

PREMIUM EXPENSE CHARGE - the charge deducted from premium payments to cover a sales charge, state and local premium taxes and federal taxes.


PRORATED BASIS - is the proportion that the value of a particular division bears to the total value of all divisions.


SERVICE OFFICE- Principal Financial Group Service Center
    P.O.Box 724447
    Atlanta GA 31139
    Phone: 1-888-737-3855
    Fax: 1-770-690-1900

SURRENDER VALUE - an amount equal to the policy value plus the amount provided by any rider benefit.


TARGET PREMIUM - a premium amount used to determine any applicable premium expense charge and surrender charge under a Policy.


TOTAL FACE AMOUNT - policy face amount plus face amount of the supplemental benefit rider, if any. .



UNDERLYING MUTUAL FUND - a registered open-end investment company, or a separate division or portfolio thereof, in which a division invests.


UNIT - the accounting measure used to calculate the value of the divisions.


VALUATION PERIOD - the period begins at the close of normal trading on the NYSE, generally 4:00 p.m. E.T., on each business day and ends at the close of normal trading of the NYSE on the next business day.


WRITTEN REQUEST - actual delivery to the Company or the service office of a written notice or request, signed and dated, on a form we supply or approve.

SUMMARY


This prospectus describes a flexible variable universal life policy offered by the Company. This is a brief summary of the Policy's features. More detailed information follows later in this prospectus.


THE POLICY
The Policy is designed to provide:
.. insurance protection;
.. a death benefit payable at the death of the insured;
.. flexibility in:
  . the amount and frequency of premium payments (subject to certain limitations); and
  . the amount of life insurance proceeds payable under the Policy;
.. policy loans; and
.. a net surrender value which may be accessed by a partial or full surrender of the Policy.

Net premium payments are allocated to divisions. All divisions may not be available in all states. A current list of divisions available in your state may be obtained from a sales representative or the Company.


Each division invests in shares of an underlying mutual fund. More detailed information about the underlying mutual funds may be found in the current prospectus for each underlying mutual fund.


The underlying mutual funds are NOT available to the general public directly. The underlying mutual funds are available only as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies and qualified plans. Some of the underlying mutual funds have been established by investment advisers that manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and of any underlying mutual fund may differ substantially.

The following divisions (subject to state availability) are currently available:

DIVISION                             DIVISION
 AIM V.I. Aggressive Growth          JP Morgan Bond
 AIM V.I. International Growth       JP Morgan SmallCap
 AIM V.I. Premier Equity             MFS VIT Emerging Growth
 American Century VP Income &        MFS VIT MidCap Growth
Growth
 American Century VP International   MFS VIT New Discovery
 American Century VP Ultra           MFS VIT Value
 American Century VP Value           Neuberger Berman AMT Guardian
 Berger IPT MidCap Value             Bond
 Dreyfus VIF Appreciation            Capital Value
 Dreyfus DIP Core Value              Equity Growth
 Dreyfus VIF Quality Bond            Government Securities
 Dreyfus VIF Small Cap               Growth
 Dreyfus Socially Responsible        International
Growth
 DIP Founders Discovery              International SmallCap
 DIP Founders Growth                 LargeCap Blend
 Fidelity VIP II Asset Manager       LargeCap Growth
 Fidelity VIP II Contrafund          LargeCap Value
 Fidelity VIP Equity-Income          MidCap
 Fidelity VIP Growth                 MidCap Growth
 Fidelity VIP High Income            MidCap Growth Equity
 Fidelity VIP MidCap                 MidCap Value
 Franklin Income Securities          Money Market
 Franklin Mutual Discovery           Real Estate
 Franklin Mutual Shares              SmallCap
 Franklin Rising Dividends           SmallCap Growth
 Franklin Small Cap Value            SmallCap Value
Securities
 INVESCO VIF - Core Equity           Putnam VT Growth & Income
 INVESCO VIF - Dynamics              Putnam VT International Growth
 INVESCO VIF - Health Sciences       Putnam VT Voyager
 INVESCO VIF - Small Company Growth  Vanguard VIF Balanced
 INVESCO VIF - Technology            Vanguard VIF Equity Index
 Janus Aspen Aggressive Growth       Vanguard VIF MidCap Index
 Janus Aspen Balanced                Wells Fargo VT Asset Allocation
 Janus Aspen Core Equity             Wells Fargo VT Equity Income
 Janus Aspen Flexible Income         Wells Fargo VT Large Company Growth
 Janus Aspen International Growth

 Janus Aspen Strategic Value

 Janus Aspen Worldwide Growth


PREMIUMS
Within certain limits, you may select the amount and frequency of premium payments.

POLICY VALUE
The policy value is:
.. the value(s) of the policy division(s)
.. plus the value of the loan account.

It is possible that the investment performance could cause a loss of the entire amount allocated to the divisions. Without additional premium payments or a death benefit guarantee rider, it is possible that no death benefit would be paid upon the insured's death.


TRANSFERS
Amounts may be transferred between the divisions.

POLICY LOANS
Loans may be taken against the policy value any time the Policy has a net policy value. The minimum amount of a loan is $500. The maximum amount of a loan is 90% of the net policy value.

LOAN ACCOUNT
When a policy loan is taken, a loan account is established. Interest is charged on the policy loan. An amount equal to the amount of the policy loan is redeemed from the divisions and the proceeds are transferred to the loan account. The loan account earns interest.

SURRENDERS (FULL AND PARTIAL)

Full Surrender
--------------
.. The Policy may be surrendered and the net surrender value paid to the owner. .. We calculate the net surrender value as of the business day we receive the written surrender request.

Partial Surrender
-----------------
.. After the first policy year, a Policy may be partially surrendered and the proceeds paid to the owner.
.. The minimum amount of partial surrender is $500.
.. The amount surrendered may not be greater than 90% of the net policy value. .. The total face amount may be reduced by the amount of the partial surrender
  (and any transaction fee).
.. A transaction fee of $25 is charged on each partial surrender after the 2nd partial surrender in a policy year.

Preferred Partial Surrender (available if Death Benefit Option 1 is in effect)
------------------------------------------------------------------------------
.. In any policy year, 5% of the net policy value as of the end of the prior policy year may be surrendered without a resulting decrease in the total face amount.
.. Any amount surrendered in excess of 5% may cause a reduction in the total face amount.
.. The 5% preferred partial surrender privilege is not cumulative from year-to-year.

CHARGES AND DEDUCTIONS

Premium Expense Charge
----------------------

                     CURRENT PREMIUM EXPENSE CHARGE (AS A % OF PREMIUM PAID)*
                     ----------------------------------
 YEARS SINCE ISSUE OR ADJUSTMENT  SALES CHARGE**  STATE AND LOCAL TAXES  FEDERAL TAXES     TOTAL
 -------------------------------  --------------  ---------------------  -------------     -----
 1                                      4.50%             2.20%              1.25%          7.95%
 2 through 5                            7.00              2.20               1.25          10.45
 6 through 10                           3.00              2.20               1.25           6.45
 more than 10 years                  none***              2.20               1.25           3.45


    * Deducted from premiums paid in each period. The premium expense charge also applies to premiums attributable to a face amount increase.
    ** Assessed against premiums up to target premium. No sales charge on premiums in excess of target premium.
    *** Currently there is no charge. We reserve the right to impose a sales charge of up to 3% of premiums up to target premium.

Monthly Policy Charges
----------------------
.. Cost of insurance charge which is based on gender (if applicable), age, smoking status, duration since issue or adjustment, and risk classification.
.. Asset based charge (calculated as a percentage of the net policy value) at the annual rate of 0.30%. We reserve the right to increase the annual rate but guarantee that the maximum annual rate will not exceed 0.60%. If we increase the annual rate, only apply to policies issued on or after the date of the increase.
.. Optional rider charge(s).

Other Charges
-------------
.. Policy loan interest of 5.0% annually is charged in policy years 1-10 (4.30%
  annually after policy year 10).
.. A transaction fee of $25 is charged on each partial surrender after the 2nd partial surrender in a policy year.
.. We reserve the right to impose a transfer fee of no more than $25 on each unscheduled transfer after the first unscheduled transfer in a policy month. .. Investment management fees and other operating expenses are charged by the mutual fund underlying a division. The annual expenses of underlying mutual funds (as a percentage of average net assets) as of December 31, 2001 were:

                                           MANAGEMENT FEES         12B-1          OTHER EXPENSES        TOTAL EXPENSES
 UNDERLYING MUTUAL FUNDS                 AFTER REIMBURSEMENT     FEES/(1)/      AFTER REIMBURSEMENT   AFTER REIMBURSEMENT
 -----------------------                 -------------------     ---------      -------------------   -------------------
 AIM V.I. Aggressive Growth Division              0.80%                    N/A         0.41%                1.21%
 AIM V.I. International Growth Division           0.73                     N/A         0.32                 1.05
 AIM V.I. Premier Equity                          0.60                     N/A         0.25                 0.85
 American Century VP Income & Growth              0.70                    0.25         0.00                 0.95
 American Century VP International                1.19                    0.25         0.00                 1.44
 American Century VP Ultra                        0.90                    0.25         0.00                 1.15
 American Century VP Value                        0.86                    0.25         0.00                 1.11
 Berger IPT MidCap Value                          0.75                    0.25         0.33                1.20/(4)/
 Dreyfus DIP Core Value                           0.75                    0.25         0.00                1.00//
 Dreyfus VIF Appreciation                         0.75                    0.25         0.10                 1.10
 Dreyfus VIF Quality Bond                         0.65                    0.25         0.11                 1.01
 Dreyfus VIF Small Cap                            0.75                    0.25         0.11                 1.11
 Dreyfus Socially Responsible Growth              0.75                    0.25         0.09                 1.09
 DIP Founders Discovery                           0.90                    0.25         0.62                1.50//
 DIP Founders Growth                              0.75                    0.25         0.40                1.00//
 Fidelity VIP II Asset Manager                    0.53                    0.25         0.12                0.90/(2)/
 Fidelity VIP II Contrafund                       0.58                    0.25         0.11                0.94/(2)/
 Fidelity VIP Equity-Income                       0.48                    0.25         0.11                0.84/(2)/
 Fidelity VIP Growth                              0.58                    0.25         0.10                0.93/(2)/
 Fidelity VIP High Income                         0.58                    0.25         0.15                0.98/(2)/
 Fidelity VIP MidCap                              0.58                    0.25         0.11                0.94/(2)/
 Franklin Income Securities                       0.49                    0.25         0.04                 0.78
 Franklin Mutual Discovery                        0.80                    0.25         0.22                 1.27
 Franklin Mutual Shares Securities                0.60                    0.25         0.19                 1.04
 Franklin Rising Dividends                        0.74                    0.25         0.02                1.01//
 Franklin Small Cap Value Securities              0.57                    0.25         0.20                1.02//
 INVESCO VIF - Core Equity                        0.75                     N/A         0.34                1.09/(2)/
 INVESCO VIF - Dynamics                           0.75                     N/A         0.33                1.08/(2)/
 INVESCO VIF - Health Sciences                    0.75                     N/A         0.31                1.06/(2)/
 INVESCO VIF - Small Company Growth               0.75                     N/A         0.50                1.25/(2)/
 INVESCO VIF - Technology                         0.75                     N/A         0.32                1.07/(2)/
 Janus Aspen Aggressive Growth                    0.65                    0.25         0.02                0.92/(3)/
 Janus Aspen Balanced                             0.65                    0.25         0.01                0.91/(3)/
 Janus Aspen Core Equity                          0.65                    0.25         0.40                1.30/(3)/
 Janus Aspen Flexible Income                      0.64                    0.25         0.02                0.91/(3)/
 Janus Aspen International Growth                 0.65                    0.25         0.06                0.96/(3)/
 Janus Aspen Strategic Value                      0.65                    0.25         0.70                1.50/(3)/
 Janus Aspen Worldwide Growth                     0.55                    0.25         0.04                0.94/(3)/
 JP Morgan Bond                                   0.30                     N/A         0.45                 0.75
 JP Morgan SmallCap                               0.60                     N/A         0.55                 1.15
 MFS VIT Emerging Growth                          0.75                    0.25         0.12                1.12/(2)/
 MFS VIT MidCap Growth                            0.75                    0.25         0.15                1.15/(2)/
 MFS VIT New Discovery                            0.90                    0.25         0.16                1.31/(2)/
 MFS VIT Value                                    0.75                    0.25         0.15                1.15/(2)(4)/
 Neuberger Berman AMT Guardian                    0.85                    0.25         0.13                 1.23
 Principal VCF Bond                               0.49                     N/A         0.01                 0.50
 Principal VCF Capital Value                      0.60                     N/A         0.01                 0.61
 Principal VCF Equity Growth                      0.74                     N/A         0.01                 0.75
 Principal VCF Government Securities              0.48                     N/A         0.01                 0.49
 Principal VCF Growth                             0.60                     N/A         0.01                 0.61
 Principal VCF International                      0.85                     N/A         0.07                 0.92
 Principal VCF International SmallCap             1.20                     N/A         0.21                 1.41
 Principal VCF LargeCap Blend                     0.75                     N/A         0.25                1.05/(4)/
 Principal VCF LargeCap Growth                    1.10                     N/A         0.07                1.17//
 Principal VCF LargeCap Value                     0.75                     N/A         0.11              0.86/(4)/
 Principal VCF MidCap                             0.61                     N/A         0.01                 0.62
 Principal VCF MidCap Growth                      0.90                     N/A         0.07                 0.97
 Principal VCF MidCap Growth Equity           0.75                         N/A         0.35                1.10//
 Principal VCF MidCap Value                       1.05                     N/A         0.31                 1.36
 Principal VCF Money Market                       0.48                     N/A         0.02                 0.50
 Principal VCF Real Estate                        0.90                     N/A         0.02                 0.92
 Principal VCF SmallCap                           0.85                     N/A         0.15                 1.00
 Principal VCF SmallCap Growth                    1.00                     N/A         0.05                 1.05
 Principal VCF SmallCap Value                     1.10                     N/A         0.14                 1.24
 Putnam VT Growth & Income                        0.46                    0.25         0.04                 0.75
 Putnam VT International Growth                   0.76                    0.25         0.18                 1.19
 Putnam VT Voyager                                0.51                    0.25         0.05                 0.81
 Vanguard VIF Balanced                            0.28                     N/A         0.02                 0.30
 Vanguard VIF Equity Index                        0.16                     N/A         0.02                 0.18
 Vanguard VIF MidCap Index                        0.24                     N/A         0.06                 0.30
 Wells Fargo VT Asset Allocation                  0.49                    0.25         0.26                1.00/(4)/
 Wells Fargo VT Equity Income                     0.32                    0.25         0.43                1.00//
 Wells Fargo VT Large Company Growth              0.54                    0.25         0.21                1.00/(4)/

/ //(1)/ The Company and Princor Financial Services Corporation may receive a portion of the underlying fund expenses for recordkeeping, marketing and distribution services.
/ //(2)/ Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. See the accompanying fund prospectus for details.
/ //(3)/ All expenses are shown without the effect of any expense offset arrangements.
/ //(4)/ Expenses for this fund are estimated for 2002.


.. Some underlying mutual funds are subject to fee waivers and expense reimbursements. The following chart shows

                                           MANAGEMENT FEES          12B-1           OTHER EXPENSES         TOTAL EXPENSES
 UNDERLYING MUTUAL FUNDS                 BEFORE REIMBURSEMENT     FEES/(1)/      BEFORE REIMBURSEMENT   BEFORE REIMBURSEMENT
 -----------------------                 --------------------     ---------      --------------------   --------------------
 Dreyfus DIP Core Value                          0.75                      0.25          0.27               1.27/(2)/
 DIP Founders Discovery                          0.90                      0.25          0.62             1.77/(2)/
 DIP Founders Growth                             0.75                      0.25          0.40             1.40/(2)/
 Franklin Rising Dividends                       0.75                      0.25          0.02               1.02/(3)/
 Franklin Small Cap Value Securities             0.60                      0.25          0.20               1.05/(3)/
 INVESCO VIF - Small Company Growth              0.75                       N/A          0.54               1.29/(4)(5)/
 Janus Aspen Strategic Value                     0.65                      0.25          0.70               1.60/(2)(6)/
 MFS VIT MidCap Growth                           0.75                      0.25          0.20               1.20/(6)(7)/
 MFS VIT New Discovery                           0.90                      0.25          0.19               1.34/(6)(7)/
 MFS VIT Value                                   0.75                      0.25          0.44               1.44/(6)(7)(8)/
 Principal VCF MidCap Growth Equity              1.00                       N/A          0.35               1.35/(5)/
 Wells Fargo VT Asset Allocation                 0.55                      0.25          0.26               1.06/(2)(8)/
 Wells Fargo VT Equity Income                    0.55                      0.25          0.43               1.23/(2)/
 Wells Fargo VT Large Company Growth             0.55                      0.25          0.21               1.01/(2)(8)/

/ //(1)/ The Company and Princor Financial Services Corporation may receive a portion of the underlying fund expenses for recordkeeping, marketing and distribution services.
/ //(2) /This a contractual waiver through December 31, 2002.
/ //(3) /The manager agreed in advance to reduce its fees to reflect reduced services from the Fund's investment in a Franklin Templeton money fund, as required by the Board and an SEC order.
/ //(4)/ Actual annual class operating expenses were lower because a portion of the brokerage commissions that the fund paid was used to reduce the fund's expenses, and/or because through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances were used to reduce a portion of the fund's custodian expenses. See the accompanying fund prospectus for details.
/ //(5) /This a voluntary waiver.
/ //(6)/ All expenses are shown without the effect of any expense offset arrangements.
/ //(7) /This a contractual waiver through May 1, 2003.
/ //(8)/ Expenses for this fund are estimated for 2002.

DEATH BENEFITS AND PROCEEDS
The death proceeds are paid to the beneficiary(ies) when the insured dies. Death proceeds are calculated as of the date of death of the insured. The amount of the death proceeds is:
.. the death benefit plus interest (as explained in DEATH PROCEEDS AND RIGHTS -
  Death Proceeds);
.. plus proceeds from any benefit riders on the life of the insured;
.. minus outstanding policy loans and unpaid loan interest;
.. minus any overdue monthly policy charges (Overdue monthly policy charges arise when a policy is in a grace period and the net policy value is insufficient to cover the sum of the cost of insurance and of additional benefits provided by any rider plus the asset based charge.).

The Policy provides for three death benefit options. A death benefit option is elected on the application. Subject to certain conditions, the death benefit option may be changed after the Policy has been issued.


Death proceeds are paid in cash or applied under a benefit payment option. We pay interest on the death proceeds as required by state law.


MATURITY PROCEEDS
If the insured is living on the maturity date, we will pay the owner an amount equal to the net surrender value. The Policy then terminates. Maturity proceeds are paid in cash lump sum or applied under a benefit payment option.

ADJUSTMENT OPTIONS
The total face amount may be increased or decreased. The minimum amount of an increase is $10,000 and is subject to our underwriting guidelines in effect at the time the increase is requested.

A decrease in total face amount may be requested:
.. after the first policy anniversary; and .. if the request does not decrease the total face amount below $100,000.

TERMINATION AND REINSTATEMENT
The Policy terminates:
.. upon a full policy surrender;
.. when death proceeds are paid;
.. when maturity proceeds are paid; or
.. if sufficient premium payments are not made before the expiration of a 61-day grace period.

Subject to certain conditions, a Policy that terminated because of insufficient policy value may be reinstated.


EXAMINATION PERIOD (FREE-LOOK PROVISION)
.. The Policy may be returned during the examination period that is generally 10 days but may be longer in certain states.
.. Based on state law, we return either all premiums paid or the net policy value.

THE COMPANY

The Company is a stock life insurance company with its home office at: Principal Financial Group, Des Moines, Iowa 50306. It is authorized to transact life and annuity business in all of the United States and the District of Columbia. The Company is a wholly owned subsidiary of Principal Financial Services, Inc., which in turn, is a directly wholly owned subsidiary of Principal Financial Group, Inc.

On June 24, 1879, the Company was incorporated under Iowa law as a mutual life insurance company named Bankers Life Association. It changed its name to Bankers Life Company in 1911 and then to Principal Mutual Life Insurance Company in 1986. The name change to Principal Life Insurance Company and reorganization into a mutual holding company structure took place in 1998. Effective October 26, 2001, Principal Mutual Holding Company converted to a stock company and Principal Financial Group, Inc. completed its initial public offering.


PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT

The separate account was established under Iowa law on November 2, 1987. It was then registered as a unit investment trust with the Securities and Exchange Commission ("SEC"). This registration does not involve SEC supervision of the investments or investment policies of the separate account.

The income, gains, and losses, whether or not realized, of the separate account are credited to or charged against the separate account without regard to other income, gains, or losses of the Company. Obligations arising from the Policy, including the promise to make benefit option payments, are our general corporate obligations. However, the Policy provides that the portion of the separate account's assets equal to the reserves and other liabilities under the Policy are not charged with any liabilities arising out of any other business of the Company.


The assets of each division invest in a corresponding underlying mutual fund. New divisions may be added and made available. Divisions may also be eliminated from the separate account following SEC approval.

THE FUNDS

The funds are mutual funds registered under the Investment Company Act of 1940 as open-end management investment companies. The funds provide the investment vehicles for the divisions. A full description of the funds, their investment objectives, policies and restrictions, charges and expenses and other operational information is contained in the attached prospectuses (which should be read carefully before investing). Additional copies of these documents are available from a sales representative or our home office.

Appendix A contains a brief summary of the investment objectives of each division.


An Investment Advisor agrees to provide investment advisory services for a specific underlying mutual fund. For these services, the Investment Advisor is paid a fee.


The Company purchases and sells fund shares for the separate account at their net asset value without any sales or redemption charge. The separate account has divisions that correspond to interests in the underlying mutual funds. The assets of each division are separate from the others. A division's performance has no effect on the investment performance of any other division.


THE POLICY


The descriptions that follow are based on provisions of the Policy offered by this prospectus.


TO BUY A POLICY
A completed application and required supplements must be submitted to us through an agent or broker selling the Policy.

The minimum total face amount when the Policy is originally issued is $100,000. We reserve the right to increase or decrease the minimum total face amount. If the minimum total face amount is changed, the new minimum would apply only to Policies issued after the effective date of the change.


To issue a Policy, we require that the insured be age 75 or younger as of the policy date. Other underwriting restrictions may apply.


An applicant for the Policy must:
.. furnish satisfactory evidence of insurability of the insured; and .. meet our insurance underwriting guidelines and suitability rules.

If you want insurance coverage to start at the time the application is submitted, a payment must be sent with the completed application. The amount is shown on the Policy illustration provided by your registered representative. If this amount is submitted with the application, a conditional receipt may be given to you. The receipt acknowledges the initial payment and details any interim conditional insurance coverage.


We reserve the right to reject any application or related premium if we determine that our underwriting guidelines, suitability rules or procedures have not been met.


Policy Date
-----------
If we issue a Policy, a policy date is determined. Policies will not be dated on the 29th, 30th or 31st of any month. Policies that would otherwise be dated on these dates are dated on the 28th of the same month. Policies that are issued on a COD basis and that would otherwise be dated on the 29th, 30th or 31st of a month will be dated on the first day of the following month. The policy date is shown on the current data pages. Current data pages are the most recent Policy specification pages issued to a Policy owner and are located in the Policy.

Upon specific request and our approval, the Policy may be backdated. The policy date may not be more than six months prior to the date of application (or shorter period if required by state law). Payment of at least the monthly policy charges is required for the backdated period. Monthly policy charges are deducted from the policy value for the backdated period.


Effective Date
--------------
The Policy date and the effective date are the same unless:
.. a backdated Policy date is requested; or .. a Policy is applied for on a COD basis (the effective date is the date we received at least the monthly policy charge and all requirements for issuance of the Policy have been satisfied); or
.. application amendments are required (the effective date is the date we receive, review and accept amendments).

The insurance coverage does not take effect until you actually receive the Policy. If the insured was to die before you actually receive the Policy, there is no coverage under the Policy (coverage is determined solely under the terms of conditional receipt, if any).


PAYMENT OF PREMIUMS
The amount and frequency of the premium payments affects the policy value, the net policy value and how long the Policy remains in force. After the initial premium, you may determine the amount and timing of subsequent premium payments within certain restrictions. You must pay premiums to us at:
   Principal Financial Group Service Center
   P.O.Box 724447
   Atlanta GA 31139

Preauthorized withdrawals may be set up on a monthly basis (to allow us automatically to deduct premium payments from a checking or other financial institution account). We send premium reminder notices of the planned periodic premium amount if an annual, semiannual or quarterly premium payment schedule is established. Unscheduled payments may be made to us at our service office.


TARGET PREMIUM,
The target premium is based on the gender (if applicable), age and risk classification of the insured (see APPENDIX C - TARGET PREMIUM). The target premium is a calculated premium amount used to determine the premium expense charge. The target premium is not required to be paid. Payment of a required minimum premium provides for the Death Benefit Guarantee Rider (as described in GENERAL PROVISIONS - Optional Insurance Benefits).

PREMIUM LIMITATIONS
In no event may the total of all premiums paid, both scheduled and unscheduled, be more than the current maximum premium payments allowed for life insurance under the Internal Revenue Code (the "Code"). If a premium payment is made that would result in total premiums exceeding the current maximum limitation, we only accept that portion of the payment that makes total premiums equal the maximum. Unless otherwise directed, any excess will be returned and no further premiums accepted until allowed by the current maximum premium limitations.

EXAMINATION PERIOD (FREE-LOOK PROVISION)
Under state law, the Policy may be returned for any reason during the examination period. The request and the Policy must be mailed to us or returned to the agent no later (as determined by the postmark) than the last day of the examination period as shown below.

The examination period is the later of:
.. 10 days after the Policy is delivered to you; and .. such later date as specified by applicable state law.

NOTE: If the purchase of this Policy is a replacement for another life insurance policy or an annuity contract, different examination periods may apply. In those states which require return of premium, we reserve the right to retain the initial net premium payment in the Money Market division to correspond to a particular state's replacement requirements.

ALLOCATION OF INITIAL PREMIUMS
We allocate initial net premiums on the later of the policy date or the effective date.

Certain states require that the premium be refunded if the Policy is returned during the examination period. If the Policy is issued in one of those states, the initial net premium is allocated to the Money Market division on the later of the policy date or the effective date. After the examination period, the initial net premium is re-allocated to the divisions according to your instructions. If the day following the examination period is not a business day, the transfer will occur on the next business day.
     Example: If the examination period is ten days and the effective date of the Policy is February 1st, at the close of business on February 11th, the net premium is reallocated to the division(s) that you selected.

If the Policy is issued in a state which does not require refund of premiums paid, the initial net premium is allocated to the divisions on the later of the policy date or the date we receive the premium. States which do not require refund of premiums paid are: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Florida, Iowa, Kansas, Oregon, South Dakota, Tennessee, Washington, Wisconsin and Wyoming. Different rules may apply if this Policy is a replacement for another life insurance policy or an annuity contract.


Allocations are made to the divisions according to your instructions. The total of all the percentages for the divisions must equal 100. The percentage allocation for future premium payments may be changed, without charge, at any time by:
.. sending a notice to our service office;
.. calling us (if telephone privileges apply (1-888-737-3855)); or
.. faxing the notice to us (1-770-690-1900).
The allocation changes are effective at the end of the valuation period in which the new instructions are received.

NOTE: See - GENERAL PROVISIONS - Delay of Payments.

POLICY VALUES
The policy value is equal to the sum of the values in the divisions and loan account (see THE POLICY - Loan Account). The policy value also reflects premium payments, partial surrenders, transaction charges, policy loans and the policy expenses deducted from the divisions.

There is no guaranteed minimum division value. Its value reflects the investment experience of the division. It is possible that the investment performance could cause a loss of the entire amount allocated to the division. Without additional premium payments or a death benefit guarantee rider, it is possible that no death benefit would be paid upon the insured's death.


At the end of any valuation period, the Policy's value in a division is:
.. the number of units in the division attributable to the Policy
.. multiplied by the value of a unit in the division.

The number of units is the total of units purchased by allocations to the division from:
.. the initial premium payment (less premium expense charges);
.. plus subsequent premium payments (less premium expense charges);
.. plus transfers from another division
minus units sold:
.. for partial surrenders from the division;
.. as part of a transfer to another division or the loan account; and .. to pay monthly policy charges and any transaction fees.

Unit values are calculated each business day. To calculate the unit value of a division, the unit value from the previous business day is multiplied by the division's net investment factor for the current valuation period. The number of units does not change due to a change in unit value.

The net investment factor measures the performance of each division. The net investment factor for a valuation period is calculated as follows:

  [{the share price of the underlying mutual fund at the end of the valuation period before that day's transactions
                                      plus
the per share amount of the dividend (or other distribution) made by the mutual fund during the valuation period}
                                   divided by
    the share price of the underlying mutual fund at the end of the previous valuation period after that day's transactions].

When an investment owned by an underlying mutual fund pays a dividend, the dividend increases the net asset value of a share of the underlying mutual fund as of the date the dividend is recorded. As the net asset value of a share of an underlying mutual fund increases, the unit value of the corresponding division also reflects an increase. Payment of a dividend under these circumstances does not increase the number of units attributable to the Policy in the division.


DIVISION TRANSFERS
An unscheduled transfer may be requested or a periodic transfer established by:
.. sending the notice to our service office;
.. calling us (if telephone privileges apply (1-888-737-3855)); or
.. faxing the notice to us (1-770-690-1900).

The dollar amount or percentage to transfer from and to each division must be specified. The transfer is made, and the values determined, as of the end of the valuation period in which we receive the request. In states where allowed, we reserve the right to reject transfer instructions from someone providing them for multiple Policies for which he or she is not the owner. We also reserve the right to modify or revoke transfer privileges (see GENERAL PROVISONS - Market Timing Disclosure).


Unscheduled Transfers
---------------------
Unscheduled transfers among divisions may be made. We reserve the right to impose a transfer fee of up to $25 on each unscheduled transfer after the first unscheduled transfer in a policy month. The fee, if any, is deducted from the divisions according to the allocations used for the monthly policy charge.

Scheduled Transfers (dollar cost averaging (DCA))
-------------------------------------------------
Automatic transfers made on a periodic basis without an additional charge.
.. The amount of the transfer is:
  . the dollar amount selected; or
  . a percentage of the division value as of the date specified (other than the
    29th, 30th or 31st).
.. You select the transfer date (other than the 29th, 30th or 31st) and the transfer frequency (annually, semi-annually, quarterly or monthly).
.. If the selected date is not a business day, the transfer is completed on the next business day.
.. Transfers continue until we receive notice to stop them or the interest in the division has a zero balance.
.. We reserve the right to limit the number of divisions from which simultaneous transfers are made. In no event will it ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING (APR)
APR allows you to maintain a specific percentage of your net policy value in the divisions over time.
     Example: You may choose to rebalance so that 50% of your policy values are in the Bond division and 50% in the Capital Value division. At the end of the specified period, market changes may have caused 60% of the value to be in the Bond division and 40% in the Capital Value division. By rebalancing, units from the Bond division are sold and the proceeds are used to purchase units in the Capital Value division so that 50% of the policy values are once again invested in each division.

APR may be elected at the time of application or after the Policy has been issued.

APR transfers:
.. do not begin until the expiration of the examination period;
.. are done without charge;
.. may be done on the specified frequency (monthly, quarterly, semiannual or annual) on a calendar year or policy year basis:
.. may be done by:
  . calling us (if telephone privileges apply (1-888-737-3855)); or
  . mailing the notice to our service office; or
  . faxing the request to us (1-770-690-1900).
.. are made at the end of the next valuation period after we receive the instruction
.. are not available if you have scheduled transfers from divisions.

POLICY LOANS
While the Policy is in effect and has a net policy value, you may borrow money from us with the Policy as the security for the policy loan.
.. The minimum policy loan is $500.
.. The maximum amount you may borrow is 90% of the net policy value as of the date we process the policy loan.
.. If you elect telephone privileges, you may request a policy loan of $100,000 or less by calling us at 1-888-737-3855. If you do not have telephone privileges or are requesting a policy loan of more than $100,000, the request must be made in writing.
.. Generally, policy loan proceeds are sent within five business days from the date we receive the request (see GENERAL PROVISIONS - Delay of Payments). Loan proceeds are sent to the owner's address of record.

LOAN ACCOUNT
When a policy loan is taken, a loan account is established. Units with a total value equal to the amount of the loan are redeemed from the divisions. The redemption proceeds are transferred to the loan account. You may instruct us on the proportions to redeem from the divisions. If instructions are not provided, the redemptions are taken in the same proportion as the allocation used for the most recent monthly policy charge.

The loan account earns interest from the date of transfer. The loan account interest rate is 4.00% per year. Interest accrues daily. Loan accounts are part of our general account.


Interest is charged on the policy loan. During the first ten policy years, the interest rate is 5.00% per year. After policy year ten, the interest rate is 4.30% per year. If coverage is extended beyond the maturity date, the interest rate is 4.00% per year. Interest accrues daily and is due and payable at the end of the policy year. If interest is not paid when due, it is added to the loan amount. Adding unpaid interest to the loan amount causes additional units to be redeemed from the division(s) and the redemption proceeds transferred to the loan account. Redemptions are made in the same proportions as described above.


Outstanding policy loans and unpaid loan interest reduce the net policy value. If the net policy value is less than the monthly policy charge on a monthly date, the 61-day grace period provision applies (see POLICY TERMINATION AND REINSTATEMENT - Policy Termination).


While the Policy is in force and before the insured dies, policy loans and loan interest may be repaid, in whole or in part, as follows:
.. repayments are allocated to the division(s) in the proportions used for allocation of premium payments; and
.. payments that we receive that are not designated as premium payments are applied as loan repayments if a policy loan is outstanding.

A policy loan generally has a permanent effect on policy values. If a policy loan had not been made, the policy value would reflect the investment experience of the division(s). In addition, outstanding policy loans and unpaid loan interest are subtracted from:
.. death proceeds at the death of the insured;
.. surrender value upon full surrender or termination of a Policy; and .. maturity proceeds payable at maturity.

If the Policy lapses with an outstanding loan balance, there may be tax consequences. Please consult a qualified tax advisor.

SURRENDERS

A request for any surrender must be in writing. The request must be signed by all owners, irrevocable beneficiary(ies), if any, and any assignees.The surrender is effective as of the end of the valuation period during which we receive the written request for surrender.

Total and partial surrenders from the Policy are generally paid within five business days of our receipt of the written request for surrender. Certain delays in payment are permitted (see GENERAL PROVISIONS - Delay of Payments).


Full surrender
--------------
The Policy may be surrendered on or before the maturity date while the Policy is in effect. We will pay the net surrender value at the end of the valuation period during which we receive the surrender request. No adjustment is made to the net surrender value for monthly policy charges deducted prior to a full surrender.

We reserve the right to require that the Policy be returned prior to making any payment though this does not affect the net surrender value.


Partial surrender
-----------------
After the first policy anniversary and prior to the maturity date, a part of the net surrender value may be surrendered. The minimum amount of a partial surrender is $500. The partial surrender may not be greater than 90% of the net policy value. A transaction fee of $25 is charged on each partial surrender after the 2nd partial surrender in a policy year. The partial surrender may not decrease the total face amount to less than $100,000.

The policy value is reduced by the amount of the surrender plus any transaction fee(s). We surrender units from the division(s) to equal the dollar amount of the surrender request (plus any transaction fee). The surrender and transaction fee, if any, is deducted from the division(s) according to the specified surrender allocation percentages. If surrender allocation percentages are not specified, we use the monthly policy charge allocation percentages.


If Death Benefit Option 1 is in effect and the death proceeds equal the total face amount, the total face amount is reduced by the amount of the partial surrender that is not deemed to be a preferred partial surrender. If the total face amount had been increased, any reduction of the total face amount is made on a last in, first out basis.


If Death Benefit Option 2 is in effect, there is no reduction in the total face amount upon a partial surrender.


If Death Benefit Option 3 is in effect and the death proceeds equal the total face amount, the total face amount is reduced by the greater of (a) or (b) where:
    (a) is the amount by which the total partial surrenders exceed total premiums paid*; and
    (b) is zero.
If the total face amount had been increased, any reduction of the total face amount is made on a last in, first out basis.
* Face amount reduction will be less if the face amount has already been reduced due to a prior partial surrender.

Preferred Partial Surrender (available if Death Benefit Option 1 is in effect)
------------------------------------------------------------------------------
.. In any policy year, 5% of the net policy value as of the end of the prior policy year may be surrendered without a subsequent decrease in the total face amount.
.. Any amount surrendered in excess of 5% causes a reduction in the total face amount.
.. The 5% preferred partial surrender privilege is not cumulative from year-to-year.

The maximum preferred partial surrender is equal to (a plus b) not to exceed (c) where:
    (a) is the amount of the surrender (including any transaction fee);
    (b) is the amount of any preferred partial surrenders in the same policy year; and
    (c) is 5% of the net policy value at the end of the prior policy year (not to exceed $100,000 in any policy year and not to exceed $250,000 over the life of the Policy).

DEATH PROCEEDS AND RIGHTS


DEATH PROCEEDS
If the insured dies before the maturity date, we pay death proceeds.
.. We must receive proof of the death of the insured and all other required documents.
.. Payment is made to any assignee. The remainder is paid to the named beneficiary(ies) under the designated death benefit option (see GENERAL PROVISIONS - Beneficiary).

The payments are made in cash lump sum or under a benefit option selected by the beneficiary(ies). Death proceeds are calculated as of the date of the insured's death and include:
.. the death benefit described below;
.. plus proceeds from any benefit rider on the insured's life;
.. minus outstanding policy loans and unpaid loan interest;
.. minus any overdue monthly policy charges if the insured died during a grace period;
.. plus interest on the death proceeds as required by state law.

DEATH BENEFIT OPTION
The death benefit option is selected at the time of application.

The three death benefit options available are:
.. Death Benefit Option 1 - the death benefit equals the greater of:
  . the total face amount; or
  . the amount found by multiplying the surrender value by an applicable percentage*.
.. Death Benefit Option 2 - the death benefit equals the greater of:
  . the total face amount plus the policy value; or . the amount found by multiplying the surrender value by an applicable percentage*.
.. Death Benefit Option 3 - the death benefit equals the greater of:
  . the total face amount plus the greater of a) premiums paid less partial surrenders or b) zero; or
  . the amount found by multiplying the surrender value by an applicable percentage*.
    * The applicable percentage tables are in Appendix D and are based on our interpretation of Section 7702 of the Code as set forth in FEDERAL TAX MATTERS - IRS Definition of Life Insurance.

     Example: The following assumptions are made to demonstrate the use of the
           Tables found in Appendix D.
    Death Benefit Option: 1
    Face Amount: $750,000
    Surrender Value: $650,000
    Definition of Life Insurance Test: Guideline Premium/Cash Value Corridor
    Test
    Attained Age: 65
    Risk Class: Class A
    Applicable Percentage: 120%
    Death Benefit = $780,000

    If the definition of Life Insurance Test was the Cash Value Accumulation Test, the applicable percentage would be 150.30% (assuming the insured is a male) and the death benefit would be $976,950.

CHANGE IN DEATH BENEFIT OPTION
The death benefit option may be changed prior to the insured's attained age 75. The death benefit option may be changed on or after the first policy anniversary. Up to two changes are allowed per policy year. The request must be made in writing and approved by us. The effective date of the change will be the monthly date that coincides with or next follows our approval. Changing the death benefit option changes the future cost of insurance.

The option may not be changed from Death Benefit Option 1 to Death Benefit Option 3 or from Death Benefit Option 2 to Death Benefit Option 3. We will increase or decrease the total face amount so that the death benefit after the change equals the death benefit immediately before the change.

..

       CHANGING FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2
 We will decrease the total face amount. The amount of the decrease is equal to the policy value on the effective date of the change. If there have been increases in the total face amount, the decrease of total face amount will be made on a last in, first out basis. Because the death benefit can continue to increase under Death Benefit Option 2, we will require proof of insurability. Cost of insurance charges will likely increase. This example assume that the policy face amount equals the total face amount.
 ------------------------
-------------------------------------------------------------------------------
  TOTAL FACE AMOUNT          DEATH BENEFIT                POLICY VALUE
-------------------------------------------------------------------------------
  BEFORE THE CHANGE        BEFORE THE CHANGE            bEFORE THE CHANGE
-------------------------------------------------------------------------------
      $1,000,000               $1,000,000                    $50,000
-------------------------------------------------------------------------------
   AFTER THE CHANGE         AFTER THE CHANGE            AFTER THE CHANGE
-------------------------------------------------------------------------------
       $950,000                $1,000,000                    $50,000
 ($1,000,000 -             ($950,000+$50,000)
 $50,000)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
       CHANGING FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1
 We will increase the total face amount. The amount of the increase is equal to the policy value on the effective date of the change. The total face amount increase will be in the same proportion as the policy face amount to the total face amount. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required.
 Cost of insurance charges will likely decrease. This example assumes that the policy face amount equals the total face amount.
-------------------------------------------------------------------------------
  TOTAL FACE AMOUNT          DEATH BENEFIT                POLICY VALUE
-------------------------------------------------------------------------------
  BEFORE THE CHANGE        BEFORE THE CHANGE            bEFORE THE CHANGE
-------------------------------------------------------------------------------
      $1,000,000               $1,050,000                    $50,000
                          ($1,000,000+$50,000)
-------------------------------------------------------------------------------
   AFTER THE CHANGE         AFTER THE CHANGE            AFTER THE CHANGE
-------------------------------------------------------------------------------
      $1,050,000               $1,050,000                    $50,000
 ($1,000,000 +
 $50,000)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                   CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 1
 We will increase the total face amount if the total premiums paid are greater than total partial surrenders (including any transaction fees) as of the effective date of the change. The increase will be in the same proportion as the policy face amount is to the total face amount. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease.This example assumes total premiums paid are $30,000, total partial surrenders are $10,000 and the policy face amount equals the total face amount.
 ------------------------
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL FACE AMOUNT                        DEATH BENEFIT
-------------------------------------------------------------------------------
  BEFORE THE CHANGE                       BEFORE THE CHANGE
-------------------------------------------------------------------------------
      $1,000,000                             $1,020,000
                                 ($1,000,000 + ($30,000 - $10,000))
-------------------------------------------------------------------------------
   AFTER THE CHANGE                       AFTER THE CHANGE
-------------------------------------------------------------------------------
      $1,020,000                             $1,020,000
 ($1,000,000 +
 ($30,000 - $10,000))
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                   CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 1
 We will increase the total face amount if the total premiums paid are greater than total partial surrenders (including any transaction fees) as of the effective date of the change. The increase will be in the same proportion as the policy face amount is to the total face amount. Because the death benefit will not continue to increase under Death Benefit Option 1, no proof of insurability is required. Cost of insurance charges will likely decrease.This example assumes total premiums paid are $30,000, total partial surrenders are $10,000 and the policy face amount equals the total face amount.
 ------------------------
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL FACE AMOUNT                         POLICY VALUE
-------------------------------------------------------------------------------
  BEFORE THE CHANGE                               b
                                          EFORE THE CHANGE
-------------------------------------------------------------------------------
      $1,000,000                               $50,000


-------------------------------------------------------------------------------
   AFTER THE CHANGE                       AFTER THE CHANGE
-------------------------------------------------------------------------------
      $1,020,000                               $50,000
 ($1,000,000 +
 ($30,000 - $10,000))
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                 CHANGING FROM DEATH BENEFIT OPTION 3 TO DEATH BENEFIT OPTION 2
 We will either increase or decrease the total face amount by subtracting the policy value from the greater of a) premiums paid less partial surrenders and b) zero. Because the death benefit can continue to increase under Death Benefit Option 2, we will require proof of insurability. Cost of insurance charges will likely increase. This example assumes that total premiums paid are
 $30,000, total partial surrenders are $10,000 and the policy face amount equals the total face amount.
 -------------------------
-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL FACE AMOUNT                       DEATH BENEFIT                                         POLICY VALUE
-----------------------------------------------------------------------------------------------------------------------------------
   BEFORE THE CHANGE                      BEFORE THE CHANGE                                            b
                                                                                               EFORE THE CHANGE
-----------------------------------------------------------------------------------------------------------------------------------
      $1,000,000                             $1,020,000                                             $50,000
                                 ($1,000,000 + ($30,000 - $10,000))

-----------------------------------------------------------------------------------------------------------------------------------
   AFTER THE CHANGE                       AFTER THE CHANGE                                     AFTER THE CHANGE
-----------------------------------------------------------------------------------------------------------------------------------
       $970,000                              $1,020,000                                             $50,000
 ($1,000,000 + ($30,000                 ($970,000 + $50,000)
 - $10,000) - $50,000)

-----------------------------------------------------------------------------------------------------------------------------------

ADJUSTMENT OPTIONS
Increase in total face amount
-----------------------------
An increase in total face amount may be requested at any time provided that the monthly policy charges are not being waived under a rider. The minimum increase in total face amount is $10,000.

The request must be made on an adjustment application. The application must be signed by the owner(s) and the insured. If the request is not approved, no changes are made to the Policy.


We will approve the request if:
.. the insured is alive at the time of the request; and .. the attained age of the insured is 75 or less at the time of the request; and .. we receive evidence satisfactory to us that the insured is insurable under our underwriting guidelines in place at the time of the request; and .. the death proceeds minus the policy value do not exceed our maximum limits as defined under our underwriting guidelines then in effect.

The increase in total face amount is in a risk classification determined by us. The adjustment is effective on the monthly date on or next following our approval of the request. No examination period applies to an increase in total face amount.


We calculate an "adjustment conditional receipt premium deposit" (payment that accompanies request) based on the request for an increase. If a payment is made with the adjustment application of at least as much as the adjustment conditional receipt premium deposit, we may issue a conditional receipt. The conditional receipt shows receipt of the payment and outlines any interim insurance coverage.


Any payment made with the adjustment application is held in our general account without interest. If we approve the adjustment, the amount of the premium payment being held minus the premium expense charge is moved to the divisions on the effective date of the adjustment. The current premium allocation percentages are used to make this allocation.


The cost of insurance charge will increase in the event of an increase in the total face amount. If there is insufficient value to pay the higher charges after an increase in total face amount, the Policy will lapse unless the death benefit guarantee is in effect. The entire Policy would be at risk of lapsing, not just the incremental increase in face amount.


Decrease in total face amount
-----------------------------
After the first policy year, a decrease in the total face amount may be requested. No transaction fee is imposed on decreases in the total face amount. A decrease in face amount lowers the cost of insurance charges. A decrease is requested as follows:
.. the request must be made on an adjustment application;
.. the application must be signed by the owner(s);
.. monthly policy charges are not being waived under a waiver rider; and .. the decrease may not reduce the total face amount below $100,000.

A decrease may not be allowed if the decrease would cause a refund of premium and/or the distribution of the policy value in order to maintain compliance with the limits required by the Code relating to the definition of life insurance.


CHARGES AND DEDUCTIONS


We make certain charges and deductions to support operation of the Policy and the separate account. Some charges are deducted from premium payments when they are received. Other charges are deducted on a monthly basis while transaction fees are deducted at the time of the transaction.

PREMIUM EXPENSE CHARGE

                   CURRENT PREMIUM EXPENSE CHARGE (AS A % OF PREMIUM PAID)*
                   -----------------------------------
 YEARS SINCE ISSUE OR ADJUSTMENT   SALES CHARGE**  STATE AND LOCAL TAXES  FEDERAL TAXES   TOTAL
 -------------------------------   --------------  ---------------------  -------------   -----
 1                                       4.50              2.20               1.25         7.95%
 2 through 5                             7.00              2.20               1.25        10.45
 6 through 10                            3.00              2.20               1.25         6.45
 more than 10 years                   none***              2.20               1.25         3.45


    * Deducted from premiums paid in each period. The premium expense charge also applies to premiums attributable to a face amount increase.
    ** Assessed against premiums up to target premium. No sales charge on premiums in excess of target premium.
    *** Currently there is no charge. See below for the guaranteed maximum charge

The sales charge is intended to pay us for distribution expenses. These expenses include commissions paid to registered representatives, printing of prospectuses and sales literature, and advertising. Sales charges received in any policy year are not necessarily related to actual distribution expenses incurred in that year. We expect that the majority of the expenses are incurred in the early years of a Policy and that any deficit is made up during the life of the Policy.


Currently there is no sales charge imposed on premiums received after the first ten policy years. We reserve the right to impose a sales charge of up to a guaranteed maximum of 3.0% of premiums paid which are less than or equal to target premiums.


If distribution expenses are more than the sales charge, the deficit is made up from our other assets or surplus in our general account.


MONTHLY POLICY CHARGE
The monthly policy charge is intended to cover certain charges and expenses incurred in connection with the Policy. Deductions are made up of:
.. a charge for the cost of insurance;
.. a charge for any optional benefit added by rider(s); and .. an asset based charge.

On the policy date and each monthly date thereafter, we deduct the monthly policy charge from the policy value. The deduction is made using the current monthly policy charge allocation percentages. The allocation percentages may be:
.. the same as allocation percentages for premium payments;
.. determined on a prorated basis; or
.. determined by any other allocation method which we agree upon.

If you do not designate monthly policy charge allocation percentages, they will be the same as the allocation percentages for premium payments. The total of the allocation percentages must equal 100. Allocation percentages may be changed without charge. A request for an allocation change is effective on the next monthly date after the request is received. If we cannot follow the instructions because of insufficient value in any division, the monthly policy charge is deducted on a prorated basis.


COST OF INSURANCE CHARGE
The monthly cost of insurance charge is (a) multiplied by ((b) minus (c)) where:
    (a) is the cost of insurance rate (described below) divided by 1,000;
    (b) is the death benefit at the beginning of the policy month divided by
    1.0024663 (the sum of one plus 3%; converted to a monthly nominal basis);
    and
    (c) is the policy value at the beginning of the policy month calculated as if the monthly policy charge was zero.

Monthly cost of insurance rates can range from $0.04 to $1,000.00 per $1,000 of total face amount.

The cost of insurance rate at issue and for any underwritten total face amount increase is based on the gender*, issue age and age at adjustment, duration since issue and since adjustment, smoking status, and risk classification of the insured. The cost of insurance rate for any non-underwritten total face amount increase is based on the gender*, age at issue, duration since issue, risk classification and smoking status of the insured. We determine the rate based on our expectation as to investment earnings, expenses, mortality and persistency experience. Changes in the cost of insurance rates apply to all individuals of the same age, gender* and risk classification. The rate for the total face amount will never exceed the rate shown in the Table of Guaranteed Maximum Cost of Insurance Rates in the Policy. The guaranteed maximum cost of insurance rate is based on the gender*, attained age and risk classification of the insured.
  * The cost of insurance rate for Policies issued in states which require unisex pricing or in connection with certain employment related insurance and benefit plans is not based on the gender of the insured.


ASSET BASED CHARGE
The expense risk we assume is that expenses incurred in issuing and administering the Policy are greater than we estimated. The Company expects to make a profit from this charge to the extent it is not needed to provide benefits and pay expenses under the Policies.

Each month, we deduct a charge for these risks at an annual rate of 0.30% of the net policy value. We reserve the right to increase the annual rate but guarantee that the maximum annual rate will not exceed 0.60%. If we increase the annual rate, only apply to policies issued on or after the date of the increase.


TRANSACTION CHARGES
A transaction fee of $25 is charged on each partial surrender after the 2nd partial surrender in a policy year. A maximum transfer fee of $25 is imposed on each unscheduled transfer after the first unscheduled transfer in a policy month.

OTHER CHARGES
The assets of each division are used to purchase shares in a corresponding mutual fund at net asset value. The net asset value of the mutual fund reflects management fees and operating expenses already deducted from the assets of the mutual fund. Current management fees and operating expenses for each mutual fund are shown in the section of the Summary entitled Charges and Deductions - Other Charges.

SPECIAL PROVISIONS
Charges and deductions may be reduced for Policies purchased under an arrangement where the size or nature of the group results in savings in sales, underwriting, administration or other costs. Reductions may be available to employees, officers, directors, agents and immediate family members of the group arrangement. Reductions are made under our rules in effect on the date a Policy application is approved and are based on certain criteria (size of group, expected number of participants, anticipated premium payments, total assets under management for the Policy owner).

We may modify, on a uniform basis, both the amounts of reductions and the criteria for qualification. Reductions in these charges will not discriminate unfairly against any person, including the affected owners and all other policy owners with policies funded with the separate account.


In addition, groups may apply for flexible underwriting. If flexible underwriting is granted, the cost of insurance charge may increase because of higher anticipated mortality experience. Flexible underwriting programs currently available include: batch underwriting, simplified issue underwriting and guaranteed issue underwriting.

POLICY TERMINATION AND REINSTATEMENT


POLICY TERMINATION
If the net policy value on any monthly date is less than the monthly policy charge, a 61-day grace period begins. The grace period begins when we send a notice of pending lapse. The notice:
.. is mailed to your last known post office address;
.. shows the minimum payment required to keep the Policy in force; and .. shows the 61-day period during which we will accept the required payment.

The minimum required payment is (a) plus ((b) divided by (c)) where:
    (a) is the amount by which the net policy value is less than zero before deducting the month policy charge on the monthly date preceding the grace period;
    (b) is three monthly policy charges; and
    (c) is 1 minus the maximum premium expense charge.
The maximum premium expense charge is the guaranteed maximum percent of premium expense charge which is shown in CHARGES AND DEDUCTIONS - Premium Expense Charge.

This payment is intended to reimburse us for the monthly policy charges during the grace period. To cover past due monthly policy charges, if the grace period ends before we receive the minimum payment, we keep any remaining value in the Policy.


The Policy is in force during a grace period. If we do not receive the required payment, the Policy terminates as of the end of the grace period. If the insured dies during a grace period, death proceeds are reduced by:
.. all monthly policy charges due and unpaid at the death of the insured; and
.. any outstanding policy loans and unpaid loan interest.

The Policy also terminates when:
.. the Policy is surrendered;
.. death proceeds are paid; or
.. maturity proceeds are paid.
When the Policy terminates, all of the owner's Policy rights and privileges end.

Neither partial surrenders nor policy loans may be made during a grace period.


REINSTATEMENT
Subject to certain conditions, a Policy that terminated because of insufficient policy value may be reinstated. The Policy may only be reinstated:
.. prior to the maturity date and while the insured is alive;
.. upon our receipt of satisfactory evidence of insurability (according to our underwriting guidelines then in effect);
.. if payment of a reinstatement premium is made; and .. if the application for reinstatement is mailed to us within three years of the
  Policy termination (in some states, we must provide a longer period of time for Policy reinstatement).

The reinstatement premium is calculated using the formulas found above in POLICY TERMINATION AND REINSTATEMENT - Policy Termination. If a policy loan or loan interest was unpaid when the Policy terminated, the policy loan must be reinstated or repaid (loan interest is not collected for the period the Policy was terminated).


We do not require payment of monthly policy charges during the period the Policy was terminated. Reinstatement is effective on the next monthly date following our approval of the reinstatement application. Premiums received with the reinstatement application are held in our general account without interest until the reinstatement date. They are allocated to the selected division(s) on the reinstatement date. We will use the premium allocation percentages in effect at the time of termination of the Policy unless you provide new allocation instructions. The reinstated Policy has the same policy date as the original Policy. Your rights and privileges as owner are restored upon reinstatement.

OTHER MATTERS


VOTING RIGHTS
We vote division shares at shareholder meetings of the underlying mutual funds. We follow the voting instructions received from people having the voting interest in the division shares.

You have a voting interest under a Policy. You have one vote for each $100 of policy value in the division. Fractional votes are allocated for amounts less than $100. The number of votes on which you have the right to instruct us is determined as of a date established by the mutual fund for setting the shareholders eligible to vote.


According to procedures adopted by the mutual fund, voting instructions may be solicited by a written proxy statement before a shareholder meeting. We vote other underlying mutual fund shares, for which no voting instructions are received, in the same proportion as the shares for which we receive voting instructions. Underlying mutual fund shares held in our general account are voted in proportion to instructions that are received with respect to the participating policies.


If we determine, under applicable law, that underlying mutual fund shares need not be voted according to the instructions received, we may vote underlying mutual fund shares held in the separate account in our own right.


We may, when required by state insurance regulatory authorities, disregard voting instructions. This may be done if the instructions would require shares to be voted to:
.. change a subclassification or investment objective of the underlying mutual fund;
.. disapprove an investment advisory contract of the underlying mutual fund; or .. approve changes initiated by an owner in the investment policy or investment advisor of the underlying mutual fund if we reasonably disapprove of the changes.

The change would be disapproved only if:
.. the proposed change is contrary to state law;
.. prohibited by state regulatory authorities; or .. we determine the change is inconsistent with the investment objectives of the mutual fund.

STATEMENT OF VALUES
An annual statement is sent each year. The statement will show:
.. current death benefit amount;
.. current policy value and net surrender value;
.. all premiums paid since the last statement;
.. all charges since the last statement;
.. any outstanding policy loans and unpaid loan interest;
.. any partial surrenders since the last statement;
.. the number of units and unit value;
.. total value of each of the divisions;
.. designated beneficiary(ies); and
.. all riders included in the Policy.

You will also receive a statement as of the end of each calendar quarter. At any time, you may request a current statement by telephoning 1-888-737-3855.


We also send the reports required by the Investment Company Act of 1940 (as amended).

SERVICES AVAILABLE VIA THE TELEPHONE
If you elect telephone privileges, instructions for the following transactions may be given to us via the telephone:
.. change in allocations of future premium payments;
.. change in allocation of the monthly policy charge;
.. change to APR instructions;
.. change to DCA instructions;
.. unscheduled division transfers; and
.. requesting a policy loan (of $100,000 or less).

Instructions:
.. may be given by calling us at 1-888-737-3855 between 8a.m. and 5 p.m. Eastern
  Time on any day that the NYSE is open;
.. must be received by us before the close of the NYSE (generally 4:00 p.m.
  Eastern Time) to be effective the day they are given; and .. are effective the next business day if not received until after the close of the NYSE.

Although neither the separate account nor the Company is responsible for the authenticity of telephone transaction instructions, the separate account and the Company reserve the right to refuse telephone instructions. YOU ARE LIABLE FOR A LOSS RESULTING FROM A FRAUDULENT TELEPHONE INSTRUCTION THAT WE REASONABLY BELIEVE IS GENUINE. We use reasonable procedures to assure instructions are genuine. If the procedures are not followed, we may be liable for loss due to unauthorized or fraudulent transactions. The procedures for telephone instructions include: recording all telephone instructions and requesting personal identification information (name, phone number, social security number, birth date, etc.).


GENERAL PROVISIONS


THE CONTRACT
The entire contract is made up of the Policy and all applications, amendments, riders and endorsements attached to the Policy, current data pages, copies of any supplemental applications, amendments, endorsements and revised Policy or data pages which are mailed to you. No statement, unless made in an application, is used to void a Policy (or void an adjustment in the case of an adjustment application). Only our corporate officers can agree to change or waive any provisions of a Policy. Any change or waiver must be in writing and signed by an officer of the Company.

OPTIONAL INSURANCE BENEFITS
Subject to certain conditions, one or more optional insurance benefits may be added to the Policy. These include but are not limited to:
.. supplemental benefit rider (yearly renewable term)
.. extended coverage rider
.. death benefit guarantee rider (only available at the time the Policy is issued and is not available in conjunction with the supplemental benefit rider)
.. change of insured rider
.. enhanced cash surrender value rider

Detailed information concerning optional insurance benefits may be obtained from an authorized agent or our home office. NOT ALL OPTIONAL INSURANCE BENEFITS ARE AVAILABLE IN ALL STATES. The cost, if any, of an optional insurance benefit is deducted as part of the monthly policy charge.


Supplemental Benefit Rider
--------------------------
This rider is intended to allow for flexibility in funding design. The owner specifies the percentage blend of rider and policy face amount desired. The use of this rider disqualifies the use of the Death Benefit Guarantee Rider.

Death Benefit Guarantee Rider
-----------------------------
This rider guarantees the Policy will not lapse before the insured's age 85 provided that the cumulative death benefit guarantee premium requirement is met. This rider is automatically made a part of the Policy unless the Supplemental Benefit Rider is used.

There are no policy charges for the death benefit guarantee rider. Rather, a required minimum premium level is defined for the rider benefit to be provided. The death benefit guarantee premium requirement is met if (a) is greater than or equal to (b) where:
    (a) is the sum of all premiums paid less any partial surrenders and any outstanding policy loans and loan interest; and
    (b) is the sum of the death benefit guarantee monthly premiums from the policy date to the most recent monthly date.
The most recent death benefit guarantee premium is shown on the current data page.

The death benefit guarantee premium is based on the issue age, gender (where permitted by law), smoking status and risk classification of the insured. This premium may change if:
.. the total face amount is changed;
.. a rider is added or deleted; or
.. an adjustment is made to the Policy.

As a result of a change, an additional premium may be required to satisfy the new death benefit guarantee premium.


Payment of this premium (the no lapse guarantee premium) will keep your policy in force to the insured's age 85 provided that the cumulative death benefit guarantee premium requirement is met. However, payment of this minimum premium does not allow you to take advantage of the potential for building up a significant account value.


When your no lapse guarantee terminates, it may be necessary for you to pay significantly higher premiums in order to maintain your contract.


Enhanced Cash Surrender Value Rider
-----------------------------------
The rider provides for payment of an additional amount at the time of full surrender (if it occurs during the first five policy years). The additional amount is only available upon a full cash surrender that is not associated with a replacement or an exchange under Section 1035 of the Code. There is no charge for this rider and it is automatically added to all Policies.

           POLICY YEAR OF SURRENDER              ADDITIONAL AMOUNT
           ------------------------              -----------------
                      1               5.00% of premium received since issue
                                      2.75% of the sum of premium received
                      2               since issue
                                      1.67% of the sum of premium received
                      3               since issue
                                      1.00% of the sum of premium received
                      4               since issue
                                      0.60% of the sum of premium received
                      5               since issue



Extended Coverage Rider
-----------------------
This rider, which is automatically included on each Policy, allows the Policy to remain in force beyond the maturity date. Under the rider, at maturity of the Policy, the maturity date is automatically extended to the date of the insured's death. There is no charge for this rider and at maturity the Policy automatically changes to Death Benefit Option 1 and no future adjustments are allowed.

MISSTATEMENT OF AGE OR GENDER
If the age or, where applicable, gender of the insured has been misstated, we adjust the death benefit payable under the Policy to reflect the amount that would have been payable at the correct age and gender.

ASSIGNMENT
You may assign the Policy. Each assignment is subject to any payments made or action taken by the Company prior to our notification of the assignment. We assume no responsibility for the validity of any assignment.

An assignment must be made in writing and filed with us at our service office. The irrevocable beneficiary(ies), if any, must authorize any assignment in writing. Your rights, as well as those of the beneficiary(ies), are subject to any assignment on file with us.

OWNERSHIP
You may change the ownership designation at any time. Your request must be in writing and approved by us. After approval, the change is effective as of the date you signed the request for change. We reserve the right to require that the Policy be sent to us so that we can record the change.

Unless changed, the owner is as named in the application. The owner may exercise every right and privilege of the Policy, subject to the rights of any irrevocable beneficiary(ies) and any assignee(s).


All rights and privileges of ownership of a Policy end if the Policy is surrendered, death or maturity proceeds are paid, or if the grace period ends without our receiving the payment required to keep the Policy in force.


If an owner dies before the Policy terminates, the surviving owner(s), if any, succeeds to that person's ownership interest, unless otherwise specified. If all owners die before the Policy terminates, the Policy passes to the estate of the last surviving owner. If the owner is not a natural person and is no longer in existence, the insured becomes the owner unless otherwise required by law. With our consent, you may specify a different arrangement for contingent ownership.


BENEFICIARY
You have the right to name a beneficiary(ies) and contingent beneficiary(ies). This may be done as part of the application process or by sending us a written request. Unless an irrevocable beneficiary has been named, the beneficiary designation may be changed by sending us a written request. After approval, the change is effective as of the date the request for change was signed. We reserve the right to require that the Policy be sent to us so that we can record the change.

If no beneficiary(ies) survives the insured, the death proceeds are paid to the owner or the estate of the owner.


BENEFIT INSTRUCTIONS
While the insured is alive, you may give us instructions for payment of death proceeds under one of the benefit options of the Policy. The instructions or changes to the instructions must be in writing. If you change the beneficiary(ies), prior benefit instructions are revoked.

BENEFIT PAYMENT OPTIONS
While the insured is alive, you may arrange for death proceeds to be paid in a lump sum or under one of several fixed benefit payment options. These choices are also available if the Policy is surrendered or matures.
.. Special Benefit Arrangement - A specially designed benefit payment option may be arranged with our approval.
.. Life Income - We pay income during a person's lifetime. A minimum guaranteed period may be used.
.. Joint and Survivor Life Income - We pay income during the lifetime of two people and continue until the death of the survivor.

Interest at a rate set by us, but never less than required by state law, will be applied to calculate the amount of the payment.


RIGHT TO EXCHANGE POLICY
The Policy may be exchanged for a new life insurance policy on the life of the insured which is made available by the Company for this purpose. The new policy will not be a term insurance policy or a variable life insurance policy. Evidence of insurability will not be required.

The exchange must be made during the first 24 months from the policy date while the Policy is in force and not in a grace period. The exchange is effective upon our receipt of written notice. This Policy then terminates. The new policy has the same policy date as this Policy.


The new policy has the same death benefit as this Policy unless required to be higher in order to qualify as "life insurance" as defined in Section 7702 of the Code, as amended. The new policy is based on the same issue age, gender (if applicable) and risk classification as this Policy


No additional charge is made for this exchange privilege. Any outstanding policy loan and unpaid loan interest must be repaid or transferred to the new policy.

NON-PARTICIPATING POLICY
The Policies do not share in any divisible surplus of the Company.

INCONTESTABILITY
After a period of two years from the policy date, we will not contest the insurance coverage provided by the Policy. Any total face amount increase has its own two-year contestability period that begins on the effective date of the adjustment. In many states, the time limit in the incontestability period does not apply to fraudulent misrepresentations.

SUICIDE
Death proceeds are not paid if the insured dies by suicide, while sane or insane, within two years of the policy date (or two years from the date of total face amount increase with respect to such increase). In the event of the suicide of the insured within two years of the policy date, our only liability is a refund of premiums paid, without interest, minus any outstanding policy loans and unpaid loan interest and partial surrenders. In the event of suicide within two years of a total face amount increase, our only liability with respect to that increase is a refund of the cost of insurance for the increase. This amount will be paid to the beneficiary(ies).

DELAY OF PAYMENTS
Payment due to exercise of rights under the examination period provision, surrenders and policy loans, payment of death or maturity proceeds, and transfers to or from a division are generally made within five days after we receive instructions in a form acceptable to us. This period may be shorter where required by law. However, payment of any amount upon return of the Policy, full or partial surrender, policy loan, death, maturity or the transfer to or from a division may be deferred during any period when the right to sell mutual fund shares is suspended as permitted under provisions of the Investment Company Act of 1940, as amended.

The right to sell shares may be suspended during any period when:
.. trading on the NYSE is restricted as determined by the SEC or when the NYSE is closed for other than weekends and holidays, or .. an emergency exists, as determined by the SEC, as a result of which:
  . disposal by a fund of securities owned by it is not reasonably practicable;
  . it is not reasonably practicable for a fund to fairly determine the value of its net assets; or
  . the SEC permits suspension.

If payments are delayed and your instruction is not canceled by written instruction, the amount of the transaction is determined the first business day following the expiration of the permitted delay. The transaction is made within five days thereafter.


In addition, payments on surrenders attributable to a premium payment made by check may be delayed up to 15 days. This permits payment to be collected on the check.


MARKET TIMING DISCLOSURE
The Policy does not permit excessive trading or market timing. Market timing activity can disrupt management strategy of the underlying mutual funds and increase expenses, which are borne by all Policy owners. We reserve the right to reject excessive exchanges or purchases if we deem that the trade would disrupt the management of the separate account, any division or any underlying mutual fund. In addition, we may suspend or modify transfer privileges at any time to prevent transactions that could disadvantage other Policy owners. These modifications could include, but not be limited to:
.. requiring a minimum time period between each transfer;
.. not accepting transfer requests from someone providing them for multiple
  Policies for which he or she is not the owner; or .. limiting the dollar amount that a Policy owner may transfer at any one time.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS
We reserve the right to make certain changes if, in our judgement, they best serve your interests or are appropriate in carrying out the purpose of the Policy. Any changes are made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority. Approvals may not be required in all cases. Examples of the changes we may make include:
.. transfer assets in any division to another division;
.. add, combine or eliminate divisions; or .. substitute the shares of a division for shares in another division:
  . if shares of a division are no longer available for investment; or . if in our judgement, investment in a division becomes inappropriate considering the purposes of the division.

If we eliminate or combine existing divisions or transfer assets from one division to another, you may change allocation percentages and transfer any value in an affected division to another division(s) without charge. You may exercise this exchange privilege until the later of 60 days after a) the effective date of the change, or b) the date you receive notice of the options available. You may only exercise this right if you have an interest in the affected division(s).


OFFICERS AND DIRECTORS OF PRINCIPAL MANAGEMENT CORPORATION


The officers and directors of the investment advisor, Principal Management Corporation, are shown below. This list includes some of the same people (designated by *), who are serving in the same capacities as officers and directors of the underwriter, Princor Financial Services Corporation ("Princor"). The principal business address for each officer and director is:
Principal Financial Group, Des Moines, Iowa 50392.

*JOHN EDWARD ASCHENBRENNER         Director
*PATRICIA ANN BARRY                Assistant Corporate Secretary
*CRAIG LAWRENCE BASSETT            Treasurer
*MICHAEL JON BEER                  Executive Vice President
*MICHAEL THOMAS DALEY              Director
*RALPH CRAIG EUCHER                Director and President
*ARTHUR SIGLIN FILEAN              Senior Vice President
*DENNIS PAUL FRANCIS               Director
*PAUL NORMAN GERMAIN               Vice President - Mutual Fund Operations
*ERNEST HAROLD GILLUM              Vice President - Product Development
                                   Senior Vice President and Corporate
*JOYCE NIXSON HOFFMAN              Secretary
                                   Senior Vice President - Marketing and
*JOHN RANDALL LEPLEY               Distribution
LAYNE ALLAN RASMUSSEN              Controller - Mutual Funds
*MICHAEL DENNIS ROUGHTON           Counsel
*JAMES FRANKLIN SAGER              Vice President
                                   Assistant Vice President - Registered
*JEAN BETSY SCHUSTEK               Products
*KAREN ELIZABETH SHAFF             Director
                                   Senior Vice President and Chief Financial
*KIRK LLOYD TIBBETTS               Officer
*LARRY DONALD ZIMPLEMAN            Director

PRINCIPAL LIFE INSURANCE COMPANY:


EXECUTIVE OFFICERS (OTHER THAN DIRECTORS)

JOHN EDWARD ASCHENBRENNER         Executive Vice President
PAUL FRANCIS BOGNANNO             Senior Vice President
GARY MERLYN CAIN                  Senior Vice President
MICHAEL THOMAS DALEY              Executive Vice President
CHARLES ROBERT DUNCAN             Senior Vice President
DENNIS PAUL FRANCIS               Senior Vice President
                                  Executive Vice President and Chief Financial
MICHAEL HARRY GERSIE              Officer
THOMAS JOHN GRAF                  Senior Vice President
ROBB BRYAN HILL                   Senior Vice President
JOYCE NIXSON HOFFMAN              Senior Vice President and Corporate Secretary
DANIEL JOSEPH HOUSTON             Senior Vice President
ELLEN ZISLIN LAMALE               Senior Vice President and Chief Actuary
                                  Senior Vice President and Chief Investment
JULIA MARIE LAWLER                Officer
JAMES PATRICK MCCAUGHAN           Executive Vice President
MARY AGNES O'KEEFE                Senior Vice President
KAREN ELIZABETH SHAFF             Senior Vice President and General Counsel
ROBERT ALLEN SLEPICKA             Senior Vice President
NORMAN RAUL SORENSEN              Senior Vice President
                                  Senior Vice President and Chief Information
CARL CHANSON WILLIAMS             Officer
LARRY DONALD ZIMPLEMAN            Executive Vice President



DIRECTORS

Principal Life Insurance Company is managed by a Board of Directors. The directors of the Company, their positions with the Company, including Board Committee memberships, and their principal occupation during the last five years, are as follows:

    NAME, POSITIONS AND          PRINCIPAL OCCUPATION DURING LAST 5 YEARS
    ------OFFICES------          ----------------------------------------
          -------
                             President and Chief Executive Officer of AT&T
                             Consumer since April 2001. Executive Vice
   BETSY JANE BERNARD        President - National Mass Markets of Qwest
   Director                  Communications, formerly US West, 2000-2001;
   Chair, Nominating         Executive Vice President - Retail Markets, US
   Committee                 West, 1998-2000; President and Chief Executive
                             Officer, US WEST Long Distance, 1997-1998;
                             President and Chief Operating Officer, Avirnex,
                             July 1997 - December 1997; President and Chief
                             Executive Officer, Pacific Bell Communications,
                             Pacific Telesis, 1995-1997.

                             Executive Vice President and Chief Marketing
                             Officer of Office Depot, Inc. since 2002.
   JOCELYN CARTER-MILLER     Corporate Vice President and Chief Marketing
   Director                  Officer, Motorola, Inc., 1999-2002; Vice
   Member, Audit Committee   President, 1998-1999; Vice President and General
                             Manager, 1997-1998.

   GARY EDWARD COSTLEY       Chairman and Chief Executive Officer of
   Director                  International Multifoods Corporation since 2001.
   Member, Human Resources   Chairman, President and Chief Executive Officer,
   Committee                 1997-2001.

   DAVID JAMES DRURY         Retired. Chairman, Principal Life Insurance
   Director                  Company 2000-2002. Chairman and Chief Executive
   Member, Executive         Officer, 1995-2000.
   Committee

   CHARLES DANIEL GELATT,
   JR.
   Director
   Member, Executive         President, NMT Corporation since 1986.
   Committee
   Member, Human Resources
   Committee

   JOHN BARRY GRISWELL
   Director, Chairman of     Chairman of the Board, President and Chief
   the Board                 Executive Officer of Principal Life Insurance
   Chair, Executive          Company since 2002. President and Chief Executive
   Committee                 Officer, 2000-2002; President, 1998-2000;
                             Executive Vice President, 1996-1998.

                             Executive Vice President and Chief Financial
   SANDRA LYNN HELTON        Officer of Telephone & Data Systems, Inc. since
   Director                  1998. Vice President and Corporate Controller,
   Member, Audit Committee   Compaq Computer Corporation, 1997-1998. Prior
                             thereto, Senior Vice President and Treasurer of
                             Corning Incorporated, 1994-1997.

   CHARLES SAMUEL JOHNSON    Retired. Executive Vice President, DuPont,
   Director                  1999-2000; Chairman, President and Chief
   Member, Human Resources   Executive Officer, Pioneer Hi-Bred International,
   Committee                 Inc., 1996-1999.

   WILLIAM TURNBALL KERR
   Director                  Chairman, President & Chief Executive Officer of
   Member, Executive         Meredith Corporation since 1998. President and
   Committee                 Chief Executive Officer, 1997-1998; President and
   Chair, Human Resources    Chief Operating Officer, 1994-1997.
   Committee

                             Chairman of the Board of W.W. Grainger, Inc.
   RICHARD LEE KEYSER        since 1997. Chief Executive Officer, 1995 to
   Director                  present.
   Member, Audit Committee

   VICTOR HENDRIK
   LOEWENSTEIN               Senior Director, Egon Zehnder International since
   Director                  2001. Partner, 1999-2001; Managing Partner,
   Member, Nominating        1979-1999.
   Committee

   RONALD DALE PEARSON       Chief Executive Officer and Chairman of Hy-Vee,
   Director                  Inc. since 2001. Chief Executive Officer,
   Member, Human Resources   Chairman and President, 1989-2001.
   Committee

   FEDERICO FABIAN PENA      Managing Director of Vestar Capital Partners
   Director                  since 2000. Senior Advisor of Vestar Capital
   Member, Nominating        Partners, 1998-2000. Prior thereto, Secretary,
   Committee                 U.S. Department of Energy, 1996-1998.

                             President and Chief Executive Officer of The
   DONALD MITCHELL STEWART   Chicago Community Trust since 2000. Senior
   Director                  Program Officer and Special Advisor to the
   Member, Nominating        President at the Carnegie Corporation of New
   Committee                 York, 1999-2000. Prior thereto, President, The
                             College Board, 1986-1999.

   ELIZABETH EDITH TALLETT   President and Chief Executive Officer of Marshall
   Director                  Pharmaceuticals, Inc. since 2001. President and
   Chair, Audit Committee    Chief Executive Officer, Galenor Inc. 1999-2001
   Member, Executive         and also President & Chief Executive Officer of
   Committee                 Dioscor, Inc. since 1996.

DISTRIBUTION OF THE POLICY

We intend to sell the Policies in all jurisdictions where we are licensed. The Policies will be sold by licensed insurance agents who are also registered representatives of broker-dealers, registered with the SEC under the Securities Exchange Act of 1934, who are members of the National Association of Securities Dealers, Inc. (NASD).

The Policies will be distributed by the general distributor, Princor, which is an affiliate of ours. The distribution contract (which was executed on April 16, 2002) may be terminated by either party upon 60 day notice. Princor was incorporated in the State of Iowa on May 1, 1968, and is also a securities broker-dealer registered with the SEC as well as a member of the NASD. The Policies may also be sold through other broker-dealers authorized by Princor and applicable law to do so. Registered representatives of such broker-dealers may be paid on a different basis than described below.


For Policies sold through Princor, commissions generally will be no more than 10% of premium received in the first policy year (or the first year following an adjustment) up to the target premium. In the second through fifth years following the policy date (or adjustment date), commissions range from 0% to 5% of premiums received. In the sixth through tenth years following the policy date (or adjustment date), commissions range from 0% to 1.5% of premiums received. In policy years after year 6, an asset based fee of 0.075% of the value in the divisions is paid. Expense allowances may be paid to agents and brokers based on premiums received.


STATE REGULATION

The Company is subject to the laws of the State of Iowa governing insurance companies and to regulation by the Insurance Department of the State of Iowa. An annual statement in a prescribed form must be filed by March 1 in each year covering our operations for the preceding year and our financial condition on December 31 of the prior year. Our books and assets are subject to examination by the Commissioner of Insurance of the State of Iowa, or the Commissioner's representatives, at all times. A full examination of our operations is conducted periodically by the National Association of Insurance Commissioners. Iowa law and regulations also prescribe permissible investments, but this does not involve supervision of the investment management or policy of the Company.

In addition, we are subject to the insurance laws and regulations of other states and jurisdictions where we are licensed to operate. Generally, the insurance departments of these states and jurisdictions apply the laws of the state of domicile in determining the field of permissible investments.


FEDERAL TAX MATTERS

The following description is a general summary of the tax rules, primarily related to federal income taxes, which in our opinion are currently in effect. These rules are based on laws, regulations and interpretations that are subject to change at any time. This summary is not comprehensive and is not intended as tax advice. While we reserve the right to change the Policy to assure it continues to qualify as life insurance for tax purposes, we cannot make any guarantee regarding the future tax treatment of any Policy. You should consult a qualified tax adviser about the tax implications of taking action under a Policy.

TAX STATUS OF THE COMPANY AND THE SEPARATE ACCOUNT
We are taxed as an insurance company under subchapter L of the Code. The separate account is not a separate taxable entity. Its operations are taken into account by us in determining our tax liability. All separate account investment income and realized net capital gains are reinvested and taken into account in determining policy values and are automatically applied to increase the book reserves associated with the Policies.

CHARGES FOR TAXES
We impose a federal tax charge equal to 1.25% of premiums received under the Policy to compensate us for the federal income tax liability we incur by reason of receiving those premiums. We believe that this charge is reasonable in relation to the increased tax burden the Company incurs as a result of Section 848 of the Code. No other charge is currently made to the separate account for federal income taxes of the Company that may be attributable to the separate account. Periodically, we review the appropriateness of charges to the separate account for federal income taxes. In the future, a charge may be made for federal income taxes incurred by us and attributable to the separate account.

Under current law, we may incur state or local taxes (in addition to premium taxes) in several states. At present, these taxes are not significant. If there is a material change attributable to state or local taxes, we reserve the right to charge the separate account for the portion of taxes, if any, attributable to the separate account.


DIVERSIFICATION STANDARDS
The Policy should qualify as a life insurance contract as long as the underlying investments for the Policy satisfy diversification requirements of Section 817(h) of the Code.

IRS DEFINITION OF LIFE INSURANCE
The Policy should qualify as a life insurance contract as long as it satisfies either the guideline premium/cash value corridor test or the cash value accumulation test as defined under Section 7702 of the Code. One of these tests is chosen on the application. If a test is not chosen, the Policy will comply with the guideline premium/cash value corridor test. Once a test is chosen, it cannot be changed on the Policy.

The guideline premium/cash value corridor test places limitations on the amount of premium payments that may be made and on policy values that can accumulate relative to the death benefit. Guideline premium limits are determined when the Policy is issued and can vary by the death benefit option chosen. Guideline premium limits will likely change due to any adjustment to the Policy.


If at any time a premium is paid which would result in total premiums exceeding the current guideline premium limits, we accept only that portion of the premium which would make the total premiums equal the guideline premium limits.


The cash value accumulation test does not place limitations on the amount of premium payments, however limits the amount of policy values that can accumulate relative to the death benefit.


To satisfy either test, the ratio of the surrender value to the death benefit must be at least as great as the applicable percentage shown in Appendix D. As the policy value increases, the minimum death benefit may be required to increase. Because the cost of insurance you pay is based in part on the amount of the death benefit, an increase in the death benefit increases the cost of insurance.


As compared to the cash value accumulation test, the guideline premium/cash value corridor test generally:
.. has smaller applicable percentages
.. lower minimum death benefit
.. lower cost of insurance charges
.. better policy value growth.
The smaller applicable percentages lead to a lower minimum death benefit and thus lower cost of insurance charges. Lower charges result in better policy value growth.

This may not be the result in all cases. The specifics of each policy determine which test is more suitable. Illustrations using each of the tests will help you determine which test meets your objectives. An illustration may be obtained from your registered representative or by calling 1-800- 247-9988.


The table below demonstrates the minimum death benefit based on the test chosen. Surrender value assumptions may not be realistic. Net amount at risk is the difference between the death benefit that would payable if the person insured by the Policy died (discounted by 1.0024663) and the surrender value of your Policy.


The example below is based on the following:
.. The person, a male, insured by the policy is age 45 at the time the policy was issued and dies at the beginning of the sixth policy year (attained age 50)
.. Face amount is $100,000
.. Death Benefit Option 1
.. Surrender value at the date of death is $25,000
.. The minimum death benefit under the guideline premium/cash value corridor test is $46,250 (assuming an applicable percentage of 185% x surrender value)
.. The minimum death benefit under the cash value accumulation test is $61,820
  (assuming an applicable percentage of 247.28%)

                        THE DEATH BENEFIT PAYABLE IS THE
                           LARGER OF THESE TWO AMOUNTS
                                                               NET AMOUNT AT
                             DEATH           MINIMUM            RISK USED IN
                            BENEFIT           DEATH         CALCULATING THE COST
                            CHOSEN           BENEFIT        OF INSURANCE CHARGE
 Guideline
 Premium/Cash Value
 Corridor Test             $100,000          $46,250             $74,753.98
 Cash Value
 Accumulation Test         $100,000          $61,820             $74,753.98

Here's the same example, but with a surrender value of $75,000. Because surrender value has increased, the minimum death benefit is now:
.. $138,750 for the guideline premium/cash value corridor test
.. $185,460 for the cash value accumulation test.

                        THE DEATH BENEFIT PAYABLE IS THE
                           LARGER OF THESE TWO AMOUNTS
                                                               NET AMOUNT AT
                             DEATH           MINIMUM            RISK USED IN
                            BENEFIT           DEATH         CALCULATING THE COST
                            CHOSEN           BENEFIT        OF INSURANCE CHARGE
 Guideline
 Premium/Cash Value
 Corridor Test             $100,000          $138,750           $ 63,408.64
 Cash Value
 Accumulation Test         $100,000          $185,460           $110,003.73


Keep in mind that cost of insurance charges, which affect your Policy's surrender value, increase with the amount of the death benefit, as well as over time. The cost of insurance is charged at a rate per $1,000 of the discounted net amount at risk. As the net amount at risk increases, the cost of insurance increases. Surrender value also varies depending on the performance of the investment options in your Policy.


All transactions will be subject to the limits as defined under Section 7702 of the Code. A transaction may not be allowed, or an increase in face amount may be required, if the transaction would cause a refund of premium and/or distribution of the policy value in order to maintain compliance with the Section 7702 limits.

MODIFIED ENDOWMENT CONTRACT STATUS
Section 7702A of the Code sets forth a classification of life insurance policies known as "Modified Endowment Contracts." Policy loans and partial surrenders from a policy that is classified as a modified endowment contract are taxable as ordinary income to the owner in an amount equal to the lesser of the amount of the loan/partial surrender or the excess of policy value over the owner's investment in the Policy. Additionally, taxable distributions may be subject to a federal income tax penalty of 10%.

Modified endowment contract classification may be avoided by limiting the amount of premiums paid under the Policy. In the absence of your instructions, we will refund all or part of the premium payment that would make the Policy a modified endowment contract.

POLICY SURRENDERS AND PARTIAL SURRENDERS
A surrender or lapse of the Policy may have income tax consequences. Upon surrender, the owner is not taxed on the surrender value except for the amount, if any, that exceeds the gross premiums paid less the untaxed portion of any prior surrenders. The amount of any policy loan, upon surrender or lapse, is added to the net surrender value and treated, for this purpose, as if it had been received. A loss incurred upon surrender is generally not deductible. The tax consequences of a surrender may differ if the proceeds are received under any benefit payment option.

A full surrender of the Policy will, and a partial surrender may, be included in your gross income to the extent that the distribution exceeds the investment in the Policy. Partial surrenders generally are not taxable unless the total of such surrenders exceeds total premiums paid to the date of partial surrender less the untaxed portion of any prior partial surrenders. During the first 15 policy years, an amount may be taxable prior to your tax-free recovery of your investment in the Policy if the partial surrender results in or is necessitated by a reduction in death benefits. A qualified tax advisor should be consulted regarding the tax consequences of any partial surrender during the first 15 policy years.


The increase in policy value of the Policy is not included in gross income unless and until there is a full surrender or partial surrender under the Policy. Transfers between the division(s) are not considered as distributions from the Policy and would not be considered taxable income.


POLICY LOANS AND LOAN INTEREST
Loans received under the Policy are generally recognized as loans for tax purposes and are not considered to be distributions subject to tax. Interest paid to us as a result of a policy loan may or may not be deductible depending on a number of factors. Due to the complexity of these factors, you should consult a qualified tax advisor as to the deductibility of interest paid on policy loans. If the Policy is a modified endowment contract, a policy loan and/or capitalized loan interest is taxable to an amount equal to the lesser of the amount of the loan or the excess of policy value over the owner's investment in the Policy.

If the Policy lapses with an outstanding loan balance, there may be tax consequences. Please consult a qualified tax advisor.


CORPORATE ALTERNATIVE MINIMUM TAX
Ownership of a Policy by certain corporations may affect the owner's exposure to the corporate alternative minimum tax. In determining whether it is subject to alternative minimum tax, the corporate owner must make two computations. First, the corporation must take into account a portion of the current year's increase in the built-in gain in its corporate owned policies. Second, the corporation must take into account a portion of the amount by which the death benefits received under any Policy exceed the sum of a) the premiums paid on that Policy in the year of death, and b) the corporation's basis in the Policy (as measured for alternative minimum tax purposes) as of the end of the corporation's tax year immediately preceding the year of death. The corporate alternative minimum tax does not apply to S Corporations. Such tax also does not apply to "Small Corporations" as defined by Section 55(c) of the Code. Corporations with gross receipts of $5,000,000 or less for their first taxable year after 1996, with gross receipts not exceeding $7,500,000 after the first taxable year, will meet this definition.

EXCHANGE OR ASSIGNMENT OF POLICIES
A change of Policy, or an exchange or assignment of a Policy may have tax consequences. An assignment or exchange may result in taxable income to the transferring owner. For complete information with respect to Policy assignments and exchanges, a qualified tax advisor should be consulted.

WITHHOLDING
Withholding is generally required on certain taxable distributions under insurance contracts. In the case of periodic payments, the withholding is at graduated rates. With respect to non-periodic distributions, withholding is a flat rate of 10%. You may elect to have either non-periodic or periodic payments made without withholding except if your tax identification number has not been furnished to us or if the IRS has notified us that the number you furnished is incorrect.

OTHER TAX ISSUES
Federal estate taxes and state and local estate, inheritance and other taxes may become due depending on applicable law and your circumstances or the circumstances of the Policy beneficiary(ies) if you or the insured dies. Any person concerned about the estate implications of the Policy should consult a qualified tax advisor.

GENERAL INFORMATION


EMPLOYEE BENEFIT PLANS
The United States Supreme Court has held that optional annuity benefits under a qualified deferred compensation plan cannot vary on the basis of gender. Polices are available for use in connection with employment related insurance or benefit plans which do not vary between male and female insured of a particular age and underwriting classification. A qualified tax advisor should be consulted on these matters.

LEGAL OPINIONS
Legal matters applicable to the issue and sale of the Policies, including our right to issue Policies under Iowa Insurance Law, have been passed upon by Karen
E. Shaff, Senior Vice President and General Counsel.

LEGAL PROCEEDINGS
There are no legal proceedings pending to which the separate account is a party or which would materially affect the separate account.

REGISTRATION STATEMENT
This prospectus omits some information contained in the registration statement that we have filed with the SEC. Statements contained in this prospectus are summaries of the contents of the Policy and other legal documents.

OTHER VARIABLE INSURANCE CONTRACTS
The Company currently offers other variable life policies that participate in the separate account. In the future, we may designate additional group or individual variable life policies as participating in the separate account.

RESERVATION OF RIGHTS
The Company reserves the right to amend or terminate the special plans described in this prospectus. Such plans include preauthorized premium payments, DCA and APR. You would be notified of any such action to the extent required by law.

CUSTOMER INQUIRIES
Questions should be directed to:
    Principal Financial Group Service Center
    P.O.Box 724447
    Atlanta GA 31139
    Phone: 1-888-737-3855
    Fax: 1-770-690-1900

INDEPENDENT AUDITORS
The financial statements of the Principal Life Insurance Company Variable Life Separate Account and the consolidated financial statements of the Principal Life Insurance Company are included in this prospectus. Those statements have been audited by Ernst & Young LLP, independent auditors, 801 Grand Avenue, Des Moines, Iowa 50309, for the periods indicated in their reports.

FINANCIAL STATEMENTS

The consolidated financial statements of Principal Life Insurance Company which are included in this prospectus should be considered only as it relates to our ability to meet our obligations under the Policy. They do not relate to investment performance of the assets held in the separate account.

       PRINCIPAL LIFE INSURANCE COMPANY
       VARIABLE LIFE SEPARATE ACCOUNT
       STATEMENT OF NET ASSETS
       March 31, 2002
       (Unaudited)

Assets

Investments (Note 1):
       AIM V.I. Growth and Income Division -- AIM V.I. Growth and Income Fund --
                                    15,211 shares at net asset value of                     $20.43 per share
                 (cost--                            $310,366 )..............................................................$310,751

       AIM V.I. Growth Division -- AIM V.I. Growth Fund --
                                    24,134 shares at net asset value of                     $15.79 per share
                 (cost--                            $391,353 )..............................................................$381,082

       AIM V.I. Value Division -- AIM V.I. Value Fund --
                                    43,928 shares at net asset value of                     $22.55 per share
                 (cost--                          $1,055,053 )..............................................................$990,576

       American                    Century VP Income & Growth Division --
                                   American Century Variable Portfolios, Inc-VP
                                   Income & Growth -- 108,516 shares at net
                                   asset value of $6.47 per share
                 (cost--                            $690,853 )..............................................................$702,100

       American                     Century VP Ultra Division -- American
                                    Century Variable Portfolios, Inc-VP Ultra --
                                    34,916 shares at net asset value of $9.42
                                    per share
                 (cost--                            $324,448 )..............................................................$328,913

       Asset Allocation Division -- Asset Allocation Account --
                                   843,783 shares at net asset value of                     $11.24 per share
                 (cost--                         $10,090,862 )............................................................$9,484,118

       Balanced Division -- Balanced Account --
                                 1,013,431 shares at net asset value of                     $13.29 per share
                 (cost--                         $15,031,537 )...........................................................$13,468,496

       Bond Division -- Bond Account --
                                 1,562,986 shares at net asset value of                     $11.27 per share
                 (cost--                         $18,129,945 )...........................................................$17,614,854

       Capital Value Division -- Capital Value Account --
                                 1,107,796 shares at net asset value of                     $28.91 per share
                 (cost--                         $35,451,648 )...........................................................$32,026,387

       Fidelity VIP Contrafund Division -- Fidelity Variable Insurance Products Fund II:  Contrafund Portfolio --
                                 2,150,472 shares at net asset value of                     $20.54 per share
                 (cost--                         $49,441,980 )...........................................................$44,170,703

       DIP                          Founders Discovery Division -- Dreyfus
                                    Investment Portfolios-Founders Discovery
                                    Portfolio -- 16,986 shares at net asset
                                    value of $9.51 per share
                 (cost--                            $161,673 )..............................................................$161,536

       Equity Growth Division -- Equity Growth Account --
                                 3,234,485 shares at net asset value of                     $15.79 per share
                 (cost--                         $62,908,838 )...........................................................$51,072,524

       Fidelity VIP Equity-Income Division -- Fidelity Variable Insurance Products Fund:  Equity-Income Portfolio --
                                   894,114 shares at net asset value of                     $22.70 per share
                 (cost--                         $21,136,088 )...........................................................$20,296,392

       Government Securities Division -- Government Securities Account --
                                 1,094,097 shares at net asset value of                     $11.09 per share
                 (cost--                         $12,250,576 )...........................................................$12,133,532

       Growth Division -- Growth Account --
                                 1,306,965 shares at net asset value of                     $11.83 per share
                 (cost--                         $22,832,983 )...........................................................$15,461,396

       Fidelity VIP High Income Division -- Fidelity Variable Insurance Products Fund:  High Income Portfolio --
                                   541,175 shares at net asset value of                      $5.75 per share
                 (cost--                          $4,313,968 )............................................................$3,111,754

       High Yield Division -- High Yield Account --
                                   284,019 shares at net asset value of                      $5.75 per share
                 (cost--                          $2,230,715 )............................................................$1,633,110

       International Division -- International Account --
                                 1,818,461 shares at net asset value of                     $10.37 per share
                 (cost--                         $24,952,020 )...........................................................$18,857,442

       International SmallCap Division -- International SmallCap Account --
                                   743,867 shares at net asset value of                     $11.16 per share
                 (cost--                          $8,619,204 )............................................................$8,301,561

       Invesco VIF Dynamics Division -- Invesco VIF-Dynamics Fund --
                                     7,135 shares at net asset value of                     $12.11 per share
                 (cost--                             $85,528 )...............................................................$86,410

       Invesco VIF Health Sciences Division -- Invesco VIF-Health Sciences Fund --
                                    38,039 shares at net asset value of                     $17.19 per share
                 (cost--                            $670,141 )..............................................................$653,886

       Invesco                      VIF Small Company Growth Division -- Invesco
                                    VIF-Small Company Growth Fund -- 13,123
                                    shares at net asset value of $13.59 per
                                    share
                 (cost--                            $177,482 )..............................................................$178,344

       Invesco VIF Technology Division -- Invesco VIF-Technology Fund --
                                    26,879 shares at net asset value of                     $14.41 per share
                 (cost--                            $388,824 )..............................................................$387,331

      Janus                        Aspen Aggressive Growth Division -- Janus
                                    Aspen Series Aggressive Growth Portfolio --
                                    29,663 shares at net asset value of $19.77
                                    per share
                 (cost--                            $643,135 )..............................................................$586,441

       LargeCap Growth Division -- LargeCap Growth Account --
                                    31,493 shares at net asset value of                      $8.54 per share
                 (cost--                            $271,448 )..............................................................$268,949

       LargeCap Stock Index Division -- LargeCap Stock Index Account --
                                 2,333,658 shares at net asset value of                      $8.30 per share
                 (cost--                         $21,758,968 )...........................................................$19,369,365

       MicroCap Division -- MicroCap Account --
                                   225,139 shares at net asset value of                      $9.67 per share
                 (cost--                          $2,016,632 )............................................................$2,177,092

       MidCap Division --  MidCap Account --
                                 1,273,328 shares at net asset value of                     $32.81 per share
                 (cost--                         $41,683,862 )...........................................................$41,777,885

       MidCap Growth Division -- MidCap Growth Account --
                                   464,338 shares at net asset value of                      $8.41 per share
                 (cost--                          $4,367,062 )............................................................$3,905,079

       MidCap Growth Equity Division -- MidCap Growth Equity Account --
                                    41,139 shares at net asset value of                      $5.66 per share
                 (cost--                            $236,252 )..............................................................$232,849

       MidCap Value Division -- MidCap Value Account --
                                    66,748 shares at net asset value of                     $12.18 per share
                 (cost--                            $788,482 )..............................................................$812,987

       Money Market Division -- Money Market Account --
                                34,027,049 shares at net asset value of                      $1.00 per share
                 (cost--                         $33,706,058 )...........................................................$34,027,049

       Putnam VT Global Asset Allocation Division -- Putnam Variable Trust:  Global Asset Allocation Fund --
                                   124,886 shares at net asset value of                     $13.39 per share
                 (cost--                          $1,920,955 )............................................................$1,672,220

       Putnam VT Vista Division -- Putnam Variable Trust:  Vista Fund --
                                   616,510 shares at net asset value of                     $11.02 per share
                 (cost--                          $9,968,397 )............................................................$6,793,937

       Putnam VT Voyager Division -- Putnam Variable Trust:  Voyager Fund --
                                   842,831 shares at net asset value of                     $28.16 per share
                 (cost--                         $35,483,734 )...........................................................$23,734,133

       Real Estate Division -- Real Estate Account --
                                   364,452 shares at net asset value of                     $11.72 per share
                 (cost--                          $3,850,832 )............................................................$4,271,377

       SmallCap Division -- SmallCap Account --
                                   495,644 shares at net asset value of                      $8.11 per share
                 (cost--                          $4,284,412 )............................................................$4,019,669

       SmallCap Growth Division -- SmallCap Growth Account --
                                 1,041,134 shares at net asset value of                      $9.70 per share
                 (cost--                         $15,484,708 )...........................................................$10,099,000

       SmallCap Value Division -- SmallCap Value Account --
                                   625,841 shares at net asset value of                     $12.57 per share
                 (cost--                          $7,134,722 )............................................................$7,866,822

       Utilities Division -- Utilities Account --
                                   243,552 shares at net asset value of                      $8.52 per share
                 (cost--                          $2,552,383 )............................................................$2,075,067


           PRINCIPAL LIFE INSURANCE COMPANY
           VARIABLE LIFE SEPARATE ACCOUNT
           STATEMENT OF NET ASSETS (CONTINUED)
           March 31, 2002
           (Unaudited)

                                                                                         Unit
                                                                    Units               Value
                                                              ----------------------------------------
Net assets are represented by:
      AIM V.I. Growth and Income Division --
           Flex Variable Life                                              1,517                $8.43              $12,782
           PrinFlex Life                                                  31,668                 8.48              268,590
           Survivorship Variable Universal Life                            1,295                 8.48               10,980
           Variable Universal Life Accumulator                             2,169                 8.48               18,399
                                                                                                      ---------------------
                                                                                                                   310,751
      AIM V.I. Growth Division --
           Flex Variable Life                                                  0                 8.20                    0
           PrinFlex Life                                                  42,378                 8.26              349,915
           Survivorship Variable Universal Life                              442                 8.26                3,650
           Variable Universal Life Accumulator                             3,333                 8.26               27,517
                                                                                                      ---------------------
                                                                                                                   381,082
      AIM V.I. Value Division --
           Flex Variable Life                                              1,363                 8.50               11,588
           PrinFlex Life                                                 103,684                 8.55              886,892
           Survivorship Variable Universal Life                            3,682                 8.55               31,491
           Variable Universal Life Accumulator                             7,085                 8.55               60,605
                                                                                                      ---------------------
                                                                                                                   990,576
      American Century VP Income & Growth Division --
           Flex Variable Life                                                403                 9.08                3,660
           PrinFlex Life                                                  66,996                 9.13              611,917
           Survivorship Variable Universal Life                            1,942                 9.13               17,737
           Variable Universal Life Accumulator                             7,531                 9.13               68,786
                                                                                                      ---------------------
                                                                                                                   702,100
      American Century VP Ultra Division --
           Flex Variable Life                                                546                 9.03                4,926
           PrinFlex Life                                                  28,501                 9.09              258,994
           Survivorship Variable Universal Life                            2,867                 9.09               26,052
           Variable Universal Life Accumulator                             4,285                 9.09               38,941
                                                                                                      ---------------------
                                                                                                                   328,913
      Asset Allocation Division --
           Flex Variable Life                                                986                 9.54                9,405
           PrinFlex Life                                                 581,243                14.61            8,490,431
           Survivorship Variable Universal Life                           70,160                10.80              758,015
           Variable Universal Life Accumulator                            15,490                14.61              226,267
                                                                                                      ---------------------
                                                                                                                 9,484,118
      Balanced Division --
           Flex Variable Life                                            115,630                27.56            3,186,471
           PrinFlex Life                                                 794,279                12.31            9,779,428
           Survivorship Variable Universal Life                           47,033                 9.25              434,850
           Variable Universal Life Accumulator                             5,502                12.31               67,747
                                                                                                      ---------------------
                                                                                                                13,468,496
      Bond Division --
           Flex Variable Life                                             76,131                26.57            2,022,803
           PrinFlex Life                                               1,105,736                13.46           14,877,699
           Survivorship Variable Universal Life                           49,087                11.72              575,130
           Variable Universal Life Accumulator                            10,347                13.46              139,222
                                                                                                      ---------------------
                                                                                                                17,614,854
      Capital Value Division --
           Flex Variable Life                                            198,227                34.63            6,864,076
           PrinFlex Life                                               1,849,630                13.30           24,607,691
           Survivorship Variable Universal Life                           50,117                 8.98              450,198
           Variable Universal Life Accumulator                             7,849                13.30              104,422
                                                                                                      ---------------------
                                                                                                                32,026,387
      Fidelity VIP Contrafund Division --
           Flex Variable Life                                              1,522                 9.58               14,576
           PrinFlex Life                                               2,563,188                16.49           42,276,372
           Survivorship Variable Universal Life                          181,672                 9.57            1,739,057
           Variable Universal Life Accumulator                             8,531                16.49              140,698
                                                                                                      ---------------------
                                                                                                                44,170,703
      DIP Founders Discovery Division --
           Flex Variable Life                                                  0                 8.57                    0
           PrinFlex Life                                                  18,437                 8.62              158,962
           Survivorship Variable Universal Life                                0                 8.62                    0
           Variable Universal Life Accumulator                               299                 8.62                2,574
                                                                                                      ---------------------
                                                                                                                   161,536
      Equity Growth Division --
           Flex Variable Life                                              2,594                 8.69               22,531
           PrinFlex Life                                               3,264,079                15.00           48,953,155
           Survivorship Variable Universal Life                          213,128                 9.02            1,921,894
           Variable Universal Life Accumulator                            11,666                15.00              174,944
                                                                                                      ---------------------
                                                                                                                51,072,524
      Fidelity VIP Equity-Income Division --
           Flex Variable Life                                              3,787                 9.46               35,818
           PrinFlex Life                                               1,216,928                15.57           18,948,718
           Survivorship Variable Universal Life                          114,290                10.40            1,188,916
           Variable Universal Life Accumulator                              7,896                15.57              122,940
                                                                                                      ---------------------
                                                                                                                20,296,392
      Government Securities Division --
           Flex Variable Life                                              7,290                10.48               76,387
           PrinFlex Life                                                 607,766                14.22            8,641,862
           Survivorship Variable Universal Life                          268,416                12.24            3,285,317
           Variable Universal Life Accumulator                             9,140                14.22              129,966
                                                                                                      ---------------------
                                                                                                                12,133,532
      Growth Division --
           Flex Variable Life                                                  0                 8.19                    0
           PrinFlex Life                                               1,320,344                11.09           14,648,015
           Survivorship Variable Universal Life                          113,268                 7.06              800,218
           Variable Universal Life Accumulator                             1,187                11.09               13,163
                                                                                           ---------------------
                                                                                                                15,461,396
      Fidelity VIP High Income Division --
           Flex Variable Life                                                240                 8.97                2,150
           PrinFlex Life                                                 365,333                 8.18            2,988,643
           Survivorship Variable Universal Life                           17,287                 6.91              119,398
           Variable Universal Life Accumulator                               191                 8.18                1,563
                                                                                                      ---------------------
                                                                                                                 3,111,754
      High Yield Division --
           Flex Variable Life                                             80,268                20.35            1,633,110
                                                                                                      ---------------------
                                                                                                                 1,633,110

      International Division --
           Flex Variable Life                                                266                 8.40                2,234
           PrinFlex Life                                               1,716,402                10.44           17,927,128
           Survivorship Variable Universal Life                          103,612                 7.96              824,617
           Variable Universal Life Accumulator                             9,906                10.44              103,463
                                                                                                      ---------------------
                                                                                                                18,857,442
      International SmallCap Division --
           Flex Variable Life                                                208                 8.71                1,816
           PrinFlex Life                                                 605,899                12.53            7,593,442
           Survivorship Variable Universal Life                           63,255                10.65              673,890
           Variable Universal Life Accumulator                             2,587                12.53               32,413
                                                                                                      ---------------------
                                                                                                                 8,301,561
      Invesco VIF Dynamics Division --
           Flex Variable Life                                                  0                 7.72                    0
           PrinFlex Life                                                  10,781                 7.77               83,802
           Survivorship Variable Universal Life                                0                 7.77                    0
           Variable Universal Life Accumulator                               336                 7.77                2,608
                                                                                                      ---------------------
                                                                                                                    86,410
      Invesco VIF Health Sciences Division --
           Flex Variable Life                                                838                 9.35                7,832
           PrinFlex Life                                                  62,772                 9.41              590,609
           Survivorship Variable Universal Life                            1,191                 9.41               11,202
           Variable Universal Life Accumulator                             4,702                 9.41               44,243
                                                                                                      ---------------------
                                                                                                                   653,886
      Invesco VIF Small Company Growth Division --
           Flex Variable Life                                                108                 7.80                  845
           PrinFlex Life                                                  19,826                 7.86              155,743
           Survivorship Variable Universal Life                              112                 7.86                  882
           Variable Universal Life Accumulator                             2,657                 7.86               20,874
                                                                                                      ---------------------
                                                                                                                   178,344
      Invesco VIF Technology Division --
           Flex Variable Life                                              2,638                 6.64               17,507
           PrinFlex Life                                                  52,965                 6.68              353,835
           Survivorship Variable Universal Life                              609                 6.68                4,070
           Variable Universal Life Accumulator                             1,784                 6.68               11,919
                                                                                                      ---------------------
                                                                                                                   387,331
      Janus Aspen Aggressive Growth Division --
           Flex Variable Life                                              5,363                 6.84               36,681
           PrinFlex Life                                                  76,112                 6.88              523,933
           Survivorship Variable Universal Life                              311                 6.88                2,142
           Variable Universal Life Accumulator                             3,441                 6.88               23,685
                                                                                                      ---------------------
                                                                                                                   586,441
      LargeCap Growth Division --
           Flex Variable Life                                                760                 7.62                5,793
           PrinFlex Life                                                  30,913                 7.67              237,197
           Survivorship Variable Universal Life                              512                 7.67                3,929
           Variable Universal Life Accumulator                             2,871                 7.67               22,030
                                                                                                      ---------------------
                                                                                                                   268,949
      LargeCap Stock Index Division --
           Flex Variable Life                                             10,088                 8.90               89,815
           PrinFlex Life                                               1,967,586                 8.78           17,282,125
           Survivorship Variable Universal Life                          213,687                 8.82            1,884,401
           Variable Universal Life Accumulator                            12,868                 8.78              113,024
                                                                                                      ---------------------
                                                                                                                19,369,365
      MicroCap Division --
           Flex Variable Life                                              1,254                10.20               12,786
           PrinFlex Life                                                 173,456                 9.74            1,690,463
           Survivorship Variable Universal Life                           40,823                10.98              448,172
           Variable Universal Life Accumulator                             2,635                 9.74               25,671
                                                                                                      ---------------------
                                                                                                                 2,177,092
      MidCap Division --
           Flex Variable Life                                            254,605                51.88           13,208,354
           PrinFlex Life                                               1,732,560                16.15           27,974,420
           Survivorship Variable Universal Life                           36,525                12.79              466,994
           Variable Universal Life Accumulator                             7,934                16.15              128,117
                                                                                                      ---------------------
                                                                                                                41,777,885
      MidCap Growth Division --
           Flex Variable Life                                                  0                 8.75                    0
           PrinFlex Life                                                 379,931                 9.56            3,632,091
           Survivorship Variable Universal Life                           21,181                 9.67              204,733
           Variable Universal Life Accumulator                             7,140                 9.56               68,255
                                                                                                      ---------------------
                                                                                                                 3,905,079
      MidCap Growth Equity Division --
           Flex Variable Life                                                118                 7.84                  926
           PrinFlex Life                                                  27,795                 7.89              219,413
           Survivorship Variable Universal Life                              479                 7.89                3,780
           Variable Universal Life Accumulator                             1,106                 7.89                8,730
                                                                                                      ---------------------
                                                                                                                   232,849
      MidCap Value Division --
           Flex Variable Life                                                261                10.03                2,620
           PrinFlex Life                                                  74,555                10.10              752,858
           Survivorship Variable Universal Life                            1,795                10.10               18,122
           Variable Universal Life Accumulator                             3,900                10.10               39,387
                                                                                                      ---------------------
                                                                                                                   812,987
      Money Market Division --
           Flex Variable Life                                             33,702                18.56              625,336
           PrinFlex Life                                               2,202,618                12.78           28,148,922
           Survivorship Variable Universal Life                          205,967                11.30            2,326,598
           Variable Universal Life Accumulator                           229,112                12.78            2,926,193
                                                                                                      ---------------------
                                                                                                                34,027,049
      Putnam VT Global Asset Allocation Division --
           Flex Variable Life                                                984                 9.49                9,336
           PrinFlex Life                                                 147,917                10.19            1,507,431
           Survivorship Variable Universal Life                           15,147                 9.62              145,706
           Variable Universal Life Accumulator                               957                10.19                9,747
                                                                                                      ---------------------
                                                                                                                 1,672,220
      Putnam VT Vista Division --
           Flex Variable Life                                                262                 7.82                2,046
           PrinFlex Life                                                 638,374                 9.94            6,345,901
           Survivorship Variable Universal Life                           50,875                 8.63              438,841
           Variable Universal Life Accumulator                               719                 9.94                7,149
                                                                                                      ---------------------
                                                                                                                 6,793,937
      Putnam VT Voyager Division --
           Flex Variable Life                                              3,767                 8.35               31,464
           PrinFlex Life                                               1,940,441                11.00           21,345,967
           Survivorship Variable Universal Life                          244,826                 9.14            2,238,902
           Variable Universal Life Accumulator                            10,710                11.00              117,800
                                                                                                      ---------------------
                                                                                                                23,734,133
      Real Estate Division --
           Flex Variable Life                                                781                11.90                9,294
           PrinFlex Life                                                 245,193                13.85            3,395,562
           Survivorship Variable Universal Life                           55,690                14.91              830,079
           Variable Universal Life Accumulator                             2,631                13.85               36,442
                                                                                                      ---------------------
                                                                                                                 4,271,377
      SmallCap Division --
           Flex Variable Life                                              2,392                 9.55               22,834
           PrinFlex Life                                                 345,791                10.50            3,629,114
           Survivorship Variable Universal Life                           28,863                10.92              315,167
           Variable Universal Life Accumulator                             5,007                10.50               52,554
                                                                                                      ---------------------
                                                                                                                 4,019,669
      SmallCap Growth Division --
           Flex Variable Life                                              1,006                 6.95                6,987
           PrinFlex Life                                                 863,036                10.76            9,289,265
           Survivorship Variable Universal Life                           89,450                 8.52              761,826
           Variable Universal Life Accumulator                             3,804                10.76               40,922
                                                                                                      ---------------------
                                                                                                                10,099,000
      SmallCap Value Division --
           Flex Variable Life                                              1,267                10.83               13,725
           PrinFlex Life                                                 494,151                15.04            7,431,697
           Survivorship Variable Universal Life                           22,759                16.12              366,911
           Variable Universal Life Accumulator                             3,623                15.04               54,489
                                                                                                      ---------------------
                                                                                                                 7,866,822
      Utilities Division --
           Flex Variable Life                                                981                 7.06                6,930
           PrinFlex Life                                                 184,347                 9.94            1,833,157
           Survivorship Variable Universal Life                           27,906                 8.26              230,475
           Variable Universal Life Accumulator                               453                 9.94                4,505
                                                                                                      ---------------------
                                                                                                                 2,075,067

PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF OPERATIONS
For the Period Ended March 31, 2002
(Unaudited)

                                                                                                                   American
                                                    AIM V.I.                                                        Century
                                                     Growth              AIM V.I.            AIM V.I.              VP Income
                                                   and Income             Growth               Value               & Growth
                                                    Division             Division            Division              Division
                                                 -----------------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                           -                  -                    -                  5,743

Expenses:
     Mortality and expense risks                        435                570                1,358                  1,279
                                                 -----------------------------------------------------------------------------------
Net Investment income (loss)                           (435)              (570)              (1,358)                 4,464

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares           (55)              (425)                (812)                    43
 Capital gain distributions                               -                  -                    -                      -
                                                 -----------------------------------------------------------------------------------
 Total realized gains (losses) on investments           (55)              (425)                (812)                    43
Change in net unrealized appreciation or
        depreciation of investments                  (1,401)            (9,537)             (55,931)                 7,071
                                                 -----------------------------------------------------------------------------------
Net increase (decrease) in net assets
        resulting from operations                   ($1,891)          ($10,532)            ($58,102)               $11,579
                                                 ===================================================================================



                                                    American
                                                    Century              Asset                                        Capital
                                                    VP Ultra          Allocation       Balanced         Bond           Value
                                                    Division           Division        Division       Division        Division
                                                 ----------------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                         113                  -         386,534        748,320               -

Expenses:
     Mortality and expense risks                        576             21,480          25,864         33,126          69,420
                                                 -----------------------------------------------------------------------------
Net Investment income (loss)                           (463)           (21,480)        360,670        715,194         (69,420)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares           (34)           (93,862)        (56,958)        (3,966)       (117,913)
 Capital gain distributions                               -                  -               -              -               -
                                                 -----------------------------------------------------------------------------
 Total realized gains (losses) on investments           (34)           (93,862)        (56,958)        (3,966)       (117,913)
Change in net unrealized appreciation or
        depreciation of investments                     232             44,068        (210,410)      (840,165)      1,367,685
                                                 -----------------------------------------------------------------------------
Net increase (decrease) in net assets
        resulting from operations                     ($265)          ($71,274)        $93,302      ($128,937)     $1,180,352
                                                 =============================================================================





PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF OPERATIONS
For the Period Ended March 31, 2002
(Unaudited)

                                                                           DIP                      Fidelity VIP
                                                       Fidelity VIP      Founders        Equity       Equity-         Government
                                                        Contrafund      Discovery        Growth        Income         Securities
                                                         Division        Division       Division      Division         Division
                                                    --------------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                           333,389              -          31,795        290,352        487,225

Expenses:
     Mortality and expense risks                           86,562            342         111,944         36,254         18,336
                                                    --------------------------------------------------------------------------------
Net Investment income (loss)                              246,828           (342)        (80,149)       254,098        468,889

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares            (179,794)          (218)       (154,283)       (36,449)         1,818
 Capital gain distributions                                     -              -               -        395,202         31,729
                                                    --------------------------------------------------------------------------------
 Total realized gains (losses) on investments            (179,794)          (218)       (154,283)       358,753         33,547
Change in net unrealized appreciation or
       depreciation of investments                      1,095,427         (4,705)     (1,362,661)        50,617       (477,444)
                                                    --------------------------------------------------------------------------------
Net increase (decrease) in net assets
       resulting from operations                       $1,162,460        ($5,265)    ($1,597,093)      $663,468        $24,992
                                                    ================================================================================



                                                                     Fidelity VIP        High                         International
                                                       Growth        High Income        Yield       International        SmallCap
                                                      Division         Division        Division        Division          Division
                                                    --------------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                          3,174          304,426             -              79,128          19,750

Expenses:
     Mortality and expense risks                        35,668            6,605         2,968              42,746          18,042
                                                    ------------------------------------------------------------------------------
Net Investment income (loss)                           (32,494)         297,821        (2,968)             36,382           1,708

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares          (96,422)         (66,665)      (24,659)            (74,444)       (205,751)
 Capital gain distributions                                  -                -             -                   -               -
                                                    ------------------------------------------------------------------------------
 Total realized gains (losses) on investments          (96,422)         (66,665)      (24,659)            (74,444)       (205,751)
Change in net unrealized appreciation or
       depreciation of investments                    (419,231)        (225,746)       13,467            (132,265)        475,312
                                                    ------------------------------------------------------------------------------
Net increase (decrease) in net assets
       resulting from operations                     ($548,147)          $5,410      ($14,160)          ($170,327)       $271,269
                                                    ==============================================================================






PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF OPERATIONS
For the Period Ended March 31, 2002
(Unaudited)

                                                                                  INVESCO
                                                     INVESCO        INVESCO      VIF Small     INVESCO      Janus Aspen
                                                       VIF        VIF Health      Company        VIF        Aggressive
                                                     Dynamics      Sciences       Growth     Technology       Growth
                                                     Division      Division      Division     Division       Division
                                                 ---------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                            -         1,227            -            -             -

Expenses:
     Mortality and expense risks                         147         1,249          250          409         1,185
                                                 ---------------------------------------------------------------------------
Net Investment income (loss)                            (147)          (23)        (250)        (409)       (1,185)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares           (680)         (624)         (79)          19        (2,802)
 Capital gain distributions                                -             -            -            -             -
                                                 ---------------------------------------------------------------------------
 Total realized gains (losses) on investments           (680)         (624)         (79)          19        (2,802)
Change in net unrealized appreciation or
           depreciation of investments                (2,044)      (21,705)      (4,179)      (6,484)      (33,059)
                                                 ---------------------------------------------------------------------------
Net increase (decrease) in net assets
           resulting from operations                 ($2,871)     ($22,351)     ($4,508)     ($6,874)     ($37,046)
                                                 ===========================================================================



                                                                   LargeCap
                                                     LargeCap        Stock                                         MidCap
                                                      Growth         Index         MicroCap         MidCap         Growth
                                                     Division      Division        Division        Division       Division
                                                 --------------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                          -               -              -            3,945              -

Expenses:
     Mortality and expense risks                       497          39,330          4,569           73,060          7,215
                                                 -------------------------------------------------------------------------
Net Investment income (loss)                          (497)        (39,330)        (4,569)         (69,115)        (7,215)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares          (47)        (48,371)           922          (41,952)       (23,984)
 Capital gain distributions                              -               -              -          579,967              -
                                                 -------------------------------------------------------------------------
 Total realized gains (losses) on investments          (47)        (48,371)           922          538,015        (23,984)
Change in net unrealized appreciation or
           depreciation of investments              (5,732)         31,378        110,512          927,172          9,681
                                                 -------------------------------------------------------------------------
Net increase (decrease) in net assets
           resulting from operations               ($6,276)       ($56,323)      $106,865       $1,396,072       ($21,518)
                                                 =========================================================================







PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF OPERATIONS
For the Period Ended March 31, 2002
(Unaudited)

                                                                                         Putnam VT
                                                      MidCap                               Global
                                                      Growth      MidCap       Money       Asset         Putnam VT       Putnam VT
                                                      Equity       Value       Market    Allocation        Vista          Voyager
                                                     Division    Division     Division    Division       Division         Division
                                                  ----------------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                            -           -      122,571      27,680                -         127,149

Expenses:
     Mortality and expense risks                         390       1,186       83,226       3,284           15,589          54,284
                                                  ----------------------------------------------------------------------------------
Net Investment income (loss)                            (390)     (1,186)      39,345      24,396          (15,589)         72,865

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares         (1,321)        794            -      (3,005)         (79,626)       (181,154)
 Capital gain distributions                                -       1,530            -           -                -               -
                                                  ----------------------------------------------------------------------------------
 Total realized gains (losses) on investments         (1,321)      2,324            -      (3,005)         (79,626)       (181,154)
Change in net unrealized appreciation or
           depreciation of investments                (7,055)     20,046      321,077       4,782          (89,016)       (117,973)
                                                  ----------------------------------------------------------------------------------
Net increase (decrease) in net assets
           resulting from operations                 ($8,766)    $21,184     $360,422     $26,173        ($184,231)      ($226,262)
                                                  ==================================================================================


                                                        Real                      SmallCap       SmallCap
                                                       Estate      SmallCap        Growth          Value        Utilities
                                                      Division     Division       Division       Division        Division
                                                  ----------------------------------------------------------------------------

Investment income (loss)
Income:
      Dividends                                             -             -              -             -              -

Expenses:
     Mortality and expense risks                        7,035         7,369         25,752        11,588          5,150
                                                  ----------------------------------------------------------------------
Net Investment income (loss)                           (7,035)       (7,369)       (25,752)      (11,588)        (5,150)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares          38,311       (28,849)       (87,778)        1,564       (114,725)
 Capital gain distributions                                 -             -              -             -              -
                                                  ----------------------------------------------------------------------
 Total realized gains (losses) on investments          38,311       (28,849)       (87,778)        1,564       (114,725)
Change in net unrealized appreciation or
           depreciation of investments                276,449        78,728       (756,571)      682,499         72,606
                                                  ----------------------------------------------------------------------
Net increase (decrease) in net assets
           resulting from operations                 $307,725       $42,510      ($870,101)     $672,475       ($47,269)
                                                  ======================================================================






PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF CHANGES IN NET ASSETS
For the Period Ended March 31, 2002
(Unaudited)

                                                                                                              American
                                                                       AIM V.I.                                Century      American
                                                                        Growth       AIM V.I.    AIM V.I.     VP Income     Century
                                                                      and Income      Growth      Value       & Growth      VP Ultra
                                                                       Division      Division    Division     Division      Division
                                                                     ---------------------------------------------------------------

Net Assets at January 1, 2002                                           107,483      174,780     426,219       323,130      192,825
Increase (decrease) in Net Assets from Operations:
     Net investment income........................................         (435)        (570)     (1,358)        4,464         (463)
     Net realized gain (loss) on investments...............                 (55)        (425)       (812)           43          (34)
     Change in net unrealized appr/depr.....................             (1,401)      (9,537)    (55,931)        7,071          232
                                                                     ---------------------------------------------------------------
  Net Increase resulting from Operations                                 (1,891)     (10,532)    (58,101)       11,578         (265)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes..................................   246,163      258,424     808,590       447,506      166,577
     Contract terminations and surrenders - FVLI................              0            0           0             0            0
     Contract terminations and surrenders - PrinFlex................        (39)        (633)       (269)          (34)        (108)
     Contract terminations and surrenders - SVUL................              0            0           0             0            0
     Contract terminations and surrenders - VUL................               0            0           0             0            0
     Death benefit payments......................................             0            0           0             0            0
     Policy loan transfers...........................................      (153)           0      (2,409)          434            0
     Transfers to other contracts................................       (30,697)     (28,853)   (155,611)      (62,328)     (17,473)
     Cost of insurance and administration charges - FVLI.............      (175)           0        (173)          (79)         (85)
     Cost of insurance and administration charges - PrinFlex.........    (8,716)     (10,401)    (24,113)      (15,068)     (10,370)
     Cost of insurance and administration charges - SVUL.............      (212)        (109)       (660)         (336)        (205)
     Cost of insurance and administration charges - VUL.............       (988)      (1,212)     (2,734)       (2,683)      (1,918)
     Surrender charges - FVLI........................................         0            0           0             0            0
     Surrender charges - PrinFlex....................................       (23)        (382)       (162)          (20)         (65)
     Surrender charges - SVUL........................................         0            0           0             0            0
     Surrender charges - VUL.........................................         0            0           0             0            0
                                                                     ---------------------------------------------------------------
  Net Increase from Policy Related Transactions                         205,159      216,834     622,458       367,392      136,353
                                                                     ---------------------------------------------------------------

Total Increase                                                          203,268      206,302     564,357       378,970      136,088
                                                                     ---------------------------------------------------------------
Net Assets at March 31, 2002                                            310,751      381,082     990,576       702,100      328,913
                                                                     ===============================================================


                                                                          Asset                                      Capital
                                                                        Allocation      Balanced         Bond         Value
                                                                         Division       Division       Division      Division
                                                                     ---------------------------------------------------------------

Net Assets at January 1, 2002                                          9,649,902     13,101,392     14,908,876     29,595,153
Increase (decrease) in Net Assets from Operations:
     Net investment income........................................       (21,480)       360,670        715,194        (69,420)
     Net realized gain (loss) on investments...............              (93,862)       (56,958)        (3,966)      (117,913)
     Change in net unrealized appr/depr.....................              44,068       (210,410)      (840,165)     1,367,685
                                                                     ---------------------------------------------------------------
  Net Increase resulting from Operations                                 (71,274)        93,302       (128,937)     1,180,352

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes..................................  1,557,384      1,601,818      5,574,046      3,708,343
     Contract terminations and surrenders - FVLI................               0        (57,855)       (26,548)      (113,705)
     Contract terminations and surrenders - PrinFlex................    (120,701)      (170,461)      (122,173)      (213,567)
     Contract terminations and surrenders - SVUL................               0              0              0              0
     Contract terminations and surrenders - VUL................                0              0              0              0
     Death benefit payments......................................              0              0        (37,979)       (20,765)
     Policy loan transfers...........................................     (3,882)       (19,050)       (46,175)       (61,995)
     Transfers to other contracts................................     (1,266,324)      (710,207)    (2,062,885)    (1,189,535)
     Cost of insurance and administration charges - FVLI.............       (208)       (48,725)       (45,962)      (114,537)
     Cost of insurance and administration charges - PrinFlex.........   (173,997)      (209,185)      (304,493)      (594,912)
     Cost of insurance and administration charges - SVUL.............     (8,756)        (6,107)       (12,648)       (10,434)
     Cost of insurance and administration charges - VUL.............      (5,206)        (1,373)        (5,544)        (4,817)
     Surrender charges - FVLI........................................          0         (2,211)        (1,015)        (4,346)
     Surrender charges - PrinFlex....................................    (72,820)      (102,841)       (73,709)      (128,848)
     Surrender charges - SVUL........................................          0              0              0              0
     Surrender charges - VUL.........................................          0              0              0              0
                                                                     ---------------------------------------------------------------
  Net Increase from Policy Related Transactions                          (94,510)       273,802      2,834,915      1,250,882
                                                                     ---------------------------------------------------------------

Total Increase                                                          (165,784)       367,104      2,705,978      2,431,234
                                                                     ---------------------------------------------------------------
Net Assets at March 31, 2002                                           9,484,118     13,468,496     17,614,854     32,026,387
                                                                     ===============================================================


                                                                                          DIP                        Fidelity VIP
                                                                        Fidelity VIP    Founders          Equity       Equity-
                                                                         Contrafund     Discovery         Growth        Income
                                                                          Division      Division         Division      Division
                                                                     -------------------------------------------------------------

Net Assets at January 1, 2002                                           41,154,655       155,009       50,584,441    18,129,536
Increase (decrease) in Net Assets from Operations:
     Net investment income........................................         246,827          (342)         (80,149)      254,098
     Net realized gain (loss) on investments...............               (179,794)         (218)        (154,283)      358,753
     Change in net unrealized appr/depr.....................             1,095,427        (4,705)      (1,362,661)       50,617
                                                                     -----------------------------------------------------------
  Net Increase resulting from Operations                                 1,162,460        (5,265)      (1,597,093)      663,468

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes..................................    5,887,202        32,369        7,151,506     4,167,812
     Contract terminations and surrenders - FVLI................                 0             0                0             0
     Contract terminations and surrenders - PrinFlex................      (534,966)          (53)        (659,650)     (218,165)
     Contract terminations and surrenders - SVUL................             1,193             0              426         1,110
     Contract terminations and surrenders - VUL................                  0             0                0             0
     Death benefit payments......................................           (5,100)            0          (31,698)       (8,147)
     Policy loan transfers...........................................      (53,228)            0         (102,991)      (56,812)
     Transfers to other contracts................................       (2,170,016)      (17,098)      (2,606,069)   (1,881,106)
     Cost of insurance and administration charges - FVLI.............         (270)            0             (567)         (414)
     Cost of insurance and administration charges - PrinFlex.........     (894,570)       (3,128)      (1,220,597)     (334,842)
     Cost of insurance and administration charges - SVUL.............      (34,188)            0          (35,450)      (17,424)
     Cost of insurance and administration charges - VUL.............        (5,993)         (266)          (6,858)       (4,224)
     Surrender charges - FVLI........................................            0             0                0             0
     Surrender charges - PrinFlex....................................     (322,751)          (32)        (397,975)     (131,622)
     Surrender charges - SVUL........................................      (13,726)            0           (4,901)      (12,778)
     Surrender charges - VUL.........................................            0             0                0             0
                                                                     -----------------------------------------------------------
  Net Increase from Policy Related Transactions                          1,853,588        11,792        2,085,176     1,503,388
                                                                     -----------------------------------------------------------

Total Increase                                                           3,016,048         6,527          488,083     2,166,856
                                                                     -----------------------------------------------------------
Net Assets at March 31, 2002                                            44,170,703       161,536       51,072,524    20,296,392
                                                                     ============================================================





PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF CHANGES IN NET ASSETS
For the Period Ended March 31, 2002
(Unaudited)

                                                                Government                  Fidelity VIP       High
                                                                Securities       Growth      High Income      Yield    International
                                                                 Division       Division      Division       Division     Division
                                                              ----------------------------------------------------------------------

Net Assets at January 1, 2002                                  10,466,081    15,258,597      2,817,582    1,710,543     17,773,333
Increase (decrease) in Net Assets from Operations:
     Net investment income....................................    468,889       (32,494)       297,821       (2,968)        36,382
     Net realized gain (loss) on investments...............        33,547       (96,422)       (66,665)     (24,659)       (74,444)
     Change in net unrealized appr/depr.....................     (477,444)     (419,231)      (225,746)      13,467       (132,265)
                                                              ----------------------------------------------------------------------
  Net Increase resulting from Operations                           24,992      (548,147)         5,410      (14,160)      (170,327)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes...........................  2,868,371     2,115,428        683,911       11,451      2,639,229
     Contract terminations and surrenders - FVLI..............          0             0              0       (5,917)             0
     Contract terminations and surrenders - PrinFlex..........    (40,355)     (165,557)       (19,559)           0       (127,323)
     Contract terminations and surrenders - SVUL..............         49           569              0            0              0
     Contract terminations and surrenders - VUL...............          0             0              0            0              0
     Death benefit payments...................................       (400)         (343)             0            0        (20,577)
     Policy loan transfers....................................    (42,669)      (31,471)       (86,944)      (2,842)       (58,072)
     Transfers to other contracts.............................   (921,363)     (621,560)      (208,201)     (40,237)      (655,520)
     Cost of insurance and administration charges - FVLI......       (534)            0            (84)     (25,502)           (46)
     Cost of insurance and administration charges - PrinFlex..   (180,544)     (421,430)       (66,114)           0       (426,228)
     Cost of insurance and administration charges - SVUL......    (10,216)      (17,456)        (2,261)           0        (16,181)
     Cost of insurance and administration charges - VUL.......     (4,974)         (797)          (187)           0         (4,030)
     Surrender charges - FVLI.................................          0             0              0         (226)             0
     Surrender charges - PrinFlex.............................    (24,347)      (99,883)       (11,800)           0        (76,815)
     Surrender charges - SVUL.................................       (562)       (6,553)             0            0              0
     Surrender charges - VUL..................................          0             0              0            0              0
                                                              ----------------------------------------------------------------------
  Net Increase from Policy Related Transactions                 1,642,459       750,946        288,762      (63,273)     1,254,436
                                                              ----------------------------------------------------------------------

Total Increase                                                  1,667,451       202,799        294,172      (77,433)     1,084,109
                                                              ----------------------------------------------------------------------
Net Assets at March 31, 2002                                   12,133,532    15,461,396      3,111,754    1,633,110     18,857,442
                                                              ======================================================================


                                                                                                           INVESCO
                                                                               INVESCO       INVESCO      VIF Small       INVESCO
                                                              International      VIF        VIF Health     Company          VIF
                                                                 SmallCap      Dynamics      Sciences       Growth       Technology
                                                                 Division      Division      Division      Division       Division
                                                              ----------------------------------------------------------------------

Net Assets at January 1, 2002                                   7,597,799      53,019       369,374        63,237         137,546
Increase (decrease) in Net Assets from Operations:
     Net investment income....................................      1,708        (147)          (22)         (250)           (409)
     Net realized gain (loss) on investments...............      (205,751)       (680)         (624)          (79)             19
     Change in net unrealized appr/depr.....................      475,312      (2,044)      (21,705)       (4,179)         (6,484)
                                                              ----------------------------------------------------------------------
  Net Increase resulting from Operations                          271,269      (2,871)      (22,351)       (4,508)         (6,874)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes...........................  4,300,993      75,175       384,841       183,843         295,005
     Contract terminations and surrenders - FVLI..............          0           0             0             0               0
     Contract terminations and surrenders - PrinFlex..........    (54,036)         (3)         (922)          (89)            (12)
     Contract terminations and surrenders - SVUL..............         65           0             0             0               0
     Contract terminations and surrenders - VUL...............          0           0             0             0               0
     Death benefit payments...................................       (876)          0             0             0               0
     Policy loan transfers....................................     15,267          17        (1,021)         (463)              0
     Transfers to other contracts............................. (3,569,306)    (35,892)      (50,287)      (57,805)        (29,309)
     Cost of insurance and administration charges - FVLI......        (69)          0          (216)         (182)           (611)
     Cost of insurance and administration charges - PrinFlex..   (212,319)     (2,701)      (22,560)       (4,699)         (7,352)
     Cost of insurance and administration charges - SVUL......    (11,718)          0          (326)            0            (137)
     Cost of insurance and administration charges - VUL.......     (2,158)       (332)       (2,090)         (936)           (917)
     Surrender charges - FVLI.................................          0           0             0             0               0
     Surrender charges - PrinFlex.............................    (32,601)         (2)         (556)          (54)             (7)
     Surrender charges - SVUL.................................       (749)          0             0             0               0
     Surrender charges - VUL..................................          0           0             0             0               0
                                                              ----------------------------------------------------------------------
  Net Increase from Policy Related Transactions                   432,493      36,262       306,863       119,615         256,659
                                                              ----------------------------------------------------------------------

Total Increase                                                    703,762      33,391       284,512       115,107         249,785
                                                              ----------------------------------------------------------------------
Net Assets at March 31, 2002                                    8,301,561      86,410       653,886       178,344         387,331
                                                              ======================================================================


                                                                   Janus Aspen
                                                                    Aggressive                  LargeCap
                                                                      Growth                     Growth
                                                                     Division                   Division
                                                              -------------------------------------------------

Net Assets at January 1, 2002                                         403,359                  154,565
Increase (decrease) in Net Assets from Operations:
     Net investment income....................................         (1,185)                    (497)
     Net realized gain (loss) on investments...............            (2,802)                     (47)
     Change in net unrealized appr/depr.....................          (33,059)                  (5,732)
                                                              -----------------------------------------
  Net Increase resulting from Operations                              (37,046)                  (6,276)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes...........................        334,579                  151,882
     Contract terminations and surrenders - FVLI..............              0                        0
     Contract terminations and surrenders - PrinFlex..........           (157)                    (196)
     Contract terminations and surrenders - SVUL..............              0                        0
     Contract terminations and surrenders - VUL...............              0                        0
     Death benefit payments...................................              0                        0
     Policy loan transfers....................................          1,330                        0
     Transfers to other contracts.............................        (88,578)                 (19,216)
     Cost of insurance and administration charges - FVLI......           (310)                    (246)
     Cost of insurance and administration charges - PrinFlex..        (24,410)                  (9,816)
     Cost of insurance and administration charges - SVUL......           (277)                    (113)
     Cost of insurance and administration charges - VUL.......         (1,955)                  (1,517)
     Surrender charges - FVLI.................................              0                        0
     Surrender charges - PrinFlex.............................            (95)                    (118)
     Surrender charges - SVUL.................................              0                        0
     Surrender charges - VUL..................................              0                        0
                                                              -----------------------------------------
  Net Increase from Policy Related Transactions                       220,128                  120,660
                                                              -----------------------------------------

Total Increase                                                        183,082                  114,384
                                                              -----------------------------------------
Net Assets at March 31, 2002                                          586,441                  268,949
                                                              =========================================




PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF CHANGES IN NET ASSETS
For the Period Ended March 31, 2002
(Unaudited)

                                                                  LargeCap                                             MidCap
                                                                   Stock                                    MidCap     Growth
                                                                   Index        MicroCap     MidCap         Growth     Equity
                                                                  Division      Division    Division       Division   Division
                                                                --------------------------------------------------------------------

Net Assets at January 1, 2002                                   17,277,953     1,907,964   39,443,774     3,431,858    124,701
Increase (decrease) in Net Assets from Operations:
     Net investment income......................................   (39,330)       (4,569)     (69,115)       (7,215)      (390)
     Net realized gain (loss) on investments...............        (48,371)          922      538,015       (23,984)    (1,321)
     Change in net unrealized appr/depr.....................        31,378       110,512      927,172         9,681     (7,055)
                                                                --------------------------------------------------------------------
  Net Increase resulting from Operations                           (56,323)      106,865    1,396,072       (21,518)    (8,766)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes............................. 3,288,096       312,632    4,601,358       914,852    179,015
     Contract terminations and surrenders - FVLI................         0             0     (148,779)            0          0
     Contract terminations and surrenders - PrinFlex............   (45,357)      (17,142)    (420,722)      (55,829)       (68)
     Contract terminations and surrenders - SVUL................     1,194             0          355             0          0
     Contract terminations and surrenders - VUL................          0             0            0             0          0
     Death benefit payments.....................................    (8,219)      (29,054)     (52,142)            0          0
     Policy loan transfers......................................    (4,888)        4,869     (275,521)       (1,115)       (25)
     Transfers to other contracts...............................  (740,991)      (58,118)  (1,780,342)     (233,071)   (54,214)
     Cost of insurance and administration charges - FVLI........    (3,154)         (165)    (215,018)            0        (55)
     Cost of insurance and administration charges - PrinFlex....  (267,983)      (36,271)    (493,882)      (90,238)    (7,068)
     Cost of insurance and administration charges - SVUL........   (24,401)       (3,371)      (7,948)       (3,172)       (80)
     Cost of insurance and administration charges - VUL.........    (5,458)         (774)      (5,726)       (3,007)      (550)
     Surrender charges - FVLI...................................         0             0       (5,686)            0          0
     Surrender charges - PrinFlex...............................   (27,365)      (10,342)    (253,827)      (33,682)       (41)
     Surrender charges - SVUL...................................   (13,738)            0       (4,082)            0          0
     Surrender charges - VUL....................................         0             0            0             0          0
                                                                --------------------------------------------------------------------
  Net Increase from Policy Related Transactions                  2,147,735       162,263      938,038       494,739    116,914
                                                                --------------------------------------------------------------------

Total Increase                                                   2,091,412       269,128    2,334,111       473,221    108,148
                                                                --------------------------------------------------------------------
Net Assets at March 31, 2002                                    19,369,365     2,177,092   41,777,885     3,905,079    232,849
                                                                ====================================================================


                                                                                             Putnam VT
                                                                                              Global
                                                                 MidCap        Money           Asset       Putnam VT      Putnam VT
                                                                 Value         Market       Allocation       Vista         Voyager
                                                                Division      Division       Division      Division       Division
                                                               ---------------------------------------------------------------------

Net Assets at January 1, 2002                                    334,689     29,911,038      1,442,869     6,598,135     22,400,946
Increase (decrease) in Net Assets from Operations:
     Net investment income.....................................    1,186         39,345         24,396       (15,589)        72,865
     Net realized gain (loss) on investments...............        2,324              0         (3,005)      (79,626)      (181,154)
     Change in net unrealized appr/depr.....................      20,046        321,077          4,782       (89,016)      (117,973)
                                                               ---------------------------------------------------------------------
  Net Increase resulting from Operations                          21,184        360,422         26,173      (184,231)      (226,262)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes............................  585,038     35,452,192        335,678     1,026,490      4,029,893
     Contract terminations and surrenders - FVLI...............        0         (8,874)             0             0              0
     Contract terminations and surrenders - PrinFlex...........   (1,066)      (193,124)        (3,975)      (76,131)      (292,245)
     Contract terminations and surrenders - SVUL...............        0            826              0            55          1,009
     Contract terminations and surrenders - VUL................        0              0              0             0              0
     Death benefit payments....................................        0              0              0             0         (8,274)
     Policy loan transfers.....................................   (2,101)      (100,552)          (264)      (27,997)       (22,403)
     Transfers to other contracts.............................. (102,193)   (29,993,799)       (82,427)     (296,359)    (1,302,435)
     Cost of insurance and administration charges - FVLI.......      (63)       (19,524)          (100)          (88)          (425)
     Cost of insurance and administration charges - PrinFlex...  (20,020)      (993,907)       (39,590)     (186,724)      (618,035)
     Cost of insurance and administration charges - SVUL.......     (466)       (66,220)        (3,249)      (11,797)       (34,847)
     Cost of insurance and administration charges - VUL........   (1,373)      (195,069)          (497)         (852)        (4,866)
     Surrender charges - FVLI..................................        0           (339)             0             0              0
     Surrender charges - PrinFlex..............................     (643)      (116,514)        (2,398)      (45,931)      (176,315)
     Surrender charges - SVUL..................................        0         (9,507)             0          (634)       (11,607)
     Surrender charges - VUL...................................        0              0              0             0  #           0
                                                               ---------------------------------------------------------------------
  Net Increase from Policy Related Transactions                  457,114      3,755,589        203,178       380,033      1,559,449
                                                               ---------------------------------------------------------------------

Total Increase                                                   478,298      4,116,011        229,351       195,802      1,333,187
                                                               ---------------------------------------------------------------------
Net Assets at March 31, 2002                                     812,987     34,027,049      1,672,220     6,793,937     23,734,133
                                                               =====================================================================


                                                                        Real                                           SmallCap
                                                                       Estate                  SmallCap                 Growth
                                                                      Division                 Division                Division
                                                               ---------------------------------------------------------------------

Net Assets at January 1, 2002                                         3,295,109               3,681,969              10,098,274
Increase (decrease) in Net Assets from Operations:
     Net investment income.....................................          (7,035)                 (7,369)                (25,752)
     Net realized gain (loss) on investments...............              38,311                 (28,849)                (87,778)
     Change in net unrealized appr/depr.....................            276,449                  78,728                (756,571)
                                                               -----------------------------------------------------------------
  Net Increase resulting from Operations                                307,725                  42,510                (870,101)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes............................       1,550,716                 954,054               1,984,867
     Contract terminations and surrenders - FVLI...............               0                       0                       0
     Contract terminations and surrenders - PrinFlex...........         (23,141)               (139,005)                (85,094)
     Contract terminations and surrenders - SVUL...............               0                     339                     370
     Contract terminations and surrenders - VUL................               0                       0                       0
     Death benefit payments....................................         (37,406)                (45,877)                   (908)
     Policy loan transfers.....................................         (64,965)                 (8,521)                 18,638
     Transfers to other contracts..............................        (645,824)               (285,605)               (682,886)
     Cost of insurance and administration charges - FVLI.......            (148)                   (233)                   (124)
     Cost of insurance and administration charges - PrinFlex...         (64,085)                (85,945)               (291,541)
     Cost of insurance and administration charges - SVUL.......         (31,372)                 (4,722)                (14,676)
     Cost of insurance and administration charges - VUL........          (1,270)                 (1,533)                 (2,217)
     Surrender charges - FVLI..................................               0                       0                       0
     Surrender charges - PrinFlex..............................         (13,961)                (83,864)                (51,338)
     Surrender charges - SVUL..................................               0                  (3,898)                 (4,263)
     Surrender charges - VUL...................................               0                       0                       0
                                                               -----------------------------------------------------------------
  Net Increase from Policy Related Transactions                         668,543                 295,190                 870,827
                                                               -----------------------------------------------------------------

Total Increase                                                          976,268                 337,700                     726
                                                               -----------------------------------------------------------------
Net Assets at March 31, 2002                                          4,271,377               4,019,669              10,099,000
                                                               =================================================================





PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
STATEMENT OF CHANGES IN NET ASSETS
For the Period Ended March 31, 2002
(Unaudited)


                                                                               SmallCap
                                                                                Value                 Utilities
                                                                               Division                Division
                                                                            ------------------------------------------

Net Assets at January 1, 2002                                                       5,542,468               2,061,320
Increase (decrease) in Net Assets from Operations:
     Net investment income........................................                    (11,588)                 (5,150)
     Net realized gain (loss) on investments...............                             1,564                (114,725)
     Change in net unrealized appr/depr.....................                          682,499                  72,606
                                                                            ------------------------------------------
  Net Increase resulting from Operations                                              672,475                 (47,269)

   Policy related transactions (Note 2):
     Net premium payments, less sales charges
       and applicable premium taxes.........................................        2,550,674                 660,330
     Contract terminations and surrenders - FVLI................                            0                       0
     Contract terminations and surrenders - PrinFlex................                  (37,520)                (18,474)
     Contract terminations and surrenders - SVUL................                            0                       0
     Contract terminations and surrenders - VUL................                             0                       0
     Death benefit payments......................................                     (33,447)                (22,202)
     Policy loan transfers............................................                 (4,991)                (22,403)
     Transfers to other contracts................................                    (679,679)               (459,664)
     Cost of insurance and administration charges - FVLI....................             (218)                   (183)
     Cost of insurance and administration charges - PrinFlex.............            (113,938)                (61,388)
     Cost of insurance and administration charges - SVUL.............                  (4,013)                 (3,451)
     Cost of insurance and administration charges - VUL.............                   (2,352)                   (405)
     Surrender charges - FVLI...............................................                0                       0
     Surrender charges - PrinFlex...........................................          (22,636)                (11,146)
     Surrender charges - SVUL...............................................                0                       0
     Surrender charges - VUL................................................                0                       0
                                                                            ------------------------------------------
  Net Increase from Policy Related Transactions                                     1,651,879                  61,016
                                                                            ------------------------------------------

Total Increase                                                                      2,324,354                  13,747
                                                                            ------------------------------------------
Net Assets at March 31, 2002                                                        7,866,822               2,075,067
                                                                            ==========================================


PRINCIPAL LIFE INSURANCE COMPANY
VARIABLE LIFE SEPARATE ACCOUNT
Notes to Financial Statements
March 31, 2002



1.  Basis of Presentation

The accompanying interim unaudited condensed financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2001. The condensed financial statements presented herein are unaudited but, in the opinion of management, include all the necessary adjustments (which comprise only normal recurring items) required for a fair presentation of the financial position as of March 31, 2002 and the results of operations for the three months ended March 31, 2002. However, interim results of operations necessarily require more estimates than annual results and may not be indicative of results for the full year.

                                 Principal Life Insurance Company
                          Consolidated Statements of Financial Position

                                                                          March 31,        December 31,
                                                                            2002               2001
                                                                      ------------------ ------------------
                                                                         (Unaudited)         (Note 1)
                                                                                 (in millions,
                                                                             except per share data)
Assets
Fixed maturities, available-for-sale................................        $29,834.5          $29,007.4
Fixed maturities, trading...........................................             30.8               17.8
Equity securities, available-for-sale...............................            863.0              798.7
Mortgage loans......................................................         10,684.3           10,884.6
Real estate.........................................................          1,022.3              950.5
Policy loans........................................................            823.2              831.9
Other investments...................................................            471.9              615.5
                                                                      ------------------ ------------------
   Total investments...............................................          43,730.0           43,106.4

Cash and cash equivalents...........................................          1,160.8            1,077.7
Accrued investment income...........................................            583.5              593.5
Premiums due and other receivables..................................            439.8              468.3
Deferred policy acquisition costs...................................          1,421.8            1,322.3
Property and equipment..............................................            479.3              480.6
Goodwill............................................................             69.2               59.0
Other intangibles...................................................             12.2               13.2
Mortgage loan servicing rights......................................          1,983.9            1,778.5
Separate account assets.............................................         33,943.5           34,028.9
Other assets........................................................            703.0              642.2
                                                                      ------------------ ------------------
                                                                      ------------------ ------------------
   Total assets....................................................         $84,527.0          $83,570.6
                                                                      ================== ==================
                                                                      ================== ==================

Liabilities
Contractholder funds................................................        $25,095.8          $24,664.6
Future policy benefits and claims...................................         13,077.8           13,011.7
Other policyholder funds............................................            593.0              576.6
Short-term debt.....................................................          1,844.7            1,378.4
Long-term debt......................................................            594.6              617.6
Deferred income taxes...............................................            791.5              782.7
Separate account liabilities........................................         33,943.5           34,028.9
Other liabilities...................................................          3,592.7            3,167.9
                                                                      ------------------ ------------------
                                                                      ------------------ ------------------
   Total liabilities...............................................          79,533.6           78,228.4

Stockholder's equity
Common stock, par value $.01 per share - 5.0 million shares
   authorized, 2.5 million shares issued and outstanding
   (wholly owned indirectly by Principal Financial Group, Inc.).                  2.5                2.5
Additional paid-in capital..........................................          5,005.9            5,004.6
Retained-earnings deficit...........................................           (193.0)             (26.6)
Accumulated other comprehensive income..............................            178.0              368.4
Treasury stock, at cost (363.7 thousand shares of Principal
    Financial Group, Inc. common stock - 2001) .....................              -                 (6.7)
                                                                      ------------------ ------------------
   Total stockholder's equity......................................           4,993.4            5,342.2
                                                                      ------------------ ------------------
                                                                      ------------------ ------------------
   Total liabilities and stockholder's equity......................         $84,527.0          $83,570.6
                                                                      ================== ==================

See accompanying notes.

                                 Principal Life Insurance Company
                              Consolidated Statements of Operations
                                           (Unaudited)

                                                        For the three months ended
                                                                March 31,
                                                   -------------------------------------
                                                            2002               2001
                                                      -----------------  -----------------
                                                                  (in millions)
Revenues
Premiums and other considerations...............          $  844.5           $1,035.7
Fees and other revenues.........................             404.7              335.8
Net investment income...........................             766.5              816.3
Net realized capital gains (losses).............              86.6              (72.5)
                                                     ------------------ ------------------
                                                     ------------------ ------------------
    Total revenues..............................           2,102.3            2,115.3

Expenses
Benefits, claims, and settlement expenses.......           1,150.5            1,351.9
Dividends to policyholders......................              82.4               81.0
Operating expenses..............................             540.7              519.9
                                                     ------------------ ------------------
                                                     ------------------ ------------------
    Total expenses..............................           1,773.6            1,952.8
                                                     ------------------ ------------------
                                                     ------------------ ------------------

Income before income taxes and cumulative
   effect of accounting changes.................             328.7              162.5

Income taxes....................................             100.5               31.1
                                                     ------------------ ------------------
                                                     ------------------ ------------------
Income before cumulative effect of accounting                228.2              131.4
   changes......................................

Cumulative effect of accounting changes, net
   of related income taxes......................              (4.6)             (10.7)
                                                     ------------------ ------------------
                                                     ------------------ ------------------
Net income......................................          $  223.6          $   120.7
                                                     ================== ==================

See accompanying notes.

                                 Principal Life Insurance Company
                         Consolidated Statements of Stockholder's Equity
                                           (Unaudited)

                                  Common         Additional   Retained
                                                 -----------               Accumulated
                                                  paid-in                     other                     Total
                                     Common       capital     earnings    comprehensive    Treasury  stockholder's
                                     stock      -             (deficit)   income (loss)      stock      equity
                                  -------------              ---------------------------- ---------- -------------
                                                                   (in millions)

 Balances at January 1, 2001......       $2.5          $21.0   $5,188.6    $    88.1      $     -      $5,300.2
 Dividends to parent                      -              -       (509.7)         -             -         (509.7)
 Comprehensive income:
    Net income                            -              -        120.7          -             -          120.7
    Net unrealized gains                  -              -          -          296.0           -          296.0
    Provision for deferred income-taxes   -           (107.2)       -         (107.2)
    Foreign currency translation
      adjustment                          -              -          -           (2.7)          -           (2.7)
      Cumulative effect of  accounting
             change, net of               -                                    (14.2)          -          (14.2)
 related
             income taxes                                -          -
                                                                                                     -------------
                                                                                                     -------------
 Comprehensive income.............                                                                        292.6
                                  -------------- ---------------------------------------- ---------- -------------
                                  -------------- ---------------------------------------- ---------- -------------
 Balances at March 31, 2001.......       $2.5          $21.0   $4,799.6     $  260.0      $     -      $5,083.1
                                  ============== ======================================== ========== =============
                                  ============== ======================================== ========== =============

                                         $2.5                                 $368.4      $            $5,342.2
 Balances at January 1, 2002......                  $5,004.6   $  (26.6)                      (6.7)
 Dividends to parent.............         -              -       (390.0)         -             -         (390.0)
 Principal Financial Group, Inc.
    shares                                -                                      -             6.7          8.0
    sold by rabbi trusts..........                       1.3        -
 Comprehensive income:
    Net income                            -              -        223.6          -             -          223.6
    Net unrealized losses                 -              -          -         (296.6)          -         (296.6)
    Provision for deferred income
          tax benefit............         -              -          -          102.9           -          102.9
    Foreign currency translation
       adjustment                         -              -          -            3.3           -            3.3
                                                                                                     -------------
                                                                                                     -------------
 Comprehensive income.............                                                                         33.2
                                  -------------- ---------------------------------------- ---------- -------------
 Balances at March 31, 2002.......       $2.5       $5,005.9    $(193.0)      $178.0      $     -      $4,993.4
                                  ============== ======================================== ========== =============

See accompanying notes.

                                 Principal Life Insurance Company
                              Consolidated Statements of Cash Flows
                                           (Unaudited)

                                                         For the three months ended
                                                                  March 31,
                                                      ---------------------------------
                                                             2002             2001
                                                       ----------------- ----------------
                                                                   (in millions)
Operating activities
Net income............................................  $      223.6        $    120.7
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Cumulative effect of accounting changes,
       net of related income taxes....................           4.6              10.7
     Amortization of deferred policy acquisition
       costs..........................................          22.0              68.3
     Additions to deferred policy acquisition costs...         (80.0)            (70.9)
     Accrued investment income........................           9.9              11.5
     Premiums due and other receivables...............          49.9             (15.9)
     Contractholder and policyholder liabilities
       and dividends..................................         307.8             244.5
     Current and deferred income taxes................          94.2              39.1
     Net realized capital (gains) losses..............         (86.6)             72.5
     Depreciation and amortization expense............          22.2              20.8
     Amortization and impairment/recovery of
        mortgage servicing rights.....................          83.4              52.9
     Other............................................        (374.0)            134.5
                                                       ----------------- ----------------
                                                       ----------------- ----------------
Net adjustments.......................................          53.4             568.0
                                                       ----------------- ----------------
                                                       ----------------- ----------------
Net cash provided by operating activities.............         277.0             688.7

Investing activities Available-for-sale securities:
   Purchases..........................................      (3,639.5)         (4,338.5)
   Sales.............................................        1,567.2           1,710.0
   Maturities........................................          991.5             693.3
Net cash flows from trading securities................         (14.1)              -
Mortgage loans acquired or originated.................     (10,576.2)         (5,582.9)
Mortgage loans sold or repaid.........................      10,770.7           5,715.6
Purchase of mortgage servicing rights.................        (252.7)           (117.8)
Proceeds from sale of mortgage servicing rights.......           1.6              23.3
Real estate acquired..................................        (106.1)            (99.5)
Real estate sold......................................          25.2             329.4
Net change in property and equipment..................         (14.6)            (16.6)
Net disbursements from sales of subsidiaries..........           -               (13.5)
Purchases of interest in subsidiaries, net of cash
   acquired...........................................           -                (4.2)
Net change in other investments.......................         398.7             (64.6)
                                                       ----------------- ----------------
                                                       ----------------- ----------------
Net cash used in investing activities.................        (848.3)         (1,766.0)

                                 Principal Life Insurance Company
                        Consolidated Statements of Cash Flows (continued)
                                           (Unaudited)

                                                         For the three months ended
                                                                  March 31,
                                                      ----------------------------------
                                                             2002             2001
                                                       ----------------- ----------------
                                                                    (in millions)
Financing activities
Sale of Principal Financial Group, Inc. shares                                      -
    held by rabbi trusts.............................  $          8.0    $
Issuance of long-term debt...........................            7.9              27.8
Principal repayments of long-term debt...............          (30.9)            (70.3)
Proceeds of short-term borrowings....................          466.3             104.8
Investment contract deposits.........................        1,913.2           1,844.2
Investment contract withdrawals......................       (1,710.1)         (1,211.5)
                                                       ----------------- ----------------
                                                       ----------------- ----------------
Net cash provided by financing activities............          654.4             695.0
                                                       ----------------- ----------------

Net increase (decrease) in cash and cash equivalents.           83.1            (382.3)

Cash and cash equivalents at beginning of year.......        1,077.7             998.6
                                                       ----------------- ----------------
                                                       ----------------- ----------------
Cash and cash equivalents at end of period...........    $   1,160.8       $     616.3
                                                       ================= ================
                                                       ================= ================


See accompanying notes.

                                 Principal Life Insurance Company
                            Notes to Consolidated Financial Statements
                                          March 31, 2002
                                           (Unaudited)

                                                15

1. Nature of Operations and Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements of Principal Life Insurance Company and its majority-owned subsidiaries ("the Company") have been prepared in conformity with accounting principles generally accepted in the U.S. ("U.S. GAAP") for interim financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 2002, are not necessarily indicative of the results that may be expected for the year ended December 31, 2002. These interim unaudited consolidated financial statements should be read in conjunction with the Company's annual audited financial statements as of December 31, 2001. The accompanying consolidated statement of financial position at December 31, 2001, has been derived from the audited consolidated statement of financial position but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Reclassifications have been made to the December 31, 2001 and March 31, 2001, financial statements to conform to the March 31, 2002, presentation.

Separate Accounts

At March 31, 2002, the Separate Accounts included a separate account valued at $1.1 billion which primarily included shares of Principal Financial Group, Inc. ("PFG") stock that were allocated and issued to eligible participants of qualified employee benefit plans administered by the Company as part of the policy credits issued under the PFG demutualization. The separate account shares are recorded at fair value and are reported as separate account assets and separate account liabilities in the consolidated statements of financial position. Activity of the separate account shares is reflected in both the separate account assets and separate account liabilities and does not impact the Company's results of operations.

Accounting Changes

In June 2001, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations ("SFAS 141"), and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142, effective January 1, 2002, prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Intangible assets with finite useful lives will continue to be amortized over their estimated useful lives. Additionally, SFAS 142 requires that goodwill and indefinite-lived intangible assets be reviewed for impairment at least annually. This includes a more stringent impairment test methodology for measuring and recognizing impairment losses.

During the fourth quarter of 2001, each operating segment of the Company completed initial valuations of goodwill and intangible assets, as set forth in the guidelines of SFAS 142. The valuation was performed using discounted cash flow methodologies and applying a series of variable parameters and assumptions to deliver operating cash flow projections. Due to changes in business conditions and economic outlook, the Company realized an after-tax goodwill impairment amount of $4.6 million as a result of the adoption of SFAS 142 on January 1, 2002. This impairment, which was realized by the Life and Health segment, has been recognized in the Company's first quarter 2002 consolidated financial statements as a cumulative effect of a change in accounting principle.

                                 Principal Life Insurance Company
                      Notes to Consolidated Financial Statements (continued)
                                          March 31, 2002
                                           (Unaudited)

1. Nature of Operations and Significant Accounting Policies (continued)

Net income for the three months ended March 31, 2002 and 2001, adjusted for the effects of SFAS 142 related to non-amortization of goodwill and indefinite-lived intangibles as if adoption had occurred on January 1, 2001, is as follows (in millions):

                                                                    For the three months ended
                                                                             March 31,
                                                         --------------------------------------------------
                                                         --------------------------------------------------
                                                                  2002                      2001
                                                         -----------------------  -------------------------

   Net income..........................................           $223.6                    $120.7
   Adjust amortization expense for goodwill and
     indefinite-lived intangibles .....................              -                         1.1
   Tax impacts of amortization expense ................              -                        (0.3)
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
   Adjusted net income.................................           $223.6                    $121.5
                                                         =======================  =========================
                                                         =======================  =========================


In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and amends Accounting Principles Board ("APB") Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("Opinion 30"), establishing a single accounting model for the disposal of long-lived assets. SFAS 144 generally retains the basic provisions of existing guidance, but broadens the presentation of any discontinued operations to include a component of an entity (rather than a segment of a business as defined in Opinion 30). The Company adopted SFAS 144 on January 1, 2002, which did not have a significant impact on the Company's consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). In June 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 was issued deferring the effective date of SFAS 133 by one year, to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133, which amended the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities.

As amended, SFAS 133 requires, among other things, that all derivatives be recognized in the consolidated statement of financial position as either assets or liabilities that are measured at fair value. SFAS 133 also established special accounting for qualifying hedges, which allows for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the corresponding changes in value of the hedged item. Changes in the fair value of a derivative qualifying as a hedge are recognized in earnings or directly in stockholder's equity depending on the instrument's intended use. For derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133, changes in fair value are required to be recognized in earnings in the period of change.

At January 1, 2001, the Company's consolidated financial statements were adjusted to record a cumulative effect of adopting SFAS 133, as follows (in millions):

                                                                                            Accumulated other
                                                                            Net loss        comprehensive loss
                                                                       ------------------- ---------------------

   Adjustment to fair value of derivative contracts (1)...............       $(16.4)               $(15.8)
   Income tax impact..................................................          5.7                   1.6
                                                                       ------------------- ---------------------
                                                                       ------------------- ---------------------
   Total..............................................................       $(10.7)               $(14.2)
                                                                       =================== =====================

     ------------------
     (1) Amount presented is net of adjustment to hedged item.

2.       Goodwill and Other Intangible Assets

As of March 31, 2002, and December 31, 2001, the Company had $12.2 million and $13.2 million, respectively, of other intangible assets, all which have indefinite useful lives. Due to the adoption of SFAS 142 on January 1, 2002, the Company no longer amortizes its intangible assets.

The changes in the carrying amount of goodwill for the three months ended March 31, 2002, are as follows (in millions):

                                  U.S. Asset        Life and       Mortgage     Corporate and    Consolidated
                                 anagement and       Health
                                MAccumulation       Insurance       Banking         Other
                                ----------------  -------------- -------------- --------------- ---------------
                                ----------------  -------------- -------------- --------------- ---------------

  Balance at January 1, 2002...          $16.1           $49.3           $8.4          $(14.8)         $59.0
  Goodwill disposed of
     during the period.........            -               -              -              14.8           14.8
  Cumulative effect of
    accounting change..........            -              (4.6)           -               -             (4.6)
                                ----------------  -------------- -------------- --------------- ---------------
   Balance at March 31, 2002...          $16.1           $44.7           $8.4        $    -            $69.2
                                ================  ============== ============== =============== ===============


3.  Mergers, Acquisitions, and Divestitures

Divestitures

On February 1, 2002, the Company sold its remaining stake of 15.1 million shares in Coventry Health Care, Inc. ("Coventry") common stock and a warrant, exercisable for 3.1 million shares of Coventry common stock. Total proceeds from the completion of this transaction were $325.2 million and the Company recognized a net realized capital gain of $182.8 million.

4. Closed Block

In connection with its 1998 mutual insurance holding company formation, the Company formed and began operating a closed block ("Closed Block") for the benefit of individual participating dividend-paying policies in force on that date. As of March 31, 2002, cumulative actual earnings, including consideration of net unrealized gains, has been less than cumulative expected earnings. Therefore, no policyholder dividend obligation has been recognized.

Closed Block liabilities and assets designated to the Closed Block are as follows:

                                                              As of March 31,          As of December 31,
                                                                  2002                      2001
                                                        ------------------------- -------------------------
                                                                          (in millions)
   Closed Block liabilities
   Future policy benefits and claims..................            $5,240.9                 $5,248.7
   Other policyholder funds...........................                22.6                     20.3
   Policyholder dividends payable.....................               389.4                    376.6
   Other liabilities..................................                56.0                     11.8
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------
     Total Closed Block liabilities...................             5,708.9                  5,657.4

   Assets designated to the Closed Block
   Fixed maturities, available-for-sale...............             2,533.6                  2,466.3
   Equity securities, available-for-sale..............                23.4                     23.4
   Mortgage loans.....................................               887.1                    880.0
   Real estate........................................                 -                        -
   Policy loans.......................................               782.6                    792.5
   Other investments..................................                10.6                      6.9
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------
     Total investments................................             4,237.3                  4,169.1

   Cash and cash equivalents (deficit)................               (29.0)                    (8.0)
   Accrued investment income..........................                75.9                     77.2
   Deferred tax asset.................................                86.3                     80.8
   Premiums due and other receivables.................                34.5                     33.3
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------
     Total assets designated to the Closed Block......             4,405.0                  4,352.4
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------

   Excess of Closed Block liabilities over assets
     designated to the Closed Block...................             1,303.9                  1,305.0

   Amounts included in other comprehensive
     income...........................................                28.9                     43.6
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------

   Maximum future earnings to be recognized from
     Closed Block assets and liabilities..............            $1,332.8                 $1,348.6
                                                        ========================= =========================

Closed Block revenues and expenses were as follows:

                                                                    For the three months ended
                                                                             March 31,
                                                         --------------------------------------------------
                                                         --------------------------------------------------
                                                                  2002                      2001
                                                         -----------------------  -------------------------
                                                                           (in millions)
   Revenues
   Premiums and other considerations...................           $178.8                    $187.2
   Net investment income...............................             79.4                      76.9
   Net realized capital gains (losses).................             (6.7)                      0.7
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
     Total revenues....................................            251.5                     264.8

   Expenses
   Benefits, claims, and settlement expenses...........            145.0                     157.7
   Dividends to policyholders..........................             77.7                      78.0
   Operating expenses..................................              3.0                       3.1
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
     Total expenses....................................            225.7                     238.8
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------

   Closed Block revenue, net of Closed Block expenses,
     before income taxes...............................             25.8                      26.0
   Income taxes (benefits).............................              8.5                       8.5
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
   Closed Block revenue, net of Closed Block expenses               17.3                      17.5
     and income taxes..................................
   Funding adjustment charges..........................             (1.5)                     (1.8)
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
   Closed Block revenue, net of Closed Block expenses,           $  15.8                   $  15.7
     income tax and funding adjustment charges.........
                                                         =======================  =========================

The change in maximum future earnings of the Closed Block was as follows:

                                                                As of or for the three months ended
                                                                             March 31,
                                                         --------------------------------------------------
                                                         --------------------------------------------------
                                                                  2002                      2001
                                                         -----------------------  -------------------------
                                                                           (in millions)

   Beginning of year...................................         $1,348.6                   $1,408.8
   End of period.......................................          1,332.8                    1,393.1
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
   Change in maximum future earnings...................       $    (15.8)                 $   (15.7)
                                                         =======================  =========================

The Company charges the Closed Block with federal income taxes, payroll taxes, state and local premium taxes and other state or local taxes, licenses and fees as provided in the plan of reorganization.

5. Comprehensive Income

Comprehensive income is as follows:

                                                                          For the three
                                                                          months ended
                                                                            March 31,
                                                                  ------------------------------
                                                                      2002             2001
                                                                  -------------    -------------
                                                                          (in millions)
Comprehensive Income:
   Net income.................................................        $ 223.6           $ 120.7
  Net change in unrealized gains and losses on fixed
     maturities, available-for-sale...........................         (359.5)            386.9
  Net change in unrealized gains and losses on equity
     securities, available-for-sale, including seed money
     in separate accounts.....................................           12.6             (18.5)
  Adjustments for assumed changes in amortization patterns:
     Deferred policy acquisition costs........................           41.5             (67.0)
     Unearned revenue reserves................................           (2.8)              5.2
  Net change in unrealized gains and losses on derivative
     instruments..............................................           11.6             (10.6)
  Provision for deferred income taxes (benefits)..............          102.9            (107.2)
  Change in net foreign currency translation adjustment.......            3.3              (2.7)
  Cumulative effect of accounting change, net of related
     income taxes.............................................            -               (14.2)
                                                                  -------------    -------------
                                                                  -------------    -------------
  Comprehensive income........................................       $   33.2           $ 292.6
                                                                  =============    =============

6. Segment Information

The Company provides financial products and services through the following segments: U.S. Asset Management and Accumulation, Life and Health Insurance and Mortgage Banking. In addition, there is a Corporate and Other segment. The segments are managed and reported separately because they provide different products and services, have different strategies or have different markets and distribution channels.

The U.S. Asset Management and Accumulation segment provides retirement and related financial products and services primarily to businesses, their employees and other individuals and provides asset management services to the Company's asset accumulation business, the life and health insurance operations and third-party clients.

The Life and Health insurance segment provides individual life and disability insurance to the owners and employees of businesses and other individuals in the U.S. and provides group life and health insurance to businesses in the U.S.

The Mortgage Banking segment originates and services residential mortgage loan products for customers primarily in the U.S.

The Corporate and Other segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the Corporate and Other segment primarily reflect financing activities for the Company, income on capital not allocated to other segments, intersegment eliminations and non-recurring or other income or expenses not allocated to the segments based on review of the nature of such items. This segment also includes international operations that offer retirement products and services, annuities, mutual funds and life insurance through subsidiaries in Argentina, Chile, Mexico and Hong Kong. By December 31, 2001, the Company disposed of, distributed or dividended essentially all of its international operations to its parent, Principal Financial Services, Inc.

The Corporate and Other segment includes an equity ownership interest in Coventry. The ownership interest was sold on February 1, 2002, described further in Note 3. The Corporate and Other segment's equity in earnings of Coventry, which was included in net investment income, was $2.1 million and $4.9 million for the three months ended March 31, 2002 and 2001, respectively.

The Company evaluates segment performance on segment operating earnings, which is determined by adjusting U.S. GAAP net income for net realized capital gains and losses, as adjusted, and non-recurring items which management believes are not indicative of overall operating trends. Net realized capital gains, as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services, net realized capital gains credited to customers and certain market value adjustments to fee revenues. Segment operating revenues exclude net realized capital gains and their impact on recognition of front-end fee revenues. While these items may be significant components in understanding and assessing the consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of the Company's results of operations by highlighting earnings attributable to the normal, recurring operations of the business. However, segment operating earnings are not a substitute for net income determined in accordance with U.S. GAAP.

For the three months ended March 31, 2002, the Company excluded $6.6 million of non-recurring items, net of income taxes, including the negative effects of: (1) a cumulative effect of accounting change, net of related income taxes, related to the implementation of SFAS 142 ($4.6 million); and (2) expenses related to demutualization ($2.0 million).

For the three months ended March 31, 2001, the Company excluded $20.5 million of non-recurring items, net of income taxes, including the negative effects of: (1) a cumulative effect of accounting change, net of related income taxes, related to the implementation of SFAS 133 ($10.7 million); (2) an increase in the loss contingency reserve established for sales practices litigation ($5.9 million); and (3) expenses related to demutualization ($3.9 million).

The accounting policies of the segments are similar to those of the Company, with the exception of capital allocation. The Company allocates capital to its segments based upon an internal capital model that allows management to more effectively manage the Company's capital.

The following table summarizes selected financial information by segment as of or for the three months ended, March 31, 2002 and 2001, and reconciles segment totals to those reported in the consolidated financial statements (in millions):

                                    U.S. Asset        Life and        Mortgage      Corporate and    Consolidated
                                  Management and       Health
                                   Accumulation      Insurance        Banking           Other
                                 ----------------- --------------- --------------- ---------------- ----------------
                                 ----------------- --------------- --------------- ---------------- ----------------
   2002
   Revenues:
     Operating revenues.........     $     838.1     $     978.5       $   191.7      $     13.4        $  2,021.7
     Net realized capital gains
       (losses).................           (73.2)          (16.8)            -             176.6              86.6
     Plus recognition of front-
       end fee revenues.........             2.6             -               -               -                 2.6
     Less capital gains
       distributed as market
       value adjustment.........            (8.6)            -               -               -                (8.6)
                                 ----------------- --------------- --------------- ---------------- ----------------
   Revenues.....................     $     758.9     $     961.7       $   191.7       $   190.0        $  2,102.3
                                 ================= =============== =============== ================ ================
                                 ================= =============== =============== ================ ================

   Net income:
     Operating earnings.........    $       99.2    $       54.3      $     15.7     $       6.0       $     175.2
     Net realized capital gains
       (losses), as adjusted....           (44.8)          (10.5)            -             110.3              55.0
     Non-recurring items........             -              (4.6)            -              (2.0)             (6.6)
                                 ----------------- --------------- --------------- ---------------- ----------------
                                 ----------------- --------------- --------------- ---------------- ----------------
   Net income...................    $       54.4    $       39.2      $     15.7       $   114.3       $     223.6
                                 ================= =============== =============== ================ ================
                                 ================= =============== =============== ================ ================
   Assets.......................       $68,701.4       $10,939.1        $2,897.3        $1,989.2         $84,527.0
                                 ================= =============== =============== ================ ================
                                 ================= =============== =============== ================ ================

   Other segment data:
     Revenues from external
       customers................     $     751.3     $     963.2       $   191.7       $   196.1        $  2,102.3
     Intersegment revenues......             7.6            (1.5)            -              (6.1)              -
     Interest expense...........             1.3             0.2             -               9.4              10.9
     Income tax expense.........             2.1            22.6             9.4            66.4             100.5

                                  U.S. Asset        Life and
                                 anagement and       Health          Mortgage       Corporate and
                                MAccumulation       Insurance         Banking           Other         Consolidated
                                ---------------- ---------------- ---------------- ----------------- ---------------
                                ---------------- ---------------- ---------------- ----------------- ---------------
   2001
   Revenues:
     Operating revenues........    $     992.8       $  1,002.4        $   118.7   $        74.1        $  2,188.0
     Net realized capital
       losses..................          (11.9)            (1.3)             -             (59.3)            (72.5)
     Less recognition of front-
       end fee revenues........           (0.2)             -                -               -                (0.2)
                                ---------------- ---------------- ---------------- ----------------- ---------------
                                ---------------- ---------------- ---------------- ----------------- ---------------
   Revenues....................    $     980.7       $  1,001.1        $   118.7   $        14.8        $  2,115.3
                                ================ ================ ================ ================= ===============
                                ================ ================ ================ ================= ===============

   Net income:
     Operating earnings........   $       87.1     $       42.5       $     23.3   $        30.8       $     183.7
     Net realized capital
       losses,
       as adjusted.............           (7.4)            (0.6)             -             (34.5)            (42.5)
     Non-recurring items.......          (10.8)             0.1              -              (9.8)            (20.5)
                                ---------------- ---------------- ---------------- ----------------- ---------------
                                ---------------- ---------------- ---------------- ----------------- ---------------
   Net income (loss)...........   $       68.9     $       42.0       $     23.3   $       (13.5)      $     120.7
                                ================ ================ ================ ================= ===============
                                ================ ================ ================ ================= ===============
   Assets......................      $64,111.9        $10,566.0         $1,915.2     $   2,485.0         $79,078.1
                                ================ ================ ================ ================= ===============
                                ================ ================ ================ ================= ===============

   Other segment data:
     Revenues from external                                                                 24.5
       customers...............    $     972.2       $  1,001.7        $   116.9   $                    $  2,115.3
     Intersegment revenues.....            8.5             (0.6)             1.8            (9.7)              -
     Interest expense..........            1.3              2.2              -               5.0               8.5
     Income tax expense
       (benefit)...............           15.2             21.2             12.5           (17.8)             31.1
     Amortization of goodwill
       and other intangibles...            0.3              0.9              0.2             0.2               1.6

The Company operates in the U.S. and, during 2001, in selected markets internationally (including Chile, Mexico, Argentina and Hong Kong). The following table summarizes selected financial information by geographic location as of or for the three months ended March 31, 2002 and 2001 (in millions):

                                                        Long-lived
                                      Revenues            Assets             Assets        Net income (loss)
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   2002
   U.S.........................         $2,102.3             $560.7           $84,527.0          $223.6
   International...............              -                  -                   -               -
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   Total.......................         $2,102.3             $560.7           $84,527.0          $223.6
                                  ================= ====================================== ==================
                                  ================= ====================================== ==================

   2001
   U.S.........................         $2,120.0             $520.1           $78,513.1          $142.6
   International...............             (4.7)              47.3               565.0           (21.9)
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   Total.......................         $2,115.3             $567.4           $79,078.1          $120.7
                                  ================= ====================================== ==================

Long-lived assets include property and equipment and goodwill and other intangibles.

The Company's operations are not materially dependent on one or a few customers, brokers or agents, and revenues, assets and operating earnings are attributed to geographic location based on the country of domicile the sales originate from.

7.  Stockholder's Equity

Common Stock

The Company sold Principal Financial Group, Inc. shares reported as treasury stock and held in the rabbi trusts during the three months ended March 31, 2002. The reissuance generated proceeds of $8.0 million, with a cost of $6.7 million.

Report of Independent Auditors

Board of Directors and Participants
Principal Life Insurance Company

We have audited the accompanying statements of assets and liabilities of each of the divisions of Principal Life Insurance Company Variable Life Separate Account [comprised of the AIM V.I. Growth, AIM V.I. Growth and Income, AIM V.I. Value, American Century VP Income & Growth, American Century VP Ultra, Asset Allocation, Balanced, Bond, Capital Value, Dreyfus Founders Discovery, Equity Growth (formerly Aggressive Growth), Fidelity VIP II Contrafund, Fidelity VIP Equity-Income, Fidelity VIP High Income, Government Securities, Growth, High Yield, International, International SmallCap, INVESCO VIF Dynamics, INVESCO VIF Health Sciences, INVESCO VIF Small Company Growth, INVESCO VIF Technology, Janus Aspen Aggressive Growth, LargeCap Growth, LargeCap Stock Index, MicroCap, MidCap, MidCap Growth, MidCap Growth Equity, MidCap Value, Money Market, Putnam VT Global Asset Allocation, Putnam VT Vista, Putnam VT Voyager, Real Estate, SmallCap, SmallCap Growth, SmallCap Value, and Utilities Divisions] as of December 31, 2001, and the related statements of operations and changes in net assets for each of the three years in the period then ended, except for those divisions operating for portions of such periods as disclosed in the financial statements. These financial statements are the responsibility of the management of Principal Life Insurance Company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001, by correspondence with the transfer agents. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the respective divisions of Principal Life Insurance Company Variable Life Separate Account at December 31, 2001, and the results of their operations and the changes in their net assets for the periods described above, in conformity with accounting principles generally accepted in the United States.



Des Moines, Iowa
February 11, 2002

                        Principal Life Insurance Company
                         Variable Life Separate Account

                      Statements of Assets and Liabilities

                                December 31, 2001

                                                                                         AIM V.I. Growth
                                                                        AIM V.I. Growth     and Income
                                                                           Division          Division
                                                                       ------------------------------------
                                                                       ------------------------------------
Assets
Investments in shares of mutual funds, at market                              $174,780         $107,483

Liabilities                                                                          -                -
                                                                       ------------------------------------
                                                                       ------------------------------------
Net assets                                                                    $174,780         $107,483
                                                                       ====================================
                                                                       ====================================

Net assets
Accumulation units:
   Flex Variable Life                                                         $      -          $11,668
   PrinFlex Life                                                               170,737           89,267
   Survivorship Variable Universal Life                                          3,894            6,548
   Variable Universal Life Accumulator                                             149                -
                                                                       ------------------------------------
Total net assets                                                              $174,780         $107,483
                                                                       ====================================
                                                                       ====================================

Investments in shares of mutual funds, at cost                                $175,515         $105,697
Shares of mutual fund owned                                                     10,677            5,321

Accumulation units outstanding:
   Flex Variable Life                                                                -            1,398
   PrinFlex Life                                                                19,945           10,645
   Survivorship Variable Universal Life                                            455              781
   Variable Universal Life Accumulator                                              17                -

Accumulation unit value:
   Flex Variable Life                                                          $     -            $8.35
   PrinFlex Life                                                                  8.56             8.39
   Survivorship Variable Universal Life                                           8.56             8.39
   Variable Universal Life Accumulator                                            8.56                -

See accompanying notes.

                                                                                         American Century
                                                                                           VP Income &     American Century
                                                                         AIM V.I. Value   Growth Division      VP Ultra
                                                                            Division                           Division

                                                                       ------------------------------------------------------
                                                                       ------------------------------------------------------
Assets
Investments in shares of mutual funds, at market                              $426,219          $323,130         $192,825

Liabilities                                                                          -                 -                -
                                                                       ------------------------------------------------------
                                                                       ------------------------------------------------------
Net assets                                                                    $426,219          $323,130         $192,825
                                                                       ======================================================
                                                                       ======================================================

Net assets
Accumulation units:
   Flex Variable Life                                                         $  8,005       $       704      $       933
   PrinFlex Life                                                               407,044           320,012          185,637
   Survivorship Variable Universal Life                                         10,966             2,400            2,763
   Variable Universal Life Accumulator                                             204                14            3,492
                                                                       ------------------------------------------------------
Total net assets                                                              $426,219          $323,130         $192,825

                                                                       ======================================================
                                                                       ======================================================
Investments in shares of mutual funds, at cost                                $434,765          $318,954         $188,591
Shares of mutual fund owned                                                     18,254            50,020           20,234

Accumulation units outstanding:
   Flex Variable Life                                                              908                78              102
   PrinFlex Life                                                                45,956            35,419           20,200
   Survivorship Variable Universal Life                                          1,238               266              301
   Variable Universal Life Accumulator                                              23                 2              380

Accumulation unit value:
   Flex Variable Life                                                            $8.82             $8.99            $9.15
   PrinFlex Life                                                                  8.86              9.03             9.19
   Survivorship Variable Universal Life                                           8.86              9.03             9.19
   Variable Universal Life Accumulator                                            8.86              9.03             9.19

See accompanying notes.

                                                                       Asset Allocation
                                                                           Division     Balanced Division       Bond
                                                                                                              Division
                                                                       -----------------------------------------------------
                                                                       -----------------------------------------------------
Assets
Investments in shares of mutual funds, at market                          $  9,649,902       $13,101,392      $14,908,876

Liabilities                                                                          -                 -                -
                                                                       -----------------------------------------------------
                                                                       -----------------------------------------------------
Net assets                                                                $  9,649,902       $13,101,392      $14,908,876
                                                                       =====================================================
                                                                       =====================================================

Net assets
Accumulation units:
   Flex Variable Life                                                  $         1,043       $ 3,251,009      $ 2,086,474
   PrinFlex Life                                                             8,938,288         9,431,734       12,375,718
   Survivorship Variable Universal Life                                        709,091           398,483          441,580
   Variable Universal Life Accumulator                                           1,480            20,166            5,104
                                                                       -----------------------------------------------------
Total net assets                                                           $ 9,649,902         $13,101,392      $14,908,876

                                                                       =====================================================
                                                                       =====================================================
Investments in shares of mutual funds, at cost                             $10,300,714       $14,454,023      $14,583,802
Shares of mutual fund owned                                                    855,488           954,216        1,259,196

Accumulation units outstanding:
   Flex Variable Life                                                              109           117,537           78,312
   PrinFlex Life                                                               609,734           764,576          919,315
   Survivorship Variable Universal Life                                         65,399            43,017           37,669
   Variable Universal Life Accumulator                                             101             1,635              379

Accumulation unit value:
   Flex Variable Life                                                           $9.59             $27.66           $26.63
   PrinFlex Life                                                                14.66              12.34            13.46
   Survivorship Variable Universal Life                                         10.84               9.26            11.72
   Variable Universal Life Accumulator                                          14.66              12.34            13.46

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                Statements of Assets and Liabilities (continued)
                               December 31, 2001


                                                                                         Dreyfus Founders
                                                                            Capital     Discovery Division
                                                                             Value
                                                                           Division
                                                                       ------------------------------------
                                                                       ------------------------------------
Assets
Investments in shares of mutual funds, at market                            $29,595,153        $155,009

Liabilities                                                                           -               -
                                                                       ------------------------------------
                                                                       ------------------------------------
Net assets                                                                  $29,595,153        $155,009
                                                                       ====================================
                                                                       ====================================

Net assets
Accumulation units:
   Flex Variable Life                                                      $  6,785,163      $        -
   PrinFlex Life                                                             22,430,842         153,971
   Survivorship Variable Universal Life                                         378,845               -
   Variable Universal Life Accumulator                                              303           1,038
                                                                       ------------------------------------
Total net assets                                                            $29,595,153        $155,009
                                                                       ====================================
                                                                       ====================================

Investments in shares of mutual funds, at cost                              $34,388,100        $150,441
Shares of mutual fund owned                                                   1,065,340          15,801

Accumulation units outstanding:
   Flex Variable Life                                                           203,555               -
   PrinFlex Life                                                              1,754,500          17,312
   Survivorship Variable Universal Life                                          43,890               -
   Variable Universal Life Accumulator                                               24             117

Accumulation unit value:
   Flex Variable Life                                                           $33.33          $     -
   PrinFlex Life                                                                 12.78             8.89
   Survivorship Variable Universal Life                                           8.63                -
   Variable Universal Life Accumulator                                           12.78             8.89

See accompanying notes.



                                                                                                     Fidelity VIP      Fidelity
                                                               Equity Growth       Fidelity           Equity-          VIP High
                                                                  Division          VIP II         Income Division   Income Division
                                                                                  Contrafund
                                                                                   Division
                                                             -----------------------------------------------------------------------
                                                             -----------------------------------------------------------------------
Assets

Investments in shares of mutual funds, at market                  $50,584,441       $41,154,655      $18,129,536        $2,817,582

Liabilities                                                                 -                 -                -                 -
                                                             -----------------------------------------------------------------------
                                                             -----------------------------------------------------------------------
Net assets                                                        $50,584,441       $41,154,655      $18,129,536        $2,817,582
                                                             =======================================================================
                                                             =======================================================================

Net assets
Accumulation units:
   Flex Variable Life                                             $    11,532      $      7,956      $    23,133        $    1,205
   PrinFlex Life                                                   48,766,788        39,577,641       16,980,993         2,719,735
   Survivorship Variable Universal Life                             1,803,583         1,568,048        1,121,672            96,642
   Variable Universal Life Accumulator                                  2,538             1,010            3,738                 -
                                                             -----------------------------------------------------------------------
Total net assets                                                  $50,584,441       $41,154,655      $18,129,536        $2,817,582
                                                             =======================================================================
                                                             =======================================================================

Investments in shares of mutual funds, at cost                    $61,058,093       $47,521,359      $19,019,849        $3,794,051
Shares of mutual fund owned                                         3,105,245         2,044,444          796,903           439,560

Accumulation units outstanding:
   Flex Variable Life                                                   1,285               853            2,535               134
   PrinFlex Life                                                    3,153,875         2,468,412        1,132,160           333,471
   Survivorship Variable Universal Life                               193,996           168,512          111,942            14,035
   Variable Universal Life Accumulator                                    164                63              249                 -

Accumulation unit value:
   Flex Variable Life                                                $  8.97           $  9.33          $  9.13              $8.96
   PrinFlex Life                                                       15.46             16.03            15.00               8.16
   Survivorship Variable Universal Life                                 9.30              9.31            10.02               6.89
   Variable Universal Life Accumulator                                 15.46             16.03            15.00                  -

See accompanying notes.



                                                                Government
                                                                Securities     Growth Division
                                                                 Division
                                                             ------------------------------------
                                                             ------------------------------------
Assets

Investments in shares of mutual funds, at market                  $10,466,081      $15,258,597

Liabilities                                                                 -                -
                                                             ------------------------------------
                                                             ------------------------------------
Net assets                                                        $10,466,081      $15,258,597
                                                             ====================================
                                                             ====================================

Net assets
Accumulation units:
   Flex Variable Life                                             $    34,289    $           -
   PrinFlex Life                                                    7,222,238       14,451,604
   Survivorship Variable Universal Life                             3,183,376          806,770
   Variable Universal Life Accumulator                                 26,178              223
                                                             ------------------------------------
Total net assets                                                  $10,466,081      $15,258,597
                                                             ====================================
                                                             ====================================

Investments in shares of mutual funds, at cost                    $10,105,682      $22,210,954
Shares of mutual fund owned                                           903,807        1,246,617

Accumulation units outstanding:
   Flex Variable Life                                                   3,284                -
   PrinFlex Life                                                      510,686        1,259,246
   Survivorship Variable Universal Life                               261,505          110,394
   Variable Universal Life Accumulator                                  1,851               19

Accumulation unit value:
   Flex Variable Life                                                 $10.44         $       -
   PrinFlex Life                                                       14.14            11.48
   Survivorship Variable Universal Life                                12.17             7.31
   Variable Universal Life Accumulator                                 14.14            11.48

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                Statements of Assets and Liabilities (continued)
                               December 31, 2001




                                                                          High Yield      International
                                                                           Division          Division
                                                                       ------------------------------------
                                                                       ------------------------------------
Assets
Investments in shares of mutual funds, at market                             $1,710,543      $17,773,333

Liabilities                                                                           -                -
                                                                       ------------------------------------
                                                                       ------------------------------------
Net assets                                                                   $1,710,543      $17,773,333
                                                                       ====================================
                                                                       ====================================

Net assets
Accumulation units:
   Flex Variable Life                                                        $1,710,543      $       940
   PrinFlex Life                                                                      -       17,094,072
   Survivorship Variable Universal Life                                               -          671,414
   Variable Universal Life Accumulator                                                -            6,907
                                                                       ------------------------------------
Total net assets                                                             $1,710,543      $17,773,333
                                                                       ====================================
                                                                       ====================================

Investments in shares of mutual funds, at cost                               $2,321,615      $23,735,645
Shares of mutual fund owned                                                     295,431        1,691,088

Accumulation units outstanding:
   Flex Variable Life                                                            83,344              111
   PrinFlex Life                                                                      -        1,622,404
   Survivorship Variable Universal Life                                               -           83,630
   Variable Universal Life Accumulator                                                -              656

Accumulation unit value:
   Flex Variable Life                                                           $20.52           $  8.48
   PrinFlex Life                                                                    -              10.54
   Survivorship Variable Universal Life                                             -               8.03
   Variable Universal Life Accumulator                                              -              10.54

See accompanying notes.

                                                                                                                   INVESCO VIF Small
                                                                                                    INVESCO VIF     Company Growth
                                                               International      INVESCO VIF     Health Sciences      Division
                                                             SmallCap Division Dynamics Division     Division

                                                             -----------------------------------------------------------------------
                                                             -----------------------------------------------------------------------
Assets
Investments in shares of mutual funds, at market                  $7,597,799          $53,019          $369,374          $63,237

Liabilities                                                                -                -                 -                -
                                                             -----------------------------------------------------------------------
                                                             -----------------------------------------------------------------------
Net assets                                                        $7,597,799          $53,019          $369,374          $63,237
                                                             =======================================================================
                                                             =======================================================================

Net assets
Accumulation units:
   Flex Variable Life                                        $             -          $     -          $      -          $    85
   PrinFlex Life                                                   6,949,272           53,019           359,074           62,196
   Survivorship Variable Universal Life                              645,664                -             9,070              956
   Variable Universal Life Accumulator                                 2,863                -             1,230                -
                                                             -----------------------------------------------------------------------
Total net assets                                                  $7,597,799          $53,019          $369,374          $63,237
                                                             =======================================================================
                                                             =======================================================================

Investments in shares of mutual funds, at cost                    $8,390,754          $50,094          $363,925          $58,196
Shares of mutual fund owned                                          700,904            4,228            20,295            4,296

Accumulation units outstanding:
   Flex Variable Life                                                      -                -                 -               10
   PrinFlex Life                                                     572,166            6,587            36,164            7,310
   Survivorship Variable Universal Life                               62,559                -               913              112
   Variable Universal Life Accumulator                                   236                -               124                -

Accumulation unit value:
   Flex Variable Life                                              $       -          $     -          $     -            $8.47
   PrinFlex Life                                                      12.14             8.05              9.93             8.51
   Survivorship Variable Universal Life                               10.32                 -             9.93             8.51
   Variable Universal Life Accumulator                                12.14                 -             9.93                 -

See accompanying notes.


                                                                                Janus Aspen
                                                                INVESCO VIF   Aggressive Growth
                                                                Technology         Division
                                                                 Division
                                                             ------------------------------------
                                                             ------------------------------------
Assets
Investments in shares of mutual funds, at market                    $137,546         $403,359

Liabilities                                                                -                -
                                                             ------------------------------------
                                                             ------------------------------------
Net assets                                                          $137,546         $403,359
                                                             ====================================
                                                             ====================================

Net assets
Accumulation units:
   Flex Variable Life                                             $  15,816        $  15,543
   PrinFlex Life                                                     117,196          384,245
   Survivorship Variable Universal Life                                4,308            1,831
   Variable Universal Life Accumulator                                   226            1,740
                                                             ------------------------------------
Total net assets                                                    $137,546         $403,359
                                                             ====================================
                                                             ====================================

Investments in shares of mutual funds, at cost                      $132,554         $426,995
Shares of mutual fund owned                                            8,949           18,562

Accumulation units outstanding:
   Flex Variable Life                                                  2,230            2,064
   PrinFlex Life                                                      16,447           50,785
   Survivorship Variable Universal Life                                  605              242
   Variable Universal Life Accumulator                                    32              230

Accumulation unit value:
   Flex Variable Life                                                 $7.09            $7.53
   PrinFlex Life                                                       7.13             7.57
   Survivorship Variable Universal Life                                7.13             7.57
   Variable Universal Life Accumulator                                 7.13             7.57

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                Statements of Assets and Liabilities (continued)
                               December 31, 2001


                                                                        LargeCap Growth   LargeCap Stock
                                                                           Division       Index Division
                                                                       ------------------------------------
                                                                       ------------------------------------
Assets
Investments in shares of mutual funds, at market                              $154,565       $17,277,953

Liabilities                                                                          -                 -
                                                                       ------------------------------------
                                                                       ------------------------------------
Net assets                                                                    $154,565       $17,277,953
                                                                       ====================================
                                                                       ====================================

Net assets
Accumulation units:
   Flex Variable Life                                                       $    6,133    $       75,585
   PrinFlex Life                                                               145,344        15,575,618
   Survivorship Variable Universal Life                                          2,474         1,616,807
   Variable Universal Life Accumulator                                             614             9,943
                                                                       ------------------------------------
Total net assets                                                              $154,565       $17,277,953
                                                                       ====================================
                                                                       ====================================

Investments in shares of mutual funds, at cost                                $151,331       $19,698,933
Shares of mutual fund owned                                                     17,485         2,084,192

Accumulation units outstanding:
   Flex Variable Life                                                              776             8,485
   PrinFlex Life                                                                18,300         1,775,448
   Survivorship Variable Universal Life                                            312           183,566
   Variable Universal Life Accumulator                                              77             1,133

Accumulation unit value:
   Flex Variable Life                                                            $7.91             $8.91
   PrinFlex Life                                                                  7.94              8.77
   Survivorship Variable Universal Life                                           7.94              8.81
   Variable Universal Life Accumulator                                            7.94              8.77

See accompanying notes.


                                                                                                            MidCap Growth
                                                                       MicroCap Division  MidCap Division      Division

                                                                       ------------------------------------------------------
                                                                       ------------------------------------------------------
Assets
Investments in shares of mutual funds, at market                             $1,907,964       $39,443,774       $3,431,858

Liabilities                                                                           -                 -                -
                                                                       ------------------------------------------------------
                                                                       ------------------------------------------------------
Net assets                                                                   $1,907,964       $39,443,774       $3,431,858
                                                                       ======================================================
                                                                       ======================================================

Net assets
Accumulation units:
   Flex Variable Life                                                     $       8,120       $12,850,695 $              -
   PrinFlex Life                                                              1,468,375        26,199,741        3,226,436
   Survivorship Variable Universal Life                                         425,752           392,486          201,933
   Variable Universal Life Accumulator                                            5,717               852            3,489
                                                                       ------------------------------------------------------
Total net assets                                                             $1,907,964       $39,443,774       $3,431,858
                                                                       ======================================================

Investments in shares of mutual funds, at cost                               $1,858,016       $40,276,924       $3,903,523
Shares of mutual fund owned                                                     208,066         1,229,161          404,224

Accumulation units outstanding:
   Flex Variable Life                                                               838           256,683                -
   PrinFlex Life                                                                158,891         1,684,436          334,304
   Survivorship Variable Universal Life                                          40,896            31,869           20,694
   Variable Universal Life Accumulator                                              619                55              362

Accumulation unit value:
   Flex Variable Life                                                          $  9.69            $50.06           $     -
   PrinFlex Life                                                                  9.24             15.55              9.65
   Survivorship Variable Universal Life                                          10.41             12.32              9.76
   Variable Universal Life Accumulator                                            9.24             15.55              9.65


                                                                       MidCap Growth
                                                                       Equity Division       MidCap            Money
                                                                                              Value       Market Division
                                                                                            Division
                                                                       -----------------------------------------------------
                                                                       -----------------------------------------------------
Assets
Investments in shares of mutual funds, at market                            $124,701           $334,689       $29,911,038

Liabilities                                                                        -                  -                 -
                                                                       -----------------------------------------------------
                                                                       -----------------------------------------------------
Net assets                                                                  $124,701           $334,689       $29,911,038
                                                                       =====================================================
                                                                       =====================================================

Net assets
Accumulation units:
   Flex Variable Life                                                     $        -         $    2,437      $    601,473
   PrinFlex Life                                                             123,338            315,589        26,266,573
   Survivorship Variable Universal Life                                        1,363             10,868         2,439,863
   Variable Universal Life Accumulator                                             -              5,795           603,129
                                                                       -----------------------------------------------------
Total net assets                                                            $124,701           $334,689       $29,911,038
                                                                       =====================================================

Investments in shares of mutual funds, at cost                              $121,049           $330,229       $29,911,124
Shares of mutual fund owned                                                   21,136             28,655        29,911,038

Accumulation units outstanding:
   Flex Variable Life                                                              -                254            32,483
   PrinFlex Life                                                              14,989             32,705         2,063,192
   Survivorship Variable Universal Life                                          166              1,126           216,836
   Variable Universal Life Accumulator                                             -                601            47,398

Accumulation unit value:
   Flex Variable Life                                                        $     -             $9.60             $18.52
   PrinFlex Life                                                                8.23              9.65              12.73
   Survivorship Variable Universal Life                                         8.23              9.65              11.25
   Variable Universal Life Accumulator                                             -              9.65              12.73

                        Principal Life Insurance Company
                         Variable Life Separate Account

                Statements of Assets and Liabilities (continued)
                               December 31, 2001


                                                                       Putnam VT Global
                                                                       Asset Allocation       Putnam VT
                                                                           Division             Vista
                                                                                               Division
                                                                       ------------------------------------
                                                                       ------------------------------------
Assets
Investments in shares of mutual funds, at market                              $1,442,869      $6,598,135

Liabilities                                                                            -               -
                                                                       ------------------------------------
                                                                       ------------------------------------
Net assets                                                                    $1,442,869      $6,598,135
                                                                       ====================================
                                                                       ====================================

Net assets
Accumulation units:
   Flex Variable Life                                                      $       9,290     $        69
   PrinFlex Life                                                               1,293,496       6,192,328
   Survivorship Variable Universal Life                                          140,083         405,704
   Variable Universal Life Accumulator                                                 -              34
                                                                       ------------------------------------
Total net assets                                                              $1,442,869      $6,598,135
                                                                       ====================================
                                                                       ====================================

Investments in shares of mutual funds, at cost                                $1,696,386      $9,683,579
Shares of mutual fund owned                                                      107,838         581,846

Accumulation units outstanding:
   Flex Variable Life                                                                995               9
   PrinFlex Life                                                                 129,168         605,531
   Survivorship Variable Universal Life                                           14,820          45,706
   Variable Universal Life Accumulator                                                 -               3

Accumulation unit value:
   Flex Variable Life                                                          $  9.34          $  8.06
   PrinFlex Life                                                                 10.01            10.22
   Survivorship Variable Universal Life                                           9.45             8.88
   Variable Universal Life Accumulator                                                -           10.22

See accompanying notes.


                                                                         Putnam VT Voyager     Real
                                                                            Division          Estate      SmallCap Division
                                                                                             Division
                                                                       ------------------------------------------------------
                                                                       ------------------------------------------------------
Assets
Investments in shares of mutual funds, at market                            $22,400,946        $3,295,109       $3,681,969

Liabilities                                                                           -                 -                -
                                                                       ------------------------------------------------------
                                                                       ------------------------------------------------------
Net assets                                                                  $22,400,946        $3,295,109       $3,681,969
                                                                       ======================================================
                                                                       ======================================================

Net assets
Accumulation units:
   Flex Variable Life                                                       $    22,112        $    6,754       $    6,039
   PrinFlex Life                                                             20,227,611         2,675,427        3,429,566
   Survivorship Variable Universal Life                                       2,149,777           612,928          246,360
   Variable Universal Life Accumulator                                            1,446                 -                4
                                                                       ------------------------------------------------------
Total net assets                                                            $22,400,946        $3,295,109       $3,681,969
                                                                       ======================================================
                                                                       ======================================================

Investments in shares of mutual funds, at cost                              $34,032,574        $3,151,013       $4,025,439
Shares of mutual fund owned                                                     784,347           305,953          458,527

Accumulation units outstanding:
   Flex Variable Life                                                             2,620               617              638
   PrinFlex Life                                                              1,822,878           210,229          330,003
   Survivorship Variable Universal Life                                         233,042            44,748           22,786
   Variable Universal Life Accumulator                                              130                 -                1

Accumulation unit value:
   Flex Variable Life                                                          $  8.44            $10.95          $  9.47
   PrinFlex Life                                                                 11.10             12.73            10.39
   Survivorship Variable Universal Life                                           9.22             13.70            10.81
   Variable Universal Life Accumulator                                           11.10                 -            10.39

See accompanying notes.

                                                                       SmallCap Growth      SmallCap
                                                                           Division           Value      Utilities Division
                                                                                            Division
                                                                       -----------------------------------------------------
                                                                       -----------------------------------------------------
Assets
Investments in shares of mutual funds, at market                           $10,098,274        $5,542,468       $2,061,320

Liabilities                                                                          -                 -                -
                                                                       -----------------------------------------------------
                                                                       -----------------------------------------------------
Net assets                                                                 $10,098,274        $5,542,468       $2,061,320
                                                                       =====================================================
                                                                       =====================================================

Net assets
Accumulation units:
   Flex Variable Life                                                  $         4,072        $    4,670    $       5,358
   PrinFlex Life                                                             9,373,483         5,224,309        1,857,845
   Survivorship Variable Universal Life                                        718,607           307,759          198,117
   Variable Universal Life Accumulator                                           2,112             5,730                -
                                                                       -----------------------------------------------------
Total net assets                                                           $10,098,274        $5,542,468       $2,061,320
                                                                       =====================================================
                                                                       =====================================================

Investments in shares of mutual funds, at cost                             $14,727,410        $5,492,867       $2,611,241
Shares of mutual fund owned                                                    952,667           487,464          236,119

Accumulation units outstanding:
   Flex Variable Life                                                              535               476              739
   PrinFlex Life                                                               797,228           384,039          182,355
   Survivorship Variable Universal Life                                         77,212            21,105           23,413
   Variable Universal Life Accumulator                                             180               421                -

Accumulation unit value:
   Flex Variable Life                                                         $  7.61           $  9.82          $  7.25
   PrinFlex Life                                                                11.76             13.60            10.19
   Survivorship Variable Universal Life                                          9.31             14.58             8.46
   Variable Universal Life Accumulator                                          11.76             13.60                 -

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                            Statements of Operations

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                                             AIM V.I.
                                                                           AIM V.I.         Growth and
                                                                            Growth            Income
                                                                         Division (1)      Division (1)
                                                                       ------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                                $    360        $      49

Expenses:
   Mortality and expense risks                                                   409              275
                                                                       ------------------------------------
Net investment income (loss)                                                     (49)            (226)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                   (218)          (3,639)
Capital gains distributions                                                        -                -
                                                                       ------------------------------------
                                                                       ------------------------------------
Total realized gains (losses) on investments                                    (218)          (3,639)
Change in net unrealized appreciation or depreciation of investments            (735)           1,786
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations              $(1,002)         $(2,079)
                                                                       ====================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                                $      -        $       -
   Capital gains distributions                                                     -                -
                                                                       ------------------------------------
                                                                                   -                -
Expenses:
   Mortality and expense risks                                                     -                -
                                                                       ------------------------------------
Net investment income (loss)                                                       -                -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                         -                -
Change in net unrealized appreciation or depreciation of investments               -                -
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations             $      -        $       -
                                                                       ====================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                                $      -        $       -
   Capital gains distributions                                                     -                -
                                                                       ------------------------------------
                                                                                   -                -
Expenses:
   Mortality and expense risks                                                     -                -
                                                                       ------------------------------------
Net investment income (loss)                                                       -                -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                         -                -
Change in net unrealized appreciation or depreciation of investments               -                -
                                                                       ------------------------------------
Net increase (decrease) in net assets resulting from operations             $      -        $       -
                                                                       ====================================

(1)  Commenced operations May 19, 2001

See accompanying notes.

                                                                                              American
                                                                                             Century VP        American
                                                                            AIM V.I.     Income & Growth      Century VP
                                                                             Value          Division (1)         Ultra
                                                                           Division (1)                       Division (1)
                                                                   -------------------------------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                                $    520         $       -        $        -

Expenses:
   Mortality and expense risks                                                 1,038               793               453
                                                                       ---------------------------------------------------------
Net investment income (loss)                                                    (518)             (793)             (453)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                 (3,100)              (71)           (9,757)
Capital gains distributions                                                    7,899                 -                 -
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------
Total realized gains (losses) on investments                                   4,799               (71)           (9,757)
Change in net unrealized appreciation or depreciation of investments          (8,546)            4,176             4,234
                                                                       ---------------------------------------------------------
Net increase (decrease) in net assets resulting from operations              $(4,265)           $3,312           $(5,976)
                                                                       =========================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                              $        -         $       -        $        -
   Capital gains distributions                                                     -                 -                 -
                                                                       ---------------------------------------------------------
                                                                                   -                 -                 -
Expenses:
   Mortality and expense risks                                                     -                 -                 -
                                                                       ---------------------------------------------------------
Net investment income (loss)                                                       -                 -                 -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                         -                 -                 -
Change in net unrealized appreciation or depreciation of investments               -                 -                 -
                                                                       ---------------------------------------------------------
Net increase (decrease) in net assets resulting from operations           $        -         $       -        $        -
                                                                       =========================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                              $        -         $       -        $        -
   Capital gains distributions                                                     -                 -                 -
                                                                       ---------------------------------------------------------
                                                                                   -                 -                 -
Expenses:
   Mortality and expense risks                                                     -                 -                 -
                                                                       ---------------------------------------------------------
Net investment income (loss)                                                       -                 -                 -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                         -                 -                 -
Change in net unrealized appreciation or depreciation of investments               -                 -                 -
                                                                       ---------------------------------------------------------
Net increase (decrease) in net assets resulting from operations           $        -         $       -        $        -
                                                                       =========================================================

(1)  Commenced operations May 19, 2001

See accompanying notes.

                                                                          Asset
                                                                       Allocation        Balanced            Bond
                                                                         Division         Division          Division
                                                                   --------------------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                            $ 201,541       $    365,554       $ 691,129

Expenses:
   Mortality and expense risks                                             66,382            106,648          92,970
                                                                       --------------------------------------------------
Net investment income (loss)                                              135,159            258,906         598,159

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                            (230,483)          (128,442)         (6,436)
Capital gains distributions                                                13,288            167,396               -
                                                                       --------------------------------------------------
                                                                       --------------------------------------------------
Total realized gains (losses) on investments                             (217,195)            38,954          (6,436)
Change in net unrealized appreciation or depreciation of investments     (251,071)        (1,262,149)        140,352
                                                                       ---------------------------------------------------
Net increase (decrease) in net assets resulting from operations         $(333,107)      $   (964,289)      $ 732,075
                                                                       ==================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                            $ 140,582       $          -       $       -
   Capital gains distributions                                            401,133                  -               -
                                                                       --------------------------------------------------
                                                                          541,715                  -               -
Expenses:
   Mortality and expense risks                                             37,864            104,162          70,481
                                                                       --------------------------------------------------
Net investment income (loss)                                              503,851           (104,162)        (70,481)

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                  9,480            (52,909)        (67,172)
Change in net unrealized appreciation or depreciation of investments     (522,565)            67,563         710,421
                                                                       ---------------------------------------------------
Net increase (decrease) in net assets resulting from operations            (9,234)      $    (89,508)      $ 572,768
                                                                       ==================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                           $   72,994       $    421,363       $ 423,106
   Capital gains distributions                                            220,018            458,007               -
                                                                       --------------------------------------------------
                                                                          293,012            879,370         423,106
Expenses:
   Mortality and expense risks                                             20,257             93,638          47,388
                                                                       --------------------------------------------------
Net investment income (loss)                                              272,755            785,732         375,718

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                 18,368             77,332          (8,182)
Change in net unrealized appreciation or depreciation of investments      136,643           (695,498)       (552,153)
                                                                       --------------------------------------------------
Net increase (decrease) in net assets resulting from operations         $ 427,766       $    167,566       $(184,617)
                                                                       ==================================================

(1)  Commenced operations May 19, 2001

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                      Statements of Operations (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                                             Dreyfus
                                                                            Capital          Founders
                                                                             Value          Discovery
                                                                           Division        Division (1)
                                                                       ------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                              $    354,739     $        -

Expenses:
   Mortality and expense risks                                                 260,206            543
                                                                       ------------------------------------
Net investment income (loss)                                                    94,533           (543)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                 (420,531)        (3,645)
Capital gains distributions                                                    128,530              -
                                                                       ------------------------------------
                                                                       ------------------------------------
Total realized gains (losses) on investments                                  (292,001)        (3,645)
Change in net unrealized appreciation or depreciation of investments        (2,498,976)         4,568
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations            $(2,696,444)      $    380
                                                                       ====================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                              $    448,738     $        -
   Capital gains distributions                                                 135,404              -
                                                                       ------------------------------------
                                                                               584,142              -
Expenses:
   Mortality and expense risks                                                 253,147              -
                                                                       ------------------------------------
Net investment income (loss)                                                   330,995              -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                    (899,891)             -
Change in net unrealized appreciation or depreciation of investments           950,640              -
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations           $    381,744     $        -
                                                                       ====================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                              $    631,298     $        -
   Capital gains distributions                                               3,121,167              -
                                                                       ------------------------------------
                                                                             3,752,465              -
Expenses:
   Mortality and expense risks                                                 227,884              -
                                                                       ------------------------------------
Net investment income (loss)                                                 3,524,581              -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                     207,213              -
Change in net unrealized appreciation or depreciation of investments        (5,167,258)             -
                                                                       ------------------------------------
Net increase (decrease) in net assets resulting from operations            $(1,435,464)    $        -
                                                                       ====================================

(1)  Commenced operations May 19, 2001
(2) Represented the operations of the Aggressive Growth Division until May 19, 2001 when the name changed to Equity Growth Division

See accompanying notes.



                                                                                                                Fidelity VIP
                                                                              Equity        Fidelity VIP II      Equity-
                                                                              Growth          Contrafund         Income
                                                                           Division (2)        Division         Division
                                                                        -------------------------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                             $      42,527      $    266,237      $    235,916

Expenses:
   Mortality and expense risks                                                 413,828           305,601           121,385
                                                                       --------------------------------------------------------
Net investment income (loss)                                                  (371,301)          (39,364)          114,531

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                 (594,851)         (530,711)         (100,524)
Capital gains distributions                                                  2,923,876           939,660           662,811
                                                                       --------------------------------------------------------
                                                                       --------------------------------------------------------
Total realized gains (losses) on investments                                 2,329,025           408,949           562,287
Change in net unrealized appreciation or depreciation of investments        (9,726,755)       (5,327,117)       (1,553,952)
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations            $(7,769,031)      $(4,957,532)     $   (877,134)
                                                                       ========================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                             $           -     $      84,138      $    167,161
   Capital gains distributions                                               1,219,532         3,054,223           629,770
                                                                       --------------------------------------------------------
                                                                             1,219,532         3,138,361           796,931
Expenses:
   Mortality and expense risks                                                 357,859           254,559           100,688
                                                                       --------------------------------------------------------
Net investment income (loss)                                                   861,673         2,883,802           696,243

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                     146,570            32,714           (36,409)
Change in net unrealized appreciation or depreciation of investments        (7,649,724)       (5,395,041)          320,251
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations            $(6,641,481)      $(2,478,525)     $    980,085
                                                                       ========================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                           $               -   $      45,256     $      81,671
   Capital gains distributions                                               2,005,405           331,881           180,535
                                                                       --------------------------------------------------------
                                                                             2,005,405           377,137           262,206
Expenses:
   Mortality and expense risks                                                 182,021           115,541            66,774
                                                                       --------------------------------------------------------
Net investment income (loss)                                                 1,823,384           261,596           195,432

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                      88,148            36,522            26,811
Change in net unrealized appreciation or depreciation of investments         6,010,958         3,000,192            51,551
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations            $ 7,922,490       $ 3,298,310      $    273,794
                                                                       ========================================================




                                                                        Fidelity VIP      Government
                                                                        High Income       Securities          Growth
                                                                          Division         Division          Division
                                                                       ----------------------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                            $  233,699          $216,752    $            -

Expenses:
   Mortality and expense risks                                              22,546            44,697           132,900
                                                                       ---------------------------------------------------
Net investment income (loss)                                               211,153           172,055          (132,900)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                             (198,377)           21,893          (200,755)
Capital gains distributions                                                      -                 -                 -
                                                                       ---------------------------------------------------
                                                                       ---------------------------------------------------
Total realized gains (losses) on investments                              (198,377)           21,893          (200,755)
Change in net unrealized appreciation or depreciation of investments      (397,609)          190,344        (3,854,361)
                                                                       ----------------------------------------------------
Net increase (decrease) in net assets resulting from operations         $ (384,833)         $384,292       $(4,188,016)
                                                                       ===================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                            $  112,140       $         -    $            -
   Capital gains distributions                                                   -                 -         2,991,447
                                                                       ---------------------------------------------------
                                                                           112,140                 -         2,991,447
Expenses:
   Mortality and expense risks                                              16,875            24,903           120,729
                                                                       ---------------------------------------------------
Net investment income (loss)                                                95,265           (24,903)        2,870,718

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                 (46,430)          (73,232)           27,791
Change in net unrealized appreciation or depreciation of investments      (528,218)          358,676        (4,702,775)
                                                                       ----------------------------------------------------
Net increase (decrease) in net assets resulting from operations         $ (479,383)         $260,541       $(1,804,266)
                                                                       ===================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                            $  107,614          $181,309     $      61,438
   Capital gains distributions                                               4,023                 -            26,610
                                                                       ---------------------------------------------------
                                                                           111,637           181,309            88,048
Expenses:
   Mortality and expense risks                                              12,593            29,098            65,974
                                                                       ---------------------------------------------------
Net investment income (loss)                                                99,044           152,211            22,074

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                 (18,366)          (23,023)           35,999
Change in net unrealized appreciation or depreciation of investments         9,792          (179,101)        1,136,770
                                                                       ---------------------------------------------------
Net increase (decrease) in net assets resulting from operations        $    90,470         $ (49,913)      $ 1,194,843
                                                                       ===================================================

                        Principal Life Insurance Company
                         Variable Life Separate Account

                      Statements of Operations (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted


                                                                             High
                                                                             Yield        International
                                                                           Division          Division
                                                                       ------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                                $ 178,099     $      23,800

Expenses:
   Mortality and expense risks                                                 12,750           156,274
                                                                       ------------------------------------
Net investment income (loss)                                                  165,349          (132,474)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                 (35,917)         (183,087)
Capital gains distributions                                                         -             3,381
                                                                       ------------------------------------
                                                                       ------------------------------------
Total realized gains (losses) on investments                                  (35,917)         (179,706)
Change in net unrealized appreciation or depreciation of investments         (131,598)       (4,528,498)
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations             $  (2,166)      $(4,840,678)
                                                                       ====================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                                $ 159,252     $     115,474
   Capital gains distributions                                                      -           687,531
                                                                       ------------------------------------
                                                                              159,252           803,005
Expenses:
   Mortality and expense risks                                                 12,260           139,590
                                                                       ------------------------------------
Net investment income (loss)                                                  146,992           663,415

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                    (36,162)           10,274
Change in net unrealized appreciation or depreciation of investments         (199,645)       (2,202,921)
                                                                       ------------------------------------
Net increase (decrease) in net assets resulting from operations             $ (88,815)      $(1,529,232)
                                                                       ====================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                                $ 156,525      $    331,297
   Capital gains distributions                                                      -         1,187,285
                                                                       ------------------------------------
                                                                              156,525         1,518,582
Expenses:
   Mortality and expense risks                                                 15,977            88,959
                                                                       ------------------------------------
Net investment income (loss)                                                  140,548         1,429,623

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                    (83,063)           34,900
Change in net unrealized appreciation or depreciation of investments          (35,529)          942,834
                                                                       ------------------------------------
Net increase (decrease) in net assets resulting from operations             $  21,956       $ 2,407,357
                                                                       ====================================

(1)  Commenced operations May 19, 2001

See accompanying notes.

                                                                                                           INVESCO VIF
                                                                      International      INVESCO VIF         Health
                                                                         SmallCap          Dynamics          Sciences
                                                                         Division        Division (1)     Division (1)
                                                                    -------------------------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                        $             -       $       -       $       -

Expenses:
   Mortality and expense risks                                               64,180             135               717
                                                                    -------------------------------------------------------
Net investment income (loss)                                                (64,180)           (135)             (717)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                            (1,822,324)         (1,010)             (249)
Capital gains distributions                                                       -               -                 -
                                                                    -------------------------------------------------------
                                                                    -------------------------------------------------------
Total realized gains (losses) on investments                             (1,822,324)         (1,010)             (249)
Change in net unrealized appreciation or depreciation of investments        186,949           2,925             5,449
                                                                    -------------------------------------------------------
Net increase (decrease) in net assets resulting from operations         $(1,699,555)         $1,780            $4,483
                                                                    =======================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                        $               -     $       -         $       -
   Capital gains distributions                                              362,609               -                 -
                                                                    -------------------------------------------------------
                                                                            362,609               -                 -
Expenses:
   Mortality and expense risks                                               45,118               -                 -
                                                                    -------------------------------------------------------
Net investment income (loss)                                                317,491               -                 -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                  137,726               -                 -
Change in net unrealized appreciation or depreciation of investments     (1,565,735)              -                 -
                                                                    -------------------------------------------------------
Net increase (decrease) in net assets resulting from operations         $(1,110,518)      $       -         $       -
                                                                    =======================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                        $               -     $       -         $       -
   Capital gains distributions                                               77,693               -                 -
                                                                    -------------------------------------------------------
                                                                             77,693               -                 -
Expenses:
   Mortality and expense risks                                                6,069               -                 -
                                                                    -------------------------------------------------------
Net investment income (loss)                                                 71,624               -                 -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                   29,313               -                 -
Change in net unrealized appreciation or depreciation of investments        570,819               -                 -
                                                                    -------------------------------------------------------
Net increase (decrease) in net assets resulting from operations        $    671,756       $       -         $       -
                                                                    =======================================================

(1)  Commenced operations May 19, 2001

See accompanying notes.

                                                                     INVESCO VIF                        Janus Aspen
                                                                    Small Company      Invesco VIF       Aggressive
                                                                        Growth         Technology          Growth
                                                                     Division (1)     Division (1)      Division (1)
                                                                    ----------------------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                          $       -         $       -     $          -

Expenses:
   Mortality and expense risks                                              152               335            1,162
                                                                    ----------------------------------------------------
Net investment income (loss)                                               (152)             (335)          (1,162)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                44              (352)          (6,432)
Capital gains distributions                                                   -                 -                -
                                                                    ----------------------------------------------------
                                                                    ----------------------------------------------------
Total realized gains (losses) on investments                                 44              (352)          (6,432)
Change in net unrealized appreciation or depreciation of investments      5,041             4,992          (23,636)
                                                                    -----------------------------------------------------
Net increase (decrease) in net assets resulting from operations          $4,933            $4,305         $(31,230)
                                                                    ====================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                          $       -         $       -     $          -
   Capital gains distributions                                                -                 -                -
                                                                    ----------------------------------------------------
                                                                              -                 -                -
Expenses:
   Mortality and expense risks                                                -                 -                -
                                                                    ----------------------------------------------------
Net investment income (loss)                                                  -                 -                -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                    -                 -                -
Change in net unrealized appreciation or depreciation of investments          -                 -                -
                                                                    -----------------------------------------------------
Net increase (decrease) in net assets resulting from operations       $       -         $       -     $          -
                                                                    ====================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                          $       -         $       -     $          -
   Capital gains distributions                                                -                 -                -
                                                                    ----------------------------------------------------
                                                                              -                 -                -
Expenses:
   Mortality and expense risks                                                -                 -                -
                                                                    ----------------------------------------------------
Net investment income (loss)                                                  -                 -                -

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                    -                 -                -
Change in net unrealized appreciation or depreciation of investments          -                 -                -
                                                                    ----------------------------------------------------
Net increase (decrease) in net assets resulting from operations       $       -         $       -     $          -
                                                                    ====================================================

(1)  Commenced operations May 19, 2001

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                      Statements of Operations (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                           LargeCap          LargeCap
                                                                            Growth         Stock Index
                                                                         Division (1)        Division (2)
                                                                       ------------------------------------
Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                              $        -       $    145,770

Expenses:
   Mortality and expense risks                                                   331            114,442
                                                                       ------------------------------------
Net investment income (loss)                                                    (331)            31,328

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                 (1,117)          (198,070)
Capital gains distributions                                                        -                  -
                                                                       ------------------------------------
                                                                       ------------------------------------
Total realized gains (losses) on investments                                  (1,117)          (198,070)
Change in net unrealized appreciation or depreciation of investments           3,234         (1,608,110)
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations              $ 1,786        $(1,774,852)
                                                                       ====================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                              $        -       $    102,989
   Capital gains distributions                                                     -             41,453
                                                                       ------------------------------------
                                                                                   -            144,442
Expenses:
   Mortality and expense risks                                                     -             72,122
                                                                       ------------------------------------
Net investment income (loss)                                                       -             72,320

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                         -                153
Change in net unrealized appreciation or depreciation of investments               -         (1,133,899)
                                                                       -------------------------------------
Net increase (decrease) in net assets resulting from operations           $        -        $(1,061,426)
                                                                       ====================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                              $        -       $     27,669
   Capital gains distributions                                                     -             35,810
                                                                       ------------------------------------
                                                                                   -             63,479
Expenses:
   Mortality and expense risks                                                     -             15,615
                                                                       ------------------------------------
Net investment income (loss)                                                       -             47,864

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                         -                377
Change in net unrealized appreciation or depreciation of investments               -            321,029
                                                                       ------------------------------------
Net increase (decrease) in net assets resulting from operations           $        -       $    369,270
                                                                       ====================================

(1)  Commenced operations May 19, 2001
(2)  Commenced operations May 1, 1999

See accompanying notes.

                                                                                                                MidCap
                                                                            MicroCap           MidCap           Growth
                                                                            Division          Division         Division
                                                                       --------------------------------------------------------


Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                             $         -        $    287,538      $         -

Expenses:
   Mortality and expense risks                                                13,429             280,737           23,388
                                                                       --------------------------------------------------------
Net investment income (loss)                                                 (13,429)              6,801          (23,388)

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                 (3,292)              8,298          (75,948)
Capital gains distributions                                                        -             962,939           60,176
                                                                       --------------------------------------------------------
                                                                       --------------------------------------------------------
Total realized gains (losses) on investments                                  (3,292)            971,237          (15,772)
Change in net unrealized appreciation or depreciation of investments          54,466          (2,591,787)        (418,816)
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations              $37,745         $(1,613,749)       $(457,976)
                                                                       ========================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                                $  6,198        $     96,220      $     4,159
   Capital gains distributions                                                     -           6,502,170          199,447
                                                                       --------------------------------------------------------
                                                                               6,198           6,598,390          203,606
Expenses:
   Mortality and expense risks                                                 7,677             272,454           13,595
                                                                       --------------------------------------------------------
Net investment income (loss)                                                  (1,479)          6,325,936          190,011

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                    32,846             396,277           26,224
Change in net unrealized appreciation or depreciation of investments            (737)         (2,361,754)        (163,442)
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations              $30,630         $ 4,360,459       $   52,793
                                                                       ========================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                               $     614        $     93,198      $     1,567
   Capital gains distributions                                                     -           1,313,207                -
                                                                       --------------------------------------------------------
                                                                                 614           1,406,405            1,567
Expenses:
   Mortality and expense risks                                                 2,622             228,629            5,079
                                                                       --------------------------------------------------------
Net investment income (loss)                                                  (2,008)          1,177,776           (3,512)

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                       539             142,810            9,001
Change in net unrealized appreciation or depreciation of investments          (4,874)          2,019,372           82,583
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations             $ (6,343)        $ 3,339,958       $   88,072
                                                                       ========================================================

(1)  Commenced operations May 19, 2001
(2)  Commenced operations May 1, 1999

See accompanying notes.

                                                                               MidCap
                                                                               Growth           MidCap            Money
                                                                               Equity            Value            Market
                                                                            Division (1)     Division (1)        Division
                                                                       --------------------------------------------------------


Year ended December 31, 2001 Investment income (loss) Income:
   Dividends                                                              $          -         $     284          $894,342

Expenses:
   Mortality and expense risks                                                     317               768           275,846
                                                                       --------------------------------------------------------
Net investment income (loss)                                                      (317)             (484)          618,496

Realized gains (losses) on investments
Realized gain (losses) on sale of fund shares                                  (11,841)              113                 -
Capital gains distributions                                                          -             9,791                 -
                                                                       --------------------------------------------------------
                                                                       --------------------------------------------------------
Total realized gains (losses) on investments                                   (11,841)            9,904                 -
Change in net unrealized appreciation or depreciation of investments             3,652             4,460               (86)
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations              $  (8,506)          $13,880          $618,410
                                                                       ========================================================

Year ended December 31, 2000 Investment income (loss) Income:
   Dividends                                                              $          -       $         -          $947,987
   Capital gains distributions                                                       -                 -                 -
                                                                       --------------------------------------------------------
                                                                                     -                 -           947,987
Expenses:
   Mortality and expense risks                                                       -                 -           185,639
                                                                       --------------------------------------------------------
Net investment income (loss)                                                         -                 -           762,348

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                           -                 -                 -
Change in net unrealized appreciation or depreciation of investments                 -                 -                 -
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations           $          -       $         -          $762,348
                                                                       ========================================================

Year ended December 31, 1999 Investment income (loss) Income:
   Dividends                                                              $          -       $         -          $407,602
   Capital gains distributions                                                       -                 -                 -
                                                                       --------------------------------------------------------
                                                                                     -                 -           407,602
Expenses:
   Mortality and expense risks                                                       -                 -            93,734
                                                                       --------------------------------------------------------
Net investment income (loss)                                                         -                 -           313,868

Realized and unrealized gains (losses) on investments
Net realized gains (losses) on investments                                           -                 -                 -
Change in net unrealized appreciation or depreciation of investments                 -                 -                 -
                                                                       --------------------------------------------------------
Net increase (decrease) in net assets resulting from operations           $          -       $         -          $313,868
                                                                       ========================================================

(1)  Commenced operations May 19, 2001
(2)  Commenced operations May 1, 1999

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                      Statements of Operations (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                                   Putnam VT
                                                                                  Global Asset       Putnam VT
                                                                                   Allocation          Vista
                                                                                    Division          Division
                                                                                ------------------------------------
         Year ended December 31, 2001 Investment income (loss) Income:
            Dividends                                                               $   11,469       $         -

         Expenses:
            Mortality and expense risks                                                 10,494            56,353
                                                                                ------------------------------------
         Net investment income (loss)                                                      975           (56,353)

         Realized gains (losses) on investments
         Realized gain (losses) on sale of fund shares                                 (37,790)         (421,989)
         Capital gains distributions                                                   117,908           679,338
                                                                                ------------------------------------
                                                                                ------------------------------------
         Total realized gains (losses) on investments                                   80,118           257,349
         Change in net unrealized appreciation or depreciation of investments         (189,495)       (2,557,000)
                                                                                -------------------------------------
         Net increase (decrease) in net assets resulting from operations             $(108,402)      $(2,356,004)
                                                                                ====================================

         Year ended December 31, 2000 Investment income (loss) Income:
            Dividends                                                              $     9,533       $         -
            Capital gains distributions                                                 51,153            20,972
                                                                                ------------------------------------
                                                                                        60,686            20,972
         Expenses:
            Mortality and expense risks                                                  6,544            27,026
                                                                                ------------------------------------
         Net investment income (loss)                                                   54,142            (6,054)

         Realized and unrealized gains (losses) on investments
         Net realized gains (losses) on investments                                     (1,478)           23,433
         Change in net unrealized appreciation or depreciation of investments          (91,512)         (730,737)
                                                                                -------------------------------------
         Net increase (decrease) in net assets resulting from operations            $  (38,848)     $   (713,358)
                                                                                ====================================

         Year ended December 31, 1999 Investment income (loss) Income:
            Dividends                                                              $     3,412       $         -
            Capital gains distributions                                                  9,719            62,859
                                                                                ------------------------------------
                                                                                        13,131            62,859
         Expenses:
            Mortality and expense risks                                                  2,385             2,960
                                                                                ------------------------------------
         Net investment income (loss)                                                   10,746            59,899

         Realized and unrealized gains (losses) on investments
         Net realized gains (losses) on investments                                      4,668             5,780
         Change in net unrealized appreciation or depreciation of investments           23,177           181,556
                                                                                ------------------------------------
         Net increase (decrease) in net assets resulting from operations            $   38,591      $    247,235
                                                                                ====================================

         See accompanying notes.

                                                                                    Putnam VT
                                                                                     Voyager         Real Estate        SmallCap
                                                                                    Division           Division         Division
                                                                                ----------------------------------------------------


         Year ended December 31, 2001 Investment income (loss) Income:
            Dividends                                                           $               -       $120,032       $         -

         Expenses:
            Mortality and expense risks                                                 185,141           15,633            23,604
                                                                                ----------------------------------------------------
         Net investment income (loss)                                                  (185,141)         104,399           (23,604)

         Realized gains (losses) on investments
         Realized gain (losses) on sale of fund shares                                 (350,488)          12,059           (24,501)
         Capital gains distributions                                                  4,288,799                -                 -
                                                                                ----------------------------------------------------
                                                                                ----------------------------------------------------
         Total realized gains (losses) on investments                                 3,938,311           12,059           (24,501)
         Change in net unrealized appreciation or depreciation of investments        (8,868,879)         113,786           117,453
                                                                                ----------------------------------------------------
         Net increase (decrease) in net assets resulting from operations            $(5,115,709)        $230,244        $   69,348
                                                                                ====================================================

         Year ended December 31, 2000 Investment income (loss) Income:
            Dividends                                                           $           778        $  37,862       $     5,550
            Capital gains distributions                                               1,650,707                -           273,379
                                                                                ----------------------------------------------------
                                                                                      1,651,485           37,862           278,929
         Expenses:
            Mortality and expense risks                                                 134,312            2,771            16,009
                                                                                ----------------------------------------------------
         Net investment income (loss)                                                 1,517,173           35,091           262,920

         Realized and unrealized gains (losses) on investments
         Net realized gains (losses) on investments                                          25           12,346            28,981
         Change in net unrealized appreciation or depreciation of investments        (5,168,799)          35,647          (618,008)
                                                                                ----------------------------------------------------
         Net increase (decrease) in net assets resulting from operations            $(3,651,601)       $  83,084         $(326,107)
                                                                                ====================================================

         Year ended December 31, 1999 Investment income (loss) Income:
            Dividends                                                            $        1,764        $   3,569       $       331
            Capital gains distributions                                                 163,482                -            88,145
                                                                                ----------------------------------------------------
                                                                                        165,246            3,569            88,476
         Expenses:
            Mortality and expense risks                                                  29,437              376             4,836
                                                                                ----------------------------------------------------
         Net investment income (loss)                                                   135,809            3,193            83,640

         Realized and unrealized gains (losses) on investments
         Net realized gains (losses) on investments                                      16,417             (785)           10,826
         Change in net unrealized appreciation or depreciation of investments         2,300,449           (5,017)          145,118
                                                                                ----------------------------------------------------
         Net increase (decrease) in net assets resulting from operations            $ 2,452,675        $  (2,609)        $ 239,584
                                                                                ====================================================

         See accompanying notes.

                                                                                     SmallCap         SmallCap
                                                                                      Growth            Value          Utilities
                                                                                     Division         Division          Division
                                                                                ----------------------------------------------------


         Year ended December 31, 2001 Investment income (loss) Income:
            Dividends                                                           $               -      $  40,659       $   56,379

         Expenses:
            Mortality and expense risks                                                  88,523           25,576           15,580
                                                                                ----------------------------------------------------
         Net investment income (loss)                                                   (88,523)          15,083           40,799

         Realized gains (losses) on investments
         Realized gain (losses) on sale of fund shares                                 (274,722)          26,614          (17,784)
         Capital gains distributions                                                          -          222,712                -
                                                                                ----------------------------------------------------
                                                                                ----------------------------------------------------
         Total realized gains (losses) on investments                                  (274,722)         249,326          (17,784)
         Change in net unrealized appreciation or depreciation of investments        (3,028,545)         (33,749)        (646,422)
                                                                                ----------------------------------------------------
         Net increase (decrease) in net assets resulting from operations            $(3,391,790)        $230,660        $(623,407)
                                                                                ====================================================

         Year ended December 31, 2000 Investment income (loss) Income:
            Dividends                                                           $               -      $  16,994       $   25,998
            Capital gains distributions                                                 492,430          131,634           21,828
                                                                                ----------------------------------------------------
                                                                                        492,430          148,628           47,826
         Expenses:
            Mortality and expense risks                                                  56,013            8,739            6,958
                                                                                ----------------------------------------------------
         Net investment income (loss)                                                   436,417          139,889           40,868

         Realized and unrealized gains (losses) on investments
         Net realized gains (losses) on investments                                      71,121          127,192           19,284
         Change in net unrealized appreciation or depreciation of investments        (2,338,388)            (543)          97,562
                                                                                ----------------------------------------------------
         Net increase (decrease) in net assets resulting from operations            $(1,830,850)        $266,538        $ 157,714
                                                                                ====================================================

         Year ended December 31, 1999 Investment income (loss) Income:
            Dividends                                                           $               -      $   3,592       $    8,137
            Capital gains distributions                                                  19,242                -            1,773
                                                                                ----------------------------------------------------
                                                                                         19,242            3,592            9,910
         Expenses:
            Mortality and expense risks                                                   5,327            2,821            1,916
                                                                                ----------------------------------------------------
         Net investment income (loss)                                                    13,915              771            7,994

         Realized and unrealized gains (losses) on investments
         Net realized gains (losses) on investments                                      30,664            2,968            1,155
         Change in net unrealized appreciation or depreciation of investments           705,827           78,477           (3,398)
                                                                                ----------------------------------------------------
         Net increase (decrease) in net assets resulting from operations           $    750,406        $  82,216       $    5,751
                                                                                ====================================================

         See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                       Statements of Changes in Net Assets

     For The Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                               AIM V.I.
                                                               AIM V.I.       Growth and       AIM V.I.
                                                                Growth          Income          Value
                                                             Division (1)    Division (1)    Division (1)
                                                            --------------- --------------- ---------------
                                                                 2001            2001            2001
                                                            --------------- --------------- ---------------
 Net assets at beginning of period                          $           -   $           -   $           -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                     (49)           (226)           (518)
    Total realized gains (losses) on investments                    (218)         (3,639)          4,799
    Change in net unrealized appreciation or
      depreciation of investments                                   (735)          1,786          (8,546)
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Net increase (decrease) in net assets
    resulting from operations                                     (1,002)         (2,079)         (4,265)

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                               185,385         118,004         460,447
    Contract terminations and surrenders                               -               -            (157)
    Death benefit payments                                             -             (26)              -
    Policy loan transfers                                              -               -            (113)
    Transfers to other contracts                                  (1,655)           (958)        (10,509)
    Cost of insurance and administration charges                  (7,948)         (7,447)        (19,120)
    Surrender charges                                                  -             (11)            (64)
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Increase (decrease) in net assets from policy
    related transactions                                         175,782         109,562         430,484
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Total increase (decrease)                                       174,780         107,483         426,219
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Net assets at end of period                                    $174,780        $107,483        $426,219
                                                            =============== =============== ===============

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                                                                 American Century
                                                                   VP Income &       American Century
                                                                      Growth             VP Ultra
                                                                   Division (1)        Division (1)

                                                                 ------------------ -------------------
                                                                       2001                2001
                                                                 ------------------ -------------------

 Net assets at beginning of period                               $      -            $      -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      (793)               (453)
    Total realized gains (losses) on investments                       (71)             (9,757)
    Change in net unrealized appreciation or
      depreciation of investments                                    4,176               4,234
                                                             ------------------ -----------------------
                                                             ------------------ -----------------------
 Net increase (decrease) in net assets
    resulting from operations                                        3,312              (5,976)

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 335,858             310,278
    Contract terminations and surrenders                                 -                 (67)
    Death benefit payments                                               -                   -
    Policy loan transfers                                             (141)                  -
    Transfers to other contracts                                    (6,063)           (102,398)
    Cost of insurance and administration charges                    (9,836)             (8,984)
    Surrender charges                                                    -                 (28)
                                                             ------------------ -----------------------
                                                             ------------------ -----------------------
 Increase (decrease) in net assets from policy
    related transactions                                           319,818             198,801
                                                             ------------------ -----------------------
                                                             ------------------ -----------------------
 Total increase (decrease)                                         323,130             192,825
                                                             ------------------ -----------------------
                                                             ------------------ -----------------------
 Net assets at end of period                                      $323,130            $192,825
                                                             ================== =======================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                                                                       Asset Allocation Division
                                                         ------------------------------------------------------
                                                                2001             2000              1999
                                                         ------------------------------------------------------
 Net assets at beginning of period                          $5,527,233        $3,132,463       $1,592,829

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                               135,159           503,851          272,755
    Total realized gains (losses) on investments              (217,195)            9,480           18,368
    Change in net unrealized appreciation or
      depreciation of investments                             (251,071)         (522,565)         136,643
                                                            --------------------------------------------------
                                                            --------------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                 (333,107)           (9,234)         427,766

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                           8,853,445         3,289,056        1,835,680
    Contract terminations and surrenders                      (378,516)          (65,587)         (41,872)
    Death benefit payments                                     (12,348)                -           (2,944)
    Policy loan transfers                                      (55,035)          (26,235)         (64,353)
    Transfers to other contracts                            (3,202,248)         (365,808)        (337,090)
    Cost of insurance and administration charges              (594,740)         (385,961)        (260,250)
    Surrender charges                                         (154,782)          (41,461)         (17,303)
                                                            --------------------------------------------------
                                                            --------------------------------------------------
 Increase (decrease) in net assets from policy
    related transactions                                     4,455,776         2,404,004        1,111,868
                                                            --------------------------------------------------
                                                            --------------------------------------------------
 Total increase (decrease)                                   4,122,669         2,394,770        1,539,634
                                                            --------------------------------------------------
                                                            --------------------------------------------------
 Net assets at end of period                                $9,649,902        $5,527,233       $3,132,463
                                                            ==================================================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                       Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                            Balanced Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                $11,977,437   $12,297,279  $  9,879,189

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      258,906      (104,162)      785,732
    Total realized gains (losses) on
      investments                                                      38,954       (52,909)       77,332
    Change in net unrealized appreciation or
      depreciation of investments                                  (1,262,149)       67,563      (695,498)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                        (964,289)      (89,508)      167,566

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                  4,861,852     4,313,099     6,113,533
    Contract terminations and surrenders                             (505,834)     (453,456)     (449,646)
    Death benefit payments                                            (50,423)      (21,288)       (4,689)
    Policy loan transfers                                            (131,129)      (227,75)     (147,452)
    Transfers to other contracts                                     (911,089)   (2,699,004)   (2,132,506)
    Cost of insurance and administration
      charges                                                      (1,020,199)   (1,007,392)   (1,020,029)
    Surrender charges                                                (154,934)     (134,539)     (108,687)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                     2,088,244      (230,334)    2,250,524
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                          1,123,955      (319,842)    2,418,090
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                      $13,101,392   $11,977,437   $12,297,279
                                                                ===========================================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                                                                                    Bond Division
                                                                     -----------------------------------------
                                                                          2001          2000          1999
                                                                     -----------------------------------------

 Net assets at beginning of period                                 $  9,081,333  $6,647,735    $3,953,245

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                        598,159     (70,481)      375,718
    Total realized gains (losses) on
      investments                                                        (6,436)    (67,172)       (8,182)
    Change in net unrealized appreciation or
      depreciation of investments                                       140,352     710,421      (552,153)
                                                                 --------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                           732,075     572,768      (184,617)

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                   10,172,015   4,695,877     5,045,651
    Contract terminations and surrenders                               (875,588)   (224,651)     (341,883)
    Death benefit payments                                              (27,387)     (6,705)       (1,456)
    Policy loan transfers                                               (86,352)   (112,479)       69,090
    Transfers to other contracts                                     (2,700,365) (1,602,705)   (1,149,010)
    Cost of insurance and administration
      charges                                                        (1,059,253)   (813,559)     (691,942)
    Surrender charges                                                  (327,602)    (74,948)      (51,343)
                                                                 --------------------------------------------
                                                                 --------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                       5,095,468   1,860,830     2,879,107
                                                                 --------------------------------------------
                                                                 --------------------------------------------
 Total increase (decrease)                                            5,827,543   2,433,598     2,694,490
                                                                 --------------------------------------------
                                                                 --------------------------------------------
 Net assets at end of period                                        $14,908,876  $9,081,333    $6,647,735
                                                                 ============================================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                                                                                                             Dreyfus
                                                                                                             Founders
                                                                                                            Discovery
                                                                      Capital Value Division              Division (1)
                                                            -------------------------------------------- ----------------
                                                                 2001          2000           1999            2001
                                                            -------------------------------------------- ----------------

 Net assets at beginning of period                           $28,529,336  $28,453,464    $22,971,942        $      -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                  94,533      330,995      3,524,581            (543)
    Total realized gains (losses) on
      investments                                               (292,001)    (899,891)       207,213          (3,645)
    Change in net unrealized appreciation or
      depreciation of investments                             (2,498,976)     950,640     (5,167,258)          4,568
                                                             ----------------------------------------- ----------------

 Net increase (decrease) in net assets
    resulting from operations                                 (2,696,444)     381,744     (1,435,464)            380

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                            11,153,610   11,696,805     14,665,546         227,998
    Contract terminations and surrenders                      (1,281,730)    (992,682)      (779,500)              -
    Death benefit payments                                       (61,173)     (43,189)       (16,643)              -
    Policy loan transfers                                       (248,302)    (528,453)      (159,843)              -
    Transfers to other contracts                              (2,698,649)  (7,517,529)    (4,080,476)        (69,873)
    Cost of insurance and administration
      charges                                                 (2,697,679)  (2,638,433)    (2,533,293)         (3,496)
    Surrender charges                                           (403,816)    (282,391)      (178,805)              -
                                                             ----------------------------------------- ----------------
                                                             ----------------------------------------- ----------------
 Increase (decrease) in net assets from
    policy related transactions                                3,762,261     (305,872)     6,916,986         154,629
                                                             ----------------------------------------- ----------------
                                                             ----------------------------------------- ----------------
 Total increase (decrease)                                     1,065,817       75,872      5,481,522         155,009
                                                             ----------------------------------------- ----------------
                                                             ----------------------------------------- ----------------
 Net assets at end of period                                 $29,595,153  $28,529,336    $28,453,464        $155,009
                                                             ========================================= ================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account
                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                          Equity Growth Division(1)
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                $45,972,711   $33,093,420    $14,244,041

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                     (371,301)      861,673      1,823,384
    Total realized gains (losses) on
      investments                                                   2,329,025       146,570         88,148
    Change in net unrealized appreciation or
      depreciation of investments                                  (9,726,755)   (7,649,724)     6,010,958
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                      (7,769,031)   (6,641,481)     7,922,490

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 26,746,436    29,758,309     16,297,188
    Contract terminations and surrenders                           (2,138,814)     (902,757)      (453,060)
    Death benefit payments                                            (24,549)      (19,750)        (7,313)
    Policy loan transfers                                            (506,074)     (797,276)      (393,765)
    Transfers to other contracts                                   (5,666,291)   (3,750,874)    (1,675,940)
    Cost of insurance and administration
      charges                                                      (5,149,495)   (4,191,357)    (2,653,004)
    Surrender charges                                                (880,452)     (575,523)      (187,217)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                    12,380,761    19,520,772     10,926,889
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                          4,611,730    12,879,291     18,849,379
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                      $50,584,441   $45,972,711    $33,093,420
                                                                ===========================================

(1) Represented the operations of the Aggressive Growth Division until May 19, 2001 when the name changed to Equity Growth Division.
2001

See accompanying notes.

                                                                         Fidelity VIP II Contrafund Division
                                                                 ----------------------------------------------------
                                                                       2001             2000             1999
                                                                 ----------------------------------------------------

 Net assets at beginning of period                                   $35,385,437     $21,683,086     $  8,023,001

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                         (39,364)      2,883,802          261,596
    Total realized gains (losses) on
      investments                                                        408,949          32,714           36,522
    Change in net unrealized appreciation or
      depreciation of investments                                     (5,327,117)     (5,395,041)       3,000,192
                                                                 ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                         (4,957,532)     (2,478,525)       3,298,310

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                    21,542,443      23,219,618       13,567,422
    Contract terminations and surrenders                              (1,361,042)       (498,142)        (229,535)
    Death benefit payments                                               (23,859)         (9,707)          (4,835)
    Policy loan transfers                                               (264,336)       (592,880)        (182,637)
    Transfers to other contracts                                      (5,026,269)     (2,678,220)      (1,002,866)
    Cost of insurance and administration
      charges                                                         (3,575,992)     (2,940,509)      (1,690,923)
    Surrender charges                                                   (564,195)       (319,284)         (94,851)
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                       10,726,750      16,180,876       10,361,775
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Total increase (decrease)                                             5,769,218      13,702,351       13,660,085
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Net assets at end of period                                         $41,154,655     $35,385,437      $21,683,086
                                                                 ====================================================

See accompanying notes.

                                                                          Fidelity VIP Equity-Income Division
                                                                  ---------------------------------------------------
                                                                         2001             2000             1999
                                                                  ---------------------------------------------------

 Net assets at beginning of period                                    $13,577,072     $  9,373,498       $4,905,541

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                          114,531          696,243          195,432
    Total realized gains (losses) on
      investments                                                         562,287          (36,409)          26,811
    Change in net unrealized appreciation or
      depreciation of investments                                      (1,553,952)         320,251           51,551
                                                                  ---------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                            (877,134)         980,085          273,794

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                      9,865,998        7,043,890        6,456,166
    Contract terminations and surrenders                                 (784,047)        (184,398)        (156,447)
    Death benefit payments                                                (44,869)          (1,690)            (221)
    Policy loan transfers                                                (174,682)          94,665         (174,979)
    Transfers to other contracts                                       (1,894,293)      (2,545,534)        (976,597)
    Cost of insurance and administration
      charges                                                          (1,216,469)      (1,065,441)        (889,111)
    Surrender charges                                                    (322,040)        (118,003)         (64,648)
                                                                  ---------------------------------------------------
                                                                  ---------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                         5,429,598        3,223,489        4,194,163
                                                                  ---------------------------------------------------
                                                                  ---------------------------------------------------
 Total increase (decrease)                                              4,552,464        4,203,574        4,467,957
                                                                  ---------------------------------------------------
                                                                  ---------------------------------------------------
 Net assets at end of period                                          $18,129,536      $13,577,072       $9,373,498
                                                                  ===================================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted




                                                                    Fidelity VIP High Income Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                 $1,821,483   $1,560,663    $1,064,791

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      211,153       95,265        99,044
    Total realized gains (losses) on
      investments                                                    (198,377)     (46,430)      (18,366)
    Change in net unrealized appreciation or
      depreciation of investments                                    (397,609)    (528,218)        9,792
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                        (384,833)    (479,383)       90,470

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                  2,482,751    1,436,160     1,004,457
    Contract terminations and surrenders                              (35,914)     (32,423)      (70,361)
    Death benefit payments                                                  -         (420)          (36)
    Policy loan transfers                                              51,196      (18,764)        8,724
    Transfers to other contracts                                     (857,938)    (444,922)     (360,193)
    Cost of insurance and administration
      charges                                                        (244,065)    (178,932)     (148,114)
    Surrender charges                                                 (15,098)     (20,496)      (29,075)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                     1,380,932      740,203       405,402
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                            996,099      260,820       495,872
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                       $2,817,582   $1,821,483    $1,560,663
                                                                ===========================================

See accompanying notes.

                                                                      Government Securities Division
                                                            ----------------------------------------------------
                                                                  2001             2000             1999
                                                            ----------------------------------------------------

 Net assets at beginning of period                             $  3,393,527      $3,117,503      $3,266,712

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                    172,055         (24,903)        152,211
    Total realized gains (losses) on
      investments                                                    21,893         (73,232)        (23,023)
    Change in net unrealized appreciation or
      depreciation of investments                                   190,344         358,676        (179,101)
                                                            ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                       384,292         260,541         (49,913)

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                8,637,064       1,932,137       2,370,343
    Contract terminations and surrenders                           (167,887)        (37,495)        (11,368)
    Death benefit payments                                           (6,256)         (3,138)            (90)
    Policy loan transfers                                           (12,266)       (102,846)          3,547
    Transfers to other contracts                                 (1,222,730)     (1,496,351)     (2,222,249)
    Cost of insurance and administration
      charges                                                      (470,635)       (253,121)       (234,781)
    Surrender charges                                               (69,028)        (23,703)         (4,698)
                                                            ----------------------------------------------------
                                                            ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                   6,688,262          15,483         (99,296)
                                                            ----------------------------------------------------
                                                            ----------------------------------------------------
 Total increase (decrease)                                        7,072,554         276,024        (149,209)
                                                            ----------------------------------------------------
                                                            ----------------------------------------------------
 Net assets at end of period                                    $10,466,081      $3,393,527      $3,117,503
                                                            ====================================================

See accompanying notes.

                                                                               Growth Division
                                                            -----------------------------------------------------
                                                                   2001             2000             1999
                                                            -----------------------------------------------------

 Net assets at beginning of period                              $14,740,033      $10,738,427     $  4,760,835

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                   (132,900)       2,870,718           22,074
    Total realized gains (losses) on
      investments                                                  (200,755)          27,791           35,999
    Change in net unrealized appreciation or
      depreciation of investments                                (3,854,361)      (4,702,775)       1,136,770
                                                            -----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                    (4,188,016)      (1,804,266)       1,194,843

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                8,263,846        9,674,355        7,116,531
    Contract terminations and surrenders                           (433,577)        (275,368)        (174,656)
    Death benefit payments                                          (30,346)         (10,239)             (80)
    Policy loan transfers                                          (139,063)        (262,492)        (137,542)
    Transfers to other contracts                                 (1,006,228)      (1,629,892)        (933,539)
    Cost of insurance and administration
      charges                                                    (1,760,758)      (1,514,952)      (1,015,792)
    Surrender charges                                              (187,294)        (175,540)         (72,173)
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                   4,706,580        5,805,872        4,782,749
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Total increase (decrease)                                          518,564        4,001,606        5,977,592
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Net assets at end of period                                    $15,258,597      $14,740,033      $10,738,427
                                                            =====================================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                           High Yield Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                 $1,617,658    $1,689,069    $2,269,099

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      165,349       146,992       140,548
    Total realized gains (losses) on
      investments                                                     (35,917)      (36,162)      (83,063)
    Change in net unrealized appreciation or
      depreciation of investments                                    (131,598)     (199,645)      (35,529)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                          (2,166)      (88,815)       21,956

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                    261,163       301,781       435,443
    Contract terminations and surrenders                              (31,601)      (78,725)     (706,562)
    Death benefit payments                                                  -             -        (1,481)
    Policy loan transfers                                              (3,538)        2,087       (19,235)
    Transfers to other contracts                                      (25,002)     (107,800)     (136,183)
    Cost of insurance and administration
      charges                                                        (104,483)      (95,536)     (128,426)
    Surrender charges                                                  (1,488)       (4,403)      (45,542)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                        95,051        17,404      (601,986)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                             92,885       (71,411)     (580,030)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                       $1,710,543    $1,617,658    $1,689,069
                                                                ===========================================

See accompanying notes.

                                                                               International Division
                                                                 ----------------------------------------------------
                                                                       2001             2000             1999
                                                                 ----------------------------------------------------

 Net assets at beginning of period                                   $17,342,064     $13,191,433     $  7,800,249

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                        (132,474)        663,415        1,429,623
    Total realized gains (losses) on
      investments                                                       (179,706)         10,274           34,900
    Change in net unrealized appreciation or
      depreciation of investments                                     (4,528,498)     (2,202,921)         942,834
                                                                 ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                         (4,840,678)     (1,529,232)       2,407,357

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                     9,563,738      10,086,587        6,417,856
    Contract terminations and surrenders                                (341,846)       (302,768)        (171,017)
    Death benefit payments                                               (12,973)        (10,052)            (403)
    Policy loan transfers                                               (175,748)       (232,123)        (167,118)
    Transfers to other contracts                                      (1,938,667)     (2,294,330)      (1,986,291)
    Cost of insurance and administration
      charges                                                         (1,681,770)     (1,374,849)      (1,038,531)
    Surrender charges                                                   (140,787)       (192,602)         (70,669)
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                        5,271,947       5,679,863        2,983,827
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Total increase (decrease)                                               431,269       4,150,631        5,391,184
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Net assets at end of period                                         $17,773,333     $17,342,064      $13,191,433
                                                                 ====================================================

See accompanying notes.

                                                                            International SmallCap Division
                                                                 ----------------------------------------------------
                                                                        2001             2000             1999
                                                                 ----------------------------------------------------

 Net assets at beginning of period                                  $  6,917,944     $  1,960,477      $   316,190

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                         (64,180)         317,491           71,624
    Total realized gains (losses) on
      investments                                                     (1,822,324)         137,726           29,313
    Change in net unrealized appreciation or
      depreciation of investments                                        186,949       (1,565,735)         570,819
                                                                 ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                         (1,699,555)      (1,110,518)         671,756

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                    15,986,152       10,571,353        1,229,935
    Contract terminations and surrenders                                (181,804)         (68,238)         (11,949)
    Death benefit payments                                                (5,825)          (1,345)               -
    Policy loan transfers                                                (69,818)         (92,701)         (97,474)
    Transfers to other contracts                                     (12,388,722)      (3,708,043)         (49,357)
    Cost of insurance and administration
      charges                                                           (885,234)        (589,904)         (93,687)
    Surrender charges                                                    (75,339)         (43,137)          (4,937)
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                        2,379,410        6,067,985          972,531
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Total increase (decrease)                                               679,855        4,957,467        1,644,287
                                                                 ----------------------------------------------------
                                                                 ----------------------------------------------------
 Net assets at end of period                                        $  7,597,799     $  6,917,944       $1,960,477
                                                                 ====================================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                                             INVESCO VIF
                                                                             INVESCO VIF    Small Company
                                                             INVESCO VIF        Health          Growth
                                                               Dynamics        Sciences      Division (1)
                                                             Division (1)    Division (1)
                                                            --------------- --------------- ---------------
                                                                 2001            2001            2001
                                                            --------------- --------------- ---------------
 Net assets at beginning of period                           $         -    $           -   $         -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                    (135)           (717)          (152)
    Total realized gains (losses) on
      investments                                                 (1,010)           (249)            44
    Change in net unrealized appreciation or
      depreciation of investments                                  2,925           5,449          5,041
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Net increase (decrease) in net assets
    resulting from operations                                      1,780           4,483          4,933

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                78,780         422,243         62,744
    Contract terminations and surrenders                             (23)            (65)           (28)
    Death benefit payments                                             -               -              -
    Policy loan transfers                                           (172)             21              -
    Transfers to other contracts                                 (24,605)        (40,580)          (587)
    Cost of insurance and administration charges                  (2,732)        (16,701)        (3,813)
    Surrender charges                                                 (9)            (27)           (12)
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Increase (decrease) in net assets from
    policy related transactions                                   51,239         364,891         58,304
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Total increase (decrease)                                        53,019         369,374         63,237
                                                            --------------- --------------- ---------------
                                                            --------------- --------------- ---------------
 Net assets at end of period                                     $53,019        $369,374        $63,237
                                                            =============== =============== ===============

(1)  Commenced operations May 19, 2001.
(2)  Commenced operations May 1, 1999.

See accompanying notes.

                                                                                  Janus Aspen
                                                               INVESCO VIF        Aggressive      LargeCap Growth
                                                                Technology      Growth Division     Division (1)
                                                               Division (1)           (1)
                                                             ----------------- ------------------ -----------------
                                                                   2001              2001               2001
                                                             ----------------- ------------------ -----------------
 Net assets at beginning of period                           $           -     $           -       $           -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      (335)           (1,162)               (331)
    Total realized gains (losses) on
      investments                                                     (352)           (6,432)             (1,117)
    Change in net unrealized appreciation or
      depreciation of investments                                    4,992           (23,636)              3,234
                                                             ----------------- ------------------ -----------------

 Net increase (decrease) in net assets
    resulting from operations                                        4,305           (31,230)              1,786

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 147,748           506,226             196,358
    Contract terminations and surrenders                               (48)              (22)                (22)
    Death benefit payments                                               -                 -                   -
    Policy loan transfers                                                -               938                   -
    Transfers to other contracts                                    (6,849)          (49,770)            (35,223)
    Cost of insurance and administration charges                    (7,590)          (22,774)             (8,325)
    Surrender charges                                                  (20)               (9)                 (9)
                                                             ----------------- ------------------ -----------------
                                                             ----------------- ------------------ -----------------
 Increase (decrease) in net assets from
    policy related transactions                                    133,241           434,589             152,779
                                                             ----------------- ------------------ -----------------
                                                             ----------------- ------------------ -----------------
 Total increase (decrease)                                         137,546           403,359             154,565
                                                             ----------------- ------------------ -----------------
                                                             ----------------- ------------------ -----------------
 Net assets at end of period                                      $137,546          $403,359            $154,565
                                                             ================= ================== =================

(1)  Commenced operations May 19, 2001.
(2)  Commenced operations May 1, 1999.

See accompanying notes.



                                                                      LargeCap Stock Index Division (2)
                                                              --------------------------------------------------
                                                                    2001            2000             1999
                                                              --------------------------------------------------
 Net assets at beginning of period                                $12,276,884   $  6,704,714      $        -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                       31,328         72,320          47,864
    Total realized gains (losses) on
      investments                                                    (198,070)           153             377
    Change in net unrealized appreciation or
      depreciation of investments                                  (1,608,110)    (1,133,899)        321,029
                                                              --------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                      (1,774,852)    (1,061,426)        369,270

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 10,027,318      7,825,895       6,494,864
    Contract terminations and surrenders                             (306,450)       (34,473)        (13,946)
    Death benefit payments                                           (300,788)          (259)              -
    Policy loan transfers                                             (35,555)       (92,383)          5,779
    Transfers to other contracts                                   (1,507,223)      (452,491)        (44,128)
    Cost of insurance and administration charges                     (974,711)      (589,691)       (101,362)
    Surrender charges                                                (126,670)       (23,002)         (5,763)
                                                              --------------------------------------------------
                                                              --------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                     6,775,921      6,633,596       6,335,444
                                                              --------------------------------------------------
                                                              --------------------------------------------------
 Total increase (decrease)                                          5,001,069      5,572,170       6,704,714
                                                              --------------------------------------------------
                                                              --------------------------------------------------
 Net assets at end of period                                      $17,277,953    $12,276,884      $6,704,714
                                                              ==================================================

(1)  Commenced operations May 19, 2001.
(2)  Commenced operations May 1, 1999.

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted




                                                                            MicroCap Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                 $1,269,013  $   452,739     $149,378

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      (13,429)      (1,479)      (2,008)
    Total realized gains (losses) on
      investments                                                      (3,292)      32,846          539
    Change in net unrealized appreciation or
      depreciation of investments                                      54,466         (737)      (4,874)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                          37,745       30,630       (6,343)

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                    935,120    1,556,542      368,670
    Contract terminations and surrenders                              (33,408)     (13,200)      (1,103)
    Death benefit payments                                             (1,301)           -            -
    Policy loan transfers                                               1,306         (461)      (6,935)
    Transfers to other contracts                                     (154,517)    (672,095)      (8,950)
    Cost of insurance and administration
      charges                                                        (130,270)     (76,798)     (41,522)
    Surrender charges                                                 (15,724)      (8,344)        (456)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                       601,206      785,644      309,704
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                            638,951      816,274      303,361
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                       $1,907,964   $1,269,013     $452,739
                                                                ===========================================

See accompanying notes.

                                                                               MidCap Division
                                                             ----------------------------------------------------
                                                                   2001             2000             1999
                                                             ----------------------------------------------------

Net assets at beginning of period                               $37,522,641     $30,767,163      $25,463,610

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                       6,801       6,325,936        1,177,776
    Total realized gains (losses) on
      investments                                                    971,237         396,277          142,810
    Change in net unrealized appreciation or
      depreciation of investments                                 (2,591,787)     (2,361,754)       2,019,372
                                                             ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                     (1,613,749)      4,360,459        3,339,958

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                12,119,253      11,608,618       11,141,276
    Contract terminations and surrenders                          (1,602,008)     (1,516,159)      (1,108,369)
    Death benefit payments                                           (42,287)        (69,784)         (23,450)
    Policy loan transfers                                         (1,075,094)       (603,290)        (579,695)
    Transfers to other contracts                                  (2,850,649)     (4,166,416)      (4,628,585)
    Cost of insurance and administration
      charges                                                     (2,715,722)     (2,529,480)      (2,628,217)
    Surrender charges                                               (298,611)       (328,470)        (209,365)
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                    3,534,882       2,395,019        1,963,595
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Total increase (decrease)                                         1,921,133       6,755,478        5,303,553
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Net assets at end of period                                     $39,443,774     $37,522,641      $30,767,163
                                                             ====================================================

See accompanying notes.

                                                                           MidCap Growth Division
                                                            -----------------------------------------------------
                                                                   2001             2000             1999
                                                            -----------------------------------------------------

Net assets at beginning of period                               $2,396,679      $   978,046        $315,903

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                    (23,388)         190,011          (3,512)
    Total realized gains (losses) on
      investments                                                   (15,772)          26,224           9,001
    Change in net unrealized appreciation or
      depreciation of investments                                  (418,816)        (163,442)         82,583
                                                            -----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                      (457,976)          52,793          88,072

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                2,424,587        1,843,915         878,861
    Contract terminations and surrenders                           (108,375)         (25,571)        (10,284)
    Death benefit payments                                             (780)               -               -
    Policy loan transfers                                           (35,716)         (10,834)         (5,191)
    Transfers to other contracts                                   (405,618)        (251,257)       (195,196)
    Cost of insurance and administration
      charges                                                      (336,627)        (174,248)        (89,869)
    Surrender charges                                               (44,316)         (16,165)         (4,250)
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                   1,493,155        1,365,840         574,071
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Total increase (decrease)                                        1,035,179        1,418,633         662,143
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Net assets at end of period                                     $3,431,858       $2,396,679        $978,046
                                                            =====================================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                             MidCap
                                                                             Growth            MidCap
                                                                             Equity            Value
                                                                          Division (1)      Division (1)
                                                                        ----------------- -----------------
                                                                              2001              2001
                                                                        ----------------- -----------------

 Net assets at beginning of period                                      $           -     $           -

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                                 (317)             (484)
    Total realized gains (losses) on
      investments                                                             (11,841)            9,904
    Change in net unrealized appreciation or
      depreciation of investments                                               3,652             4,460
                                                                        ----------------- -----------------
                                                                        ----------------- -----------------
 Net increase (decrease) in net assets
    resulting from operations                                                  (8,506)           13,880

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                            190,253           357,254
    Contract terminations and surrenders                                          (56)              (76)
    Death benefit payments                                                          -                 -
    Policy loan transfers                                                           -               147
    Transfers to other contracts                                              (51,184)          (21,607)
    Cost of insurance and administration
      charges                                                                  (5,783)          (14,878)
    Surrender charges                                                             (23)              (31)
                                                                        ----------------- -----------------
                                                                        ----------------- -----------------
 Increase (decrease) in net assets from policy
    related transactions                                                      133,207           320,809
                                                                        ----------------- -----------------
                                                                        ----------------- -----------------
 Total increase (decrease)                                                    124,701           334,689
                                                                        ----------------- -----------------
                                                                        ----------------- -----------------
 Net assets at end of period                                                 $124,701          $334,689
                                                                        ================= =================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                                                                            Money Market Division
                                                             ----------------------------------------------------
                                                                   2001             2000             1999
                                                             ----------------------------------------------------

 Net assets at beginning of period                               $18,255,616      $14,455,480    $  8,335,116

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                     618,496          762,348         313,868
    Total realized gains (losses) on
      investments                                                          -                -               -
    Change in net unrealized appreciation or
      depreciation of investments                                        (86)               -               -
                                                             ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                        618,410          762,348         313,868

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                79,238,720       72,946,715      40,630,667
    Contract terminations and surrenders                            (966,272)        (535,850)       (526,416)
    Death benefit payments                                          (214,508)               -             (31)
    Policy loan transfers                                           (154,267)         (61,746)       (280,402)
    Transfers to other contracts                                 (62,751,766)     (66,548,940)    (31,813,986)
    Cost of insurance and administration
      charges                                                     (3,706,667)      (2,665,403)     (1,987,469)
    Surrender charges                                               (408,228)         (96,988)       (215,867)
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Increase (decrease) in net assets from policy
    related transactions                                          11,037,012        3,037,788       5,806,496
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Total increase (decrease)                                        11,655,422        3,800,136       6,120,364
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Net assets at end of period                                     $29,911,038      $18,255,616     $14,455,480
                                                             ====================================================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                                                                 Putnam VT Global Asset Allocation Division
                                                            -----------------------------------------------------
                                                                   2001             2000             1999
                                                            -----------------------------------------------------

 Net assets at beginning of period                              $   944,197        $422,470        $  75,231

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                        975          54,142           10,746
    Total realized gains (losses) on
      investments                                                    80,118          (1,478)           4,668
    Change in net unrealized appreciation or
      depreciation of investments                                  (189,495)        (91,512)          23,177
                                                            -----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                      (108,402)        (38,848)          38,591

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                  929,244         829,996          441,210
    Contract terminations and surrenders                            (26,087)        (12,947)          (2,330)
    Death benefit payments                                                -               -                -
    Policy loan transfers                                            (2,776)         (1,036)            (601)
    Transfers to other contracts                                   (133,536)       (149,689)         (85,053)
    Cost of insurance and administration
      charges                                                      (149,078)        (96,360)         (43,615)
    Surrender charges                                               (10,693)         (9,389)            (963)
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Increase (decrease) in net assets from policy
    related transactions                                            607,074         560,575          308,648
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Total increase (decrease)                                          498,672         521,727          347,239
                                                            -----------------------------------------------------
                                                            -----------------------------------------------------
 Net assets at end of period                                     $1,442,869        $944,197         $422,470
                                                            =====================================================

(1)  Commenced operations May 19, 2001.

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                          Putnam VT Vista Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                 $5,249,045  $   895,165     $123,051

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      (56,353)      (6,054)      59,899
    Total realized gains (losses) on
      investments                                                     257,349       23,433        5,780
    Change in net unrealized appreciation or
      depreciation of investments                                  (2,557,000)    (730,737)     181,556
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                      (2,356,004)    (713,358)     247,235

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                  6,357,039    5,897,773      628,024
    Contract terminations and surrenders                              (98,457)     (36,043)      (6,403)
    Death benefit payments                                             (4,795)      (6,712)           -
    Policy loan transfers                                             (58,115)     (91,942)      (5,925)
    Transfers to other contracts                                   (1,647,186)    (345,652)     (32,861)
    Cost of insurance and administration
      charges                                                        (801,378)    (327,401)     (55,310)
    Surrender charges                                                 (42,014)     (22,785)      (2,646)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                     3,705,094    5,067,238      524,879
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                          1,349,090    4,353,880      772,114
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                       $6,598,135   $5,249,045     $895,165
                                                                ===========================================

See accompanying notes.


                                                                           Putnam VT Voyager Division
                                                             ----------------------------------------------------
                                                                   2001             2000             1999
                                                             ----------------------------------------------------

 Net assets at beginning of period                               $19,058,561    $  8,742,337      $   899,548

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                    (185,141)      1,517,173          135,809
    Total realized gains (losses) on
      investments                                                  3,938,311              25           16,417
    Change in net unrealized appreciation or
      depreciation of investments                                 (8,868,879)     (5,168,799)       2,300,449
                                                             ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                     (5,115,709)     (3,651,601)       2,452,675

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                14,000,975      18,048,445        6,453,995
    Contract terminations and surrenders                            (412,007)       (302,693)         (30,704)
    Death benefit payments                                            (4,549)         (5,327)               -
    Policy loan transfers                                           (158,880)       (319,487)         (47,124)
    Transfers to other contracts                                  (2,303,977)     (1,421,158)        (354,009)
    Cost of insurance and administration
      charges                                                     (2,490,655)     (1,837,210)        (619,356)
    Surrender charges                                               (172,813)       (194,745)         (12,688)
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                    8,458,094      13,967,825        5,390,114
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Total increase (decrease)                                         3,342,385      10,316,224        7,842,789
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Net assets at end of period                                     $22,400,946     $19,058,561       $8,742,337
                                                             ====================================================

See accompanying notes.

                                                                             Real Estate Division
                                                             -----------------------------------------------------
                                                                    2001             2000             1999
                                                             -----------------------------------------------------

 Net assets at beginning of period                                $1,001,550     $     73,623        $31,709

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                     104,399           35,091          3,193
    Total realized gains (losses) on
      investments                                                     12,059           12,346           (785)
    Change in net unrealized appreciation or
      depreciation of investments                                    113,786           35,647         (5,017)
                                                             -----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                        230,244           83,084         (2,609)

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 3,324,796        1,174,224         62,476
    Contract terminations and surrenders                             (20,244)          (6,695)          (586)
    Death benefit payments                                              (159)            (109)             -
    Policy loan transfers                                             (7,056)          (1,248)           (75)
    Transfers to other contracts                                    (971,701)        (232,118)        (6,771)
    Cost of insurance and administration
      charges                                                       (254,043)         (84,979)       (10,279)
    Surrender charges                                                 (8,278)          (4,232)          (242)
                                                             -----------------------------------------------------
                                                             -----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                    2,063,315          844,843         44,523
                                                             -----------------------------------------------------
                                                             -----------------------------------------------------
 Total increase (decrease)                                         2,293,559          927,927         41,914
                                                             -----------------------------------------------------
                                                             -----------------------------------------------------
 Net assets at end of period                                      $3,295,109       $1,001,550        $73,623
                                                             =====================================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                            SmallCap Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                 $1,958,266    $1,099,108   $   250,636

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      (23,604)      262,920        83,640
    Total realized gains (losses) on
      investments                                                     (24,501)       28,981        10,826
    Change in net unrealized appreciation or
      depreciation of investments                                     117,453      (618,008)      145,118
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                          69,348      (326,107)      239,584

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                  2,422,686     1,965,594       782,251
    Contract terminations and surrenders                              (39,344)      (31,790)       (2,802)
    Death benefit payments                                               (444)          (23)            -
    Policy loan transfers                                             (23,996)       53,381        17,498
    Transfers to other contracts                                     (356,879)     (584,563)     (121,595)
    Cost of insurance and administration
      charges                                                        (329,879)     (197,216)      (65,306)
    Surrender charges                                                 (17,789)      (20,118)       (1,158)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                     1,654,355     1,185,265       608,888
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                          1,723,703       859,158       848,472
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                       $3,681,969    $1,958,266    $1,099,108
                                                                ===========================================

See accompanying notes.

                                                                          SmallCap Growth Division
                                                             ----------------------------------------------------
                                                                   2001             2000             1999
                                                             ----------------------------------------------------

 Net assets at beginning of period                              $  8,419,398      $2,161,250      $   209,695

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                     (88,523)        436,417           13,915
    Total realized gains (losses) on
      investments                                                   (274,722)         71,121           30,664
    Change in net unrealized appreciation or
      depreciation of investments                                 (3,028,545)     (2,338,388)         705,827
                                                             ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                     (3,391,790)     (1,830,850)         750,406

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 8,281,086       9,746,782        1,479,309
    Contract terminations and surrenders                            (166,952)        (73,949)          (7,272)
    Death benefit payments                                            (3,561)         (1,523)               -
    Policy loan transfers                                            (57,461)       (105,922)         (95,917)
    Transfers to other contracts                                  (1,733,699)       (731,700)         (79,325)
    Cost of insurance and administration
      charges                                                     (1,177,938)       (697,943)         (92,641)
    Surrender charges                                                (70,809)        (46,747)          (3,005)
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                    5,070,666       8,088,998        1,201,149
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Total increase (decrease)                                         1,678,876       6,258,148        1,951,555
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Net assets at end of period                                     $10,098,274      $8,419,398       $2,161,250
                                                             ====================================================

See accompanying notes.

                                                                            SmallCap Value Division
                                                             ----------------------------------------------------
                                                                    2001             2000             1999
                                                             ----------------------------------------------------

 Net assets at beginning of period                                $1,737,646      $   623,561        $144,138

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                      15,083          139,889             771
    Total realized gains (losses) on
      investments                                                    249,326          127,192           2,968
    Change in net unrealized appreciation or
      depreciation of investments                                    (33,749)            (543)         78,477
                                                             ----------------------------------------------------

 Net increase (decrease) in net assets
    resulting from operations                                        230,660          266,538          82,216

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                 5,332,498        2,323,152         496,663
    Contract terminations and surrenders                             (30,784)          (9,286)         (6,635)
    Death benefit payments                                                 -                -               -
    Policy loan transfers                                            (42,215)         (22,793)           (518)
    Transfers to other contracts                                  (1,406,624)      (1,335,069)        (36,013)
    Cost of insurance and administration
      charges                                                       (266,125)        (102,587)        (53,548)
    Surrender charges                                                (12,588)          (5,870)         (2,742)
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                    3,574,162          847,547         397,207
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Total increase (decrease)                                         3,804,822        1,114,085         479,423
                                                             ----------------------------------------------------
                                                             ----------------------------------------------------
 Net assets at end of period                                      $5,542,468       $1,737,646        $623,561
                                                             ====================================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                 Statements of Changes in Net Assets (continued)

     For the Years Ended December 31, 2001, 2000 and 1999, Except as Noted

                                                                            Utilities Division
                                                                -------------------------------------------
                                                                -------------------------------------------
                                                                     2001          2000          1999
                                                                -------------------------------------------

 Net assets at beginning of period                                 $1,392,047  $   437,284    $  45,596

 Increase (decrease) in net assets
 Operations:
    Net investment income (loss)                                       40,799       40,868        7,994
    Total realized gains (losses) on
      investments                                                     (17,784)      19,284        1,155
    Change in net unrealized appreciation or
      depreciation of investments                                    (646,422)      97,562       (3,398)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net increase (decrease) in net assets
    resulting from operations                                        (623,407)     157,714        5,751

 Policy related transactions:
    Net premium payments, less sales charges
      and applicable premium taxes                                  1,996,976    1,406,479      477,154
    Contract terminations and surrenders                              (38,743)     (15,551)        (842)
    Death benefit payments                                             (6,804)      (2,000)           -
    Policy loan transfers                                              (7,531)      (6,001)      (9,038)
    Transfers to other contracts                                     (422,466)    (472,609)     (35,545)
    Cost of insurance and administration
      charges                                                        (212,532)    (101,782)     (45,444)
    Surrender charges                                                 (16,220)     (11,487)        (348)
                                                                -------------------------------------------
                                                                -------------------------------------------
 Increase (decrease) in net assets from
    policy related transactions                                     1,292,680      797,049      385,937
                                                                -------------------------------------------
                                                                -------------------------------------------
 Total increase (decrease)                                            669,273      954,763      391,688
                                                                -------------------------------------------
                                                                -------------------------------------------
 Net assets at end of period                                       $2,061,320   $1,392,047     $437,284
                                                                ===========================================

See accompanying notes.

                        Principal Life Insurance Company
                         Variable Life Separate Account

                          Notes to Financial Statements

                                December 31, 2001


1. Investment and Accounting Policies

Principal Life Insurance Company Variable Life Separate Account (the Separate Account) is a segregated investment account of Principal Life Insurance Company (Principal Life) and is registered under the Investment Company Act of 1940 as a unit investment trust, with no stated limitations on the number of authorized units. As directed by eligible contractholders, each division of the Separate Account invests exclusively in shares representing interests in a corresponding investment option. As of December 31, 2001, contractholder investment options include the following diversified open-end management investment companies:

Principal Variable Contracts Fund, Inc. (3):
     Asset Allocation Account
     Balanced Account                                 AIM V.I. Growth Fund (2)
     Bond Account                                     AIM V.I. Growth and Income Fund (2)
     Capital Value Account                            AIM V.I. Value Fund (2)
     Equity Growth Account, formerly the Aggressive   American Century Variable Portfolios Inc.:
       Growth Account until                             VP Income & Growth (2)
       May 19, 2001 name change                         VP Ultra (2)
     Government Securities Account                    Dreyfus Investment Portfolios - Founders
     Growth Account                                     Discovery Portfolio (2)
     High Yield Account                               Fidelity Variable Insurance Products Fund:
     International Account                              Equity-Income Portfolio
     International SmallCap Account                     High Income Portfolio
     LargeCap Growth Account (2)                      Fidelity Variable Insurance Products Fund II -
     LargeCap Stock Index Account (1)                   Contrafund Portfolio
     MicroCap Account                                 Janus Aspen Aggressive Growth Portfolio (2)
     MidCap Account                                   INVESCO Variable Investment Funds:
     MidCap Growth Account                              VIF Dynamics (2)
     MidCap Growth Equity Account (2)                   VIF Health Sciences (2)
     MidCap Value Account (2)                           VIF Small Company Growth (2)
     Money Market Account                               VIF Technology (2)
     Real Estate Account                              Putnam Variable Trust:
     Small Cap Account                                  Global Asset Allocation Fund
     Small Cap Growth Account                           Vista Fund
     Small Cap Value Account                            Voyager Fund
     Utilities Account

   (1) Additional investment option available to contractholders as of May 1, 1999.
   (2) Additional investment option available to contractholders as of May 19, 2001.
   (3) Organized by Principal Life Insurance Company.

Investments are stated at the closing net asset values per share on December 31, 2001. The average cost method is used to determine realized gains and losses on investments. Dividends are taken into income on an accrual basis as of the ex-dividend date.

The Separate Account supports the following variable life insurance contracts of Principal Life: Flex Variable Life Contracts, PrinFlex Life Contracts, Survivorship Variable Universal Life Insurance Contracts, and Variable Universal Life Accumulator Contracts.

Use of Estimates in the Preparation of Financial Statements

The preparation of the Separate Account's financial statements and accompanying notes requires management to make estimates and assumptions that affect the amounts reported and disclosed. These estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in the financial statements and accompanying notes.

Change in Presentation

The Separate Account has presented the 2001 financial information in accordance with the AIPCA Audit and Accounting Guide for Investment Companies (Audit Guide), which was effective January 1, 2001. As permitted by the Audit Guide, the 2000 and 1999 financial information has not been reclassified.

2. Expenses and Related Party Transactions

Principal Life is compensated for the following expenses and charges:

   Flex Variable Life Contracts - Mortality and expense risks assumed by Principal Life are compensated for by a charge equivalent to an annual rate of .75% of the asset value of each policy. An annual administration charge of $57 for each policy and a cost of insurance charge, which is based on the Company's expected future mortality experience, is deducted as compensation for administrative and insurance expenses, respectively. The mortality and expense risk, annual administration, and insurance charges amounted to $207,666, $140,787 and $1,800,848, respectively in 2001; $214,797, $155,185, and $1,828,386, respectively, in 2000; and $214,984, $174,324, and
   $1,994,681, respectively, in 1999. A sales charge of 5.0% and a tax charge of 2.0%
   is deducted from each payment made on behalf of each participant. The sales and tax charge is deducted from the payments by Principal Life prior to their transfer to the Separate Account. In addition, a surrender charge up to a maximum of 25% of the minimum first year premium may be imposed upon total surrender or termination of a policy for insufficient value.

   PrinFlex Life Contracts - Mortality and expense risks assumed by Principal Life are compensated for by a charge equivalent to an annual rate of .90% of the asset value of each policy. A monthly administration charge of $.40 for each $1,000 of policy face amount will be deducted from policies in their first year. After the first policy year, the monthly administration charge is $6.00 per month. A cost of insurance charge, which is based on the Company's expected future mortality experience, is also deducted as compensation for insurance charges. The mortality and expense risk, administration, and insurance charges amounted to $2,604,232, $2,775,046 and $28,079,777, respectively in 2001; $2,074,990, $2,378,313, and $21,498,565, respectively, in 2000; and $1,148,956, $1,744,117 and $14,262,467, respectively, in 1999. A sales charge of 2.75% of premiums less than or equal to target premium and .75% of premiums in excess of target is deducted from each payment on behalf of each participant. A tax charge of 2.2% for state and local taxes and 1.25% for federal taxes is also deducted from each payment on behalf of each participant. The sales and tax charge is deducted from contributions by Principal Life prior to their transfer to the Separate Account.

   Survivorship Variable Universal Life Insurance Contracts (beginning in 1999)
   - Mortality and expenses risk assumed by Principal Life are compensated for by a charge equivalent to an annual rate of .80% of the asset value of each policy. A monthly administration charge of $8.00 is deducted from policies. There is an additional monthly administration charge in the first ten years (and ten years after an increase in the face amount) of $.07 per $1,000 of face amount. The charge of $.07 is increased by $.005 per $1,000 for each insurer classified as a smoker. A cost of insurance charge, which is based on the Company's expected future mortality experience, is also deducted as compensation for insurance charges. The mortality expense risk, administration and insurance charges amounted to $124,485, $630,309 and $695,936, respectively in 2001; $58,307, $357,210 and $313,385, respectively, in 2000; and $3,970, $30,083 and $26,149, respectively, in 1999. A sales charge of 5.0% of premiums less than or equal to target premium and 2.0% of premiums in excess of target is deducted from each payment on behalf of each participant. A tax charge of

   2.2% for state and local taxes and 1.25% for federal taxes is deducted from each payment on behalf of each participant. The sale and tax charge is deducted from contributions by Principal Life prior to their transfer to the Separate Account.

   Variable Universal Life Accumulator Contracts (beginning in 2001) - Mortality and expenses risk assumed by Principal Life are compensated for by a charge equivalent to an annual rate of .70% of the asset value of each policy. The current monthly administrative charge is $25.00 per month during the first policy year. After the first policy year, the administrative charge is $10.00 per month. A cost of insurance charge, which is based on the Company's expected future mortality experience, is deducted as compensation for insurance charges. The mortality expense risk, administration, and insurance charges amounted to: $156, $4,700 and $18,792, respectively, in 2001. A sales charge of 3.00% of premiums paid is deducted from each payment on behalf of each participant. A tax charge of 2.2% for state and local taxes and 1.25% for federal taxes is deducted from each payment on behalf of each participant. The sales and tax charge is deducted from contributions by Principal Life prior to their transfer to the Separate Account.

In addition, during the year ended December 31, 2001, management fees were paid indirectly to Principal Management Corporation (wholly owned by Princor Financial Services Corporation, a subsidiary of Principal Financial Services, Inc.), an affiliate of Principal Life Insurance Company, in its capacity as advisor to Principal Variable Contracts Fund, Inc. Investment advisory and management fees are computed at the annual rate of .35% of the average daily net assets of the Large Cap Stock Index Account and 1.00% of the average daily net assets of the MidCap Growth Equity Account.

The investment advisory and management fees for certain Accounts of the Principal Variable Contracts Fund, Inc. are based on an annual rate of the average daily net assets, which decreases by .05% for each $100 million increase in net asset value above the initial $100 million of net assets for each Account, with the final decrease in the annual rate occurring when net assets exceed $400 million. This rate structure applies to the Accounts in the following table, which discloses the fee range for each Account from the first $100 million of net asset value to net asset values of over $400 million.

                                       Account                                           Fee Range
   --------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------


   Bond, Government Securities, Money Market                                           0.50% - 0.30%
   Balanced, High Yield, Utilities                                                    0.60    - 0.40
   MidCap                                                                             0.65    - 0.45
   Asset Allocation, Equity Growth                                                    0.80    - 0.60
   SmallCap                                                                           0.85    - 0.65
   MidCap Growth, Real Estate                                                         0.90    - 0.70
   MicroCap, SmallCap Growth                                                          1.00    - 0.80
   SmallCap Value                                                                     1.10    - 0.90
   International SmallCap                                                             1.20    - 1.00

The investment advisory and management fees for certain Accounts of the Principal Variable Contracts Fund, Inc. are based on an annual rate of the average daily net assets, which decreases by .05% for each $250 million increase in net asset value above the initial $250 million of net assets for each Account, with the final decrease in the annual rate occurring when net assets exceed $1 billion. This rate structure applies to the Accounts in the following table, which discloses the fee range for each Account from the first $250 million of net asset value to net asset values of over $1 billion:

                                       Account                                           Fee Range
   --------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------
   Capital Value, Growth                                                               0.60% - 0.40%
   International                                                                      0.85    - 0.65
   MidCap Value                                                                       1.05    - 0.85
   LargeCap Growth                                                                    1.10    - 0.90

3. Federal Income Taxes

The operations of the Separate Account are a part of the operations of Principal Life. Under current practice, no federal income taxes are allocated by Principal Life to the operations of the Separate Account.

4. Purchases and Sales of Investments

The aggregate cost of purchases and proceeds from sales of investments were as follows for the year ended December 31, 2001:

   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   AIM V.I. Growth:
      Flex Variable Life                                               $               -   $           -
      PrinFlex Life                                                             181,788            9,893
      Survivorship Variable Universal Life                                        3,791              101
      Variable Universal Life Accumulator                                           166               18

   AIM V.I. Growth and Income:
      Flex Variable Life                                                         11,966              183
      PrinFlex Life                                                              99,514            8,346
      Survivorship Variable Universal Life                                        6,571              186
      Variable Universal Life Accumulator                                             -                -

   AIM V.I. Value:
      Flex Variable Life                                                          8,199               48
      PrinFlex Life                                                             447,939           29,865
      Survivorship Variable Universal Life                                       12,523            1,087
      Variable Universal Life Accumulator                                           204                -

   American Century VP Income & Growth:
      Flex Variable Life                                                            818              120
      PrinFlex Life                                                             332,526           16,714
      Survivorship Variable Universal Life                                        2,500                -
      Variable Universal Life Accumulator                                            15                -

   American Century UP Ultra:
      Flex Variable Life                                                          1,019               35
      PrinFlex Life                                                             302,955          111,786
      Survivorship Variable Universal Life                                        2,785               32
      Variable Universal Life Accumulator                                         3,519               77


   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   Asset Allocation:
      Flex Variable Life                                                $         1,076    $          28
      PrinFlex Life                                                           8,749,180        4,415,917
      Survivorship Variable Universal Life                                      316,509           48,094
      Variable Universal Life Accumulator                                         1,511               14

   Balanced:
      Flex Variable Life                                                        584,462          563,464
      PrinFlex Life                                                           4,549,703        2,286,883
      Survivorship Variable Universal Life                                      240,473           29,910
      Variable Universal Life Accumulator                                        20,165                -

   Bond:
      Flex Variable Life                                                        891,171          463,567
      PrinFlex Life                                                           9,669,270        4,669,534
      Survivorship Variable Universal Life                                      297,568           36,355
      Variable Universal Life Accumulator                                         5,134               60

   Capital Value:
      Flex Variable Life                                                        962,395        1,454,197
      PrinFlex Life                                                          10,373,072        6,159,323
      Survivorship Variable Universal Life                                      301,072           37,995
      Variable Universal Life Accumulator                                           340               40

   Dreyfus Founders Discovery:
      Flex Variable Life                                                              -                -
      PrinFlex Life                                                             226,953           73,901
      Survivorship Variable Universal Life                                            -                -
      Variable Universal Life Accumulator                                         1,045               11

   Equity Growth:
      Flex Variable Life                                                         12,324              740
      PrinFlex Life                                                          28,607,950       14,572,866
      Survivorship Variable Universal Life                                    1,089,957          205,839
      Variable Universal Life Accumulator                                         2,608               58

   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   Fidelity VIP II Contrafund:
      Flex Variable Life                                                $         7,833    $         141
      PrinFlex Life                                                          21,970,812       10,905,358
      Survivorship Variable Universal Life                                      768,649          215,746
      Variable Universal Life Accumulator                                         1,047               50

   Fidelity VIP Equity-Income:
      Flex Variable Life                                                         23,364              446
      PrinFlex Life                                                           9,941,107        4,444,260
      Survivorship Variable Universal Life                                      796,520          113,029
      Variable Universal Life Accumulator                                         3,733               49

   Fidelity VIP High Income:
      Flex Variable Life                                                          1,530              223
      PrinFlex Life                                                           2,639,867        1,113,314
      Survivorship Variable Universal Life                                       75,052           10,827
      Variable Universal Life Accumulator                                             -                -

   Government Securities:
      Flex Variable Life                                                         33,565              285
      PrinFlex Life                                                           5,780,469        1,962,067
      Survivorship Variable Universal Life                                    3,012,830           30,343
      Variable Universal Life Accumulator                                        26,231               83

   Growth:
      Flex Variable Life                                                              -                -
      PrinFlex Life                                                           7,791,723        3,600,883
      Survivorship Variable Universal Life                                      470,940           88,322
      Variable Universal Life Accumulator                                           249               27

   High Yield:
      Flex Variable Life                                                        439,263          178,863


   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   International:
      Flex Variable Life                                                $         1,101    $          92
      PrinFlex Life                                                           9,061,858        4,353,459
      Survivorship Variable Universal Life                                      519,735           93,066
      Variable Universal Life Accumulator                                         6,861               84

   International SmallCap:
      Flex Variable Life                                                              -                -
      PrinFlex Life                                                          15,673,596       13,599,060
      Survivorship Variable Universal Life                                      309,444           71,576
      Variable Universal Life Accumulator                                         2,858               32

   INVESCO VIF Dynamics:
      Flex Variable Life                                                              -                -
      PrinFlex Life                                                              78,781           27,677
      Survivorship Variable Universal Life                                            -                -
      Variable Universal Life Accumulator                                             -                -

   INVESCO VIF Health Sciences:
      Flex Variable Life                                                              -                -
      PrinFlex Life                                                             411,934           57,782
      Survivorship Variable Universal Life                                        9,064              280
      Variable Universal Life Accumulator                                         1,246                8

   INVESCO VIF Small Company Growth:
      Flex Variable Life                                                            184              104
      PrinFlex Life                                                              61,559            4,487
      Survivorship Variable Universal Life                                        1,000                -
      Variable Universal Life Accumulator                                             -                -

   INVESCO VIF Technology:
      Flex Variable Life                                                         14,668              612
      PrinFlex Life                                                             128,731           14,030
      Survivorship Variable Universal Life                                        4,099              172
      Variable Universal Life Accumulator                                           249               27



   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   Janus Aspen Aggressive Growth:
      Flex Variable Life                                                 $       18,723    $         499
      PrinFlex Life                                                             483,725           72,149
      Survivorship Variable Universal Life                                        1,997              104
      Variable Universal Life Accumulator                                         1,780               46

   LargeCap Growth:                                                               6,312              321
      Flex Variable Life                                                        186,833           43,543
      PrinFlex Life                                                               2,585               32
      Survivorship Variable Universal Life                                          626               12
      Variable Universal Life Accumulator

   LargeCap Stock Index:
      Flex Variable Life                                                         74,973            3,459
      PrinFlex Life                                                           8,701,985        3,015,009
      Survivorship Variable Universal Life                                    1,385,935          347,249
      Variable Universal Life Accumulator                                        10,196              123

   MicroCap:
      Flex Variable Life                                                          8,028              189
      PrinFlex Life                                                             898,731          323,406
      Survivorship Variable Universal Life                                       22,645           23,748
      Variable Universal Life Accumulator                                         5,716                -

   MidCap:
      Flex Variable Life                                                      2,539,332        2,869,905
      PrinFlex Life                                                          10,476,550        5,953,152
      Survivorship Variable Universal Life                                      351,846           40,900
      Variable Universal Life Accumulator                                           858                7

   MidCap Growth:
      Flex Variable Life                                                              -                -
      PrinFlex Life                                                           2,344,286          940,766
      Survivorship Variable Universal Life                                      136,238           13,286
      Variable Universal Life Accumulator                                         3,520               49

   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   MidCap Growth Equity:
      Flex Variable Life Division                                      $               -     $         -
      PrinFlex Life                                                             188,735           57,335
      Survivorship Variable Universal Life                                        1,518               28
      Variable Universal Life Accumulator                                             -                -

   MidCap Value:
      Flex Variable Life                                                          2,624               88
      PrinFlex Life                                                             347,735           36,925
      Survivorship Variable Universal Life                                       11,175              200
      Variable Universal Life Accumulator                                         5,795                -

   Money Market:
      Flex Variable Life                                                        280,099          150,744
      PrinFlex Life                                                          70,352,926       61,028,068
      Survivorship Variable Universal Life                                    8,752,121        7,153,955
      Variable Universal Life Accumulator                                       740,162          137,033

   Putnam VT Global Asset Allocation:
      Flex Variable Life                                                          8,886              114
      PrinFlex Life                                                             941,900          299,972
      Survivorship Variable Universal Life                                      107,809           32,552
      Variable Universal Life Accumulator                                             -                -

   Putnam VT Vista:
      Flex Variable Life                                                             71                6
      PrinFlex Life                                                           6,597,467        2,581,003
      Survivorship Variable Universal Life                                      438,798          127,282
      Variable Universal Life Accumulator                                            41                7

   Putnam VT Voyager:
      Flex Variable Life                                                         24,064              435
      PrinFlex Life                                                          16,664,355        5,495,619
      Survivorship Variable Universal Life                                    1,599,890          231,952
      Variable Universal Life Accumulator                                         1,464               15

   Division                                                                Purchase           Sales
   --------------------------------------------------------------------------------------------------------
   Real Estate:
      Flex Variable Life                                                $         7,019    $         211
      PrinFlex Life                                                           3,001,367        1,162,890
      Survivorship Variable Universal Life                                      436,442          114,013
      Variable Universal Life Accumulator                                             -                -

   SmallCap:
      Flex Variable Life                                                          5,700               38
      PrinFlex Life                                                           2,238,616          761,458
      Survivorship Variable Universal Life                                      178,366           30,439
      Variable Universal Life Accumulator                                             4                -

   SmallCap Growth:
      Flex Variable Life                                                          3,759               64
      PrinFlex Life                                                           7,825,412        3,132,072
      Survivorship Variable Universal Life                                      449,761          166,767
      Variable Universal Life Accumulator                                         2,153               39

   SmallCap Value:
      Flex Variable Life                                                          5,257              367
      PrinFlex Life                                                           5,353,879        1,761,741
      Survivorship Variable Universal Life                                      231,003           21,805
      Variable Universal Life Accumulator                                         5,731                -

   Utilities:
      Flex Variable Life                                                          6,897              208
      PrinFlex Life                                                           1,894,755          692,679
      Survivorship Variable Universal Life                                      151,705           26,991
      Variable Universal Life Accumulator                                             -                -

5. Changes in Units Outstanding

Transactions in units were as follows for each of the years ended December 31:

                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   AIM V.I. Growth:
      Flex Variable Life                     -           -        -          -            -           -
      PrinFlex Life                     21,124       1,179        -          -            -           -
      Survivorship Variable
        Universal Life                     467          12        -          -            -           -
      Variable Universal Life
        Accumulator                         20           3        -          -            -           -

   AIM V.I. Growth & Income:
      Flex Variable Life                 1,419          21        -          -            -           -
      PrinFlex Life                     11,676       1,031        -          -            -           -
      Survivorship Variable
        Universal Life                     803          22        -          -            -           -
      Variable Universal Life
        Accumulator                          -           -        -          -            -           -

   AIM V.I. Value:
      Flex Variable Life                   912           4        -          -            -           -
      PrinFlex Life                     49,434       3,478        -          -            -           -
      Survivorship Variable
        Universal Life                   1,363         125        -          -            -           -
      Variable Universal Life
        Accumulator                         23           -        -          -            -           -

   American Century VP Income &
      Growth:
        Flex Variable Life                  92          14        -          -            -           -
        PrinFlex Life                   37,354       1,935        -          -            -           -
        Survivorship Variable
          Universal Life                   266           -        -          -            -           -
        Variable Universal Life
          Accumulator                        2           -        -          -            -           -

   American Century VP Ultra:
      Flex Variable Life                   105           3        -          -            -           -
      PrinFlex Life                     31,751      11,551        -          -            -           -
      Survivorship Variable
        Universal Life                     304           3        -          -            -           -
      Variable Universal Life
        Accumulator                        388           8        -          -            -           -

                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   Asset Allocation:
      Flex Variable Life                112           3            -          -            -           -
      PrinFlex Life                 571,494     292,702      191,564     58,310      970,302     331,686
      Survivorship Variable
        Universal Life               27,445       4,395       29,144      1,695        7,867         732
      Variable Universal Life
        Accumulator                     102           1            -          -            -           -

   Balanced:
      Flex Variable Life             15,028      18,996       22,620     29,829       32,343      31,633
      PrinFlex Life                 336,029     183,846      264,429    281,698      385,145     225,867
      Survivorship Variable
        Universal Life               24,294       3,182       15,115      1,252        8,197         155
      Variable Universal Life
        Accumulator                   1,635           -            -          -            -           -

   Bond:
      Flex Variable Life             29,174      17,360       31,163     43,557       21,722      24,329
      PrinFlex Life                 692,888     356,162      327,188    160,197      385,603     139,681
      Survivorship Variable
        Universal Life               24,469       3,160       13,731      1,432        4,133          72
      Variable Universal Life
        Accumulator                     384           5            -          -            -           -

   Capital Value:
      Flex Variable Life             24,669      41,690       41,792     65,294       58,379      44,706
      PrinFlex Life                 766,251     474,114      772,832    752,345      865,446     424,784
      Survivorship Variable
        Universal Life               33,165       4,339       14,484      3,713        5,115         822
      Variable Universal Life
        Accumulator                      27           3            -          -            -           -

   Dreyfus Founders Discovery:
      Flex Variable Life                  -           -            -          -            -           -
      PrinFlex Life                  26,123       8,811            -          -            -           -
      Survivorship Variable
        Universal Life                    -           -            -          -            -           -
      Variable Universal Life
        Accumulator                     118           1            -          -            -           -

                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   Equity Growth:
      Flex Variable Life              1,366          81            -          -            -           -
      PrinFlex Life               1,606,308     916,948    1,361,577    501,754      970,302     331,686
      Survivorship Variable
        Universal Life              103,844      21,544      112,002      7,441        7,867         732
      Variable Universal Life
        Accumulator                     168           4            -          -            -           -

   Fidelity VIP II Contrafund:
      Flex Variable Life                868          15            -          -            -           -
      PrinFlex Life               1,269,025     670,721    1,144,457    374,650      784,899     194,124
      Survivorship Variable
        Universal Life               76,449      23,010      111,833     10,478       14,058         340
      Variable Universal Life
        Accumulator                      66           3            -          -            -           -

   Fidelity VIP Equity-Income:
      Flex Variable Life              2,580          45            -          -            -           -
      PrinFlex Life                 598,407     295,131      458,716    269,431      442,641     161,414
      Survivorship Variable
        Universal Life               76,070      11,289       46,772      6,219        6,673          65
      Variable Universal Life
        Accumulator                     252           3            -          -            -           -

   Fidelity VIP High Income:
      Flex Variable Life                158          24            -          -            -           -
      PrinFlex Life                 268,871     126,585      124,178     63,941       86,113      51,793
      Survivorship Variable
        Universal Life                8,447       1,460        7,470        422            -           -
      Variable Universal Life
        Accumulator                       -           -            -          -            -           -

   Government Securities:
      Flex Variable Life              3,300          16            -          -            -           -
      PrinFlex Life                 402,534     141,110      148,727    160,947      194,406     209,054
      Survivorship Variable
        Universal Life              253,638       2,548        9,169      1,998        6,834       3,590
      Variable Universal Life
        Accumulator                   1,857           6            -          -            -           -



                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   Growth:
      Flex Variable Life                   -           -            -          -            -           -
      PrinFlex Life                  636,276     295,066      523,375    228,808      454,302     154,162
      Survivorship Variable
        Universal Life                60,549      11,196       60,111      3,602        4,616          84
      Variable Universal Life
        Accumulator                       22           3            -          -            -           -

   High Yield:
      Flex Variable Life              12,329       7,914       14,246     13,471       20,298      48,184

   International:
      Flex Variable Life                 121          10            -          -            -           -
      PrinFlex Life                  788,752     384,790      656,461    304,424      492,014     272,765
      Survivorship Variable
        Universal Life                57,515      10,739       37,625      4,291        3,556          36
      Variable Universal Life
        Accumulator                      664           8            -          -            -           -

   International SmallCap:
      Flex Variable Life                   -           -            -          -            -           -
      PrinFlex Life                1,205,683   1,043,675      562,111    262,440       95,274      19,712
      Survivorship Variable
        Universal Life                27,658       6,650       41,607      1,523        1,484          17
      Variable Universal Life
        Accumulator                      239           3            -          -            -           -

   INVESCO VIF Dynamics:
      Flex Variable Life                   -           -            -          -            -           -
      PrinFlex Life                   10,124       3,537            -          -            -           -
      Survivorship Variable
        Universal Life                     -           -            -          -            -           -
      Variable Universal Life
        Accumulator                        -           -            -          -            -           -

   INVESCO VIF Health Sciences:
      Flex Variable Life                   -           -            -          -            -           -
      PrinFlex Life                   42,128       5,964            -          -            -           -
      Survivorship Variable
        Universal Life                   942          29            -          -            -           -
      Variable Universal Life
        Accumulator                      125           1            -          -            -           -


                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   INVESCO VIF Small Company
      Growth:
        Flex Variable Life                23          13            -          -            -           -
        PrinFlex Life                  7,880         570            -          -            -           -
        Survivorship Variable
          Universal Life                 112           -            -          -            -           -
        Variable Universal Life            -           -            -          -            -           -
          Accumulator

   INVESCO VIF Technology:
      Flex Variable Life               2,315          85            -          -            -           -
      PrinFlex Life                   18,541       2,094            -          -            -           -
      Survivorship Variable
        Universal Life                   631          26            -          -            -           -
      Variable Universal Life
        Accumulator                       35           3            -          -            -           -

   Janus Aspen Aggressive Growth:
        Flex Variable Life             2,122          58            -          -            -           -
        PrinFlex Life                 60,330       9,545            -          -            -           -
        Survivorship Variable
          Universal Life                 256          14            -          -            -           -
        Variable Universal Life
          Accumulator                    236           6            -          -            -           -

   LargeCap Growth:
      Flex Variable Life                 815          39            -          -            -           -
      PrinFlex Life                   23,742       5,442            -          -            -           -
      Survivorship Variable
        Universal Life                   316           4            -          -            -           -
      Variable Universal Life
        Accumulator                       79           2            -          -            -           -

   LargeCap Stock Index:
      Flex Variable Life               8,868         383            -          -            -           -
      PrinFlex Life                  948,390     333,375      665,489    109,385      621,329      17,000
      Survivorship Variable
        Universal Life               151,938      37,804       75,861      8,957        2,600          72
      Variable Universal Life
        Accumulator                    1,147          14            -          -            -           -


                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   MicroCap:
      Flex Variable Life                 858          20            -          -            -           -
      PrinFlex Life                  101,620      36,427      126,312     85,693       42,361       7,556
      Survivorship Variable
        Universal Life                 2,279       2,423       39,160        698        2,583           5
      Variable Universal Life
        Accumulator                      619           -            -          -            -           -

   MidCap:
      Flex Variable Life              42,188      55,915       70,463     70,319       69,891      78,806
      PrinFlex Life                  633,135     389,369      547,143    405,940      669,400     492,907
      Survivorship Variable
        Universal Life                28,400       3,414        7,081        426          232           4
      Variable Universal Life
        Accumulator                       55           -            -          -            -           -

   MidCap Growth:
      Flex Variable Life                   -           -            -          -            -           -
      PrinFlex Life                  233,985      98,460      150,366     42,392       90,323      32,058
      Survivorship Variable
        Universal Life                14,588       1,375        7,683        423          236          15
      Variable Universal Life
        Accumulator                      367           5            -          -            -           -

   MidCap Growth Equity:
      Flex Variable Life                   -           -            -          -            -           -
      PrinFlex Life                   22,461       7,472            -          -            -           -
      Survivorship Variable
        Universal Life                   169           3            -          -            -           -
      Variable Universal Life
        Accumulator                        -           -            -          -            -           -

   MidCap Value:
      Flex Variable Life                 262           8            -          -            -           -
      PrinFlex Life                   36,760       4,055            -          -            -           -
      Survivorship Variable
        Universal Life                 1,148          22            -          -            -           -
      Variable Universal Life
        Accumulator                      601           -            -          -            -           -

                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   Money Market:
      Flex Variable Life               14,184       8,029       38,771     48,920       22,657       8,313
      PrinFlex Life                 5,548,067   4,869,243    5,179,115  4,831,329    3,259,754   2,946,933
      Survivorship Variable
        Universal Life                782,891     643,912    1,028,494  1,133,955      339,308     155,990
      Variable Universal Life
        Accumulator                    58,166      10,768            -          -            -           -

   Putnam VT Global Asset Allocation:
        Flex Variable Life              1,006          11            -          -            -           -
        PrinFlex Life                  81,387      29,967       66,847     22,152       37,942      12,194
        Survivorship Variable
          Universal Life                9,279       3,485        7,668      2,529        3,901          14
        Variable Universal Life
          Accumulator                       -           -            -          -            -           -

   Putnam VT Vista:
      Flex Variable Life                   10           1            -          -            -           -
      PrinFlex Life                   506,114     226,945      316,101     44,910       52,210       8,751
      Survivorship Variable
        Universal Life                 41,959      13,555       20,759      4,233          782           6
      Variable Universal Life
        Accumulator                         4           1            -          -            -           -

   Putnam VT Voyager:
      Flex Variable Life                2,665          45            -          -            -           -
      PrinFlex Life                 1,064,737     469,444      969,010    243,104      505,025      86,311
      Survivorship Variable
        Universal Life                129,924      23,448      124,973      8,740       10,457         124
      Variable Universal Life
        Accumulator                       132           2            -          -            -           -

   Real Estate:
      Flex Variable Life                  635          18            -          -            -           -
      PrinFlex Life                   244,749      97,325       80,043     25,478        6,892       2,042
      Survivorship Variable
        Universal Life                 32,478       8,899       25,948      4,779            -           -
      Variable Universal Life
        Accumulator                         -           -            -          -            -           -


                                            2001                     2000                    1999
                                  ------------------------- ------------------------------------------------
                                  ------------------------- ------------------------------------------------
   Division                        Purchased    Redeemed     Purchased   Redeemed    Purchased   Redeemed
   -------------------------------------------------------- ------------------------------------------------
   SmallCap:
      Flex Variable Life                 641           3            -          -            -           -
      PrinFlex Life                  222,658      76,745      157,023     67,657       82,373      19,001
      Survivorship Variable
        Universal Life                16,892       2,913        8,321        500          997          11
      Variable Universal Life
        Accumulator                        1           -            -          -            -           -

   SmallCap Growth:
      Flex Variable Life                 544           8            -          -            -           -
      PrinFlex Life                  590,984     240,527      418,484     78,202      105,937      19,878
      Survivorship Variable
        Universal Life                43,255      16,757       54,220      4,910        1,414          10
      Variable Universal Life
        Accumulator                      183           3            -          -            -           -

   SmallCap Value:
      Flex Variable Life                 512          36            -          -            -           -
      PrinFlex Life                  390,303     133,997      197,188    125,832       50,737      11,295
      Survivorship Variable
        Universal Life                15,281       1,620        5,708      1,951        3,695           8
      Variable Universal Life
        Accumulator                      421           -            -          -            -           -

   Utilities:
      Flex Variable Life                 764          25            -          -            -           -
      PrinFlex Life                  149,552      56,519      100,607     46,955       39,617       7,891
      Survivorship Variable
        Universal Life                14,644       2,646       11,059      1,210        1,571           5
      Variable Universal Life
        Accumulator                        -           -            -          -            -           -


6. Financial Highlights

Principal Life sells a number of variable life insurance products, which have unique combinations of features and fees that are charged against the contract owner's account balance. Differences in the fee structures result in a variety of unit values, expense ratios, and total returns.

Effective with these 2001 annual financial statements, the Separate Account has presented the following disclosures required by AICPA Audit and Accounting Guide for Investment Companies. The following table was developed by determining which products offered by Principal Life have the lowest and highest total return. Only product designs within each subaccount that had units outstanding during the respective periods were considered when determining the lowest and highest total return. The summary may not reflect the minimum and maximum contract charges offered by the Company as contract owners may not have selected all available and applicable contract options as discussed in Note 2.

                                   December 31, 2001                 For the Year Ended December 31, 2001
                          ---------------------------------------------------------------------------------------
                                       Unit Fair                                Expense            Total
                                         Value         Net      Investment Ratio (2) Lowest      Return (3)
                            Units  Lowest to Highest  Assets      Income      to Highest         Lowest to
          Division         (000's)                   (000's)    Ratio (1)                         Highest
   --------------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------------

   AIM V.I. Growth (4)         20   $8.56 to $8.56  $     175      0.80%    0.70% to 0.90%   (26.85)% to 14.22%

   AIM V.I. Growth &
      Income (4)               13    8.35 to 8.39        107       0.17      0.75 to 0.90    (32.24) to (31.58)

   AIM V.I. Value (4)          48    8.82 to 8.86        426       0.37      0.70 to 0.90     (22.82) to 0.99

   American Century VP
      Income & Growth (4)      36    8.99 to 9.03        323        -        0.70 to 0.90     (19.39) to 12.75

   American Century VP
      Ultra (4)                21    9.15 to 9.19        193        -        0.70 to 0.90     (17.09) to 18.56

   Asset Allocation           675    9.59 to 14.66     9,650       2.57      0.70 to 0.90     (8.33) to (3.94)

   Balanced                   927    9.26 to 27.66    13,101       3.00      0.70 to 0.90     (8.12) to (6.97)

   Bond                     1,036   11.72 to 26.63    14,909       5.74      0.70 to 0.90      (8.64) to 8.14

   Capital Value            2,002    8.63 to 33.33    29,595       1.25      0.70 to 0.90     (8.75) to 26.32

                                   December 31, 2001                 For the Year Ended December 31, 2001
                          ---------------------------------------------------------------------------------------
                                       Unit Fair                                Expense            Total
                                         Value         Net      Investment Ratio (2) Lowest      Return (3)
                            Units  Lowest to Highest  Assets      Income      to Highest         Lowest to
          Division         (000's)                   (000's)    Ratio (1)                         Highest
   --------------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------------
   Dreyfus Founders
      Discovery (4)            17   $8.89 to $8.89    $  155         -%      0.70% to 0.90%   (23.53)% to 85.87%

   Equity Growth            3,349    8.97 to 15.46    50,584       0.09      0.70 to 0.90    (20.92) to (10.68)

   Fidelity VIP II
      Contrafund            2,638    9.31 to 16.03    41,155       0.71      0.70 to 0.90     (12.63) to 32.45

   Fidelity VIP
      Equity-Income         1,247    9.13 to 15.00    18,130       1.48      0.70 to 0.90     (15.90) to 18.54

   Fidelity VIP High
      Income                  348    6.89 to 8.96      2,818       9.20      0.75 to 0.90    (17.81) to (11.72)

   Government Securities      777   10.44 to 14.14    10,466       3.22      0.70 to 0.90      (3.19) to 7.63

   Growth                   1,370    7.31 to 11.48    15,259        -        0.70 to 0.90    (25.50) to (15.95)

   High Yield                  83        20.52         1,711      10.44          0.75               0.12

   International            1,707    8.03 to 10.54    17,773       0.14      0.70 to 0.90     (26.71) to 14.47

   International SmallCap     635   10.32 to 12.14     7,598        -        0.70 to 0.90     (21.87) to 40.51

   INVESCO VIF Dynamics
      (4)                       7        8.05             53        -            0.90             (39.39)

   INVESCO VIF Health
      Sciences (4)             37    9.93 to 9.93        369        -        0.70 to 0.90    (23.80) to (4.72)

   INVESCO VIF Small
      Company Growth (4)        7    8.47 to 8.51         63        -        0.75 to 0.90    (30.61) to (29.95)

   INVESCO VIF Technology(4)
                               19    7.09 to 7.13        138        -        0.70 to 0.90    (57.69) to (18.96)

                                    December 31, 2001                 For the Year Ended December 31, 2001
                          ---------------------------------------------------------------------------------------
                                       Unit Fair                                Expense            Total
                                         Value         Net      Investment Ratio (2) Lowest      Return (3)
                            Units  Lowest to Highest  Assets      Income      to Highest         Lowest to
          Division         (000's)                   (000's)    Ratio (1)                         Highest
   --------------------------------------------------------------------------------------------------------------
   --------------------------------------------------------------------------------------------------------------

   Janus Aspen
     Aggressive Growth (4)     53   $7.53 to $7.57  $    403        -%       0.70% to 0.90%  (47.29)% to 18.71%

   LargeCap Growth (4)         19    7.91 to 7.94        155        -        0.70 to 0.90    (38.95) to (10.11)

   LargeCap Stock Index     1,969    8.77 to 8.91      17,278      1.07      0.70 to 0.90    (21.12) to (2.35)

   MicroCap                   201    9.24 to 10.41      1,908        -       0.70% to 0.90    (8.10) to 92.94

   MidCap                   1,973   12.32 to 50.06     39,444       0.78      0.70 to 0.90    (4.43) to 44.28

   MidCap Growth              355    9.65 to 9.76       3,432        -        0.70 to 0.90    (16.95) to 61.44

   MidCap Growth Equity(4)     15    8.23 to 8.23         125        -        0.80 to 0.90        (36.70)

   MidCap Value (4)            35    9.60 to 9.65         335       0.30      0.70 to 0.90    (9.05) to 64.14

   Money Market             2,360   11.25 to 18.52     29,911       3.69      0.70 to 0.90      2.67 to 4.11

   Putnam VT Global
      Asset Allocation        145    9.34 to 10.01      1,443       0.94      0.75 to 0.90   (13.07) to (8.47)

   Putnam VT Vista            651    8.06 to 10.22      6,598        -        0.70 to 0.90    (39.17) to 40.64

   Putnam VT Voyager        2,059    8.44 to 11.10     22,401        -        0.70 to 0.90   (29.99) to (3.76)

   Real Estate                256   10.95 to 13.70      3,295       5.02      0.75 to 0.90     8.77 to 15.39

   SmallCap                   353    9.47 to 10.81      3,682        -        0.70 to 0.90    (13.05) to 89.62

   SmallCap Growth            875    7.61 to 11.76     10,098        -        0.70 to 0.90    (45.56) to 55.16

   SmallCap Value             406    9.82 to 14.58      5,542       1.05      0.70 to 0.90    (4.64) to 79.34

   Utilities                  207    7.25 to 10.19      2,061       2.95      0.70 to 0.90   (48.04) to (27.69)

   (1) These amounts represent the dividends, excluding distributions of capital gains, received by the division from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that result in direct reductions in the unit values. The recognition of investment income by the division is affected by the timing of the declaration of dividends by the underlying fund in which the divisions invest.
   (2) These ratios represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.
   (3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period.
   (4) Commencement of operations, May 19, 2001. Investment income ratio and expense ratio have been annualized.

                         Report of Independent Auditors

The Board of Directors and Stockholder
Principal Life Insurance Company

We have audited the accompanying consolidated statements of financial position of Principal Life Insurance Company (the Company, an indirect wholly-owned subsidiary of Principal Financial Group, Inc.) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Principal Life Insurance Company at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in response to a new accounting standard that became effective January 1, 2001.



Des Moines, Iowa
February 1, 2002

                        Principal Life Insurance Company

                  Consolidated Statements of Financial Position

                                                     December 31,
                                               2001               2000
                                             -------------- ------------------
                                                 (in millions, except
                                                    per share data)
Assets
Fixed maturities, available-for-sale.........  $29,007.4          $26,142.1
Fixed maturities, trading....................       17.8                -
Equity securities, available-for-sale........      798.7              710.3
Mortgage loans...............................   10,884.6           11,325.8
Real estate..................................      950.5            1,391.7
Policy loans.................................      831.9              803.6
Other investments............................      615.5              532.8
                                             -------------- ------------------
   Total investments.........................   43,106.4           40,906.3

Cash and cash equivalents....................    1,077.7            1,842.1
Accrued investment income....................      593.5              530.4
Premiums due and other receivables...........      468.3              401.8
Deferred policy acquisition costs............    1,322.3            1,333.3
Property and equipment.......................      480.6              471.2
Goodwill and other intangibles...............       72.2               94.1
Mortgage loan servicing rights...............    1,778.5            1,084.4
Separate account assets......................   34,028.9           33,180.4
Other assets.................................      642.2              558.9
                                             -------------- ------------------
                                             -------------- ------------------
   Total assets..............................  $83,570.6          $80,402.9
                                             ============== ==================
                                             ============== ==================

Liabilities
Contractholder funds.........................  $24,664.6          $24,300.2
Future policy benefits and claims............   13,011.7           12,579.6
Other policyholder funds.....................      576.6              597.4
Short-term debt..............................    1,378.4            1,339.9
Long-term debt...............................      617.6              672.3
Income taxes currently payable...............        -                124.5
Deferred income taxes........................      782.7              399.0
Separate account liabilities.................   34,028.9           33,180.4
Other liabilities............................    3,167.9            1,909.4
                                             -------------- ------------------
                                             -------------- ------------------
   Total liabilities.........................   78,228.4           75,102.7
Stockholder's equity
Common stock, par value $.01 per share -
5.0 million shares authorized, 2.5
   million shares issued and outstanding
   (wholly owned indirectly by Principal
    Financial Group, Inc.).                          2.5                2.5
Additional paid-in capital...................    5,004.6               21.0
Retained earnings (deficit)..................      (26.6)           5,188.6
Accumulated other comprehensive income.......      368.4               88.1
Treasury stock, at cost (363.7 thousand
shares of Principal
   Financial Group, Inc. common stock).......       (6.7)               -
                                             -------------- ------------------
Total stockholder's equity...................    5,342.2            5,300.2
                                             -------------- ------------------
                                             -------------- ------------------
Total liabilities and stockholder's
    equity..........................           $83,570.6          $80,402.9
                                             ============== ==================

See accompanying notes.

                        Principal Life Insurance Company

                      Consolidated Statements of Operations

                                                               For the year ended December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                                        (in millions)
Revenues
Premiums and other considerations...............        $3,795.7           $3,929.3           $3,937.6
Fees and other revenues.........................         1,502.3            1,214.5            1,126.0
Net investment income...........................         3,210.7            3,115.5            3,045.8
Net realized capital gains (losses).............          (492.7)             151.8              456.6
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
Total revenues..................................         8,016.0            8,411.1            8,566.0

Expenses
Benefits, claims, and settlement expenses.......         5,092.4            5,147.1            5,260.9
Dividends to policyholders......................           313.7              312.7              304.6
Operating expenses..............................         2,139.7            2,060.9            1,867.3
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
Total expenses..................................         7,545.8            7,520.7            7,432.8
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------

Income before income taxes and cumulative
   effect of accounting change..................           470.2              890.4            1,133.2

Income taxes....................................            92.4              248.8              323.5
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
Income before cumulative effect of accounting              377.8              641.6              809.7
   change.......................................

Cumulative effect of accounting change, net of
   related income taxes.........................           (10.7)               -                  -
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
Net income......................................       $   367.1          $   641.6          $   809.7
                                                   ================== ================== ==================

See accompanying notes.



                        Principal Life Insurance Company

                 Consolidated Statements of Stockholder's Equity

                                                                                Accumulated
                                                     Additional    Retained        other                            Total
                                          Common      paid-in      earnings     comprehensive      Treasury      stockholder's
                                          stock       capital     (deficit)      income (loss)      stock          equity
                                        ----------- ------------- ----------- ------------------ ------------ ----------------
                                                                            (in millions)

Balances at January 1, 1999..........       $2.5    $      -         $4,749.9      $   717.0       $  -            $5,469.4
Dividends to parent..................        -             -           (449.0)           -            -              (449.0)
Comprehensive loss:                                                                      -            -
   Net income........................        -             -            809.7            -            -               809.7
   Net unrealized gains (losses).....        -             -              -         (1,301.2)         -            (1,301.2)
   Provision for deferred income
     tax benefit.....................        -             -              -            453.2          -               453.2
   Foreign currency translation
     adjustment......................        -             -              -            (31.1)         -               (31.1)
                                                                                                                   -----------
                                                                                                                   -----------
Comprehensive loss...................                                                                                 (69.4)
                                            ------- -------------    --------     --------------   ----------      -----------
Balances at December 31, 1999........        2.5           -          5,110.6         (162.1)         -             4,951.0
Reclassification of retained earnings                                        )
   to additional paid-in capital.....        -            21.0          (21.0            -            -                 -
Dividends to parent..................        -             -           (542.6)           -            -              (542.6)
Comprehensive income:
   Net income........................        -             -            641.6            -            -               641.6
   Net unrealized gains (losses).....        -             -              -            344.6          -               344.6
   Provision for deferred income
     taxes...........................        -             -              -           (121.4)         -              (121.4)
   Foreign currency translation
     adjustment......................        -             -              -             27.0          -                27.0
                                                                                                                   -----------
                                                                                                                   -----------
Comprehensive income.................                                                                                 891.8
                                           -------- ------------- ----------- ------------------ ------------      -----------
Balances at December 31, 2000........        2.5          21.0        5,188.6           88.1          -             5,300.2
Contributions and distributions in
   connection with Principal
   Mutual Holding Company's
   demutualization transaction.......        -         4,976.9       (4,937.3)           -            -                39.6
Principal Financial Group, Inc.
   shares held in rabbi trusts.......        -             6.7            -              -           (6.7)              -
Dividends to parent..................        -             -           (645.0)           9.8          -              (635.2)
Comprehensive income:
   Net income before Principal
     Mutual Holding Company's
     demutualization.................        -             -            393.7            -            -               393.7
   Net loss after Principal
     Mutual Holding Company's
     demutualization.................        -             -            (26.6)           -            -               (26.6)
                                                                  -----------                                 ----------------
                                                                  -----------                                 ----------------
   Net income for the year...........        -             -            367.1            -            -               367.1
   Net unrealized gains (losses).....        -             -              -            405.2          -               405.2
   Provision for deferred income
     taxes...........................        -             -              -           (144.4)         -              (144.4)
   Foreign currency translation
     adjustment......................        -             -              -             23.9          -                23.9
   Cumulative effect of accounting
     change, net of related income
     taxes...........................        -             -              -            (14.2)         -               (14.2)
                                                                                                              ----------------
                                                                                                              ----------------
Comprehensive income.................                                                                                 637.6
                                            ------- ------------- ----------- ------------------ ------------ ----------------

Balances at December 31, 2001........       $2.5      $5,004.6    $     (26.6)     $   368.4        $(6.7)         $5,342.2
                                           ======== ============= =========== ================== ============ ================

See accompanying notes.

6

                        Principal Life Insurance Company

                      Consolidated Statements of Cash Flows

                                                                 For the year ended December 31,
                                                             2001             2000              1999
                                                       ----------------- ---------------- -----------------
                                                                          (in millions)
Operating activities
Net income............................................    $    367.1         $   641.6        $   809.7
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Cumulative effect of accounting change,
       net of related income taxes....................          10.7               -                -
     Amortization of deferred policy acquisition
       costs..........................................         157.6             238.6            173.7
     Additions to deferred policy acquisition costs...        (249.0)           (263.6)          (253.8)
     Accrued investment income........................         (66.8)            (59.0)           (37.0)
     Premiums due and other receivables...............         (79.7)            (51.9)            84.6
     Contractholder and policyholder liabilities
       and dividends..................................       1,669.7           1,456.5          1,650.6
     Current and deferred income taxes................          62.2             127.9             45.8
     Net realized capital gains.......................         492.7            (151.8)          (456.6)
     Depreciation and amortization expense............          95.3              97.0             98.8
     Amortization and impairment/recovery of
       mortgage servicing rights......................         408.7             157.3             94.4
     Other............................................         819.5             495.0            (18.2)
                                                       ----------------- ---------------- -----------------
                                                       ----------------- ---------------- -----------------
Net adjustments.......................................       3,320.9           2,046.0          1,382.3
                                                       ----------------- ---------------- -----------------
                                                       ----------------- ---------------- -----------------
Net cash provided by operating activities.............       3,688.0           2,687.6          2,192.0

Investing activities Available-for-sale securities:
   Purchases..........................................     (12,075.3)        (12,932.5)       (11,510.2)
   Sales..............................................       6,427.7           7,312.8          6,947.1
   Maturities.........................................       2,501.2           2,665.3          2,599.2
Net cash flows from trading securities................         (17.0)              -                -
Mortgage loans acquired or originated.................     (40,430.2)        (10,471.3)       (16,594.6)
Mortgage loans sold or repaid.........................      40,895.8          12,026.8         16,361.5
Net change in mortgage servicing rights...............           -                 -                -
Purchases of mortgage servicing rights................        (968.4)           (235.9)          (336.7)
Proceeds from sale of mortgage servicing rights.......          31.5              53.0             29.2
Real estate acquired..................................        (290.0)           (324.3)          (449.7)
Real estate sold......................................         803.8             795.8            869.8
Net change in property and equipment..................         (86.6)            (71.5)           (61.8)
Net proceeds (disbursements) from sales of
   subsidiaries.......................................         (14.8)              -               41.7
Purchases of interest in subsidiaries,  net of cash
   acquired...........................................          (8.4)              -              (12.8)
Net change in other investments.......................        (198.6)            (95.5)            24.2
                                                       ----------------- ---------------- -----------------
                                                       ----------------- ---------------- -----------------
Net cash used in investing activities.................      (3,429.3)         (1,277.3)        (2,093.1)

                        Principal Life Insurance Company


                                                                 For the year ended December 31,
                                                             2001             2000              1999
                                                       ----------------- ----------------   -----------------
                                                                          (in millions)
Financing activities
Payments to eligible policyholders under Principal
   Mutual Holding Company's plan of conversion.......      $(1,177.5)      $       -        $       -
Issuance of debt.....................................          149.2             230.4            203.5
Principal repayments of debt.........................         (203.9)           (119.9)           (40.2)
Proceeds of short-term borrowings....................           38.5           1,373.4          4,952.4
Repayment of short-term borrowings...................            -              (346.8)        (4,895.7)
Contribution received from parent....................        1,689.7               -                -
Dividends paid to parent.............................         (498.9)           (345.5)          (354.5)
Investment contract deposits.........................        5,054.9           3,982.6          5,325.4
Investment contract withdrawals......................       (6,075.1)         (5,011.3)        (5,081.7)
                                                       ----------------- ----------------   -----------------
                                                       ----------------- ----------------   -----------------
Net cash provided by (used in) financing activities..       (1,023.1)           (237.1)           109.2
                                                       ----------------- ----------------   -----------------

Net increase (decrease) in cash and cash equivalents.         (764.4)          1,173.2            208.1

Cash and cash equivalents at beginning of year.......        1,842.1             668.9            460.8
                                                       ----------------- ----------------   -----------------
                                                       ----------------- ----------------   -----------------
Cash and cash equivalents at end of year.............      $ 1,077.7          $1,842.1        $   668.9
                                                       ================= ================   =================
                                                       ================= ================   =================

Schedule of noncash transactions
Policy credits to eligible policyholders under
   Principal Mutual Holding Company's plan of
   conversion........................................     $    472.6
                                                       =================
                                                       =================
Reclassification of stockholder's equity in
   connection with Principal Mutual Holding Company's
   plan of conversion................................       $3,287.2
                                                       =================
                                                       =================
Dividend of net remaining noncash assets and
   liabilities of subsidiary - Principal
   International, Inc. to Principal Financial
   Services, Inc. on
   April 1, 2001.....................................     $   (136.3)
                                                       =================
                                                       =================
Net transfer of noncash assets and liabilities to an
   unconsolidated limited liability company in
   exchange for a minority interest..................                     $  (255.0)
                                                                         ================
                                                                         ================
Dividend of net noncash assets and liabilities of
   subsidiaries - Principal International de Chile,
   S.A. and Principal Compania de Seguros de Vida
   Chile, S.A. to Principal Financial Services, Inc.
   on September 28, 2000.............................                     $  (170.6)
                                                                         ================
                                                                         ================
Dividend of net noncash assets and liabilities of
   Princor Financial Services Corporation to
   Principal Financial Services, Inc. on April 1, 1999                                      $    (12.0)
                                                                                            =================

See accompanying notes.

                        Principal Life Insurance Company

                   Notes to Consolidated Financial Statements

                                December 31, 2001

1. Nature of Operations and Significant Accounting Policies

Description of Business

Principal Life Insurance Company and its consolidated subsidiaries ("the Company") is a diversified financial services organization engaged in promoting retirement savings and investment and insurance products and services in the U.S. In addition, the Company offers residential mortgage loan origination and servicing in the U.S.

Reorganization

Under the terms of Principal Mutual Holding Company's Plan of Conversion, effective October 26, 2001 (the "Date of Demutualization"), Principal Mutual Holding Company, the Company's ultimate parent, converted from a mutual insurance holding company ("MIHC") to a stock company, and Principal Financial Group, Inc. ("PFG"), a new Delaware business corporation, completed its initial public offering ("IPO"). All policyholder membership interests in Principal Mutual Holding Company were extinguished on that date and eligible policyholders of the MIHC received, in aggregate, 260.8 million shares of common stock, $1,177.5 million of cash and $472.6 million of policy credits as compensation.

After giving effect to the reorganization resulting from the demutualization, the Company is now a direct wholly-owned subsidiary of Principal Financial Services, Inc. ("PFSI"), which in turn is a direct wholly-owned subsidiary of PFG.

In PFG's IPO, 100.0 million shares of common stock were issued at a price of $18.50 per share. Net proceeds from the IPO were $1,753.9 million, of which $64.2 million was retained by PFG, and $1,689.7 million was contributed to the Company to reimburse for cash, policy credits and demutualization expenses, which were $18.6 million and $7.2 million, net of income taxes, in 2001 and 2000, respectively.

Basis of Presentation

The accompanying consolidated financial statements of the Company and its majority-owned subsidiaries have been prepared in conformity with accounting principles generally accepted in the U.S. ("U.S. GAAP"). Less than majority-owned entities in which the Company has at least a 20% interest are reported on the equity basis in the consolidated statements of financial position as other investments. All significant intercompany accounts and transactions have been eliminated.

Total assets of the unconsolidated entities amounted to $3,769.1 million at December 31, 2001, and $2,234.9 million at December 31, 2000. Total revenues of the unconsolidated entities were $2,650.2 million, $2,127.9 million and $1,971.5 million in 2001, 2000 and 1999, respectively. During 2001, 2000 and 1999, the Company included $46.1 million, $31.4 million and $107.7 million, respectively, in net investment income representing the Company's share of current year net income of the unconsolidated entities. The unconsolidated entities primarily include the Company's 23% interest in Coventry Health Care, Inc. and minority interests in domestic joint ventures and partnerships. The Company's net investment in these Companies at December 31, 2001 and 2000, was $126.2 million and $109.2 million, respectively.

                        Principal Life Insurance Company

1. Nature of Operations and Significant Accounting Policies (continued)

Closed Block

At the time the MIHC structure was created in 1998, the Company formed and began operating a closed block ("Closed Block") for the benefit of individual participating dividend-paying policies in force on that date. See Note 7 for further details regarding the Closed Block.

Use of Estimates in the Preparation of Financial Statements

The preparation of the Company's consolidated financial statements and accompanying notes requires management to make estimates and assumptions that affect the amounts reported and disclosed. These estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed in the consolidated financial statements and accompanying notes.

Accounting Changes

In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). In June 1999, SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 was issued deferring the effective date of SFAS 133 by one year, to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133, which amended the accounting and reporting standards of SFAS 133 for certain derivative instruments and certain hedging activities.

As amended, SFAS 133 requires, among other things, that all derivatives be recognized in the consolidated statement of financial position as either assets or liabilities that are measured at fair value. SFAS 133 also establishes special accounting for qualifying hedges, which allows for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the corresponding changes in value of the hedged item. Changes in the fair value of a derivative qualifying as a hedge are recognized in earnings or directly in stockholder's equity depending on the instrument's intended use. For derivatives that are not designated as hedges or that do not meet the hedge accounting criteria in SFAS 133, changes in fair value are required to be recognized in earnings in the period of change.

At January 1, 2001, the Company's consolidated financial statements were adjusted to record a cumulative effect of adopting SFAS 133, as follows (in millions):

                                                                                       Accumulated other
                                                                        Net           comprehensive income
                                                                       income               (loss)
                                                                  ------------------ ----------------------
   Adjustment to fair value of derivative contracts (1).........        $(16.4)               $(15.8)
   Income tax impact............................................           5.7                   1.6
                                                                  ------------------ ----------------------
                                                                  ------------------ ----------------------
   Total........................................................        $(10.7)               $(14.2)
                                                                  ================== ======================
------------------

   (1) Amount presented is net of adjustment to hedged item.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 140") was issued in September 2000 and was effective for transfers, servicings and extinguishments occurring after March 31, 2001. SFAS 140 replaced SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities ("SFAS 125"). Although SFAS 140 clarified or amended various aspects of SFAS 125, most of the fundamental concepts from SFAS 125 were brought forward without modification. The Company adopted SFAS 140 on April 1, 2001, and modified its securitization trust agreements to meet the new requirements to enable it to continue recognizing transfers of certain financial instruments as sales. As a result, the adoption of SFAS 140 did not have a significant impact on the Company's consolidated financial statements.

In July 2000, the Emerging Issues Task Force ("EITF") reached consensus on Issue 99-20, Recognition of Interest Income and Impairment on Certain Investments ("EITF 99-20"). This Issue requires an enterprise that invests in certain mortgage-backed and asset-backed securities to record changes in their estimated yield on a prospective basis and provides additional guidance in assessing these securities for other than temporary declines in value. The Company adopted EITF 99-20 on April 1, 2001. Since adoption, the Company recognized $28.7 million of realized capital losses related to other than temporary impairments on its asset-backed securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity date of three months or less when purchased.

Investments

In accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company is required to classify its investments into one of three categories: held-to-maturity, available-for-sale or trading. The Company determines the appropriate classification of fixed maturity securities at the time of purchase. Fixed maturity securities include bonds, mortgage-backed securities, and redeemable preferred stock. The Company classifies its fixed maturity securities as either available-for-sale or trading and, accordingly, carries them at fair value. (See
Note 15 for policies related to the determination of fair value.) Unrealized gains and losses related to available-for-sale securities are reflected in stockholder's equity net of related deferred policy acquisition costs and applicable taxes. Unrealized gains and losses related to trading securities are reflected in net realized capital gains and losses. The cost of fixed maturity securities is adjusted for amortization of premiums and accrual of discounts, both computed using the interest method. The cost of fixed maturity securities is adjusted for declines in value that are other than temporary. Impairments in value deemed to be other than temporary are reported as a component of net realized capital gains and losses. For loan-backed and structured securities, the Company recognizes income using a constant effective yield based on currently anticipated prepayments as determined by broker-dealer surveys or internal estimates and the estimated lives of the securities.

Equity securities include common stock and non-redeemable preferred stock. The cost of equity securities is adjusted for declines in value that are other than temporary. Impairments in value deemed to be other than temporary are reported as a component of net realized capital gains and losses. Equity securities are classified as available-for-sale and, accordingly, are carried at fair value. (See Note 15 for policies related to the determination of fair value.) Unrealized gains and losses related to available-for-sale securities are reflected in stockholder's equity net of related deferred policy acquisition costs and applicable taxes.

Real estate investments are reported at cost less accumulated depreciation. The initial cost bases of properties acquired through loan foreclosures is the lower of the fair market values of the properties at the time of foreclosure or the outstanding loan balance. Buildings and land improvements are generally depreciated on the straight-line method over the estimated useful life of improvements, and tenant improvement costs are depreciated on the straight-line method over the term of the related lease. The Company recognizes impairment losses for its properties when indicators of impairment are present and a property's expected undiscounted cash flows are not sufficient to recover the property's carrying value. In such cases, the cost bases of the properties are reduced to fair value. Real estate expected to be disposed is carried at the lower of cost or fair value, less cost to sell, with valuation allowances established accordingly and depreciation no longer recognized. Any impairment losses and any changes in valuation allowances are reported as net realized capital losses.

Commercial and residential mortgage loans are generally reported at cost adjusted for amortization of premiums and accrual of discounts, computed using the interest method, and net of valuation allowances. Any changes in the valuation allowances are reported as net realized capital gains (losses). The Company measures impairment based upon the present value of expected cash flows discounted at the loan's effective interest rate or the loan's observable market price. If foreclosure is probable, the measurement of any valuation allowance is based upon the fair value of the collateral. The Company has residential mortgage loans held for sale in the amount of $294.9 million and $84.8 million and commercial mortgage loans held for sale in the amount of $493.5 million and $520.9 million at December 31, 2001 and 2000, respectively, which are carried at lower of cost or fair value, less cost to sell, and reported as mortgage loans in the statements of financial position.

Net realized capital gains and losses on sales of investments are determined on the basis of specific identification. In general, in addition to realized capital gains and losses on investment sales, unrealized gains and losses related to other than temporary impairments, trading securities, fair value hedge ineffectiveness, derivatives not designated as hedges and changes in the mortgage loan allowance are reported as net realized capital gains and losses. Unrealized gains and losses on derivatives within the Company's mortgage banking segment are reported as either operating expenses or fees and other revenues depending on the nature of the hedge and are excluded from net realized capital gains and losses. Investment gains and losses on sales of certain real estate held-for-sale are reported as net investment income and are also excluded from net realized capital gains and losses.

Policy loans and other investments, excluding investments in unconsolidated entities, are primarily reported at cost.

Securitizations

The Company sells commercial mortgage loans to an unconsolidated trust which then issues mortgage-backed securities. The Company may retain interests in the loans by purchasing portions of the securities from the issuance. Gain or loss on the sales of the mortgages depends in part on the previous carrying amounts of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. Fair values are determined by quoted market prices of external buyers of each class of security purchased. The retained interests are thereafter carried at fair value with other fixed maturity investments.

The Company also sells residential mortgage loans and retains servicing rights which are retained interests in the sold loans. Gain or loss on the sales of the loans depends in part on the previous carrying amounts of the financial assets sold and the retained interests based on their relative fair values at the date of the transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Company estimates fair value based on the present value of the future expected cash flows using management's best estimates of the key assumptions - prepayment speeds and option adjusted spreads commensurate with the risks involved.

Derivatives

As a result of SFAS 133, all derivatives are recognized as either assets or liabilities in the statement of financial position and measured at fair value. If certain conditions are met, a derivative may be specifically designated as one of the following:

     (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

     (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or

     (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction.

The Company's accounting for the ongoing changes in fair value of a derivative depends on the intended use of the derivative and the designation as described above and is determined when the derivative contract is entered into. Hedge accounting is used for derivatives that are specifically designated in advance as hedges and that reduce the Company's exposure to an indicated risk by having a high correlation between changes in the value of the derivatives and the items being hedged at both the inception of the hedge and throughout the hedge period.

For derivatives hedging the exposure to changes in fair value of a recognized asset or liability, the change in fair value of the derivative is recognized in earnings in the period of change together with the offsetting change in fair value on the hedged item attributable to the risk being hedged. The effect of such accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

For derivatives hedging the exposure to variable cash flows, the effective portion of the derivative's change in fair value is initially deferred and reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction occurs and is recognized in earnings. The ineffective portion of the change in fair value is reported in earnings in the period of change. In addition, if the hedged items are sold, terminated or matured, the changes in value of the derivatives are also included in net income.

The Company currently does not hedge the foreign currency exposure of a net investment in a foreign operation.

For derivatives hedging the foreign currency exposure of an unrecognized firm commitment or an available-for-sale security, the change in fair value of the derivative is recognized in earnings in the period of change together with the offsetting change in fair value on the hedged item attributable to the risk being hedged. The effect of such accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

For derivatives hedging the foreign currency exposure of a foreign-currency-denominated forecasted transaction, the change in fair value is initially deferred and reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction occurs and is recognized in earnings. The ineffective portion of the change in fair value is reported in earnings in the period of change.

For derivatives not designated as a hedging instrument, the change in fair value is recognized in earnings in the period of change.

Prior to the January 1, 2001, adoption of FAS 133, the Company used futures contracts, mortgage-backed securities forwards, interest rate and principal only swap and floor agreements, options on futures contracts and currency rate swap agreements to hedge and manage its exposure to changes in interest rate levels and foreign exchange rate fluctuations, and to manage duration mismatch of assets and liabilities. Futures contracts were marked-to-market and settled daily with the net gain or loss at expiration or termination of the contracts recorded in realized capital gains and losses. Outstanding mortgage-backed forwards were reported as commitments and upon settlement, the net gain or loss was reported in realized capital gains and losses. For interest rate and currency swaps held by the Company, the net amounts paid or received and net amounts accrued through the end of the accounting period were included in net investment income. Any discounts or premiums related to these instruments were amortized to net investment income over the life of the contract. Gains or losses on contracts terminated early were recognized immediately in realized capital gains and losses. Unrealized gains or losses on interest rate swap contracts and currency swaps were not recognized in income. The Company primarily utilized interest rate floors, futures and options on futures contracts, and interest rate and principal only swaps in hedging its portfolio of mortgage servicing rights. The realized and unrealized gains and losses on servicing derivatives accounted for as effective hedges were considered in the periodic assessment of mortgage servicing rights impairment. The realized and unrealized gains and losses on servicing derivatives not considered effective hedges were recorded in the Company's results of operations. The Company managed interest rate risk on its mortgage loan pipeline by buying and selling mortgage-backed securities in the forward markets, over the counter options on mortgage-backed securities, futures contracts and options on treasury futures contracts. The unrealized gains and losses on these derivatives were included in the lower of cost or market calculation of mortgage loans held for sale.

Contractholder and Policyholder Liabilities

Contractholder and policyholder liabilities (contractholder funds, future policy benefits and claims and other policyholder funds) include reserves for investment contracts and reserves for universal life, limited payment, participating and traditional life insurance policies. Investment contracts are contractholders' funds on deposit with the Company and generally include reserves for pension and annuity contracts. Reserves on investment contracts are equal to the cumulative deposits less any applicable charges plus credited interest.

Reserves for universal life insurance contracts are equal to cumulative premiums less charges plus credited interest which represents the account balances that accrue to the benefit of the policyholders. Reserves for non-participating term life insurance contracts are computed on a basis of assumed investment yield, mortality, morbidity and expenses, including a provision for adverse deviation, which generally varies by plan, year of issue and policy duration. Investment yield is based on the Company's experience. Mortality, morbidity and withdrawal rate assumptions are based on experience of the Company and are periodically reviewed against both industry standards and experience.

Reserves for participating life insurance contracts are based on the net level premium reserve for death and endowment policy benefits. This net level premium reserve is calculated based on dividend fund interest rate and mortality rates guaranteed in calculating the cash surrender values described in the contract.

Participating business represented approximately 36%, 34% and 34% of the Company's life insurance in force and 80%, 80% and 78% of the number of life insurance policies in force at December 31, 2001, 2000 and 1999, respectively. Participating business represented approximately 76%, 64% and 63% of life insurance premiums for the years ended December 31, 2001, 2000 and 1999, respectively.

The amount of dividends to policyholders is approved annually by the Company's board of directors. The amount of dividends to be paid to policyholders is determined after consideration of several factors including interest, mortality, morbidity and other expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by the Company. At the end of the reporting period, the Company establishes a dividend liability for the pro-rata portion of the dividends expected to be paid on or before the next policy anniversary date.

Some of the Company's policies and contracts require payment of fees in advance for services that will be rendered over the estimated lives of the policies and contracts. These payments are established as unearned revenue reserves upon receipt and included in other policyholder funds in the consolidated statements of financial position. These unearned revenue reserves are amortized to operations over the estimated lives of these policies and contracts in relation to the emergence of estimated gross profit margins.

The liability for unpaid accident and health claims is an estimate of the ultimate net cost of reported and unreported losses not yet settled. This liability is estimated using actuarial analyses and case basis evaluations. Although considerable variability is inherent in such estimates, the Company believes that the liability for unpaid claims is adequate. These estimates are continually reviewed and, as adjustments to this liability become necessary, such adjustments are reflected in current operations.

Recognition of Premiums and Other Considerations, Fees and Other Revenues and Benefits

Traditional individual life and health insurance products include those products with fixed and guaranteed premiums and benefits, and consist principally of whole life and term life insurance policies. Premiums from these products are recognized as premium revenue when due.

Immediate annuities with life contingencies include products with fixed and guaranteed annuity considerations and benefits, and consist principally of group and individual single premium annuities with life contingencies. Annuity considerations from these products are recognized as revenue when due.

Group life and health insurance premiums are generally recorded as premium revenue over the term of the coverage. Some group contracts allow for premiums to be adjusted to reflect emerging experience. Such adjusted premiums are recognized in the period that the related experience emerges. Fees for contracts providing claim processing or other administrative services are recorded over the period the service is provided.

Related policy benefits and expenses for individual and group life, annuity and health insurance products are associated with earned premiums and result in the recognition of profits over the expected lives of the policies and contracts.

Universal life-type policies are insurance contracts with terms that are not fixed and guaranteed. Amounts received as payments for such contracts are not reported as premium revenues. Revenues for universal life-type insurance contracts consist of policy charges for the cost of insurance, policy initiation and administration, surrender charges and other fees that have been assessed against policy account values. Policy benefits and claims that are charged to expense include interest credited to contracts and benefit claims incurred in the period in excess of related policy account balances.

Investment contracts do not subject the Company to risks arising from policyholder mortality or morbidity, and consist primarily of Guaranteed Investment Contracts ("GICs"), funding agreements and certain deferred annuities. Amounts received as payments for investment contracts are established as investment contract liability balances and are not reported as premium revenues. Revenues for investment contracts consist of investment income and policy administration charges. Investment contract benefits that are charged to expense include benefit claims incurred in the period in excess of related investment contract liability balances and interest credited to investment contract liability balances.

Fees and other revenues are earned for asset management services provided to retail and institutional clients based largely upon contractual rates applied to the market value of the client's portfolio. Additionally, fees and other revenues are earned for administrative services performed including recordkeeping and reporting services for retirement savings plans. Fees and other revenues received for performance of asset management and administrative services are recognized as revenue when the service is performed.

Fees and other revenues arising from the residential mortgage banking operations consist of revenues earned for servicing and originating residential mortgage loans as well as marketing other products to servicing portfolio customers. Net revenues are also recognized upon the sale of residential mortgage loans and residential mortgage loan servicing rights and are recorded in fees and other revenues and determined using the specific identification basis. Servicing revenues are recognized as the mortgage loan is serviced over the life of the mortgage loan. Mortgage loans originated are sold in the secondary mortgage markets, shortly after origination. As a result, mortgage loan origination fee revenues are recognized when the mortgage loans are sold. Fee revenues received for marketing other products to servicing portfolio customers are recognized when the service is performed.

Deferred Policy Acquisition Costs

Commissions and other costs (underwriting, issuance and agency expenses and first-year bonus interest) that vary with and are primarily related to the acquisition of new and renewal insurance policies and investment contract business are capitalized to the extent recoverable. Maintenance costs and acquisition costs that are not deferrable are charged to operations as incurred.

Deferred policy acquisition costs for universal life-type insurance contracts and participating life insurance policies and investment contracts are being amortized over the lives of the policies and contracts in relation to the emergence of estimated gross profit margins. This amortization is adjusted retrospectively when estimates of current or future gross profits and margins to be realized from a group of products and contracts are revised. The deferred policy acquisition costs of non-participating term life insurance policies are being amortized over the premium-paying period of the related policies using assumptions consistent with those used in computing policyholder liabilities.

Deferred policy acquisition costs are subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period. Deferred policy acquisition costs would be written off to the extent that it is determined that future policy premiums and investment income or gross profit margins would not be adequate to cover related losses and expenses.

Reinsurance

The Company enters into reinsurance agreements with other companies in the normal course of business. The Company may assume reinsurance from or cede reinsurance to other companies. Assets and liabilities related to reinsurance ceded are reported on a gross basis. Premiums and expenses are reported net of reinsurance ceded. The Company is contingently liable with respect to reinsurance ceded to other companies in the event the reinsurer is unable to meet the obligations it has assumed. At December 31, 2001, 2000 and 1999, respectively, the Company had reinsured $15.6 billion, $13.2 billion, and $10.2 billion of life insurance in force, representing 12%, 9% and 7% of total net life insurance in force through a single third-party reinsurer. To minimize the possibility of losses, the Company evaluates the financial condition of its reinsurers and continually monitors concentrations of credit risk.

The effect of reinsurance on premiums and other considerations and policy and contract benefits and changes in reserves is as follows (in millions):

                                                               For the year ended December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Premiums and other considerations:
     Direct......................................        $3,999.8           $4,074.8           $3,990.0
     Assumed.....................................            56.0               24.6                4.1
     Ceded.......................................          (260.1)            (170.1)             (56.5)
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Net premiums and other considerations.........        $ 3,795.7          $3,929.3           $3,937.6
                                                   ================== ================== ==================

   Benefits, claims and settlement expenses:
     Direct......................................        $5,308.2           $5,302.6           $5,296.1
     Assumed.....................................             7.4                1.9               (1.3)
     Ceded.......................................          (223.2)            (157.4)             (33.9)
                                                   ------------------ ------------------ ------------------
   Net benefits, claims and settlement expenses..        $5,092.4           $5,147.1           $5,260.9
                                                   ================== ================== ==================

Guaranty-Fund Assessments

Guaranty-fund assessments are accrued for anticipated assessments, which are estimated using data available from various industry sources that monitor the current status of open and closed insolvencies. The Company has also established an other asset for assessments expected to be recovered through future premium tax offsets.

Separate Accounts

The separate account assets and liabilities presented in the consolidated financial statements represent the fair market value of funds that are separately administered by the Company for contracts with equity, real estate and fixed-income investments. Generally, the separate account contract owner, rather than the Company, bears the investment risk of these funds. The separate account assets are legally segregated and are not subject to claims that arise out of any other business of the Company. The Company receives a fee for administrative, maintenance and investment advisory services that is included in the consolidated statements of operations. Net deposits, net investment income and realized and unrealized capital gains and losses on the Separate Accounts are not reflected in the consolidated statements of operations.

At December 31, 2001, the Separate Accounts included a separate account valued at $1.3 billion which primarily included shares of PFG stock that were allocated and issued to eligible participants of qualified employee benefit plans administered by the Company as part of the policy credits issued under the PFG demutualization. These shares are included in both basic and diluted earnings per share calculations. The separate account shares are recorded at fair value and are reported as separate account assets and separate account liabilities in the consolidated statement of financial position. Activity of the separate account shares is reflected in both the separate account assets and separate account liabilities and does not impact the Company's results of operations.

Income Taxes

PFG files a U.S. consolidated income tax return that includes the Company and all of its qualifying subsidiaries and has a policy of allocating income tax expenses and benefits to companies in the group generally based upon pro rata contribution of taxable income or operating losses. The Company is taxed at corporate rates on taxable income based on existing tax laws. Current income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income taxes are provided for the tax effect of temporary differences in the financial reporting and income tax bases of assets and liabilities and net operating losses using enacted income tax rates and laws. The effect on deferred tax assets and deferred tax liabilities of a change in tax rates is recognized in operations in the period in which the change is enacted.

Pension and Postretirement Benefits

The Company accounts for its pension benefits and postretirement benefits other than pension (medical, life insurance and long-term care) using the full accrual method.

Property and Equipment

Property and equipment includes home office properties, related leasehold improvements, purchased and internally developed software and other fixed assets. Property and equipment use is shown in the consolidated statements of financial position at cost less allowances for accumulated depreciation. Provisions for depreciation of property and equipment are computed principally on the straight-line method over the estimated useful lives of the assets. Property and equipment and related accumulated depreciation are as follows (in millions):

                                              December 31,
                                            2001             2000
                                         ------------ ------------------
                                         ------------ ------------------

   Property and equipment................  $883.0           $846.3
   Accumulated depreciation..............  (402.4)          (375.1)
                                         ------------ ------------------
                                         ------------ ------------------
   Property and equipment, net...........  $480.6           $471.2
                                         ============ ==================

Goodwill and Other Intangibles

Goodwill and other intangibles include the cost of acquired subsidiaries in excess of the fair value of the tangible net assets recorded in connection with acquisitions. These assets are amortized on a straight-line basis generally over 8 to 40 years. At December 31, 2001, the weighted-average amortization period for goodwill and other intangibles was 11.9 years and 5.2 years, respectively. The carrying amounts of goodwill and other intangibles are reviewed periodically for indicators of impairment in value, which in the view of management are other than temporary, including unexpected or adverse changes in the economic or competitive environments in which the Company operates and profitability analyses on the relevant subsidiary. If facts and circumstances suggest that a subsidiary's goodwill and other intangibles are impaired, the Company determines whether the sum of the estimated undiscounted future cash flows of the subsidiary are less than the carrying value. If the undiscounted future cash flows are less than the carrying value, an impairment loss is recognized for the excess of the carrying amount of assets over their fair value.

Goodwill and other intangibles, and related accumulated amortization, are as follows (in millions):

                                                     December 31,
                                                2001               2000
                                            ---------------- ------------------
                                            ---------------- ------------------

   Goodwill.................................   $  97.2               $102.7
   Other intangibles........................      15.4                 35.5
                                            ---------------- ------------------
                                                 112.6                138.2
   Accumulated amortization.................     (40.4)               (44.1)
                                            ---------------- ------------------
   Total goodwill and other
        intangibles, net....................   $  72.2              $  94.1
                                            ================ ==================

Effective January 1, 2002, the Company will adopt a non-amortization, impairment-only approach for goodwill and indefinite-lived intangible assets based on new accounting guidance issued in 2001 described later in Note 1.

Premiums Due and Other Receivables

Premiums due and other receivables include life and health insurance premiums due, reinsurance recoveries, guaranty funds receivable or on deposit, receivables from the sale of securities and other receivables.

Mortgage Loan Servicing Rights

Mortgage loan servicing rights represent the cost of purchasing or originating the right to service mortgage loans. These costs are capitalized and amortized to operations over the estimated remaining lives of the underlying loans using the interest method and taking into account appropriate prepayment assumptions. Capitalized mortgage loan servicing rights are periodically assessed for impairment, which is recognized in the consolidated statements of operations during the period in which impairment occurs by establishing a corresponding valuation allowance. For purposes of performing its impairment evaluation, the Company stratifies the servicing portfolio on the basis of specified predominant risk characteristics, including loan type and note rate. A valuation model is used to determine the fair value of each stratum. Cash flows are calculated using an internal prepayment model and discounted at a spread to London Inter-Bank Offer Rates. External valuations are obtained for comparison purposes.

Activity in the valuation allowance for mortgage loan servicing rights is summarized as follows (in millions):

                                                                   For the year ended December 31,
                                                                2001             2000            1999
                                                           ---------------  --------------- ---------------
                                                           ---------------  --------------- ---------------

   Balance at beginning of year...........................    $    2.3            $2.9            $56.1
   Impairments............................................       196.0             1.1              1.7
   Recoveries.............................................        (0.2)           (1.7)           (54.9)
                                                           ---------------  --------------- ---------------
                                                           ---------------  --------------- ---------------
   Balance at end of year.................................      $198.1            $2.3             $2.9
                                                           ===============  =============== ===============

During 2001, impairments reflect the results of increased mortgage loan prepayments due to the continued reduction in market interest rates during the year.

Other Assets

Other assets are reported primarily at cost.

Reclassifications

Reclassifications have been made to the 1999 and 2000 consolidated financial statements to conform to the 2001 presentation.

Accounting Pronouncements Pending Adoption

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). This Statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and amends Accounting Principles Board ("APB") Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions ("Opinion 30"), establishing a single accounting model for the disposal of long-lived assets. SFAS 144 generally retains the basic provisions of existing guidance, but broadens the presentation of any discontinued operations to include a component of an entity (rather than a segment of a business as defined in Opinion 30). The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001, and are not expected to have a significant impact on the Company's consolidated financial statements.

In June 2001, the FASB issued SFAS No. 141, Business Combinations ("SFAS 141"), and SFAS No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142, effective January 1, 2002, prohibits the amortization of goodwill and intangible assets with indefinite useful lives. Intangible assets with finite useful lives will continue to be amortized over their estimated useful lives. In 2001, the Company's amortization expense for goodwill and intangible assets was $7.8 million, of which $4.9 million will not continue after January 1, 2002. Additionally, SFAS 142 requires that goodwill and indefinite-lived intangible assets be reviewed for impairment at least annually. This includes a more stringent impairment test methodology (fair value based on discounted cash flows) for measuring and recognizing impairment losses. The Company has estimated that the impairment amount resulting from the adoption of SFAS 142 on January 1, 2002, will not have a material effect on the Company's consolidated financial statements.

2. Related Party Transactions

The Company has entered into various related party transactions with its parent and the parent's other affiliates. During the years ended December 31, 2001, 2000 and 1999, the Company incurred $70.5 million, $55.8 million and $32.6 million, respectively, of expense reimbursements from affiliated entities. During 2001, the Company received a capital contribution of $1,689.7 million for reimbursement from its parent for the payments and costs related to Principal Mutual Holding Company's demutualization. During 2001, the Company was also reimbursed $16.0 million for expenses paid related to PFG's initial public offering.

The Company and its direct parent, PFSI, are parties to a cash advance agreement, which allows those entities to pool their available cash in order to more efficiently and effectively invest their cash. The cash advance agreement allows (i) the Company to advance cash to PFSI in aggregate principal amounts not to exceed $1.0 billion, with such advanced amounts earning interest at the daily 30-day "AA" Financial Commercial Paper Discount Rate published by the Federal Reserve (the "Internal Crediting Rate"); and (ii) PFSI to advance cash to the Company in aggregate principal amounts not to exceed $250.0 million, with such advance amounts earning interest at the Internal Crediting Rate plus 5 basis points to reimburse PFSI for the costs incurred in maintaining short-term investing and borrowing programs. Under this cash advance agreement, the Company had a receivable from PFSI of $584.5 million and $843.6 million at December 31, 2001 and 2000, respectively. Interest earned by the Company was $30.7 million and $11.3 million during 2001 and 2000, respectively.

Pursuant to certain regulatory requirements or otherwise in the ordinary course of business, the Company guarantees certain payments of its subsidiaries and has agreements with affiliates to provide and/or receive management, administrative and other services, all of which, individually and in the aggregate, are immaterial as to the Company's business, financial condition and results of operations.

3. Mergers, Acquisitions, and Divestitures

Mergers and Acquisitions

During the past three years, the Company has acquired a number of businesses, all of which were recorded using the purchase method of accounting. Accordingly, the results of operations of the acquired companies have been included in the consolidated results from their respective acquisition dates.

The Company made various acquisitions during 2001 at purchase prices aggregating $9.2 million. Such acquired companies had total assets at December 31, 2001, and total 2001 revenue of $10.8 million and $3.7 million, respectively.

During 1999, various other acquisitions were made by the Company at purchase prices aggregating $13.5 million. Such acquired companies had total assets of $17.0 million at December 31, 1999, and total revenue of $11.6 million during 1999.

Divestitures

On November 30, 2001, the Company announced it had entered into an agreement to sell its remaining stake of approximately 15.0 million shares of Coventry Health Care, Inc. common stock. The transaction was completed in the first quarter of 2002 (see Note 19 for details of the transaction). Effective April 1, 1998, the Company transferred substantially all of its managed care operations to Coventry Corporation in exchange for a non-majority ownership position in the resulting entity, Coventry Health Care, Inc. In September 2000, the Company sold a portion of its equity ownership position, which reduced its ownership to approximately 25% and resulted in a realized capital gain of $13.9 million, net of tax. The investment in Coventry Health Care, Inc. was $146.0 million and $122.9 million at December 31, 2001 and 2000, respectively.

On September 25, 2001, the Company disposed of all the stock of PT Asuransi Jiwa Principal Indonesia, a subsidiary in Indonesia. The Company currently has no business operations in Indonesia. Total assets of the Company's operations in Indonesia as of June 30, 2001, were $3.4 million. The Company included nominal revenues and net loss from operations in Indonesia in the consolidated results of operations for the years ended December 31, 2000 and 1999.

On April 1, 2001, the Company paid a dividend of $176.2 million to its parent, PFSI, consisting of the outstanding capital stock of Principal International, Inc. and Principal International, Inc.'s subsidiaries.

On February 15, 2001, the Company disposed of all the stock of Principal International Espana, S.A. de Seguros de Vida, a subsidiary in Spain, for nominal proceeds, resulting in a net realized capital loss of $38.4 million, ceasing the business operations in Spain. Total assets of the operations in Spain as of December 31, 2000, were $222.7 million. The Company included revenues of $49.4 million and $51.7 million in the results of operations for the years ended December 31, 2000 and 1999, respectively. The Company included a net loss of $1.2 million and net income of $0.9 million in the results of operations for the years ended December 31, 2000 and 1999, respectively.

On August 24, 2000, the Company paid a dividend of $171.3 million to its parent, PFSI, consisting of the outstanding capital stock of Principal International de Chile, S.A. and Principal Compania de Seguros de Vida Chile, S.A.

Beginning January 1, 2000, the Company ceased new sales of Medicare supplement insurance and effective July 1, 2000, the Company entered into a reinsurance agreement to reinsure 100% of the Medicare supplement insurance block of business. Medicare supplement insurance premiums were $98.4 million for the six months ended June 30, 2000, and $164.6 million for the year ended December 31, 1999.

4. Investments

Fixed Maturities and Equity Securities

The cost, gross unrealized gains and losses and fair value of fixed maturities and equity securities available-for-sale as of December 31, 2001 and 2000, are summarized as follows (in millions):

                                                              Gross            Gross
                                                           unrealized       unrealized          Fair
                                             Cost             gains           losses            value
                                        ---------------- ---------------- ---------------- ----------------
                                        ---------------- ---------------- ---------------- ----------------
   December 31, 2001 Fixed maturities:
     U.S. Government and agencies.....    $       15.1     $       0.1        $    0.1       $       15.1
     Foreign governments..............           555.5            49.3             1.3              603.5
     States and political subdivisions           302.1            20.2             4.7              317.6
     Corporate - public...............        12,695.2           504.0           160.5           13,038.7
     Corporate - private..............         8,967.0           325.0           123.5            9,168.5
     Mortgage-backed and other
       asset-backed securities........         5,642.5           247.6            26.1            5,864.0
                                        ---------------- ---------------- ---------------- ----------------
                                        ---------------- ---------------- ---------------- ----------------
   Total fixed maturities.............       $28,177.4        $1,146.2          $316.2          $29,007.4
                                        ================ ================ ================ ================
                                        ================ ================ ================ ================
   Total equity securities............     $     860.6      $     15.2         $  77.1        $     798.7
                                        ================ ================ ================ ================
                                        ================ ================ ================ ================

   December 31, 2000 Fixed maturities:
     U.S. Government and agencies.....    $       23.2     $       0.1        $    0.2       $       23.1
     Foreign governments..............           692.8            25.0             5.3              712.5
     States and political subdivisions           287.4            12.5             4.2              295.7
     Corporate - public...............         8,795.2           216.5           129.3            8,882.4
     Corporate - private..............         9,807.6           208.9           206.0            9,810.5
     Mortgage-backed and other
       asset-backed securities........         6,244.2           208.0            34.3            6,417.9
                                        ---------------- ---------------- ---------------- ----------------
   Total fixed maturities.............       $25,850.4         $ 671.0          $379.3          $26,142.1
                                        ================ ================ ================ ================
   Total equity securities............     $     773.9       $   190.6          $254.2        $     710.3
                                        ================ ================ ================ ================

The cost and fair value of fixed maturities available-for-sale at December 31, 2001, by expected maturity, were as follows (in millions):

                                                                            Cost            Fair value
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------

   Due in one year or less..........................................     $  1,358.2          $  1,367.3
   Due after one year through five years............................       10,481.7            10,812.4
   Due after five years through ten years...........................        5,535.7             5,722.0
   Due after ten years..............................................        5,159.3             5,241.7
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------
                                                                          22,534.9             23,143.4
   Mortgage-backed and other asset-backed securities................        5,642.5             5,864.0
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------
   Total............................................................      $28,177.4           $29,007.4
                                                                     =================== ==================

The above summarized activity is based on expected maturities. Actual maturities may differ because borrowers may have the right to call or pre-pay obligations.

Corporate private placement bonds represent a primary area of credit risk exposure. The corporate private placement bond portfolio is diversified by issuer and industry. The Company monitors the restrictive bond covenants which are intended to regulate the activities of issuers and control their leveraging capabilities.

Net Investment Income

Major categories of net investment income are summarized as follows (in millions):

                                                               For the year ended December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Fixed maturities, available-for-sale..........        $2,120.8           $1,856.5           $1,711.1
   Equity securities, available-for-sale.........            27.6               72.5               46.1
   Mortgage loans................................           855.7            1,005.0            1,111.1
   Real estate...................................           177.5              171.0              187.5
   Policy loans..................................            57.5               55.1               50.2
   Cash and cash equivalents.....................            58.3               69.9               20.9
   Other.........................................            44.2               38.3               43.3
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
                                                          3,341.6            3,268.3            3,170.2
   Less investment expenses......................          (130.9)            (152.8)            (124.4)
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Net investment income.........................        $3,210.7           $3,115.5           $3,045.8
                                                   ================== ================== ==================

Net Realized Capital Gains and Losses

The major components of net realized capital gains (losses) on investments are summarized as follows (in millions):

                                                               For the year ended December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Fixed maturities, available-for-sale:
     Gross gains.................................       $   69.6             $  28.9            $  31.2
     Gross losses................................         (380.4)             (155.0)            (125.4)
   Fixed maturities, trading:
     Gross gains.................................            0.9                 -                  -
     Gross losses................................           (0.1)                -                  -
   Equity securities, available-for-sale:
     Gross gains.................................            5.7                84.2              408.7
     Gross losses................................          (76.1)               (3.9)             (25.7)
   Mortgage loans................................           10.6                 8.6               (8.9)
   Real estate...................................          (19.0)               82.3               56.4
   Other, including unrealized derivative gains
     (losses)....................................         (103.9)              106.7              120.3
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Net realized capital gains (losses)...........        $(492.7)             $151.8             $456.6
                                                   ================== ================== ==================

Proceeds from sales of investments (excluding call and maturity proceeds) in fixed maturities were $5.4 billion, $5.5 billion and $5.5 billion in 2001, 2000 and 1999, respectively. Of the 2001, 2000 and 1999 proceeds, $1.6 billion, $2.6 billion and $3.8 billion, respectively, relates to sales of mortgage-backed securities. The Company actively manages its mortgage-backed securities portfolio to control prepayment risk. Gross gains of $22.5 million, $2.0 million and $2.1 million and gross losses of $5.0 million, $40.1 million and $60.3 million in 2001, 2000 and 1999, respectively, were realized on sales of mortgage-backed securities.

The Company recognizes impairment losses for fixed maturities and equity securities when declines in value are other than temporary. Realized losses related to other than temporary impairments were $227.4 million and $6.1 million in 2001 and 2000, respectively. There were no other than temporary impairments in 1999.

In December 2001, Enron Corp., along with certain of its subsidiaries, filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court. Included in the $227.4 million of realized losses in 2001 for other than temporary impairments, $71.9 million related to the Company's exposure to Enron Corp. and Enron related entities. Also included in net realized capital gains and losses in 2001 was $65.8 million related to the sale of Enron investments. As of December 31, 2001, the remaining carrying amount of the Company's investment in Enron Corp. and Enron related entities was $45.5 million.

On September 11, 2001, terrorist attacks in the U.S. resulted in significant loss of life and property, as well as interruption of business activities and an overall disruption of the world economy. Some of the assets in the Company's investment portfolio may be adversely affected by further declines in the securities markets and economic activity caused by the terrorist attacks and heightened security measures.

On December 31, 2001, the Company held corporate fixed maturity securities in the following sectors impacted most significantly by the September 11, 2001 terrorist attacks (carrying amounts noted in parenthesis): airlines ($245.9 million in public debt and $208.3 million in private debt), comprised mostly of equipment trust certificate transactions secured by aircraft; airline manufacturers and equipment providers ($239.0 million), comprised of public and private unsecured debt; property and casualty insurance companies ($28.9 million), comprised of public unsecured debt; and hotels and gaming companies ($168.9 million), comprised of public and private debt secured by hotel properties. As of December 31, 2001, the Company has not recognized any related other-than-temporary impairment of these assets.

Net Unrealized Gains and Losses

The net unrealized gains and losses on investments in fixed maturities and equity securities available-for-sale are reported as a separate component of equity, reduced by adjustments to deferred policy acquisition costs and unearned revenue reserves that would have been required as a charge or credit to operations had such amounts been realized and a provision for deferred income taxes.

The cumulative amount of net unrealized gains and losses on available-for-sale securities is as follows (in millions):

                                                                                    December 31,
                                                                                2001             2000
                                                                          ----------------- ----------------
                                                                          ----------------- ----------------

     Net unrealized gains on fixed maturities, available-for-sale (1)....       $827.2            $284.3
     Net unrealized losses on equity securities, available-for-sale,
       including seed money in separate accounts.........................        (60.9)            (57.2)
     Adjustments for assumed changes in amortization patterns:
       Deferred policy acquisition costs.................................       (104.6)            (43.2)
       Unearned revenue reserves.........................................          7.2               2.9
     Net unrealized losses on derivative instruments.....................        (89.5)             (6.7)
     Provision for deferred income taxes.................................       (202.0)            (59.0)
                                                                          ----------------- ----------------
                                                                          ----------------- ----------------
     Net unrealized gains on available-for-sale securities...............       $377.4            $121.1
                                                                          ================= ================

     (1)  Excludes  net   unrealized   gains   (losses)  on  fixed   maturities,
          available-for-sale included in fair value hedging relationships.

Commercial Mortgage Loans

Commercial mortgage loans represent a primary area of credit risk exposure. At December 31, 2001 and 2000, the commercial mortgage portfolio is diversified by geographic region and specific collateral property type as follows (dollars in millions):

                                                                  December 31,
                                                     2001                              2000
                                       --------------------------------------------------------------------
                                        Carrying              Percent      Carrying             Percent
                                         amount               of total      amount             of total
                                       --------------------------------------------------------------------
                                       --------------------------------------------------------------------
   Geographic distribution
   New England........................    $   327.4            3.4%        $     495.9           4.6%
   Middle Atlantic....................      1,606.3           16.5             1,664.9          15.5
   East North Central.................        930.1            9.5             1,006.2           9.3
   West North Central.................        397.8            4.1               439.9           4.1
   South Atlantic.....................      2,403.0           24.7             2,630.5          24.4
   East South Central.................        338.5            3.5               384.5           3.6
   West South Central.................        769.0            7.9               886.4           8.2
   Mountain...........................        637.7            6.5               600.2           5.6
   Pacific............................      2,421.3           24.8             2,774.8          25.7
   Valuation allowance................        (90.7)          (0.9)             (108.0)         (1.0)
                                       --------------------------------------------------------------------
                                       --------------------------------------------------------------------
   Total..............................     $9,740.4          100.0%          $10,775.3         100.0%
                                       ====================================================================
                                       --------------------------------------------------------------------


                                                                  December 31,
                                                     2001                              2000
                                       --------------------------------------------------------------------
                                       ----------------------------------
                                       Carrying amount      Percent      Carrying amount      Percent
                                                            of total                          of total
                                       --------------------------------------------------------------------
   Property type distribution
   Office.............................     $3,252.5           33.4%         $  3,273.5          30.4%
   Retail.............................      3,106.5           31.9             3,612.7          33.5
   Industrial.........................      2,948.9           30.3             3,381.6          31.4
   Apartments.........................        349.8            3.6               419.7           3.9
   Hotel..............................         61.6            0.6                65.6           0.6
   Mixed use/other....................        111.8            1.1               130.2           1.2
   Valuation allowance................        (90.7)          (0.9)             (108.0)         (1.0)
                                       --------------------------------------------------------------------
                                       --------------------------------------------------------------------
   Total..............................     $9,740.4           100.0%         $10,775.3           100.0%
                                       ====================================================================

Mortgage loans on real estate are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to contractual terms of the loan agreement. When the Company determines that a loan is impaired, a provision for loss is established for the difference between the carrying amount of the mortgage loan and the estimated value. Estimated value is based on either the present value of the expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or fair value of the collateral. The provision for losses is reported as a net realized capital loss.

Mortgage loans deemed to be uncollectible are charged against the allowance for losses, and subsequent recoveries are credited to the allowance for losses. The allowance for losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the allowance for losses is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of the underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. The evaluation is inherently subjective as it requires estimating the amounts and timing of future cash flows expected to be received on impaired loans that may change.

A summary of the changes in the commercial and residential mortgage loan allowance for losses is as follows (in millions):

                                                                        December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------

   Balance at beginning of year..................         $110.4             $117.8             $113.0
   Provision for losses..........................           11.2                5.4                9.2
   Releases due to write-downs, sales and
     foreclosures................................          (29.3)             (12.8)              (4.4)
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Balance at end of year........................          $92.3             $110.4             $117.8
                                                   ================== ================== ==================

Residential Mortgage Banking Activities

The Company was servicing approximately 741,000 and 582,000 residential mortgage loans with aggregate principal balances of approximately $80,530.5 million and $55,987.4 million at December 31, 2001 and 2000, respectively. In connection with these mortgage servicing activities, the Company held funds in trust for others totaling approximately $508.9 million and $343.8 million at December 31, 2001 and 2000, respectively. As of December 31, 2001, $457.1 million of the funds held in trust were held in the Company's banking subsidiary. In connection with its loan administration activities, the Company advances payments of property taxes and insurance premiums and also advances principal and interest payments to investors in advance of collecting funds from specific mortgagors. In addition, the Company makes certain payments of attorney fees and other costs related to loans in foreclosure. These amounts receivable are recorded, at cost, as advances on serviced loans. Amounts advanced are considered in management's evaluation of the adequacy of the mortgage loan allowance for losses.

In June 2000, the Company, through its mortgage banking segment, created a special purpose bankruptcy remote entity, Principal Residential Mortgage Capital Resources, LLC ("PRMCR"), to provide an off-balance sheet source of funding for the Company's residential mortgage loan production. The Company sells eligible residential mortgage loans to PRMCR, where they are warehoused until sold to the final investor. The Company sold $38.0 billion and $5.3 billion in mortgage loans to PRMCR in 2001 and 2000, respectively. The maximum amount of mortgage loans, which can be warehoused in PRMCR, has increased from $1.0 billion at inception to $4.0 billion as of December 31, 2001. PRMCR held $3.0 billion in mortgage loans held for sale as of December 31, 2001. The portfolio of loans held for sale by PRMCR must meet portfolio criteria, eligibility representations, and portfolio aging limitations. Based on these eligibility representations, the Company is required to repurchase ineligible loans from PRMCR.

PRMCR is capitalized by equity certificates owned by third party investors not affiliated with the Company or its affiliates, directors or officers and thus, is not consolidated with the Company. The equity holders bear the risk of loss on defaulted mortgages. At December 31, 2001, PRMCR had outstanding equity certificates of $193.0 million. PRMCR also issues short-term secured liquidity notes as well as medium term notes to provide funds for its purchase of mortgage loans from the Company. At December 31, 2001, PRMCR had outstanding secured liquidity notes of $1.3 billion, three-year fixed term notes of $800.0 million and five-year variable term notes of $800.0 million. All borrowings are collateralized by the assets of PRMCR.

The Company paid a commitment fee to PRMCR based on the overall warehouse limit. PRMCR used a portion of the fee to fund a cash collateral account maintained at PRMCR. These funds are available as additional collateral to cover credit related losses on defaulted loans. The balance in the account was $24.0 million at December 31, 2001. Any remaining amounts in the cash collateral account will be returned to the Company upon the termination of PRMCR. This right to the return of the cash collateral amount is reflected in other assets on the Company's consolidated statements of financial position.

The Company maintains a right to the servicing of the mortgage loans held by PRMCR and upon the sale of the majority of the mortgage loans to the final investors. In addition, the Company performs certain secondary marketing, accounting and various administrative functions on behalf of PRMCR. As servicer, the Company receives a monthly servicing fee, and may receive an excess servicing fee if funds are available within PRMCR. Additionally, as servicer the Company is required to advance to PRMCR those payments due from borrowers, but not received, as of specified cut-off dates. The Company received $12.6 million and $2.2 million in servicing fees from PRMCR in 2001 and 2000, respectively.

In order to hedge interest rate risk and non-credit related market value risk associated with its inventory of mortgage loans held for sale, PRMCR entered into swaps with counterparties not affiliated with the Company or PRMCR. The swap counterparties are required to maintain certain minimum ratings as approved by the rating agencies. Through a separate swap agreement with the swap counterparties that mirror the original swaps with PRMCR, the non-credit related market value component is swapped back to the Company.

In October 2000, the Company, through its mortgage banking segment, created a wholly-owned, unconsolidated qualifying special purpose entity, Principal Residential Mortgage Funding, LLC ("PRMF"), to provide an off-balance sheet source of funding for up to $250.0 million of qualifying delinquent mortgage loans. The limit was increased to $357.0 million in December 2001. The Company sells qualifying delinquent loans to PRMF which then transfers the loans to Principal Residential Mortgage EBO Trust ("Trust"), an unaffiliated Delaware business trust. The Trust funds its acquisitions of the mortgage loans by selling participation certificates, representing an undivided interest in the Trust, to commercial paper conduit purchasers, who are not affiliated with the Company or any of its affiliates, directors or officers. At December 31, 2001, PRMF held $273.5 million in mortgage loans and had outstanding participation certificates of $256.9 million.

Mortgage loans typically remain in the Trust until they are processed through the foreclosure claim process, are paid-off or reinstate. Loans that reinstate are no longer eligible to remain in the Trust and are required to be removed by the Company at fair market value at the monthly settlement date following reinstatement.

The Company is retained as the servicer of the mortgage loans and also performs accounting and various administrative functions on behalf of PRMF, in its capacity as the managing member of PRMF. As the servicer, the Company receives a servicing fee pursuant to the pooling and servicing agreement. The Company may also receive a successful servicing fee only after all other conditions in the monthly cash flow distribution are met. At December 31, 2001, the Company's residual interest in such cash flows was $21.5 million and was recorded in other investments on the Company's consolidated statements of financial position. The value of the residual interest was based on the net present value of expected cash flows from PRMF, as well as estimates of foreclosure losses associated with the related loans. The Company is required to advance funds for payment of interest on the participation certificates and other carrying costs, if sufficient cash is not available in the collection account to meet this obligation.

The Company and the Trust are parties to a cost of funds hedge agreement. The Company pays the weighted average cost of funds on the participation certificates plus fees and expenses and receives the indicated swap bid rate, subject to a cap.

Real Estate

Real estate holdings and related accumulated depreciation are as follows (in millions):

                                             December 31,
                                        2001               2000
                                      -------------- ------------------
                                      -------------- ------------------

   Investment real estate.............   $673.8           $   813.4
   Accumulated depreciation...........   (114.1)             (117.1)
                                      -------------- ------------------
                                          559.7               696.3
   Properties held for sale...........    390.8               695.4
                                      -------------- ------------------
   Real estate, net...................   $950.5            $1,391.7
                                      ============== ==================

Other Investments

Other investments include minority interests in unconsolidated entities and properties owned jointly with venture partners and operated by the partners. Joint ventures in which the Company has an interest have mortgage loans with the Company of $347.7 million and $612.1 million at December 31, 2001 and 2000, respectively. The Company is committed to providing additional mortgage financing for such joint ventures aggregating $171.8 million and $71.5 million at December 31, 2001 and 2000, respectively.

5. Securitization Transactions

Commercial Mortgage Loans

The Company sells commercial mortgage loans in securitization transactions and retains primary servicing responsibilities and other interests. The Company receives annual servicing fees approximating 0.01 percent, which approximates cost. The investors and the securitization trusts have no recourse to the Company's other assets for failure of debtors to pay when due. The value of the Company's retained interests is subject primarily to credit risk.

In 2001 and 2000, the Company recognized gains of $18.3 million and $0.7 million, respectively, on the securitization of commercial mortgage loans.

Key economic assumptions used in measuring the retained interests at the date of securitization resulting from transactions completed included a cumulative default rate between four and eight percent during 2001 and between five and eight percent during 2000. The assumed range of the loss severity, as a percentage of defaulted loans, was between 12 and 25 percent during 2001 and between 13 and 25 percent during 2000. The low end of the loss severity range relates to a portfolio of seasoned loans. The high end of the loss severity range relates to a portfolio of newly issued loans.

At December 31, 2001, the fair values of retained interests related to the securitizations of commercial mortgage loans were $170.5 million. Key economic assumptions and the sensitivity of the current fair values of residual cash flows were tested to one and two standard deviations from the expected rates. The changes in the fair values at December 31, 2001 as a result of these assumptions were not significant.

Residential Mortgage Loans

The Company sells residential mortgage loans and retains servicing responsibilities pursuant to the terms of the applicable servicing agreements. The Company receives annual servicing fees approximating 0.4 percent of the outstanding principal balances on the underlying loans. These sales are generally transacted on a non-recourse basis. The value of the servicing rights is subject to prepayment and interest rate risks on the transferred assets.

In 2001 and 2000, the Company recognized gains of $218.8 million and $9.4 million, respectively, on the sales of residential mortgage loans.

The key economic assumptions used in determining the fair value of mortgage servicing rights at the date of loan sale for sales completed in 2001 and 2000 were as follows:

                                             2001              2000
                                          ---------------------------------
                                          ---------------------------------

   Weighted average life (years)..........    7.84              6.87
   Weighted average prepayment speed......    9.48%            11.81%
   Yield to maturity discount rate........    7.45%            10.74%

Prepayment speed is the constant prepayment rate that results in the weighted average life disclosed above.

At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of the mortgage servicing rights to immediate 10 and 20 percent adverse changes in those assumptions are as follows (dollars in millions):

   Fair value of mortgage servicing rights...................       $1,811.0
   Expected weighted average life (in years).................            6.8
   Prepayment speed..........................................           11.10%
   Decrease in fair value of 10% adverse change..............     $     67.3
   Decrease in fair value of 20% adverse change..............      $   128.9
   Yield to maturity discount rate...........................            8.86%
   Decrease in fair value of 10% adverse change..............      $   130.0
   Decrease in fair value of 20% adverse change..............      $   260.1

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the servicing rights is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. For example, changes in prepayment speed estimates could result in changes in the discount rate.

Securitization Transactions Cash Flow

The table below summarizes cash flows for securitization transactions and cash flows received from and paid to securitization trusts (in millions):

                                                                    For the year ended December 31,
                                                                      2001                   2000
                                                              ---------------------- ----------------------
                                                              ---------------------- ----------------------
   Proceeds from new securitizations........................          $39,200.6              $9,624.5
   Servicing fees received..................................              307.8                 237.5
   Other cash flows received on retained interests..........               51.6                  29.4

6. Derivatives Held or Issued for Purposes Other Than Trading

Derivatives are generally held for purposes other than trading and are primarily used to hedge or reduce exposure to interest rate and foreign currency risks associated with assets held or expected to be purchased or sold, and liabilities incurred or expected to be incurred. Additionally, derivatives are used to change the characteristics of the Company's asset/liability mix consistent with the Company's risk management activities.

The Company's risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of these derivatives. Risk arises from changes in the fair value of the underlying instruments. The Company is also exposed to credit losses in the event of nonperformance of the counterparties. The Company's current credit exposure is limited to the value of derivatives that have become favorable to the Company. This credit risk is minimized by purchasing such agreements from financial institutions with high credit ratings and by establishing and monitoring exposure limits.

The Company's derivative transactions are generally documented under International Swaps and Derivatives Association, Inc. Master Agreements. Management believes that such agreements provide for legally enforceable set-off and close out netting of exposures to specific counterparties. Under such agreements, in connection with an early termination of a transaction, the Company is permitted to set off its receivable from a counterparty against its payables to the same counterparty arising out of all included transactions.

The notional amounts and credit exposure of the Company's derivative financial instruments by type are as follows (in millions):

                                                                                 December 31,
                                                                               2001                2000
                                                                     ------------------  ------------------
   Notional amounts of derivative instruments with
     regard to U.S. operations
   Foreign currency swaps..........................................      $  3,426.9           $  2,745.0
   Interest rate floors............................................         3,400.0              2,450.0
   Interest rate swaps.............................................         2,857.5              2,391.5
   Mortgage-backed forwards and options............................         9,250.7              1,898.3
   Swaptions.......................................................         3,570.0                697.7
   Bond forwards...................................................           357.4                  -
   Interest rate lock commitments..................................         2,565.9                  -
   Call options....................................................            30.0                 30.0
   U.S. Treasury futures...........................................           186.6                183.2
   Currency forwards...............................................             -                   39.4
   Treasury rate guarantees........................................            88.0                 60.0
   Other...........................................................            25.0                  -
                                                                     ------------------  ------------------
                                                                     ------------------  ------------------
                                                                          $25,758.0            $10,495.1
                                                                     ==================  ==================
   Credit exposure of derivative instruments with
     regard to U.S. operations
   Foreign currency swaps...........................................   $       41.4          $      45.3
   Interest rate floors.............................................           13.2                 20.0
   Interest rate swaps..............................................           28.1                 14.1
   Mortgage-backed forwards and options.............................           41.7                  -
   Swaptions........................................................            8.7                 11.8
   Call options.....................................................            8.9                 12.3
   Currency forwards................................................            -                    5.5
   Other............................................................            0.1                  -
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------
                                                                        $     142.1           $    109.0
                                                                     =================== ==================

The net interest effect of interest rate and currency swap transactions is recorded as an adjustment to net investment income or interest expense, as appropriate, over the periods covered by the agreements. The cost of derivative instruments related to residential mortgage loan servicing rights is included in the basis of the derivatives. These derivatives are marked-to-market with the changes in market value reported in operating expenses on the consolidated statements of operations.

The fair value of the Company's derivative instruments, identified as hedges and classified as assets at December 31, 2001, was $283.1 million. Of this amount, the fair value of derivatives related to investment hedges was $100.8 million and was reported with other invested assets on the consolidated statement of financial position. The fair value of derivatives related to residential mortgage loan servicing rights and residential mortgage loans was $182.3 million and is reported with other assets on the consolidated statement of financial position. The fair value of derivative instruments classified as liabilities at December 31, 2001, was $449.7 million and was reported with other liabilities on the consolidated statement of financial position.

Fair Value Hedges

The Company uses fixed-to-floating rate interest rate swaps to more closely align the interest rate characteristics of certain assets and liabilities. In general, these swaps are used in asset and liability management to modify duration.

The Company also enters into currency exchange swap agreements to convert certain foreign denominated assets and liabilities into U.S. dollar floating-rate denominated instruments to eliminate the exposure to future currency volatility on those items.

In 2001, the Company recognized a pre-tax net gain of $95.5 million relating to its fair value hedges. This includes a net gain of $151.7 million related to the ineffective portion of its fair value hedges of residential mortgage loan servicing rights and a net loss of $43.6 million related to the change in the value of the servicing hedges that was excluded from the assessment of hedge effectiveness. The net gain on servicing hedges was reported with operating expenses on the consolidated statement of operations. The net gain of $95.5 million also includes a net loss of $12.6 million related to the ineffective portion of the Company's investment hedges, which was reported with net realized capital gains (losses) on the consolidated statement of operations.

Cash Flow Hedges

The Company also utilizes floating-to-fixed rate interest rate swaps to match cash flows.

The Company enters into currency exchange swap agreements to convert both principal and interest payments of certain foreign denominated assets and liabilities into U.S. dollar denominated fixed-rate instruments to eliminate the exposure to future currency volatility on those items.

In 2001, the Company recognized a $11.2 million after-tax decrease in value related to cash flow hedges in accumulated other comprehensive income. During this time period, none of the Company's cash flow hedges have been discontinued because it was probable that the original forecasted transaction would not occur by the end of the originally specified time period. The Company has not reclassified amounts from accumulated comprehensive income into earnings in the past twelve months, and it does not expect to reclassify any amounts in the next twelve months.

In most cases, zero hedge ineffectiveness for cash flow hedges is assumed because the derivative instrument was constructed such that all terms of the derivative match the hedged risk in the hedged item. As a result, the Company has recognized an immaterial amount in earnings due to cash flow hedge ineffectiveness.

The transition adjustment for the adoption of SFAS 133 resulted in a decrease to other comprehensive income of $36.9 million ($24.0 million after tax) representing the accumulation in other comprehensive income of the effective portion of the Company's cash flow hedges as of January 1, 2001. In 2001, $46.0 million ($29.9 million after tax) of loss representing the effective portion of the change in fair value of derivative instruments designated as cash flow hedges decreased accumulated other comprehensive income resulting in an ending balance of $(82.9) million ($(53.9) million after tax) at December 31, 2001.

Derivatives Not Designated as Hedging Instruments

The Company attempts to match the timing of when interest rates are committed on insurance products, residential mortgage loans and other new investments. However, timing differences may occur and can expose the Company to fluctuating interest rates. To offset this risk, the Company uses mortgage-backed forwards, over-the-counter options on mortgage-backed securities, U.S. Treasury futures contracts, options on Treasury futures, Treasury rate guarantees and interest rate floors to economically hedge anticipated transactions and to manage interest rate risk. Futures contracts are marked-to-market and settled daily, which minimizes the counterparty risk. Forward contracts are marked-to-market no less than quarterly. The Company's interest rate lock commitments on residential mortgage loans are also accounted for as derivatives.

Occasionally, the Company will sell a callable investment-type contract and may use interest rate swaptions or similar instruments to transform the callable liability into a fixed term liability. In addition, the Company may sell an investment-type contract with attributes tied to market indices in which case the Company writes an equity call option to convert the overall contract into a fixed rate liability, essentially eliminating the equity component altogether.

Although the above-mentioned derivatives are effective hedges from an economic standpoint, they do not meet the requirements for hedge accounting treatment under SFAS 133. As such, periodic changes in the market value of these instruments flow directly into net income. In 2001, gains of $68.3 million were recognized in income from market value changes of derivatives not receiving hedge accounting treatment.

7. Closed Block

In connection with the 1998 MIHC formation, the Company formed a Closed Block to provide reasonable assurance to policyholders included therein that, after the formation of the MIHC, assets would be available to maintain dividends in aggregate in accordance with the 1997 policy dividend scales, if the experience underlying such scales continued. The Company's assets were allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from policies and contracts included in the Closed Block, were expected to be sufficient to support the Closed Block policies, including but not limited to, provisions for payment of claims, certain expenses, charges and taxes, and to provide for continuation of policy and contract dividends in aggregate in accordance with the 1997 dividend scales, if the experience underlying such scales continues, and to allow for appropriate adjustments in such scales, if such experience changes. Due to adjustable life policies being included in the Closed Block, the Closed Block is charged with amounts necessary to properly fund for certain adjustments, such as face amount and premium increases, that are made to these policies after the Closed Block inception date. These amounts are referred to as Funding Adjustment Charges and are treated as capital transfers from the Closed Block.

Assets allocated to the Closed Block inure solely to the benefit of the holders of policies included in the Closed Block. Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held by the Company. The Company will continue to pay guaranteed benefits under all policies, including the policies within the Closed Block, in accordance with their terms. If the assets allocated to the Closed Block, the investment cash flows from those assets and the revenues from the policies included in the Closed Block, including investment income thereon, prove to be insufficient to pay the benefits guaranteed under the policies included in the Closed Block, the Company will be required to make such payments from its general funds. No additional policies were added to the Closed Block, nor was the Closed Block affected in any other way, as a result of the demutualization.

A policyholder dividend obligation is required to be established for earnings in the Closed Block that are not available to shareholders. A model of the Closed Block was established to produce the pattern of expected earnings in the Closed Block (adjusted to eliminate the impact of related amounts in accumulated other comprehensive income). If actual cumulative earnings of the Closed Block are greater than the expected cumulative earnings of the Closed Block, only the expected cumulative earnings will be recognized in income with the excess recorded as a policyholder dividend obligation. This policyholder dividend obligation represents undistributed accumulated earnings that will be paid to Closed Block policyholders as additional policyholder dividends unless offset by future performance of the Closed Block that is less favorable than originally expected. If actual cumulative performance is less favorable than expected, only actual earnings will be recognized in income. At December 31, 2001, cumulative actual earnings, including consideration of net unrealized gains, has been less than cumulative expected earnings. Therefore, no policyholder dividend obligation has been recognized.

Closed Block liabilities and assets designated to the Closed Block are as follows:

                                                                           December 31,
                                                                  2001                      2000
                                                        ------------------------- -------------------------
                                                                          (in millions)
   Closed Block liabilities
   Future policy benefits and claims.................             $5,248.7                 $5,051.5
   Other policyholder funds..........................                 20.3                      4.8
   Policyholder dividends payable....................                376.6                    402.2
   Other liabilities.................................                 11.8                     22.6
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------
     Total Closed Block liabilities..................              5,657.4                  5,481.1

                                                                           December 31,
                                                                  2001                      2000
                                                        ------------------------- -------------------------
                                                                          (in millions)
   Assets designated to the Closed Block
   Fixed maturities, available-for-sale..............             $2,466.3                 $2,182.2
   Equity securities, available-for-sale.............                 23.4                      -
   Mortgage loans....................................                880.0                    919.4
   Real estate.......................................                  -                        0.2
   Policy loans......................................                792.5                    770.0
   Other investments.................................                  6.9                      1.1
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------
     Total investments...............................              4,169.1                  3,872.9

   Cash and cash equivalents (deficit)...............                 (8.0)                    22.7
   Accrued investment income.........................                 77.2                     72.3
   Deferred tax asset................................                 80.8                     97.8
   Premiums due and other receivables................                 33.3                     33.8
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------
     Total assets designated to the Closed Block.....              4,352.4                  4,099.5
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------

   Excess of Closed Block liabilities over assets
     designated to the Closed Block..................              1,305.0                  1,381.6

   Amounts included in other comprehensive
     income..........................................                 43.6                     27.2
                                                        ------------------------- -------------------------
                                                        ------------------------- -------------------------

   Maximum future earnings to be recognized from
     Closed Block assets and liabilities.............             $1,348.6                 $1,408.8
                                                        ========================= =========================

Closed Block revenues and expenses were as follows:

                                                            For the year ended December 31,
                                                   2001                2000                  1999
                                             ------------------  ------------------  ----------------------
                                                                     (in millions)
   Revenues
   Premiums and other considerations.......      $   742.1           $   752.4             $   764.4
   Net investment income...................          311.8               289.9                 269.2
   Net realized capital losses.............          (19.7)               (4.9)                 (2.0)
                                             ------------------  ------------------  ----------------------
                                             ------------------  ------------------  ----------------------
     Total revenues........................        1,034.2             1,037.4               1,031.6

   Expenses
   Benefits, claims, and settlement
     expenses..............................          614.4               601.2                 614.6
   Dividends to policyholders..............          305.8               307.7                 295.9
   Operating expenses......................           12.7                13.6                  13.2
                                             ------------------  ------------------  ----------------------
                                             ------------------  ------------------  ----------------------
     Total expenses........................         932.9                922.5                 923.7
                                             ------------------  ------------------  ----------------------
                                             ------------------  ------------------  ----------------------

   Closed Block revenue, net of Closed
     Block expenses, before income taxes...          101.3               114.9                 107.9
   Income taxes............................           33.5                38.4                  37.0
                                             ------------------  ------------------  ----------------------
                                             ------------------  ------------------  ----------------------
   Closed Block revenue, net of Closed                67.8                76.5                  70.9
     Block expenses and income taxes.......
   Funding adjustment charges..............           (7.6)              (12.0)                (12.2)
                                             ------------------  ------------------  ----------------------
                                             ------------------  ------------------  ----------------------
   Closed Block revenue, net of Closed          $     60.2          $     64.5            $     58.7
     Block expenses, income tax and funding
     adjustment charges....................  ==================  ==================  ======================

The change in maximum future earnings of the Closed Block was as follows:

                                                                           December 31,
                                                                  2001                      2000
                                                         -----------------------  -------------------------
                                                                           (in millions)

   Beginning of year..................................            $1,408.8                 $1,473.3
   End of year........................................             1,348.6                  1,408.8
                                                         -----------------------  -------------------------
                                                         -----------------------  -------------------------
   Change in maximum future earnings..................            $  (60.2)                $  (64.5)
                                                         =======================  =========================

The Company charges the Closed Block with federal income taxes, payroll taxes, state and local premium taxes and other state or local taxes, licenses and fees as provided in the plan of reorganization.

8. Deferred Policy Acquisition Costs

Policy acquisition costs deferred and amortized in 2001, 2000 and 1999 are as follows (in millions):

                                                                        December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------

   Balance at beginning of year..................        $1,333.3           $1,430.9           $1,104.7
   Cost deferred during the year.................           249.0              263.9              253.8
   Amortized to expense during the year..........          (198.5)            (239.2)            (173.7)
   Effect of unrealized (gains) losses...........           (61.5)            (122.3)             246.1
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Balance at end of year........................        $1,322.3           $1,333.3             $1,430.9
                                                   ================== ================== ==================

9. Insurance Liabilities

Contractholder Funds

Major components of contractholder funds in the consolidated statements of financial position, are summarized as follows (in millions):

                                                                                 December 31,
                                                                            2001               2000
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------
   Liabilities for investment-type contracts:
     Guaranteed investment contracts................................       $14,123.5           $14,779.6
     U.S. funding agreements........................................           307.1               772.1
     International funding agreements backing medium-term notes.....         3,298.4             2,475.3
     International funding agreements...............................           723.9                 -
     Other investment-type contracts................................         2,272.1             2,537.0
                                                                     ------------------- ------------------
   Total liabilities for investment-type contracts.................         20,725.0            20,564.0

   Liabilities for individual annuities............................          2,557.6             2,442.7
   Universal life and other reserves...............................          1,382.0             1,293.5
                                                                     ------------------- ------------------
   Total contractholder funds......................................        $24,664.6           $24,300.2
                                                                     =================== ==================

The Company's guaranteed investment contracts and funding agreements contain provisions limiting early surrenders, including penalties for early surrenders and minimum notice requirements. Put provisions give customers the option to terminate a contract prior to maturity, provided they give a minimum notice period.

The following table presents U.S. GAAP reserves for guaranteed investment contracts and funding agreements by withdrawal provisions (in millions):

                                                         December 31, 2001
                                                         ------------------
                                                         ------------------
   Book Value Out (1)
   Puttable:
     Less than 30 days' put.............................. $         -
     30 to 89 days' put..................................           -
     90 to 180 days' put.................................           -
     More than 180 days' put.............................          55.1
     No active put provision (2).........................           -
                                                         ------------------
                                                         ------------------
   Total puttable........................................          55.1

   Surrenderable:
     Book value out without surrender charge.............          22.9
     Book value out with surrender charge................         396.3
                                                         ------------------
                                                         ------------------
   Total surrenderable...................................         419.2
                                                         ------------------
                                                         ------------------
   Total book value out..................................         474.3

   Market Value Out (3)
   Less than 30 days' notice.............................          26.9
   30 to 89 days' notice.................................         281.9
   90 to 180 days' notice................................       1,133.6
   More than 180 days' notice............................       4,795.6
   No active surrender provision.........................         238.5
                                                         ------------------
                                                         ------------------
   Total market value out................................

   Not puttable or surrenderable.........................      11,502.1
                                                         ------------------
                                                         ------------------
   Total GICs and funding agreements.....................     $18,452.9
                                                         ==================
------------------
(1) Book Value Out: The amount equal to the sum of deposits less withdrawals with interest accrued at the contractual interest rate.
(2) Contracts currently in initial lock-out period but which will become puttable with 90 days' notice at some time in the future.
(3) Market Value Out: The amount equal to the book value out plus a market value adjustment to adjust for changes in interest rates.

Funding agreements are issued to non-qualified institutional investors both in domestic and international markets. The Company has a $4.0 billion international program, under which a consolidated offshore special purpose entity was created to issue nonrecourse medium-term notes. Under the program, the proceeds of each note series issuance are used to purchase a funding agreement from the Company, which is used to secure that particular series of notes. The payment terms of any particular series of notes match the payment terms of the funding agreement that secures that series. Claims for principal and interest under those international funding agreements are afforded equal priority to claims of life insurance and annuity policyholders under insolvency provisions of Iowa Insurance Laws and, accordingly, are reported as contractholder funds liabilities in the Company's consolidated statement of financial position. In general, the medium-term note funding agreements do not give the contractholder the right to terminate prior to contractually stated maturity dates, absent the existence of certain circumstances which are largely within the Company's control. As of December 31, 2001, the contractual maturities were 2002 - $160.2 million; 2003 - $496.1 million; 2004 - $470.2 million; 2005 - $714.5 million;
2006 - $98.9 million; and thereafter - $1,358.5 million.

In February 2001, the Company agreed to issue up to $3.0 billion of funding agreements under another program to support the prospective issuance by an unaffiliated entity of medium-term notes in both domestic and international markets. The unaffiliated entity is not consolidated in the Company's financial statements. The funding agreements issued to the unaffiliated entity are reported as contractholder funds liabilities in the Company's consolidated statement of financial position. As of December 31, 2001, $723.9 million has been issued under this program.

Future Policy Benefits and Claims

Activity in the liability for unpaid accident and health claims, which is included with future policy benefits and claims in the consolidated statements of financial position, is summarized as follows (in millions):

                                                                        December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------

   Balance at beginning of year..................       $   705.0          $   721.7          $   641.4

   Incurred:
     Current year................................         1,597.1            1,788.1            1,872.2
     Prior years.................................           (17.5)             (17.8)              (6.2)
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Total incurred................................         1,579.6            1,770.3            1,866.0

   Payments:
     Current year................................         1,283.2            1,447.3            1,466.3
     Prior years.................................           286.6              339.7              319.4
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Total payments................................         1,569.8            1,787.0            1,785.7

   Balance at end of year:
     Current year................................           313.9              340.8              405.9
     Prior years.................................           400.9              364.2              315.8
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Total balance at end of year..................       $   714.8          $   705.0          $   721.7
                                                   ================== ================== ==================

The activity summary in the liability for unpaid accident and health claims shows a decrease of $17.5 million, $17.8 million and $6.2 million to the December 31, 2000, 1999 and 1998 liability for unpaid accident and health claims, respectively, arising in prior years. Such liability adjustments, which affected current operations during 2001, 2000 and 1999, respectively, resulted from developed claims for prior years being different than were anticipated when the liabilities for unpaid accident and health claims were originally estimated. These trends have been considered in establishing the current year liability for unpaid accident and health claims.

On September 11, 2001, terrorist attacks in the U.S. resulted in significant loss of life and property, as well as interruption of business activities and an overall disruption of the world economy. As of December 31, 2001, the Company recognized $6.7 million (net of income tax and reinsurance) in losses from individual and group life and disability insurance claims as a result of these events.

10. Debt

Short-Term Debt

Short-term debt consists primarily of a payable to Principal Financial Services, Inc. of $1,087.8 million and $926.9 million as of December 31, 2001 and 2000, respectively. Interest paid on intercompany debt was $39.7 million and $46.8 million during 2001 and 2000, respectively. Short-term debt also consists of outstanding balances on revolving credit facilities with various financial institutions. At December 31, 2001, the Company and certain subsidiaries had credit facilities with various financial institutions in an aggregate amount of $825.0 million. These credit facilities include $780.0 million to finance a CMBS pipeline, of which $290.6 million is outstanding at December 31, 2001, and $45.0 million of unused lines of credit for short-term debt used for general corporate purposes.

The weighted average interest rates on short-term borrowings as of December 31, 2001 and 2000, were 2.46% and 7.41%, respectively.

Long-Term Debt

The components of long-term debt as of December 31, 2001 and December 31, 2000 are as follows (in millions):

                                                    December 31,
                                                 2001               2000
                                              ------------- ------------------
                                              ------------- ------------------

   7.875% surplus notes payable, due 2024.....   $199.0             $198.9
   8% surplus notes payable, due 2044.........     99.1               99.1
   Non-recourse mortgages and notes payable...    150.3              149.8
   Other mortgages and notes payable..........    169.2              224.5
                                              ------------- ------------------
                                              ------------- ------------------
   Total long-term debt.......................   $617.6             $672.3
                                              ============= ==================

The amounts included above are net of the discount and direct costs associated with issuing these notes, which are being amortized to expense over their respective terms using the interest method.

On March 10, 1994, Principal Life issued $300.0 million of surplus notes, including $200.0 million due March 1, 2024, at a 7.875% annual interest rate and the remaining $100.0 million due March 1, 2044, at an 8% annual interest rate. No affiliates of the Company hold any portion of the notes. Each payment of interest and principal on the notes, however, may be made only with the prior approval of the Commissioner of Insurance of the State of Iowa (the "Commissioner") and only to the extent that Principal Life has sufficient surplus earnings to make such payments. For each of the years ended December 31, 2001, 2000 and 1999, interest of $23.8 million was approved by the Commissioner, paid and charged to expense.

Subject to Commissioner approval, the surplus notes due March 1, 2024, may be redeemed at Principal Life's election on or after March 1, 2004, in whole or in part at a redemption price of approximately 103.6% of par. The approximate 3.6% premium is scheduled to gradually diminish over the following ten years. These surplus notes may then be redeemed on or after March 1, 2014, at a redemption price of 100% of the principal amount plus interest accrued to the date of redemption.

In addition, subject to Commissioner approval, the notes due March 1, 2044, may be redeemed at Principal Life's election on or after March 1, 2014, in whole or in part at a redemption price of approximately 102.3% of par. The approximate 2.3% premium is scheduled to gradually diminish over the following ten years. These notes may be redeemed on or after March 1, 2024, at a redemption price of 100% of the principal amount plus interest accrued to the date of redemption.

The mortgages and other notes payable are financings for real estate developments. The Company has obtained loans with various lenders to finance these developments. Outstanding principal balances as of December 31, 2001, range from $0.1 million to $101.9 million per development with interest rates generally ranging from 7.2% to 8.6%. Outstanding principal balances as of December 31, 2000, range from $0.5 million to $102.8 million per development with interest rates generally ranging from 6.9% to 8.6%.

At December 31, 2001, future annual maturities of the long-term debt are as follows (in millions):

   2002.................................................           $165.1
   2003.................................................              5.6
   2004.................................................              2.4
   2005.................................................              2.6
   2006.................................................              2.8
   Thereafter...........................................            439.1
                                                            -------------------
                                                            -------------------
   Total future maturities of the long-term debt........           $617.6
                                                             ==================

Cash paid for interest for 2001, 2000 and 1999, was $43.9 million, $42.0 million and $95.5 million, respectively. These amounts include interest paid on taxes during these years.

11. Income Taxes

The Company's income tax expense (benefit) is as follows (in millions):

                                                               For the year ended December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Current income taxes:
     Federal.....................................        $  30.0             $195.2            $  84.1
     State and foreign...........................           30.0               12.2               12.6
     Net realized capital gains (losses).........         (210.1)              29.6              162.3
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Total current income taxes (benefit)..........         (150.1)             237.0              259.0
   Deferred income taxes.........................          242.5               11.8               64.5
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------
   Total income taxes............................        $  92.4             $248.8             $323.5
                                                   ================== ================== ==================

The Company's provision for income taxes may not have the customary relationship of taxes to income. Differences between the prevailing corporate income tax rate of 35% times the pre-tax income and the Company's effective tax rate on pre-tax income are generally due to inherent differences between income for financial reporting purposes and income for tax purposes, and the establishment of adequate provisions for any challenges of the tax filings and tax payments to the various taxing jurisdictions. A reconciliation between the corporate income tax rate and the effective tax rate is as follows:

                                                               For the year ended December 31,
                                                         2001               2000               1999
                                                   ------------------ ------------------ ------------------
                                                   ------------------ ------------------ ------------------

   Statutory corporate tax rate..................          35%                35%                35%
   Dividends received deduction..................         (13)                (5)                (3)
   Interest exclusion from taxable income........          (3)                (1)                 -
   Other.........................................           1                 (1)                (3)
                                                   ------------------ ------------------ ------------------
   Effective tax rate............................          20%                28%                29%
                                                   ================== ================== ==================

Significant components of the Company's net deferred income taxes are as follows (in millions):

                                                                                 December 31,
                                                                            2001               2000
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------
   Deferred income tax assets (liabilities):
     Insurance liabilities..........................................       $ 131.6             $ 181.1
     Deferred policy acquisition costs..............................        (373.1)             (360.1)
     Net unrealized gains on available for sale securities..........        (202.0)              (59.1)
     Mortgage loan servicing rights.................................        (355.2)             (206.3)
     Other..........................................................          16.0                52.3
                                                                     ------------------- ------------------
                                                                     ------------------- ------------------
   Total deferred income tax liabilities............................       $(782.7)            $(392.1)
                                                                     =================== ==================

At December 31, 2001, the Company's net deferred tax liability was $782.7 million. There were no international net deferred tax assets in 2001. At December 31, 2000, the Company's net deferred tax liability was comprised of international net deferred tax assets of $6.9 million, which have been included in other assets, and $399.0 million of U.S. net deferred tax liabilities. The net deferred tax liabilities were included in deferred income taxes in the consolidated statements of financial position.

The Internal Revenue Service (the "Service") has completed examination of the U.S. consolidated federal income tax returns of the Company and affiliated companies for 1996 and prior years. The Service has also begun to examine returns for 1997 and 1998. The Company believes that there are adequate defenses against or sufficient provisions for any challenges.

Undistributed earnings of certain foreign subsidiaries are considered indefinitely reinvested by the Company. A tax liability will be recognized when the Company expects distribution of earnings in the form of dividends, sale of the investment or otherwise.

Cash paid for income taxes was $69.3 million in 2001, $131.9 million in 2000 and $275.6 million in 1999.

12. Employee and Agent Benefits

The Company has defined benefit pension plans covering substantially all of its employees and certain agents. Some of these plans provide supplemental pension benefits to employees with salaries and/or pension benefits in excess of the qualified plan limits imposed by federal tax law. The employees and agents are generally first eligible for the pension plans when they reach age 21. For plan participants employed prior to January 1, 2002, the pension benefits are based on the greater of a final average pay benefit or a cash balance benefit. The final average pay benefit is based on the years of service and generally the employee's or agent's average annual compensation during the last five years of employment. Partial benefit accrual of final average pay benefits is recognized from first eligibility until retirement based on attained service divided by potential service to age 65 with a minimum of 35 years of potential service. The cash balance portion of the plan will start on January 1, 2002. An employee's account will be credited with an amount based on the employee's salary, age and service. These credits will accrue with interest. For plan participants hired on and after January 1, 2002, only the cash balance plan applies. The Company's policy is to fund the cost of providing pension benefits in the years that the employees and agents are providing service to the Company. The Company's funding policy for all plans is to deposit the U.S. GAAP-related net periodic pension cost using long-term assumptions, unless the U.S. GAAP funded status is positive, in which case no deposit is made. Prior to 2001, the Company's funding policy was to deposit an amount within the range of U.S. GAAP net periodic pension cost and the sum of the actuarial normal cost and any change in the unfunded accrued liability over a 30-year period as a percentage of compensation.

As a result of Principal Mutual Holding Company's demutualization, the qualified defined benefit pension plan received $56.7 million in compensation which will be amortized over the remaining service period of plan participants.

The Company also provides certain health care, life insurance and long-term care benefits for retired employees. Retiree health benefits are provided for employees hired prior to January 1, 2002, while retiree long-term care benefits are provided for employees whose retirement was effective prior to July 1, 2000. Covered employees are first eligible for these postretirement benefits when they reach age 57 and have completed ten years of service with the Company. Partial benefit accrual of these health, life and long-term care benefits is recognized from the employee's date of hire until retirement based on attained service divided by potential service to age 65 with a minimum of 35 years of potential service. The Company's policy is to fund the cost of providing retiree benefits in the years that the employees are providing service to the Company. The Company's funding policy for all plans is to deposit the U.S. GAAP-related net periodic postretirement benefit cost using long-term assumptions unless the U.S. GAAP funded status is positive, in which case no deposit is made. Prior to 2001, the Company's funding policy was to deposit an amount within the range of U.S. GAAP net periodic postretirement cost and the sum of the actuarial normal cost and any change in the unfunded accrued liability over a 30-year period as a percentage of compensation.

As a result of Principal Mutual Holding Company's demutualization, the postretirement benefit plans received $11.3 million in compensation, which will be used to pay benefit claims and participant contributions, with the remainder to be amortized over the remaining service period of plan participants.

The plans' combined funded status, reconciled to amounts recognized in the consolidated statements of financial position and consolidated statements of operations, is as follows (dollars in millions):

                                                    Pension benefits         Other postretirement benefits
                                              ------------------------------ ------------------------------
                                              ------------------------------ ------------------------------
                                                      December 31,                   December 31,
                                                   2001           2000           2001            2000
                                              --------------- -------------- -------------- ---------------
   Change in benefit obligation
   Benefit obligation at beginning of year..    $  (797.3)      $  (732.5)       $(221.8)       $(227.9)
   Service cost.............................        (31.2)          (35.0)          (8.3)         (10.4)
   Interest cost............................        (59.3)          (57.5)         (15.6)         (19.0)
   Actuarial gain (loss)....................        (42.0)           (2.7)         (25.7)           3.7
   Benefits paid............................         31.7            30.4            9.6            -
   Other....................................         42.1             -             30.7           31.8
                                              --------------- -------------- -------------- ---------------
   Benefit obligation at end of year........    $  (856.0)      $  (797.3)       $(231.1)       $(221.8)
                                              =============== ============== ============== ===============

   Change in plan assets
   Fair value of plan assets at beginning of
     year...................................     $1,115.4        $1,059.8        $ 359.8        $ 345.5
   Actual return (loss) on plan assets......        (15.7)           75.1            5.6           13.7
   Employer contribution....................          9.0            10.9            1.4           18.6
   Benefits paid............................        (31.7)          (30.4)          (4.4)         (18.0)
   Other....................................       (124.5)            -              -              -
                                              --------------- -------------- -------------- ---------------
   Fair value of plan assets at end of year.    $   952.5        $1,115.4         $362.4        $ 359.8
                                              =============== ============== ============== ===============

   Funded status............................   $     96.5       $   318.1         $131.3        $ 138.0
   Unrecognized net actuarial gain..........        (65.3)         (194.2)          (0.6)         (19.4)
   Unrecognized prior service (cost) benefit          7.6             9.2          (28.2)         (29.8)
   Unamortized transition obligation (asset)         (2.7)          (14.2)           -              0.3
                                              --------------- -------------- -------------- ---------------
                                              --------------- -------------- -------------- ---------------
   Other assets - prepaid benefit cost......   $     36.1       $   118.9         $102.5       $   89.1
                                              =============== ============== ============== ===============
                                              =============== ============== ============== ===============

   Weighted-average assumptions as of
      December 31
   Discount rate............................      7.50%           8.00%          7.50%          8.00%

                                                    Pension benefits         Other postretirement benefits
                                              ------------------------------ ------------------------------
                                              ------------------------------ ------------------------------
                                                      December 31,                   December 31,
                                                   2001           2000            2001           2000
                                              --------------- -------------- --------------- --------------
   Components of net periodic benefit cost
   Service cost.............................   $     31.2      $     35.0       $    8.3       $   10.4
   Interest cost............................         59.3            57.5           15.6           19.0
   Expected return on plan assets...........        (99.2)          (81.3)         (32.3)         (25.1)
   Amortization of prior service (cost)
     benefit................................          1.7             1.7           (2.6)           -
   Amortization of transition (asset)
     obligation.............................        (11.5)          (11.5)           0.3            2.3
   Recognized net actuarial gain............        (14.1)          (12.5)          (1.3)          (1.1)
                                              --------------- -------------- -------------- ---------------
                                              --------------- -------------- -------------- ---------------
   Net periodic benefit cost (income).......   $    (32.6)     $    (11.1)       $ (12.0)     $     5.5
                                              =============== ============== ============== ===============

Effective January 1, 2000, the Company amended the method of determining postretirement health benefit plan contributions and terminated long-term care coverage for participants retiring on and subsequent to July 1, 2000. The result of these amendments decreased the postretirement benefit obligation by $31.8 million and was partially offset by the remaining portion of the original transition obligation. During 2001, the Company reclassified assets supporting non-qualified pension plan liabilities through a reduction in contractholder funds and an increase in invested assets.

For 2001 and 2000, the expected long-term rates of return on plan assets for pension benefits were 9.0% and 8.1%, respectively, on a pre-tax basis. The assumed rate of increase in future compensation levels varies by age for both the qualified and non-qualified pension plans.

For 2001 and 2000, the expected long-term rates of return on plan assets for other post-retirement benefits varied by benefit type and employee group and ranged from 7.8% to 9.3% and 8.0% to 8.1%, respectively, on a pre-tax basis.

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligations starts at 9% in 2001 and declines to an ultimate rate of 6% in 2011. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

A one-percentage-point change in assumed health care cost trend rates would have the following effects (in millions):

                                                                    1-percentage-point  1-percentage-point
                                                                         increase            decrease
                                                                    ------------------- -------------------

   Effect on total of service and interest cost components.......         $  5.3             $  (6.0)
   Effect on accumulated postretirement benefit obligation.......           50.1               (40.2)

In addition, the Company has defined contribution plans that are generally available to all employees and agents who are age 21 or older. Eligible participants may contribute up to 20% of their compensation. The Company matches the participant's contribution at a 50% contribution rate up to a maximum Company contribution of 3% of the participant's compensation in 2001 and 2000, and 2% of the participant's compensation in 1999. The defined contribution plan allows employees to choose among various investment options, including PFG's common stock. The Company contributed $17.9 million in 2001, $16.0 million in 2000 and $11.0 million in 1999 to these defined contribution plans.

As a result of the Principal Mutual Holding Company's demutualization, the defined contribution plans received $19.7 million in compensation, which was allocated to participant accounts.

13. Commitments and Contingencies

Leases

The Company, as a lessor, leases industrial, office, retail and other investment real estate properties under various operating leases. Rental income for all operating leases totaled $178.4 million in 2001, $292.5 million in 2000 and $356.8 million in 1999.

At December 31, 2001, future minimum annual rental commitments under these noncancelable operating leases are as follows (in millions):

                                                    Held for           Held for           Total rental
                                                      sale            investment          commitments
                                                ------------------ -----------------  ---------------------
                                                ------------------ -----------------  ---------------------

   2002.......................................        $  51.9            $  72.3              $124.2
   2003.......................................           49.5               60.0               109.5
   2004.......................................           46.5               49.0                95.5
   2005.......................................           40.3               38.5                78.8
   2006.......................................           36.7               25.7                62.4
   Thereafter.................................          202.3               57.7               260.0
                                                ------------------ -----------------  ---------------------
                                                ------------------ -----------------  ---------------------
   Total future minimum lease receipts........         $427.2             $303.2              $730.4
                                                ================== =================  =====================

The Company, as a lessee, leases office space, data processing equipment, corporate aircraft and office furniture and equipment under various operating leases. Rental expense for all operating leases totaled $57.9 million in 2001, $66.3 million in 2000 and $78.5 million in 1999. At December 31, 2001, future minimum annual rental commitments under these noncancelable operating leases are as follows (in millions):

   2002..............................................................................         $  44.0
   2003..............................................................................            34.8
   2004..............................................................................            22.9
   2005..............................................................................            11.1
   2006..............................................................................             7.9
   Thereafter........................................................................            15.4
                                                                                        -------------------
                                                                                                136.1
   Less future sublease rental income on these noncancelable leases..................             0.5
                                                                                        -------------------
   Total future minimum lease payments...............................................          $135.6
                                                                                        ===================

Litigation

The Company is a plaintiff or defendant in actions arising out of its operations. The Company is, from time to time, also involved in various governmental and administrative proceedings. While the outcome of any pending or future litigation cannot be predicted, management does not believe that any pending litigation will have a material adverse effect on the Company's business, financial condition or results of operations. However, no assurances can be given that such litigation would not materially and adversely affect the Company's business, financial condition or results of operations.

Other companies in the life insurance industry have historically been subject to substantial litigation resulting from claims disputes and other matters. Most recently, such companies have faced extensive claims, including class-action lawsuits, alleging improper life insurance sales practices. Negotiated settlements of such class-action lawsuits have had a material adverse effect on the business, financial condition and results of operations of certain of these companies. The Company is currently a defendant in two class-action lawsuits which allege improper sales practices.

In 2000, the Company reached an agreement in principle to settle these two class-action lawsuits alleging improper sales practices. In April 2001, the proposed settlement of the class-action lawsuits received court approval. In agreeing to the settlement, the Company specifically denied any wrongdoing. The Company has accrued a loss reserve for its best estimate based on information available. As uncertainties continue to exist in resolving this matter, it is reasonably possible that, as the actual cost of the claims subject to alternative dispute resolution becomes available, the final cost of settlement could exceed the Company's estimate. The range of any additional cost related to the settlement cannot be presently estimated; however, the Company believes the settlement will not have a material impact on its business, financial condition or results of operations. A number of persons and entities who were eligible to be class members have excluded themselves from the class (or "opted out"), as the law permits them to do. The Company has been notified that some of those who opted out from the class will file lawsuits and make claims similar to those addressed by the settlement. Some of these lawsuits are presently on file.

Insurance Guaranty Assessments

The Company is also subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against life and health insurance companies for the benefit of policyholders and claimants in the event of insolvency of other life and health insurance companies. The assessments may be partially recovered through a reduction in future premium taxes in some states. The Company believes such assessments in excess of amounts accrued would not materially affect its financial condition or results of operations.

Securities Held for Collateral

The Company held $759.9 million in mortgage-backed securities in trust at December 31, 2001, to satisfy collateral requirements associated with the Company's mortgage banking segment and derivatives credit support agreements.

14. Stockholder's Equity

Common Stock

The Company has one class of common stock ($.01 par value, 5.0 million shares authorized, 2.5 million issued and outstanding) wholly owned indirectly by PFG.

Treasury Stock

As a result of the demutualization, the Company's ultimate parent, PFG, issued
363.7 thousand shares of its common stock with a value of $6.7 million to rabbi trusts held by the Company for certain benefit plans. These shares were reported as treasury stock and additional paid-in capital in the consolidated statement of stockholder's equity at December 31, 2001.

Other Comprehensive Income

Comprehensive income (loss) includes all changes in stockholder's equity during a period except those resulting from investments by stockholders and distributions to stockholders.

The components of accumulated other comprehensive income are as follows (in millions):

                                                              Net
                                          Net unrealized    unrealized
                                         gains (losses)     gains(losses)   Foreign
                                              on               on           currency     Accumulated other
                                        available-for-sale  derivative     translation     comprehensive
                                           securities       instruments     adjustment      income (loss)
                                       ----------------- --------------------------------------------------
                                       ----------------- --------------------------------------------------

   Balances at January 1, 1999.......      $   742.3          $  3.6         $(28.9)        $   717.0
   Net change in unrealized gains
     (losses) on fixed maturities,
     available-for-sale..............       (1,375.1)            -              -            (1,375.1)
   Net change in unrealized gains
     (losses) on equity securities,
     available-for-sale, including
     seed money in separate accounts.         (131.7)            -              -              (131.7)
   Adjustments for assumed changes
     in amortization pattern:
       Deferred policy acquisition
         costs.......................          246.1             -              -               246.1
       Unearned revenue reserves.....          (29.5)            -              -               (29.5)
   Net change in unrealized gains/
     (losses) on derivative
     instruments.....................            -             (11.0)           -               (11.0)
   Provision for deferred income tax
     benefit.........................          449.2             3.9            -               453.1
   Change in net foreign currency
     translation adjustment..........            -               -            (31.1)            (31.1)
                                       ----------------- --------------------------------------------------
                                       ----------------- --------------------------------------------------
   Balances at December 31, 1999.....          (98.7)           (3.5)         (60.0)           (162.2)
   Net change in unrealized gains
     (losses) on fixed maturities,
     available-for-sale..............          722.0            -               -               722.0
   Net change in unrealized gains
     (losses) on equity securities,
     available-for-sale, including
     seed money in separate accounts.         (268.6)           -               -              (268.6)
   Adjustments for assumed changes
     in amortization pattern:
       Deferred policy acquisition
         costs.......................         (122.6)           -               -              (122.6)
       Unearned revenue reserves.....           15.2            -               -                15.2
   Net change in unrealized gains/
     (losses) on derivative
     instruments.....................            -             (1.3)            -                (1.3)
   Provision for deferred income tax
     benefit.........................         (121.9)           0.5             -              (121.4)
   Change in net foreign currency
     translation adjustment..........            -              -              27.0              27.0
                                       -------------------------------- --------------- ------------------
                                       -------------------------------- --------------- ------------------
   Balances at December 31, 2000.....          125.4           (4.3)          (33.0)             88.1


                                                              Net
                                          Net unrealized    unrealized
                                         gains (losses)     gains(losses)   Foreign
                                              on               on           currency     Accumulated other
                                        available-for-sale  derivative     translation     comprehensive
                                           securities       instruments     adjustment      income (loss)
                                       ----------------- --------------------------------------------------
                                       ----------------- --------------------------------------------------

   Balances at December 31, 2000.....      $   125.4         $ (4.3)         $(33.0)       $     88.1
   Net change in unrealized gains
     (losses) on fixed maturities,
     available-for-sale..............          510.7             -              -               510.7
   Net change in unrealized gains
     (losses) on equity securities,
     available-for-sale, including
     seed money in separate accounts.           (2.5)            -              -                (2.5)
   Adjustments for assumed changes
     in amortization pattern:
       Deferred policy acquisition
         costs.......................          (61.3)            -              -               (61.3)
       Unearned revenue reserves.....            4.3             -              -                 4.3
   Net change in unrealized gains
     (losses) on derivative
     instruments.....................            -             (46.0)           -               (46.0)
   Dividends to parent...............           (1.3)            -             11.1               9.8
   Provision for deferred income tax
     benefit.........................         (160.5)           16.1            -              (144.4)
   Change in net foreign currency
     translation adjustment..........            -               -             23.9              23.9
   Cumulative effect of accounting
     change, net of related income
     taxes...........................           20.9           (24.0)         (11.1)            (14.2)
                                       ----------------- --------------------------------------------------
                                       ----------------- --------------------------------------------------
   Balances at December 31, 2001.....      $   435.7          $(58.2)       $  (9.1)        $   368.4
                                       ================= ==================================================

The following table sets forth the adjustments necessary to avoid duplication of items that are included as part of net income for a year that had been part of other comprehensive income in prior years (in millions):

                                                                             December 31,
                                                                  2001           2000            1999
                                                             --------------- -------------- ---------------
                                                             --------------- -------------- ---------------
   Unrealized gains (losses) on available-for-sale                $491.2          $252.6        $(1,037.9)
     securities arising during the year.............
   Adjustment for realized gains (losses) on
     available-for-sale securities included in net
     income...........................................            (234.8)          (29.4)           189.9
                                                             --------------- -------------- ---------------
                                                             --------------- -------------- ---------------
   Unrealized gains (losses) on available-for-sale                $256.4          $223.2       $   (848.0)
     securities, as adjusted...........................
                                                             =============== ============== ===============

The above table is presented net of tax, related changes in the amortization patterns of deferred policy acquisition costs and unearned revenue reserves.

Dividend Limitations

Under Iowa law, Principal Life may pay stockholder dividends only from the earned surplus arising from its business and must receive the prior approval of the Commissioner to pay a stockholder dividend if such a stockholder dividend would exceed certain statutory limitations. The current statutory limitation is the greater of 10% of Principal Life's policyholder surplus as of the preceding year-end or the net gain from operations from the previous calendar year. Based on this limitation and 2001 statutory results, Principal Life could pay approximately $640.3 million in stockholder dividends in 2002 without exceeding the statutory limitation.

In 2001 and 2000, Principal Life notified the Commissioner in advance of all stockholder dividend payments. Total stockholder dividends paid to its parent company in 2001 and 2000 were $734.7 million and $538.8 million, respectively.

In 1999, Principal Life notified the Commissioner in advance of all stockholder dividend payments and received approval for an extraordinary stockholder dividend of $250.0 million. Total stockholder dividends paid to its parent company in 1999 were $509.0 million.

15. Fair Value of Financial Instruments

The following discussion describes the methods and assumptions utilized by the Company in estimating its fair value disclosures for financial instruments. Certain financial instruments, particularly policyholder liabilities other than investment-type contracts, are excluded from these fair value disclosure requirements. The techniques utilized in estimating the fair values of financial instruments are affected by the assumptions used, including discount rates and estimates of the amount and timing of future cash flows. Care should be exercised in deriving conclusions about the Company's business, its value or financial position based on the fair value information of financial instruments presented below. The estimates shown are not necessarily indicative of the amounts that would be realized in a one-time, current market exchange of all of the Company's financial instruments.

The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of timing, amount of expected future cash flows and the credit standing of counterparties. Such estimates do not consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets. In addition, the disclosed fair value may not be realized in the immediate settlement of the financial instrument.

Fair values of public debt and equity securities have been determined by the Company from public quotations, when available. Private placement securities and other fixed maturities and equity securities are valued by discounting the expected total cash flows. Market rates used are applicable to the yield, credit quality and average maturity of each security.

Fair values of commercial mortgage loans are determined by discounting the expected total cash flows using market rates that are applicable to the yield, credit quality and maturity of each loan. Fair values of residential mortgage loans are determined by a pricing and servicing model using market rates that are applicable to the yield, rate structure, credit quality, size and maturity of each loan.

The fair values for assets classified as policy loans, other investments excluding equity investments in subsidiaries, cash and cash equivalents and accrued investment income in the accompanying consolidated statements of financial position approximate their carrying amounts.

Mortgage loan servicing rights represent the present value of estimated future net revenues from contractually specified servicing fees. The fair value was estimated with a valuation model using an internal prepayment model and discounted at a spread to London Inter-Bank Offer Rates.

The fair values of the Company's reserves and liabilities for investment-type insurance contracts (insurance, annuity and other policy contracts that do not involve significant mortality or morbidity risk and that are only a portion of the policyholder liabilities appearing in the consolidated statements of financial position) are estimated using discounted cash flow analyses (based on current interest rates being offered for similar contracts with maturities consistent with those remaining for the investment-type contracts being valued). The fair values for the Company's insurance contracts (insurance, annuity and other policy contracts that do involve significant mortality or morbidity risk), other than investment-type contracts, are not required to be disclosed. The Company does consider, however, the various insurance and investment risks in choosing investments for both insurance and investment-type contracts.

Fair values for debt issues are estimated using discounted cash flow analysis based on the Company's incremental borrowing rate for similar borrowing arrangements.

The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000, are as follows (in millions):

                                                     2001                               2000
                                       ---------------------------------- ---------------------------------
                                       ---------------- ----------------- ---------------- ----------------
                                       Carrying amount        Fair        Carrying amount       Fair
                                                              value                              value
                                       ---------------- ----------------- ---------------- ----------------
                                       ---------------- ----------------- ---------------- ----------------
   Assets (liabilities)
   Fixed maturities , available-for-
     sale (see Note 4)...............       $29,007.4        $29,007.4         $26,142.1        $26,142.1
   Fixed maturities, trading (see
     Note 4).........................            17.8             17.8               -                -
   Equity securities, available-for-
     sale (see Note 4)...............           798.7            798.7             710.3            710.3
   Mortgage loans....................        10,884.6         11,164.6          11,325.8         11,575.0
   Policy loans......................           831.9            831.9             803.6            803.6
   Other investments.................           426.5            426.5             413.0            413.0
   Cash and cash equivalents.........         1,077.7          1,077.7             998.6            998.6
   Accrued investment income.........           593.5            593.5             530.4            530.4
   Mortgage loan servicing rights....         1,778.5          1,811.0           1,084.4          1,193.5
   Investment-type insurance
     contracts.......................       (23,286.8)       (23,642.4)        (22,818.6)       (22,688.9)
   Short-term debt...................        (1,378.4)        (1,378.4)         (1,339.9)        (1,339.9)
   Long-term debt....................          (617.6)          (613.7)           (672.3)          (649.8)

16. Statutory Insurance Financial Information

Principal Life prepares statutory financial statements in accordance with the accounting practices prescribed or permitted by the Insurance Division of the Department of Commerce of the State of Iowa (the "State of Iowa"). Currently "prescribed" statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners ("NAIC") as well as state laws, regulations and general administrative rules. "Permitted" statutory accounting practices encompass all accounting practices not so prescribed. The impact of any permitted accounting practices on statutory surplus is not material. The accounting practices used to prepare statutory financial statements for regulatory filings differ in certain instances from U.S. GAAP. Prescribed or permitted statutory accounting practices are used by state insurance departments to regulate Principal Life.

The NAIC revised the Accounting Practices and Procedures Manual in a process referred to as Codification. The revised manual was effective January 1, 2001. The State of Iowa adopted the provisions of the revised manual without modification. The revised manual has changed, to some extent, prescribed statutory accounting practices and has resulted in changes to the accounting practices that Principal Life uses to prepare its statutory-basis financial statements.

The net impact of these changes to Principal Life's statutory-basis capital and surplus as of January 1, 2001, was not significant.

Statutory net income and statutory surplus of Principal Life are as follows (in millions):

                                 As of or for the year ended December 31,
                                2001               2000              1999
                              -------------- ----------------- -----------------
                              -------------- ----------------- -----------------

   Statutory net income.......$   415.0          $   912.0         $   713.7
   Statutory surplus..........  3,483.8            3,356.4           3,151.9

Life and health insurance companies are subject to certain risk-based capital ("RBC") requirements as specified by the NAIC. Under those requirements, the amount of capital and surplus maintained by a life and health insurance company is to be determined based on the various risk factors related to it. At December 31, 2001, Principal Life meets the RBC requirements.

17. Segment Information

The Company provides financial products and services through the following segments: U.S. Asset Management and Accumulation, Life and Health Insurance and Mortgage Banking. In addition, there is a Corporate and Other segment. The segments are managed and reported separately because they provide different products and services, have different strategies or have different markets and distribution channels.

The U.S. Asset Management and Accumulation segment provides retirement and related financial products and services primarily to businesses, their employees and other individuals and provides asset management services to the Company's asset accumulation business, the life and health insurance operations and third-party clients.

The Life and Health insurance segment provides individual life and disability insurance to the owners and employees of businesses and other individuals in the U.S. and provides group life and health insurance to businesses in the U.S.

The Mortgage Banking segment originates and services residential mortgage loan products for customers primarily in the U.S.

The Corporate and Other segment manages the assets representing capital that has not been allocated to any other segment. Financial results of the Corporate and Other segment primarily reflect financing activities for the Company, income on capital not allocated to other segments, intersegment eliminations and non-recurring or other income or expenses not allocated to the segments based on review of the nature of such items. This segment also includes international operations that offer retirement products and services, annuities, mutual funds and life insurance through subsidiaries in Argentina, Chile, Mexico and Hong Kong. Over the past two years, the Company disposed of, distributed or dividended essentially all of its international operations to its parent, PFSI, described further in Note 3.

The Corporate and Other segment includes an equity ownership interest in Coventry Health Care, Inc. The ownership interest was initiated through a transaction in 1998, described further in Note 3. The Corporate and Other segment's equity in earnings of Coventry Health Care, Inc., which was included in net investment income, was $19.8 million and $20.0 million for the years ended December 31, 2001 and 2000, respectively.

The Company evaluates segment performance on segment operating earnings, which excludes the effect of net realized capital gains and losses, as adjusted, and non-recurring events and transactions. Net realized capital gains, as adjusted, are net of tax, related changes in the amortization pattern of deferred policy acquisition costs, recognition of front-end fee revenues for sales charges on pension products and services, net realized capital gains credited to customers and certain market value adjustments to fee revenues. Segment operating revenues exclude net realized capital gains and their impact on recognition of front-end fee revenues. Segment operating earnings is determined by adjusting U.S. GAAP net income for net realized capital gains and losses, as adjusted, and non-recurring items which management believes are not indicative of overall operating trends. While these items may be significant components in understanding and assessing the consolidated financial performance, management believes the presentation of segment operating earnings enhances the understanding of the Company's results of operations by highlighting earnings attributable to the normal, recurring operations of the business. However, segment operating earnings are not a substitute for net income determined in accordance with U.S. GAAP.

In 2001, the Company excluded $31.1 million of non-recurring items, net of tax, from net income for the presentation of operating earnings. The non-recurring items included (1) the negative effects of (a) expenses related to the demutualization; (b) a cumulative effect of change in accounting principle related to the implementation of SFAS 133; and (c) an increase to a loss contingency reserve for sales practices litigation; and (2) the positive effect of investment income generated from the proceeds of the IPO.

In 2000, the Company excluded $101.0 million of non-recurring items, net of tax, from net income for the presentation of operating earnings. The non-recurring items included the negative effects of (a) a loss contingency reserve established for sales practices litigation; and (b) expenses related to the development of a plan of demutualization.

The accounting policies of the segments are similar to those as described in
Note 1, with the exception of capital allocation. The Company allocates capital to its segments based upon an internal capital model that allows management to more effectively manage the Company's capital.

The following table summarizes selected financial information by segment as of, or for the year ended, December 31 and reconciles segment totals to those reported in the consolidated financial statements (in millions):

                                   U.S. Asset       Life and
                                 Management and      Health      Mortgage      Corporate
                                  Accumulation     Insurance     Banking       and Other     Consolidated
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   2001
   Revenues:
     Operating revenues........    $  3,712.2      $  3,946.4   $   714.4      $   142.8      $  8,515.8
     Net realized capital
       losses..................        (248.6)          (62.2)        -           (181.9)         (492.7)
     Plus recognition of
       front-end fee revenues..           1.5             -           -              -               1.5
     Less capital gains
       distributed as market
       value adjustment........         (14.9)            -           -              -             (14.9)
     Plus investment income
       generated from IPO
       proceeds................           -               -           -              6.3             6.3
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   Revenues....................    $  3,450.2      $  3,884.2   $   714.4     $    (32.8)     $  8,016.0
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============

   Net income:
     Operating earnings (loss).   $     349.0     $     201.2  $     99.6     $     56.9     $     706.7
     Net realized capital
       losses, as adjusted.....        (164.7)          (33.8)        -           (110.0)         (308.5)
     Non-recurring items.......         (10.8)            0.1         -            (20.4)          (31.1)
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   Net income (loss)...........   $     173.5     $     167.5  $     99.6     $    (73.5)    $     367.1
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============
   Assets......................     $68,507.0       $10,776.2    $2,718.8       $1,568.6       $83,570.6
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============

   Other segment data:
     Revenues from external
       customers...............    $  3,416.9      $  3,888.3   $   714.4     $     (3.6)     $  8,016.0
     Intersegment revenues.....          33.3            (4.1)        -            (29.2)            -
     Interest expense..........           3.3             0.8         -             19.9            24.0
     Income tax expense
       (benefit)...............          (8.9)           86.2        62.5          (47.4)           92.4
     Amortization of goodwill
       and other intangibles...           3.4             4.1         0.8           (0.5)            7.8


                                   U.S. Asset       Life and
                                 Management and      Health      Mortgage      Corporate
                                  Accumulation     Insurance     Banking       and Other     Consolidated
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   2000
   Revenues:
     Operating revenues........     $  3,431.6     $  4,122.6   $   359.4      $   344.8       $  8,258.4
     Net realized capital gains
       (losses)................          (53.8)          70.8         -            134.8            151.8
     Plus recognition of
       front-end fee revenues..            0.9            -           -              -                0.9
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   Revenues....................     $  3,378.7     $  4,193.4   $   359.4      $   479.6       $  8,411.1
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============

   Net income:
     Operating earnings                                 162.3        49.8
       (loss)..................     $    349.0    $            $              $     80.6      $     641.7
     Net realized capital gains
       (losses), as adjusted...          (35.9)          47.3         -             89.5            100.9
     Non-recurring items.......            -              -           -           (101.0)          (101.0)
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   Net income (loss)...........    $     313.1    $     209.6  $     49.8     $     69.1      $     641.6
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============
   Assets......................      $65,756.3      $10,569.0    $1,556.3       $2,521.3        $80,402.9
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============

   Other segment data:
     Revenues from external
       customers...............     $  3,349.6     $  4,196.9   $   359.4      $   505.2       $  8,411.1
     Intersegment revenues.....           29.0           (3.5)        -            (25.5)             -
     Interest expense..........            7.0            2.5         -            (12.2)            (2.7)
     Income tax expense........           97.5          104.7        26.9           19.7            248.8
     Amortization of goodwill
       and other intangibles...            1.0            7.7         0.8            2.2             11.7



                                   U.S. Asset       Life and
                                 Management and      Health      Mortgage      Corporate
                                  Accumulation     Insurance     Banking       and Other     Consolidated
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   1999
   Revenues:
     Operating revenues........     $  3,404.5      $ 3,985.5   $   398.3      $   322.1      $  8,110.4
     Net realized capital gains
       (losses)................          (58.0)          16.0         -            498.6           456.6
     Less recognition of
       front-end fee revenues..           (1.0)           -           -              -              (1.0)
                                 ---------------- -------------------------- -------------- ---------------
                                 ---------------- -------------------------- -------------- ---------------
   Revenues....................     $  3,345.5     $  4,001.5   $   398.3      $   820.7      $  8,566.0
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============

   Net income:
     Operating earnings                                   90.7       56.8
       (loss)..................    $     352.5    $            $               $   (10.7)    $     489.3
     Net realized capital gains
       (losses), as adjusted...          (35.4)          10.1         -            345.7           320.4
                                 ---------------- -------------------------- -------------- ---------------
   Net income (loss)...........    $     317.1    $     100.8  $     56.8      $   335.0     $     809.7
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============
   Assets......................      $65,058.5      $10,070.8    $1,737.7       $2,570.1       $79,437.1
                                 ================ ========================== ============== ===============
                                 ================ ========================== ============== ===============

   Other segment data:
     Revenues from external
       customers...............     $  3,316.7     $  4,007.9   $   398.3      $   843.1      $  8,566.0
     Intersegment revenues.....           28.7           (6.4)        -            (22.3)            -
     Interest expense..........            2.1           (0.4)        -             28.6            30.3
     Income tax expense
       (benefit)...............          123.7           18.1        30.7          151.0           323.5
     Amortization of goodwill
       and other intangibles...            1.0            4.0         0.8            0.7             6.5

The Company operates in the U.S. and in selected markets internationally (including Chile, Mexico, Argentina and Hong Kong). The following table summarizes selected financial information by geographic location as of or for the year ended December 31 (in millions):

                                                        Long-lived
                                      Revenues            assets             Assets        Net income (loss)
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   2001
   U.S.........................         $8,021.2            $552.8            $83,570.6          $388.7
   International...............             (5.2)              -                    -             (21.6)
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   Total.......................         $8,016.0            $552.8            $83,570.6          $367.1
                                  ================= ====================================== ==================
                                  ================= ====================================== ==================

   2000
   U.S.........................         $8,174.2            $518.2            $79,719.1          $658.5
   International...............            236.9              47.1                683.8           (16.9)
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   Total.......................         $8,411.1            $565.3            $80,402.9          $641.6
                                  ================= ====================================== ==================
                                  ================= ====================================== ==================

   1999
   U.S.........................         $8,293.8            $505.5            $78,087.3          $834.3
   International...............            272.2             104.9              1,349.8           (24.6)
                                  ----------------- -------------------------------------- ------------------
                                  ----------------- -------------------------------------- ------------------
   Total.......................         $8,566.0            $610.4            $79,437.1          $809.7
                                  ================= ====================================== ==================

Long-lived assets include property and equipment and goodwill and other intangibles.

The Company's operations are not materially dependent on one or a few customers, brokers or agents, and revenues, assets and operating earnings are attributed to geographic location based on the country of domicile the sales originate from.

18. Stock Compensation Plans

On May 21, 2001, PFG approved and adopted the Stock Incentive Plan, Board of Directors' Stock Plan ("Directors' Stock Plan") and Employee Stock Purchase Plan ("Stock Purchase Plan"). In addition, the Long Term Performance Plan was amended to utilize stock as an option for payment. The Plan of Conversion of Principal Mutual Holding Company for its demutualization restricts the ability to use stock as a form of payment for awards under the Long Term Performance Plan until at least six months following completion of the IPO.

Under the terms of the Stock Incentive Plan, grants may be non-qualified stock options, incentive stock options qualifying under Section 422 of the Internal Revenue Code, restricted stock, restricted stock units and stock appreciation rights. On November 26, 2001, a one-time, grant of non-qualified stock options was made under the Stock Incentive Plan to essentially all employees, including career agents who are statutory employees.

The Stock Incentive Plan has options exercisable at November 26, 2004. Total options granted under this plan amounted to 3.7 million options in 2001. Options outstanding under the Stock Incentive Plan were granted at a price equal to the market value of PFG's common stock on the date of grant, cliff-vest after a three-year period for employees still employed or under contract and expire ten years after the grant date.

The Directors' Stock Plan provides for the grant of nonqualified stock options, restricted stock, or restricted stock units to PFG's non-employee directors. The total number of shares to be issued under this plan may not exceed 500,000 shares. Options granted under the Directors' Stock Plan have an exercise price equal to the fair market value of the common stock on the date of the grant and a term equal to the earlier of three years from the date the participant ceases to provide service or the tenth anniversary of the date the option was granted. Options vest quarterly over a one-year period unless services to PFG cease, at which time, all vesting stops. There were no options, shares of restricted stock, or restricted stock units granted under this plan in 2001.

PFG also maintains its Long Term Performance Plan, which provides the opportunity for eligible executives to share in the success of PFG, if specified minimum corporate performance objectives are achieved over a three-year period. In 2001, the Company recorded compensation expense of $11.1 million related to the plan.

Under PFG's Stock Purchase Plan, participating employees have the opportunity to purchase shares of PFG's common stock on a quarterly basis. The Stock Purchase Plan provides that eligible employees may contribute 10% of the employee's salary or a maximum of $10,000 to the plan during any year. Employees may purchase shares of PFG's common stock at a price equal to 85% of the share's fair market value as of the beginning or end of the quarter, whichever is lower. During 2001, employees purchased 320,406 shares under the Stock Purchase Plan at a price of 85% of the share's fair market value of $22.33 per share.

Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, PFG has elected to account for its stock option and stock purchase plans under the provisions of ABP Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, employee options and stock purchases were excluded from compensation expense. However, compensation expense has been recognized for stock option awards issued to career agents using the fair value method as prescribed in FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25. In 2001, the Company recorded compensation expense of $13,570 related to the plan. If PFG had adopted the fair value method of SFAS No. 123, the impact on the Company's results of operations would not have been significant.

19. Subsequent Event

On February 1, 2002, the Company sold its remaining stake of 15.1 million shares in Coventry Health Care, Inc. common stock and a warrant, exercisable for approximately 3.1 million shares of Coventry common stock. Total estimated proceeds from the completion of this transaction are $325.2 million and the Company will recognize an estimated net realized capital gain of $183.1 million during the first quarter of 2002.

20. Quarterly Results of Operations (Unaudited)

The following is a summary of unaudited quarterly results of operations for 2001 and 2000:

                                                    For the three months ended during 2001
                                         March 31          June 30        September 30      December 31
                                     ----------------- ---------------- ----------------- -----------------
                                     ----------------------------------------------------------------------
                                                                 (in millions)

   Premiums and other considerations     $1,035.7          $   827.8         $1,071.0         $   861.2
   Net investment income............        816.3              797.6            779.9             816.9
   Net realized capital gains
     (losses).......................        (72.5)             (97.6)           (79.7)           (242.9)
   Total revenue....................      2,115.3            1,888.6          2,148.1           1,864.0

   Benefits, claims, and settlement
     expenses.......................      1,351.9            1,165.4          1,398.6           1,176.5
   Income before taxes and
     cumulative effect of
     accounting change..............        162.5              146.8            148.7              12.2
   Cumulative effect of
     accounting change..............        (10.7)               -                -                 -
   Net income.......................        120.7              115.8            113.7              16.9



                                                    For the three months ended during 2000
                                         March 31          June 30        September 30      December 31
                                     ----------------- ---------------- ----------------- -----------------
                                     ----------------------------------------------------------------------
                                                                 (in millions)

   Premiums and other considerations      $1,014.4         $   978.3       $   876.3          $1,060.3
   Net investment income............         788.2             760.4           754.6             812.3
   Net realized capital gains
     (losses).......................          81.3             (37.0)           46.5              61.0
   Total revenue....................       2,185.4           1,989.8         2,002.8           2,233.1

   Benefits, claims, and
     settlement expenses............       1,319.7           1,311.5         1,151.4           1,364.5
   Income before taxes and
     cumulative effect of
     accounting change..............         306.3              70.9           254.0             259.2
   Cumulative effect of
     accounting change..............           -                 -               -                 -
   Net income.......................         211.3              51.0           190.4             188.9

APPENDIX A - INVESTMENT DIVISIONS


AIM V.I. AGGRESSIVE GROWTH DIVISION

              INVESTS IN: AIM V.I. Aggressive Growth Fund
              INVESTMENT ADVISOR: A I M Advisors, Inc.
              INVESTMENT OBJECTIVE: seeks long-term capital growth from
                securities of companies expected to achieve accelerated earnings growth.

AIM V.I. INTERNATIONAL GROWTH DIVISION

              INVESTS IN: AIM V.I. International Growth Fund
              INVESTMENT ADVISOR: A I M Advisors, Inc.
              INVESTMENT OBJECTIVE: pursues long-term capital growth from international equities considered to have strong earnings momentum.

AIM V.I. PREMIER EQUITY DIVISION

              INVESTS IN: AIM V.I. Premier Equity Fund
              INVESTMENT ADVISOR: A I M Advisors, Inc.
              INVESTMENT OBJECTIVE: seeks long-term growth of capital. Income is a secondary objective. The Fund invests primarily in equity securities.

AMERICAN CENTURY VP INCOME & GROWTH DIVISION

              INVESTS IN: American Century Variable Portfolios, Inc. VP Income &
                Growth
              INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks dividend growth, current income and appreciation. The account will seek to achieve its investment objective by investing in common stocks.

AMERICAN CENTURY VP INTERNATIONAL DIVISION

              INVESTS IN: American Century Variable Portfolios, Inc. VP
                International
              INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks long-term capital growth around the world by investing in stocks of foreign companies.

AMERICAN CENTURY VP ULTRA DIVISION

              INVESTS IN: American Century Variable Portfolios, Inc. VP Ultra INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks long-term capital growth by investing primarily in stocks of U.S. companies.

AMERICAN CENTURY VP VALUE DIVISION

              INVESTS IN: American Century Variable Portfolios, Inc. VP Value INVESTMENT ADVISOR: American Century Investment Management, Inc. INVESTMENT OBJECTIVE: seeks capital growth over time and, secondarily, income by investing primarily in equity securities.

BERGER IPT MIDCAP VALUE DIVISION

              INVESTS IN: Berger Investment Product Trust MidCap Value Fund INVESTMENT ADVISOR: Berger Financial Group LLC
              INVESTMENT OBJECTIVE: seeks long-term capital appreciation by investing in mid-sized companies whose stock prices have been beaten down to low levels but still offer significant upside potential.

DREYFUS VIF APPRECIATION DIVISION

              INVESTS IN: Dreyfus Investment Portfolios Appreciation Portfolio INVESTMENT ADVISOR: Fayez Sarofim & Co. through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks long-term capital growth by investing in common stocks.

DREYFUS DIP CORE VALUE DIVISION

              INVESTS IN: Dreyfus Investment Portfolios Core Value Portfolio INVESTMENT ADVISOR: The Boston Company through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks long-term capital growth as a primary objective, with current income as a secondary objective. Invests primarily in equity securities of large-cap value companies.

DREYFUS VIF QUALITY BOND DIVISION

              INVESTS IN: Dreyfus Investment Portfolios Quality Bond Portfolio INVESTMENT ADVISOR: The Dreyfus Corporation
              INVESTMENT OBJECTIVE: seeks to maximize current income consistent with the preservation of capital and maintenance of liquidity by investing in fixed-income securities.

DREYFUS VIF SMALL CAP DIVISION

              INVESTS IN: Dreyfus Investment Portfolios SmallCap Portfolio INVESTMENT ADVISOR: The Dreyfus Corporation
              INVESTMENT OBJECTIVE: seeks capital appreciation by investing in the stocks of companies with small market capitalizations.

DREYFUS SOCIALLY RESPONSIBLE GROWTH DIVISION

              INVESTS IN: Dreyfus Socially Responsible Growth Portfolio INVESTMENT ADVISOR: NCM Capital Management Group, Inc. through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks capital growth by investing primarily in large-cap stocks that meet certain financial as well as social criteria.

DIP FOUNDERS DISCOVERY DIVISION

              INVESTS IN: Dreyfus Investment Portfolios Founders Discovery
                Portfolio
              INVESTMENT ADVISOR: Founders Asset Management LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks capital appreciation. To pursue this goal, the portfolio invests primarily in equity securities of small, U.S. based companies which are characterized as "growth" companies.

DIP FOUNDERS GROWTH DIVISION

              INVESTS IN: Dreyfus Investment Portfolios Founders Growth
                Portfolio
              INVESTMENT ADVISOR: Founders Asset Management LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks capital appreciation by investing in stocks of small-cap growth companies.

FIDELITY VIP ASSET MANAGER DIVISION

              INVESTS IN: Fidelity VIP II Asset Manager Portfolio
              INVESTMENT ADVISOR: Fidelity Management and Research Company INVESTMENT OBJECTIVE: seeks high total return with reduced risk over the long-term by allocating its assets among stocks, bonds and short-term instruments.

FIDELITY VIP CONTRAFUND DIVISION

              INVESTS IN: Fidelity VIP II Contrafund Portfolio
              INVESTMENT ADVISOR: Fidelity Management and Research Company INVESTMENT OBJECTIVE: seeks long-term capital appreciation by investing primarily in common stocks.

FIDELITY VIP EQUITY-INCOME DIVISION

              INVESTS IN: Fidelity VIP Equity-Income Portfolio
              INVESTMENT ADVISOR: Fidelity Management and Research Company INVESTMENT OBJECTIVE: seeks reasonable income by investing primarily in income-producing equity securities.

FIDELITY VIP GROWTH DIVISION

              INVESTS IN: Fidelity VIP Growth Portfolio
              INVESTMENT ADVISOR: Fidelity Management and Research Company INVESTMENT OBJECTIVE: seeks long-term capital appreciation by investing primarily in common stocks.

FIDELITY VIP HIGH INCOME DIVISION

              INVESTS IN: Fidelity VIP High Income Portfolio
              INVESTMENT ADVISOR: Fidelity Management and Research Company INVESTMENT OBJECTIVE: seeks a high level of current income by investing primarily in high yielding, lower quality, fixed-income securities, while also considering growth of capital.

FIDELITY VIP MIDCAP DIVISION

              INVESTS IN: Fidelity VIP MidCap Portfolio
              INVESTMENT ADVISOR: Fidelity Management and Research Company INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing in equity securities of companies with medium market capitalizations.

FRANKLIN INCOME SECURITIES DIVISION

              INVESTS IN: Franklin Income Securities Portfolio
              INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: Seeks to maximize income, while maintaining prospects for capital appreciation. The portfolio invests in debit and equity securities, including lower-rated "junk bonds." May also invest in foreign securities, including emerging markets.

FRANKLIN MUTUAL DISCOVERY DIVISION

              INVESTS IN: Franklin Mutual Discovery Portfolio
              INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: seeks long-term capital appreciation. The
                Fund invests primarily in common stocks of U.S. and foreign companies the manager believes are undervalued.

FRANKLIN MUTUAL SHARES DIVISION

              INVESTS IN: Franklin Mutual Shares Portfolio
              INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: seeks capital appreciation with income as a secondary goal by emphasizing investments in equity securities of larger and medium-sized companies

FRANKLIN RISING DIVIDENDS DIVISION

              INVESTS IN: Franklin Rising Dividends Portfolio
              INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: seeks long-term capital appreciation by investing primarily in financially sound companies that have paid rising dividends.

FRANKLIN SMALL CAP VALUE SECURITIES DIVISION

              INVESTS IN: Franklin Small Cap Value Securities Portfolio INVESTMENT ADVISOR: Franklin Templeton Investments
              INVESTMENT OBJECTIVE: Seeks long term total return. The portfolio invests primarily in securities of companies which the manager believes are selling substantially below the underlying value of the assets or private market value.

INVESCO VIF - CORE EQUITY DIVISION

              INVESTS IN: INVESCO VIF - Core Equity Fund
              INVESTMENT ADVISOR: INVESCO Funds Group
              INVESTMENT OBJECTIVE: seeks high current income, with a secondary goal of long-term capital growth. The Fund invests in a mix of equity securities and debt securities.

INVESCO VIF - DYNAMICS DIVISION

              INVESTS IN: INVESCO VIF - Dynamics Fund
              INVESTMENT ADVISOR: INVESCO Funds Group
              INVESTMENT OBJECTIVE: seeks long-term capital growth by investing primarily in equity securities.

INVESCO VIF - HEALTH SCIENCES DIVISION

              INVESTS IN: INVESCO VIF - Health Sciences Fund
              INVESTMENT ADVISOR: INVESCO Funds Group
              INVESTMENT OBJECTIVE: seeks long-term capital growth. The Fund invests primarily in equity securities.

INVESCO VIF - SMALL COMPANY GROWTH DIVISION

              INVESTS IN: INVESCO VIF - Small Company Growth Fund
              INVESTMENT ADVISOR: INVESCO Funds Group
              INVESTMENT OBJECTIVE: seeks long-term capital growth by investing primarily in small-capitalization companies.

INVESCO VIF - TECHNOLOGY DIVISION

              INVESTS IN: INVESCO VIF - Technology Fund
              INVESTMENT ADVISOR: INVESCO Funds Group
              INVESTMENT OBJECTIVE: seeks long-term capital growth by investing primarily in equity securities and equity related instruments of companies engaged in technology related industries.

JANUS ASPEN AGGRESSIVE GROWTH DIVISION

              INVESTS IN: Janus Aspen Series Aggressive Growth Portfolio INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital. It pursues its objective by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies.

JANUS ASPEN BALANCED DIVISION

              INVESTS IN: Janus Aspen Series Balanced Portfolio
              INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital,
                consistent with preservation of capital and balanced by current income.

JANUS ASPEN CORE EQUITY DIVISION

              INVESTS IN: Janus Aspen Series Core Equity Portfolio INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by normally investing at least 80% of its assets in equity securities selected for their growth potential.

JANUS ASPEN FLEXIBLE INCOME DIVISION

              INVESTS IN: Janus Aspen Series Flexible Income Portfolio INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks to obtain maximum total return, consistent with preservation of capital by primarily investing in a wide variety of income producing securities such as corporate bonds and notes, government securities and preferred stock.

JANUS ASPEN INTERNATIONAL GROWTH DIVISION

              INVESTS IN: Janus Aspen Series International Growth Portfolio INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing at least 65% of total assets in securities of issuers from at least five different countries, excluding the United States.

JANUS ASPEN STRATEGIC VALUE DIVISION

              INVESTS IN: Janus Aspen Series Strategic Value Portfolio INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing primarily in common stocks with the potential for long-term growth of capital using a "value" approach.

JANUS ASPEN WORLDWIDE GROWTH DIVISION

              INVESTS IN: Janus Aspen Series Worldwide Growth Portfolio INVESTMENT ADVISOR: Janus Capital Management LLC
              INVESTMENT OBJECTIVE: seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks of companies of any size throughout the world.

JP MORGAN BOND DIVISION

              INVESTS IN: JP Morgan Bond
              INVESTMENT ADVISOR: JP Morgan Fleming Asset Management
              INVESTMENT OBJECTIVE: seeks to provide a steady stream of current income and to maintain liquidity.

JP MORGAN SMALLCAP DIVISION

              INVESTS IN: JP Morgan Small Company
              INVESTMENT ADVISOR: JP Morgan Fleming Asset Management
              INVESTMENT OBJECTIVE: seeks long-term growth of capital from small company stocks

MFS VIT EMERGING GROWTH DIVISION

              INVESTS IN: MFS VIT Emerging Growth
              INVESTMENT ADVISOR: Massachusetts Financial Services Company INVESTMENT OBJECTIVE: seeks emerging growth companies for long-term growth of capital.

MFS VIT MIDCAP GROWTH DIVISION

              INVESTS IN: MFS VIT MidCap Growth
              INVESTMENT ADVISOR: Massachusetts Financial Services Company INVESTMENT OBJECTIVE: seeks long-term growth of capital from mid-capitalization company stocks.

MFS VIT NEW DISCOVERY DIVISION

              INVESTS IN: MFS VIT New Discovery
              INVESTMENT ADVISOR: Massachusetts Financial Services Company INVESTMENT OBJECTIVE: seeks long-term growth potential from small company stocks.

MFS VIT VALUE DIVISION

              INVESTS IN: MFS VIT Value
              INVESTMENT ADVISOR: Massachusetts Financial Services Company INVESTMENT OBJECTIVE: seeks undervalued income producing stocks with capital appreciation potential.

NEUBERGER BERMAN AMT GUARDIAN DIVISION

              INVESTS IN: Neuberger Berman AMT Guardian
              INVESTMENT ADVISOR: Neuberger Berman Management Inc.
              INVESTMENT OBJECTIVE: seeks long-term growth of capital and, secondarily, current income by primarily investing in stocks of long-established companies considered to be undervalued in comparison to stocks of similar companies.

BOND DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Bond Account INVESTMENT ADVISOR: Principal Management Corporation
              INVESTMENT OBJECTIVE: to provide as high a level of income as is consistent with preservation of capital and prudent investment risk.

CAPITAL VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Capital Value
                Account
              INVESTMENT ADVISOR: Invista Capital Management, LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to provide long-term capital appreciation and secondarily growth investment income. The Account seeks to achieve its investment objectives through the purchase primarily of common stocks, but the Account may invest in other securities.

EQUITY GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Equity Growth
                Account
              INVESTMENT ADVISOR: Morgan Stanley Asset Management through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to provide long-term capital appreciation by investing primarily in growth-oriented common stocks of medium and large capitalization U.S. corporations and, to a limited extent, foreign corporations.

GOVERNMENT SECURITIES DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Government
                Securities Account
              INVESTMENT ADVISOR: Principal Capital Income Investors, LLC
                through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek a high level of current income, liquidity and safety of principal.

GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Growth Account INVESTMENT ADVISOR: Invista Capital Management, LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek growth of capital. The Account seeks to achieve its objective through the purchase primarily of common stocks, but the Account may invest in other securities.

INTERNATIONAL DIVISION

              INVESTS IN: Principal Variable Contracts Fund - International
                Account
              INVESTMENT ADVISOR: Invista Capital Management, LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital by investing in a portfolio of equity securities domiciled in any of the nations of the world.

INTERNATIONAL SMALLCAP DIVISION

              INVESTS IN: Principal Variable Contracts Fund - International
                SmallCap Account
              INVESTMENT ADVISOR: Invista Capital Management, LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in equity securities of non-U.S. companies with comparatively smaller market capitalizations.

LARGECAP BLEND DIVISION

              INVESTS IN: Principal Variable Contracts Fund - LargeCap Blend
                Account
              INVESTMENT ADVISOR: Federated Investment Management Company
                through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks long-term growth of capital.

LARGECAP GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund - LargeCap Growth
                Account
              INVESTMENT ADVISOR: Janus Capital Management LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing primarily in equity securities of growth companies.

LARGECAP VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund - LargeCap Value
                Account
              INVESTMENT ADVISOR: Alliance Capital Management LP through its
                Bernstein Investment Research and Management unit through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital.

MIDCAP DIVISION

              INVESTS IN: Principal Variable Contracts Fund - MidCap Account INVESTMENT ADVISOR: Invista Capital Management, LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to achieve capital appreciation by investing primarily in securities of emerging and other growth-oriented companies.

MIDCAP GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund - MidCap Growth
                Account
              INVESTMENT ADVISOR: The Dreyfus Corporation through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in growth stocks of medium market capitalization companies.

MIDCAP GROWTH EQUITY DIVISION

              INVESTS IN: Principal Variable Contracts Fund - MidCap Growth
                Equity Account
              INVESTMENT ADVISOR: Turner Investment Partners, Inc. through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks to achieve long-term growth of capital by investing primarily in medium capitalization U.S. companies with strong earnings growth potential.

MIDCAP VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund - MidCap Value
                Account
              INVESTMENT ADVISOR: Neuberger Berman Management, Inc. through a sub-advisory agreement.
              INVESTMENT OBJECTIVE: seeks long-term growth of capital by investing primarily in equity securities of companies with value characteristics and medium market capitalizations.

MONEY MARKET DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Money Market
                Account
              INVESTMENT ADVISOR: Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek as high a level of current income available from short-term securities as is considered consistent with preservation of principal and maintenance of liquidity by investing all of its assets in a portfolio of money market instruments.

REAL ESTATE DIVISION

              INVESTS IN: Principal Variable Contracts Fund - Real Estate
                Account
              INVESTMENT ADVISOR: Principal Management Corporation
              INVESTMENT OBJECTIVE: to seek to generate a high total return. The
                Account will attempt to achieve its objective by investing primarily in equity securities of companies principally engaged in the real estate industry.

SMALLCAP DIVISION

              INVESTS IN: Principal Variable Contracts Fund - SmallCap Account INVESTMENT ADVISOR: Invista Capital Management, LLC through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in equity securities of both growth and value oriented companies with comparatively smaller market capitalizations.

SMALLCAP GROWTH DIVISION

              INVESTS IN: Principal Variable Contracts Fund - SmallCap Growth
                Account
              INVESTMENT ADVISOR: Berger Financial Group LLC through a
                sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital. The
                Account will attempt to achieve its objective by investing primarily in equity securities of growth companies with comparatively smaller market capitalizations.

SMALLCAP VALUE DIVISION

              INVESTS IN: Principal Variable Contracts Fund - SmallCap Value
                Account
              INVESTMENT ADVISOR: J.P. Morgan Investment Management, Inc.
                through a sub-advisory agreement
              INVESTMENT OBJECTIVE: to seek long-term growth of capital by investing primarily in equity securities of small companies with value characteristics and comparatively smaller market capitalizations.

PUTNAM VT GROWTH & INCOME DIVISION

              INVESTS IN: Putnam VT Growth & Income Fund
              INVESTMENT ADVISOR: Putnam Investment Management, Inc. INVESTMENT OBJECTIVE: seeks capital growth and current income by investing mainly in common stocks of U.S. companies.

PUTNAM VT INTERNATIONAL GROWTH DIVISION

              INVESTS IN: Putnam VT International Growth Fund
              INVESTMENT ADVISOR: Putnam Investment Management, Inc. INVESTMENT OBJECTIVE: seeks capital appreciation by investing mainly in common stocks of companies outside the U.S.

PUTNAM VT VOYAGER DIVISION

              INVESTS IN: Putnam VT Voyager Fund
              INVESTMENT ADVISOR: Putnam Investment Management, Inc. INVESTMENT OBJECTIVE: seeks capital appreciation by investing primarily in common stocks of U.S. companies.

VANGUARD VIF BALANCED DIVISION

              INVESTS IN: Vanguard VIF Balanced Portfolio
              INVESTMENT ADVISOR: Wellington Management Company
              INVESTMENT OBJECTIVE: seeks a reasonable level of income with conservation of capital. The Portfolio invests primarily in common stocks of large and medium size companies.

VANGUARD VIF EQUITY INDEX DIVISION

              INVESTS IN: Vanguard VIF Equity Index Portfolio
              INVESTMENT ADVISOR: Vanguard Quantitative Equity Group
              INVESTMENT OBJECTIVE: seeks long-term growth of capital and income to match the performance of a broad-based market index of stocks of large U.S. companies.

VANGUARD VIF MIDCAP INDEX DIVISION

              INVESTS IN: Vanguard VIF MidCap Index Portfolio
              INVESTMENT ADVISOR: Vanguard Quantitative Equity Group INVESTMENT OBJECTIVE: seeks long-term growth of capital by attempting to match the performance of a broad-based market index of medium size U.S. Companies.

WELLS FARGO VT ASSET ALLOCATION DIVISION

              INVESTS IN: Wells Fargo VT Asset Allocation Fund
              INVESTMENT ADVISOR: Wells Capital Management Incorporated through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks to earn long-term total return consistent with reasonable risk. The Fund invests in equity and fixed-income securities in varying proportions, with an emphasis on equity securities.

WELLS FARGO VT EQUITY INCOME DIVISION

              INVESTS IN: Wells Fargo VT Equity Income Fund
              INVESTMENT ADVISOR: Wells Capital Management Incorporated through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks to provide long-term capital
                appreciation and above average dividend income. The Fund invests in common stocks of large U.S. companies.

WELLS FARGO VT LARGE COMPANY GROWTH DIVISION

              INVESTS IN: Wells Fargo VT Large Company Growth Fund
              INVESTMENT ADVISOR: Peregrine Capital Management, Inc. through a sub-advisory agreement
              INVESTMENT OBJECTIVE: seeks to provide long-term capital
                appreciation. The Fund invests in common stocks of large U.S. companies.

APPENDIX B - SAMPLE ILLUSTRATIONS OF POLICY VALUES, SURRENDER VALUES AND DEATH BENEFITS


The following tables illustrate how the policy value, surrender value and death proceeds of the Policy may change with the investment experience of the divisions. The tables show how these amounts in the Policy vary over time if planned periodic premiums are paid annually and if the investment return of the divisions were a uniform, gross, after-tax, annual rate of 0%, 6% or 12%. The death benefits and values would be different from those shown if the return averaged 0%, 6% or 12%, but fluctuated above and below those averages during the year. Death benefits options 1, 2 and 3 are illustrated.


The illustrations reflect a hypothetical Policy issued to a 45 year-old male non-smoker, Preferred class. Illustrations for younger males or for females would be more favorable than those presented. Illustrations for older males or smokers would be less favorable.
.. Illustrations 1, 3 and 5 reflect current monthly policy and premium expense charges.
.. Illustrations 2, 4 and 6 reflect the guaranteed maximum monthly policy and premium expense charges.

The illustrations reflect all Policy charges including:
.. deductions from premiums for sales load and state and federal taxes; .. cost of insurance charge;
.. asset based risk charge.

In addition, the illustrations reflect the average of fees and expenses of the divisions available through the Policy during the fiscal year ending December 31, 2001. The Manager of certain divisions has agreed to reimburse operating expenses, if necessary, to limit total operating expenses for those divisions during the year ending December 31, 2001. More information about the expense reimbursements can be found in the prospectuses for the underlying mutual funds which accompany this prospectus. There is no assurance that the fee reimbursement programs will continue beyond 2002. In the future, fees and expenses of the divisions may be more or less than those shown. Such changes would make the operating expenses actually incurred by a division differ from the average rate used in the illustrations.


The illustrations are based on the assumption that:
.. annual payments are $20,000;
.. no changes are made to the death benefit option or face amount; .. no policy loans and/or partial surrenders are made; and .. the Enhanced Cash Surrender Value rider is in effect.

Upon request, we will prepare a comparable illustration based upon the proposed insured's actual age, gender, smoking status, risk classification and desired Policy features. For those illustrations, you have an option of selecting which divisions (and their specific fees and expenses) are used. If no selection is made, the illustration is run using a hypothetical average.


In advertisements or sales literature for the Policies that include performance data for one of more of the divisions, we may include policy values, surrender values and death benefit figures computed using the same methods that were used in creating the following illustrations. However, the actual average total rate of return for the specific division(s) will be used instead of the average used in the following illustrations. This information may be shown in the form of graphs, charts, tables and examples. It may include data for periods prior to the offering of the Policy for a division that has had performance during such prior period (with policy charges assumed to be equal to current charges for any period(s) prior to the offering of the Policy).

Illustration 1                                        PRINCIPAL LIFE INSURANCE COMPANY
                                                     EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                               MALE AGE 45 PREFERRED NON-SMOKER         Initial Face Amount $1,000,000
                                                    ASSUMING CURRENT CHARGES                   Death Benefit Option 1
                                                          (All States)

------------------------------------------------------------------------------------------------------------

                                                                   Death Benefit (2)
                                                                      Assuming Hypothetical Gross
                                                                      Annual Investment Return of
                                         ---------------------------------------------------------------

   End of         Accumulated                  0%                      6%                     12%
    Year          Premiums (1)             (-.99% Net)            (5.01% Net)            (11.01% Net)
-------------     ----------------       ----------------        ---------------        ----------------
     1                     21,000              1,000,000              1,000,000               1,000,000
     2                     43,050              1,000,000              1,000,000               1,000,000
     3                     66,203              1,000,000              1,000,000               1,000,000
     4                     90,513              1,000,000              1,000,000               1,000,000
     5                    116,038              1,000,000              1,000,000               1,000,000
     6                    142,840              1,000,000              1,000,000               1,000,000
     7                    170,982              1,000,000              1,000,000               1,000,000
     8                    200,531              1,000,000              1,000,000               1,000,000
     9                    231,558              1,000,000              1,000,000               1,000,000
     10                   264,136              1,000,000              1,000,000               1,000,000
     11                   298,343              1,000,000              1,000,000               1,000,000
     12                   334,260              1,000,000              1,000,000               1,000,000
     13                   371,973              1,000,000              1,000,000               1,000,000
     14                   411,571              1,000,000              1,000,000               1,000,000
     15                   453,150              1,000,000              1,000,000               1,000,000
     20                   694,385              1,000,000              1,000,000               1,442,324
     25                 1,002,269              1,000,000              1,000,000               2,415,028
     30                 1,395,216              1,000,000              1,209,255               3,817,031

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 1                                        PRINCIPAL LIFE INSURANCE COMPANY
                                                     EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                               MALE AGE 45 PREFERRED NON-SMOKER         Initial Face Amount $1,000,000
                                                    ASSUMING CURRENT CHARGES                   Death Benefit Option 1
                                                          (All States)

------------------------------------------------------------------------------------------------------------------------------------


                                               Policy Value (2)                                     Surrender Value (2)
                                                  Assuming Hypothetical Gross                   Assuming Hypothetical Gross
                                                  Annual Investment Return of                   Annual Investment Return of
                                       ----------------------------------------------   -----------------------------------------

   End of    Accumulated               0%              6%              12%               0%                 6%               12%
    Year     Premiums (1)         (-.99% Net)      (5.01% Net)    (11.01% Net)      (-.99% Net)         (5.01% Net)     (11.01% Net)
-----------  ----------------     -------------   -------------- ----------------   -------------      --------------  -------------
     1                21,000            18,032           19,129           20,226          19,032              20,129         21,226
     2                43,050            34,480           37,749           41,149          35,580              38,849         42,249
     3                66,203            50,396           56,916           63,974          51,398              57,918         64,976
     4                90,513            65,879           76,755           89,012          66,679              77,555         89,812
     5               116,038            80,979           97,349          116,553          81,579              97,949        117,153
     6               142,840            96,526          119,609          147,800          96,526             119,609        147,800
     7               170,982           111,730          142,788          182,281         111,730             142,788        182,281
     8               200,531           126,592          166,932          220,358         126,592             166,932        220,358
     9               231,558           141,078          192,057          262,401         141,078             192,057        262,401
     10              264,136           155,151          218,178          308,823         155,151             218,178        308,823
     11              298,343           170,697          247,202          361,888         170,697             247,202        361,888
     12              334,260           185,847          277,438          420,550         185,847             277,438        420,550
     13              371,973           200,565          308,918          485,422         200,565             308,918        485,422
     14              411,571           214,851          341,713          557,219         214,851             341,713        557,219
     15              453,150           228,711          375,906          636,755         228,711             375,906        636,755
     20              694,385           290,742          570,377        1,182,233         290,742             570,377      1,182,233
     25            1,002,269           340,574          815,861        2,081,921         340,574             815,861      2,081,921
     30            1,395,216           374,790        1,130,145        3,567,319         374,790           1,130,145      3,567,319

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 2                                 PRINCIPAL LIFE INSURANCE COMPANY
                                               EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                        MALE AGE 45 PREFERRED NON-SMOKER               Initial Face Amount $1,000,000
                                                  ASSUMING GUARANTEED CHARGES                 Death Benefit Option 1
                                                       (All States)

--------------------------------------------------------------------------------------------------------------------------------

                                                                   Death Benefit (2)
                                                                      Assuming Hypothetical Gross
                                                                      Annual Investment Return of
                                          --------------------------------------------------------------

   End of          Accumulated                  0%                     6%                     12%
    Year           Premiums (1)             (-.99% Net)           (5.01% Net)            (11.01% Net)
--------------     -----------------      ----------------      -----------------       ----------------
      1                      21,000             1,000,000              1,000,000              1,000,000
      2                      43,050             1,000,000              1,000,000              1,000,000
      3                      66,203             1,000,000              1,000,000              1,000,000
      4                      90,513             1,000,000              1,000,000              1,000,000
      5                     116,038             1,000,000              1,000,000              1,000,000
      6                     142,840             1,000,000              1,000,000              1,000,000
      7                     170,982             1,000,000              1,000,000              1,000,000
      8                     200,531             1,000,000              1,000,000              1,000,000
      9                     231,558             1,000,000              1,000,000              1,000,000
     10                     264,136             1,000,000              1,000,000              1,000,000
     11                     298,343             1,000,000              1,000,000              1,000,000
     12                     334,260             1,000,000              1,000,000              1,000,000
     13                     371,973             1,000,000              1,000,000              1,000,000
     14                     411,571             1,000,000              1,000,000              1,000,000
     15                     453,150             1,000,000              1,000,000              1,000,000
     20                     694,385             1,000,000              1,000,000              1,189,935
     25                   1,002,269             1,000,000              1,000,000              1,983,024
     30                   1,395,216             1,000,000              1,000,000              3,105,948

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Illustration 2                                       PRINCIPAL LIFE INSURANCE COMPANY
                                                     EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                              MALE AGE 45 PREFERRED NON-SMOKER          Initial Face Amount $1,000,000
                                                        ASSUMING GUARANTEED CHARGES            Death Benefit Option 1
                                                                (All States)

------------------------------------------------------------------------------------------------------------------------------------

                                                     Policy Value (2)                               Surrender Value (2)
                                              Assuming Hypothetical Gross                      Assuming Hypothetical Gross
                                              Annual Investment Return of                      Annual Investment Return of
                               -------------------------------------------------    ------------------------------------------------

   End of     Accumulated              0%               6%               12%                0%               6%             12%
    Year      Premiums (1)         (-.99% Net)      (5.01% Net)      (11.01% Net)       (-.99% Net)     (5.01% Net)     (11.01% Net)
------------  ----------------   --------------  ---------------   ---------------    --------------  ---------------  -------------
      1              21,000           14,944            15,942           16,942            15,944           16,942           17,942
      2              43,050           28,989            31,895           34,924            30,089           32,995           36,024
      3              66,203           42,629            48,375           54,609            43,631           49,377           55,611
      4              90,513           55,856            65,398           76,177            56,656           66,198           76,977
      5             116,038           68,645            82,967           99,813            69,245           83,567          100,413
      6             142,840           81,784           101,946          126,640            81,784          101,946          126,640
      7             170,982           94,424           121,518          156,081            94,424          121,518          156,081
      8             200,531          106,518           141,669          188,400           106,518          141,669          188,400
      9             231,558          118,029           162,400          223,906           118,029          162,400          223,906
     10             264,136          128,897           183,691          262,935           128,897          183,691          262,935
     11             298,343          139,080           205,544          305,892           139,080          205,544          305,892
     12             334,260          148,530           227,959          353,242           148,530          227,959          353,242
     13             371,973          157,223           250,968          405,545           157,223          250,968          405,545
     14             411,571          165,119           274,591          463,434           165,119          274,591          463,434
     15             453,150          172,137           298,823          527,623           172,137          298,823          527,623
     20             694,385          190,484           429,188          975,356           190,484          429,188          975,356
     25           1,002,269          166,743           577,052        1,709,504           166,743          577,052        1,709,504
     30           1,395,216           64,209           755,714        2,902,755            64,209          755,714        2,902,755

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 3                           PRINCIPAL LIFE INSURANCE COMPANY
                                         EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                  MALE AGE 45 PREFERRED NON-SMOKER                            Initial Face Amount $1,000,000
                                       ASSUMING CURRENT CHARGES                                      Death Benefit Option 2
                                           (All States)

--------------------------------------------------------------------------------------------------------------

                                                                   Death Benefit (2)
                                                                      Assuming Hypothetical Gross
                                                                      Annual Investment Return of
                                         ---------------------------------------------------------------

   End of         Accumulated                  0%                      6%                     12%
    Year          Premiums (1)             (-.99% Net)            (5.01% Net)            (11.01% Net)
-------------     ----------------       ----------------        ---------------        ----------------
     1                     21,000              1,018,029              1,019,126               1,020,223
     2                     43,050              1,034,441              1,037,705               1,041,102
     3                     66,203              1,050,285              1,056,789               1,063,831
     4                     90,513              1,065,657              1,076,493               1,088,702
     5                    116,038              1,080,605              1,096,887               1,115,987
     6                    142,840              1,095,951              1,118,872               1,146,860
     7                    170,982              1,110,902              1,141,684               1,180,819
     8                    200,531              1,125,453              1,165,353               1,218,182
     9                    231,558              1,139,560              1,189,868               1,259,261
     10                   264,136              1,153,167              1,215,207               1,304,390
     11                   298,343              1,168,421              1,243,632               1,356,308
     12                   334,260              1,183,201              1,273,106               1,413,475
     13                   371,973              1,197,454              1,303,616               1,476,388
     14                   411,571              1,211,168              1,335,190               1,545,640
     15                   453,150              1,224,338              1,367,870               1,621,897
     20                   694,385              1,280,417              1,547,625               2,135,042
     25                 1,002,269              1,318,698              1,757,316               2,968,425
     30                 1,395,216              1,332,255              1,995,412               4,323,121

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.


Illustration 3                           PRINCIPAL LIFE INSURANCE COMPANY
                                         EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                  MALE AGE 45 PREFERRED NON-SMOKER                            Initial Face Amount $1,000,000
                                       ASSUMING CURRENT CHARGES                                      Death Benefit Option 2
                                           (All States)

----------------------------------------------------------------------------------------------------------------------------------

                                           Policy Value (2)                                    Surrender Value (2)
                                        Assuming Hypothetical Gross                  Assuming Hypothetical Gross
                                        Annual Investment Return of                  Annual Investment Return of
                           -----------------------------------------   ----------------------------------------------

   End of   Accumulated          0%          6%              12%            0%               6%                   12%
    Year    Premiums (1)    (-.99% Net)  (5.01% Net)    (11.01% Net)    -.99% Net)       (5.01% Net)          (11.01% Net)
---------   --------------- ----------- --------------  --------------- ------------    --------------      -----------------
     1             21,000       18,029       19,126           20,223       19,029            20,126                 21,223
     2             43,050       34,441       37,705           41,102       35,541            38,805                 42,202
     3             66,203       50,285       56,789           63,831       51,287            57,791                 64,833
     4             90,513       65,657       76,493           88,702       66,457            77,293                 89,502
     5            116,038       80,605       96,887          115,987       81,205            97,487                116,587
     6            142,840       95,951      118,872          146,860       95,951           118,872                146,860
     7            170,982      110,902      141,684          180,819      110,902           141,684                180,819
     8            200,531      125,453      165,353          218,182      125,453           165,353                218,182
     9            231,558      139,560      189,868          259,261      139,560           189,868                259,261
     10           264,136      153,167      215,207          304,390      153,167           215,207                304,390
     11           298,343      168,421      243,632          356,308      168,421           243,632                356,308
     12           334,260      183,201      273,106          413,475      183,201           273,106                413,475
     13           371,973      197,454      303,616          476,388      197,454           303,616                476,388
     14           411,571      211,168      335,190          545,640      211,168           335,190                545,640
     15           453,150      224,338      367,870          621,897      224,338           367,870                621,897
     20           694,385      280,417      547,625        1,135,042      280,417           547,625              1,135,042
     25         1,002,269      318,698      757,316        1,968,425      318,698           757,316              1,968,425
     30         1,395,216      332,255      995,412        3,323,121      332,255           995,412              3,323,121

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 4                                        PRINCIPAL LIFE INSURANCE COMPANY
                                                     EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                              MALE AGE 45 PREFERRED NON-SMOKER                 Initial Face Amount $1,000,000
                                                        ASSUMING GUARANTEED CHARGES                   Death Benefit Option 2
                                                                  (All States)

-------------------------------------------------------------------------------------------------------------

                                                                   Death Benefit (2)
                                                                      Assuming Hypothetical Gross
                                                                      Annual Investment Return of
                                          --------------------------------------------------------------

   End of          Accumulated                  0%                     6%                     12%
    Year           Premiums (1)             (-.99% Net)           (5.01% Net)            (11.01% Net)
--------------     -----------------      ----------------      -----------------       ----------------
      1                      21,000             1,014,888              1,015,883              1,016,880
      2                      43,050             1,028,824              1,031,712              1,034,723
      3                      66,203             1,042,293              1,047,988              1,054,167
      4                      90,513             1,055,282              1,064,711              1,075,360
      5                     116,038             1,067,757              1,081,862              1,098,447
      6                     142,840             1,080,495              1,100,278              1,124,495
      7                     170,982             1,092,634              1,119,108              1,152,861
      8                     200,531             1,104,111              1,138,302              1,183,718
      9                     231,558             1,114,877              1,157,814              1,217,270
     10                     264,136             1,124,850              1,177,567              1,253,709
     11                     298,343             1,133,972              1,197,502              1,293,270
     12                     334,260             1,142,174              1,217,545              1,336,203
     13                     371,973             1,149,420              1,237,651              1,382,814
     14                     411,571             1,155,651              1,257,750              1,433,424
     15                     453,150             1,160,762              1,277,720              1,488,333
     20                     694,385             1,165,093              1,370,046              1,839,434
     25                   1,002,269             1,118,698              1,428,166              2,356,019
     30                   1,395,216                     -              1,405,537              3,104,706

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.





Illustration 4                                             PRINCIPAL LIFE INSURANCE COMPANY
                                                          EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                                   MALE AGE 45 PREFERRED NON-SMOKER            Initial Face Amount $1,000,000
                                                             ASSUMING GUARANTEED CHARGES              Death Benefit Option 2
                                                                      (All States)

-----------------------------------------------------------------------------------------------------------------

                                                       Policy Value (2)                                 Surrender Value (2)
                                                 Assuming Hypothetical Gross                        Assuming Hypothetical Gross
                                                 Annual Investment Return of                        Annual Investment Return of
                                      -------------------------------------------------- ----------------------------------------

   End of          Accumulated             0%              6%               12%             0%              6%             12%
    Year           Premiums (1)        (-.99% Net)     (5.01% Net)      (11.01% Net)    (-.99% Net)    (5.01% Net)     (11.01% Net)
--------------     -----------------  -------------- ----------------  --------------- -------------- --------------- --------------
      1                      21,000          14,888           15,883           16,880         15,888          16,883          17,880
      2                      43,050          28,824           31,712           34,723         29,924          32,812          35,823
      3                      66,203          42,293           47,988           54,167         43,295          48,990          55,169
      4                      90,513          55,282           64,711           75,360         56,082          65,511          76,160
      5                     116,038          67,757           81,862           98,447         68,357          82,462          99,047
      6                     142,840          80,495          100,278          124,495         80,495         100,278         124,495
      7                     170,982          92,634          119,108          152,861         92,634         119,108         152,861
      8                     200,531         104,111          138,302          183,718        104,111         138,302         183,718
      9                     231,558         114,877          157,814          217,270        114,877         157,814         217,270
     10                     264,136         124,850          177,567          253,709        124,850         177,567         253,709
     11                     298,343         133,972          197,502          293,270        133,972         197,502         293,270
     12                     334,260         142,174          217,545          336,203        142,174         217,545         336,203
     13                     371,973         149,420          237,651          382,814        149,420         237,651         382,814
     14                     411,571         155,651          257,750          433,424        155,651         257,750         433,424
     15                     453,150         160,762          277,720          488,333        160,762         277,720         488,333
     20                     694,385         165,093          370,046          839,434        165,093         370,046         839,434
     25                   1,002,269         118,698          428,166        1,356,019        118,698         428,166       1,356,019
     30                   1,395,216               -          405,537        2,104,706              -         405,537       2,104,706

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 5                          PRINCIPAL LIFE INSURANCE COMPANY
                                        EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                 MALE AGE 45 PREFERRED NON-SMOKER                  Initial Face Amount $1,000,000
                                      ASSUMING CURRENT CHARGES                            Death Benefit Option 3
                                              (All States)

-----------------------------------------------------------------------------------------------------------

                                                                   Death Benefit (2)
                                                                      Assuming Hypothetical Gross
                                                                      Annual Investment Return of
                                         ---------------------------------------------------------------

   End of         Accumulated                  0%                      6%                     12%
    Year          Premiums (1)             (-.99% Net)            (5.01% Net)            (11.01% Net)
-------------     ----------------       ----------------        ---------------        ----------------
     1                     21,000              1,020,000              1,020,000               1,020,000
     2                     43,050              1,040,000              1,040,000               1,040,000
     3                     66,203              1,060,000              1,060,000               1,060,000
     4                     90,513              1,080,000              1,080,000               1,080,000
     5                    116,038              1,100,000              1,100,000               1,100,000
     6                    142,840              1,120,000              1,120,000               1,120,000
     7                    170,982              1,140,000              1,140,000               1,140,000
     8                    200,531              1,160,000              1,160,000               1,160,000
     9                    231,558              1,180,000              1,180,000               1,180,000
     10                   264,136              1,200,000              1,200,000               1,200,000
     11                   298,343              1,220,000              1,220,000               1,220,000
     12                   334,260              1,240,000              1,240,000               1,240,000
     13                   371,973              1,260,000              1,260,000               1,260,000
     14                   411,571              1,280,000              1,280,000               1,280,000
     15                   453,150              1,300,000              1,300,000               1,300,000
     20                   694,385              1,400,000              1,400,000               1,413,235
     25                 1,002,269              1,500,000              1,500,000               2,369,395
     30                 1,395,216              1,600,000              1,600,000               3,747,571

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.



Illustration 5                                       PRINCIPAL LIFE INSURANCE COMPANY
                                                     EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                              MALE AGE 45 PREFERRED NON-SMOKER             Initial Face Amount $1,000,000
                                                   ASSUMING CURRENT CHARGES                       Death Benefit Option 3
                                            (All States)

------------------------------------------------------------------------------------------------------------------------------------

                                                          Policy Value (2)                            Surrender Value (2)
                                                      Assuming Hypothetical Gross               Assuming Hypothetical Gross
                                                      Annual Investment Return of               Annual Investment Return of
                                     ----------------------------------------------- -----------------------------------------------

   End of         Accumulated             0%              6%              12%             0%             6%              12%
    Year          Premiums (1)       (-.99% Net)      (5.01% Net)    (11.01% Net)    (-.99% Net)     (5.01% Net)     (11.01% Net)
-------------     ----------------   -------------   -------------- ---------------- -------------  -------------- -----------------
     1                     21,000          18,029           19,126           20,222        19,029          20,126            21,222
     2                     43,050          34,436           37,702           41,101        35,536          38,802            42,201
     3                     66,203          50,268           56,780           63,832        51,270          57,782            64,834
     4                     90,513          65,619           76,476           88,712        66,419          77,276            89,512
     5                    116,038          80,533           96,860          116,019        81,133          97,460           116,619
     6                    142,840          95,834          118,837          146,941        95,834         118,837           146,941
     7                    170,982         110,724          141,647          180,987       110,724         141,647           180,987
     8                    200,531         125,196          165,321          218,496       125,196         165,321           218,496
     9                    231,558         139,200          189,853          259,805       139,200         189,853           259,805
     10                   264,136         152,676          215,228          305,287       152,676         215,228           305,287
     11                   298,343         167,844          243,690          357,535       167,844         243,690           357,535
     12                   334,260         182,515          273,226          415,180       182,515         273,226           415,180
     13                   371,973         196,628          303,837          478,783       196,628         303,837           478,783
     14                   411,571         210,164          335,564          549,011       210,164         335,564           549,011
     15                   453,150         223,114          368,462          626,624       223,114         368,462           626,624
     20                   694,385         276,978          551,192        1,158,389       276,978         551,192         1,158,389
     25                 1,002,269         309,639          770,700        2,042,582       309,639         770,700         2,042,582
     30                 1,395,216         309,446        1,036,206        3,502,402       309,446       1,036,206         3,502,402

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 6                             PRINCIPAL LIFE INSURANCE COMPANY
                                          EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                   MALE AGE 45 PREFERRED NON-SMOKER                        Initial Face Amount $1,000,000
                                             ASSUMING GUARANTEED CHARGES                          Death Benefit Option 3
                                                      (All States)

---------------------------------------------------------------------------------------------------------------------------------

                                                                   Death Benefit (2)
                                                                      Assuming Hypothetical Gross
                                                                      Annual Investment Return of
                                          --------------------------------------------------------------

   End of          Accumulated                  0%                     6%                     12%
    Year           Premiums (1)             (-.99% Net)           (5.01% Net)            (11.01% Net)
--------------     -----------------      ----------------      -----------------       ----------------
      1                      21,000             1,020,000              1,020,000              1,020,000
      2                      43,050             1,040,000              1,040,000              1,040,000
      3                      66,203             1,060,000              1,060,000              1,060,000
      4                      90,513             1,080,000              1,080,000              1,080,000
      5                     116,038             1,100,000              1,100,000              1,100,000
      6                     142,840             1,120,000              1,120,000              1,120,000
      7                     170,982             1,140,000              1,140,000              1,140,000
      8                     200,531             1,160,000              1,160,000              1,160,000
      9                     231,558             1,180,000              1,180,000              1,180,000
     10                     264,136             1,200,000              1,200,000              1,200,000
     11                     298,343             1,220,000              1,220,000              1,220,000
     12                     334,260             1,240,000              1,240,000              1,240,000
     13                     371,973             1,260,000              1,260,000              1,260,000
     14                     411,571             1,280,000              1,280,000              1,280,000
     15                     453,150             1,300,000              1,300,000              1,300,000
     20                     694,385             1,400,000              1,400,000              1,400,000
     25                   1,002,269             1,500,000              1,500,000              1,790,779
     30                   1,395,216                     -              1,600,000              2,817,957

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

Illustration 6                                     PRINCIPAL LIFE INSURANCE COMPANY
                                                  EXECUTIVE VARIABLE UNIVERSAL LIFE
PLANNED PREMIUM $20,000                           MALE AGE 45 PREFERRED NON-SMOKER                Initial Face Amount $1,000,000
                                                     ASSUMING GUARANTEED CHARGES                  Death Benefit Option 3
                                                            (All States)

------------------------------------------------------------------------------------------------------------------------------------

                                                           Policy Value (2)                           Surrender Value (2)
                                                    Assuming Hypothetical Gross                    Assuming Hypothetical Gross
                                                    Annual Investment Return of                    Annual Investment Return of
                                     ---------------------------------------------------  ------------------------------------------

   End of          Accumulated           0%                 6%               12%              0%             6%             12%
    Year           Premiums (1)      (-.99% Net)        (5.01% Net)      (11.01% Net)     (-.99% Net)   (5.01% Net)     (11.01% Net)
--------------     ----------------- -------------    ----------------  ---------------  ------------  --------------  -------------
      1                   21,000        14,878              15,874           16,872          15,878         16,874          17,872
      2                   43,050        28,781              31,676           34,695          29,881         32,776          35,795
      3                   66,203        42,192              47,906           54,108          43,194         48,908          55,110
      4                   90,513        55,090              64,562           75,265          55,890         65,362          76,065
      5                  116,038        67,435              81,623           98,321          68,035         82,223          98,921
      6                  142,840        79,998              99,927          124,356          79,998         99,927         124,356
      7                  170,982        91,908             118,624          152,749          91,908        118,624         152,749
      8                  200,531       103,088             137,660          183,698         103,088        137,660         183,698
      9                  231,558       113,471             156,988          217,445         113,471        156,988         217,445
     10                  264,136       122,956             176,530          254,233         122,956        176,530         254,233
     11                  298,343       131,459             196,221          294,364         131,459        196,221         294,364
     12                  334,260       138,881             215,987          338,180         138,881        215,987         338,180
     13                  371,973       145,152             235,779          386,101         145,152        235,779         386,101
     14                  411,571       150,174             255,523          438,597         150,174        255,523         438,597
     15                  453,150       153,787             275,091          496,169         153,787        275,091         496,169
     20                  694,385       143,283             364,172          884,507         143,283        364,172         884,507
     25                1,002,269        54,047             412,369        1,543,775          54,047        412,369       1,543,775
     30                1,395,216             -             347,480        2,633,605               -        347,480       2,633,605

(1)  Assumes net interest of 5% compounded annually.
(2)  Assumes no policy loans have been made.

The death benefit, policy value and surrender value will differ if premiums are paid in different amounts or frequencies. It is emphasized that the hypothetical investment results are illustrative only and should not be deemed to be a representation of past or future investment results. Actual investment results may be more or less than those shown. The death benefit, policy value and surrender value for a policy would be different from those shown if actual rates of investment return applicable to the policy averaged 0%, 6%, or 12% over a period of years, but also fluctuated above or below that average for individual policy years. The death benefit, policy value and surrender value for a policy would also be different from those shown, depending on the investment allocations made to the investment divisions of the separate account and the different rates or return of the Fund portfolios, if the actual rates of investment return applicable to the policy averaged 0%, 6%, or 12%, but varied above or below that average for individual divisions. No representations can be made that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

APPENDIX C - TARGET PREMIUM

 TARGET PREMIUM RATES (PER $1,000 OF POLICY FACE AMOUNT) - MALE
           PREFERRED OR
 CLASS:      STANDARD      A       B       C       D       E       F       G        H
  AGE:         100%       150%    175%    200%    250%    300%    350%    400%     500%
    0          14.01      17.46   19.01   20.48   23.22   25.76   28.14   30.40    34.62
    1          13.90      17.16   18.61   19.98   22.50   24.82   26.97   29.00    32.74
    2          14.30      17.61   19.08   20.46   23.02   25.35   27.53   29.56    33.32
    3          14.72      18.10   19.59   20.99   23.58   25.95   28.14   30.20    33.99
    4          15.16      18.60   20.12   21.55   24.18   26.57   28.79   30.87    34.69
    5          15.63      19.14   20.69   22.14   24.80   27.23   29.48   31.58    35.44
    6          16.12      19.71   21.29   22.76   25.48   27.94   30.22   32.35    36.25
    7          16.63      20.31   21.92   23.43   26.19   28.71   31.02   33.19    37.14
    8          17.18      20.95   22.60   24.14   26.97   29.53   31.89   34.09    38.12
    9          17.76      21.63   23.32   24.90   27.79   30.41   32.83   35.08    39.18
   10          18.37      22.34   24.08   25.70   28.67   31.35   33.82   36.12    40.32
   11          19.00      23.09   24.88   26.54   29.59   32.34   34.88   37.24    41.54
   12          19.66      23.87   25.70   27.41   30.54   33.37   35.98   38.40    42.81
   13          20.33      24.66   26.55   28.30   31.52   34.42   37.09   39.58    44.11
   14          21.01      25.46   27.39   29.20   32.49   35.46   38.20   40.74    45.38
   15          21.70      26.25   28.24   30.08   33.44   36.48   39.27   41.87    46.60
   16          22.39      27.04   29.07   30.95   34.38   37.47   40.31   42.95    47.76
   17          23.07      27.83   29.89   31.80   35.29   38.42   41.30   43.97    48.84
   18          23.77      28.61   30.70   32.64   36.17   39.35   42.25   44.95    49.85
   19          24.47      29.39   31.52   33.48   37.05   40.26   43.19   45.90    50.82
   20          25.19      30.19   32.35   34.34   37.94   41.17   44.12   46.84    51.77
   21          25.93      31.02   33.20   35.21   38.85   42.11   45.07   47.80    52.74
   22          26.71      31.87   34.08   36.12   39.80   43.07   46.05   48.79    53.73
   23          27.51      32.77   35.01   37.08   40.79   44.09   47.09   49.84    54.79
   24          28.36      33.71   35.99   38.08   41.84   45.17   48.18   50.95    55.91
   25          29.24      34.70   37.01   39.14   42.94   46.31   49.35   52.14    57.12
   26          30.18      35.74   38.10   40.26   44.12   47.53   50.60   53.41    58.43
   27          31.15      36.84   39.24   41.44   45.37   48.83   51.94   54.78    59.84
   28          32.18      37.99   40.45   42.69   46.68   50.20   53.35   56.23    61.34
   29          33.24      39.20   41.70   43.99   48.06   51.64   54.84   57.76    62.94
   30          34.36      40.46   43.02   45.35   49.51   53.15   56.41   59.37    64.63
   31          35.51      41.77   44.39   46.78   51.02   54.73   58.05   61.06    66.40
   32          36.72      43.13   45.81   48.26   52.59   56.37   59.75   62.82    68.25
   33          37.97      44.55   47.30   49.79   54.22   58.09   61.53   64.66    70.19
   34          39.26      46.01   48.83   51.39   55.91   59.86   63.38   66.57    72.21
   35          40.60      47.53   50.42   53.04   57.67   61.71   65.30   68.56    74.31
   36          41.99      49.10   52.06   54.74   59.49   63.61   67.29   70.62    76.49
   37          43.42      50.72   53.76   56.51   61.36   65.59   69.35   72.75    78.75
   38          44.90      52.40   55.51   58.32   63.30   67.62   71.47   74.95    81.09
   39          46.42      54.12   57.31   60.20   65.29   69.71   73.65   77.21    83.50
   40          47.99      55.89   59.16   62.12   67.33   71.86   75.89   79.54    85.98
   41          49.60      57.71   61.06   64.09   69.43   74.07   78.19   81.93    88.52
   42          51.25      59.57   63.00   66.11   71.58   76.32   80.54   84.36    91.13
   43          52.96      61.48   65.00   68.18   73.78   78.63   82.95   86.87    93.80
   44          54.70      63.44   67.04   70.30   76.02   81.00   85.42   89.43    96.54
   45          56.49      65.45   69.14   72.47   78.33   83.42   87.95   92.06    99.36
   46          58.34      67.51   71.28   74.69   80.69   85.90   90.54   94.75   102.25
   47          60.23      69.62   73.49   76.97   83.12   88.45   93.21   97.53   105.23
   48          62.17      71.79   75.75   79.32   85.61   91.08   95.96  100.40   108.33
   49          64.17      74.03   78.09   81.75   88.19   93.80   98.82  103.39   111.57
   50          66.23      76.34   80.49   84.25   90.86   96.63  101.79  106.50   114.97
   51          68.36      78.72   82.99   86.84   93.63   99.57  104.90  109.78   118.57
   52          70.54      81.18   85.55   89.51   96.50  102.62  108.13  113.19   122.35
   53          72.79      83.70   88.20   92.26   99.47  105.79  111.50  116.76   126.32
   54          75.09      86.29   90.91   95.09  102.52  109.06  114.99  120.46   130.47
   55          77.44      88.94   93.68   97.99  105.66  112.43  118.58  124.29   134.79
   56          79.85      91.65   96.53  100.97  108.88  115.90  122.31  128.27   139.30
   57          82.31      94.43   99.45  104.02  112.20  119.49  126.16  132.41   144.02
   58          84.85      97.29  102.46  107.18  115.66  123.23  130.21  136.76   149.03
   59          87.45     100.25  105.59  110.47  119.27  127.18  134.49  141.40   154.41
   60          90.15     103.34  108.86  113.92  123.08  131.36  139.07  146.38   160.24
   61          92.94     106.55  112.27  117.54  127.11  135.82  143.97  151.75   166.61
   62          95.82     109.89  115.85  121.34  131.38  140.58  149.24  157.55   173.56
   63          98.80     113.38  119.58  125.33  135.89  145.64  154.89  163.81   181.13
   64         101.86     116.99  123.47  129.50  140.64  151.01  160.91  170.52   189.31
   65         105.01     120.73  127.51  133.85  145.64  156.69  167.31  177.69   198.14
   66         108.26     124.61  131.71  138.39  150.89  162.70  174.13  185.36   207.65
   67         111.61     128.66  136.13  143.18  156.47  169.13  181.46  193.66   218.00
   68         115.10     132.93  140.81  148.28  162.47  176.10  189.46  202.74   229.42
   69         118.77     137.49  145.83  153.80  169.03  183.77  198.33  212.87   242.24
   70         122.66     142.40  151.29  159.83  176.28  192.34  208.29  224.30   256.82
   71         126.79     147.71  157.25  166.45  184.33  201.93  219.52  237.27   273.45
   72         131.16     153.45  163.72  173.70  193.25  212.64  232.15  251.91   292.35
   73         135.77     159.60  170.71  181.58  203.03  224.49  246.21  268.28   313.58
   74         140.58     166.11  178.16  190.02  213.61  237.39  261.58  286.25   336.96
   75         145.57     172.96  186.03  198.99  224.93  251.27  278.18  305.68   362.27
   76         150.74     180.13  194.33  208.48  236.99  266.10  295.95  326.50   389.34
   77         156.12     187.70  203.12  218.56  249.86  281.97  314.97  348.75   418.10
   78         161.78     195.78  212.55  229.41  263.76  299.12  335.47  372.66   448.73
   79         167.86     204.58  222.85  241.31  279.06  317.99  357.99  398.81   481.90
   80         174.46     214.29  234.29  254.57  296.15  339.07  383.08  427.84   518.41
   81         181.65     225.06  247.05  269.41  315.35  362.75  411.19  460.25   558.95
   82         189.49     236.99  261.24  285.98  336.88  389.29  442.67  496.49   604.23
   83         197.93     250.03  276.85  304.26  360.68  418.66  477.46  536.54   654.37
   84         206.88     264.04  293.66  323.99  386.40  450.36  514.99  579.70   708.53
   85         216.26     278.86  311.49  344.93  413.70  483.92  554.63  625.27   765.84
   86         226.03     294.40  330.19  366.89  442.23  518.89  595.84  672.60   825.38
   87         236.21     310.64  349.73  389.81  471.87  555.05  638.32  721.36   886.67
   88         246.89     327.68  370.20  413.73  502.59  592.31  681.98  771.40   948.68
   89         258.28     345.78  391.83  438.88  534.56  630.83  726.96  822.88   980.64
   90         270.83     365.46  415.14  465.74  568.21  671.03  773.74  876.26   980.64

 TARGET PREMIUM RATES (PER $1,000 OF POLICY FACE AMOUNT) - FEMALE
           PREFERRED OR
 CLASS:      STANDARD      A       B       C       D       E       F       G        H
  AGE:         100%       150%    175%    200%    250%    300%    350%    400%     500%
    0          11.53      14.34   15.61   16.82   19.08   21.19   23.17   25.05    28.58
    1          11.53      14.22   15.43   16.58   18.71   20.67   22.51   24.25    27.47
    2          11.85      14.59   15.82   16.98   19.13   21.12   22.97   24.72    27.95
    3          12.20      14.99   16.24   17.42   19.60   21.61   23.49   25.25    28.51
    4          12.57      15.42   16.69   17.88   20.10   22.14   24.04   25.82    29.11
    5          12.96      15.86   17.15   18.37   20.63   22.69   24.62   26.42    29.74
    6          13.36      16.33   17.64   18.88   21.18   23.28   25.22   27.05    30.41
    7          13.79      16.82   18.16   19.43   21.76   23.90   25.88   27.73    31.14
    8          14.23      17.33   18.71   20.00   22.38   24.55   26.56   28.45    31.90
    9          14.70      17.87   19.28   20.60   23.03   25.24   27.29   29.21    32.72
   10          15.18      18.44   19.88   21.23   23.71   25.97   28.06   30.01    33.58
   11          15.69      19.03   20.50   21.88   24.42   26.73   28.87   30.85    34.49
   12          16.22      19.64   21.16   22.57   25.17   27.53   29.71   31.74    35.45
   13          16.76      20.28   21.83   23.28   25.93   28.35   30.57   32.64    36.42
   14          17.33      20.93   22.52   24.00   26.72   29.19   31.46   33.57    37.43
   15          17.90      21.60   23.23   24.75   27.53   30.04   32.36   34.51    38.44
   16          18.50      22.29   23.96   25.51   28.35   30.91   33.28   35.47    39.46
   17          19.11      23.00   24.70   26.28   29.18   31.80   34.21   36.44    40.50
   18          19.74      23.72   25.46   27.08   30.04   32.71   35.15   37.42    41.55
   19          20.39      24.47   26.24   27.90   30.92   33.64   36.13   38.44    42.62
   20          21.06      25.23   27.05   28.74   31.82   34.59   37.13   39.47    43.72
   21          21.76      26.03   27.89   29.61   32.75   35.57   38.15   40.54    44.85
   22          22.48      26.85   28.75   30.51   33.72   36.59   39.22   41.64    46.01
   23          23.22      27.71   29.65   31.45   34.72   37.65   40.32   42.78    47.22
   24          24.00      28.59   30.58   32.42   35.76   38.74   41.46   43.97    48.48
   25          24.80      29.51   31.54   33.42   36.83   39.87   42.64   45.19    49.78
   26          25.64      30.46   32.54   34.47   37.94   41.05   43.87   46.47    51.13
   27          26.50      31.45   33.58   35.55   39.10   42.27   45.14   47.78    52.52
   28          27.40      32.47   34.65   36.66   40.30   43.53   46.46   49.15    53.97
   29          28.33      33.53   35.76   37.82   41.53   44.83   47.82   50.56    55.47
   30          29.29      34.63   36.91   39.02   42.81   46.18   49.23   52.02    57.02
   31          30.29      35.76   38.10   40.26   44.14   47.58   50.69   53.53    58.62
   32          31.32      36.93   39.33   41.54   45.51   49.02   52.19   55.09    60.27
   33          32.39      38.15   40.61   42.87   46.92   50.51   53.75   56.71    61.99
   34          33.50      39.41   41.93   44.24   48.40   52.07   55.38   58.40    63.79
   35          34.64      40.71   43.30   45.67   49.92   53.67   57.05   60.14    65.64
   36          35.83      42.06   44.71   47.14   51.50   55.34   58.80   61.96    67.58
   37          37.06      43.46   46.17   48.66   53.12   57.06   60.60   63.83    69.58
   38          38.32      44.89   47.68   50.23   54.80   58.82   62.44   65.75    71.63
   39          39.62      46.36   49.22   51.83   56.51   60.63   64.34   67.72    73.74
   40          40.96      47.87   50.80   53.47   58.26   62.47   66.27   69.72    75.88
   41          42.33      49.41   52.41   55.15   60.04   64.35   68.22   71.76    78.05
   42          43.73      50.99   54.05   56.85   61.85   66.25   70.20   73.81    80.24
   43          45.17      52.59   55.72   58.58   63.69   68.17   72.21   75.89    82.44
   44          46.64      54.23   57.43   60.35   65.56   70.14   74.25   78.00    84.68
   45          48.15      55.92   59.18   62.16   67.47   72.13   76.33   80.15    86.97
   46          49.70      57.64   60.97   64.01   69.42   74.18   78.45   82.34    89.29
   47          51.30      59.41   62.81   65.91   71.42   76.27   80.62   84.59    91.68
   48          52.95      61.23   64.70   67.86   73.48   78.42   82.85   86.90    94.14
   49          54.64      63.10   66.64   69.86   75.59   80.63   85.15   89.28    96.67
   50          56.38      65.02   68.63   71.91   77.76   82.89   87.51   91.72    99.28
   51          58.16      66.99   70.67   74.02   79.98   85.22   89.93   94.23   101.96
   52          60.00      69.01   72.77   76.19   82.26   87.60   92.41   96.81   104.73
   53          61.89      71.08   74.91   78.40   84.60   90.04   94.95   99.45   107.56
   54          63.81      73.19   77.09   80.64   86.96   92.51   97.52  102.12   110.41
   55          65.79      75.34   79.32   82.93   89.36   95.02  100.12  104.81   113.30
   56          67.80      77.54   81.58   85.26   91.81   97.56  102.77  107.55   116.23
   57          69.88      79.79   83.91   87.65   94.31  100.17  105.47  110.36   119.23
   58          72.02      82.12   86.31   90.12   96.90  102.88  108.30  113.29   122.39
   59          74.24      84.55   88.83   92.72   99.64  105.75  111.30  116.43   125.80
   60          76.56      87.10   91.47   95.45  102.55  108.83  114.54  119.83   129.54
   61          78.99      89.78   94.27   98.36  105.66  112.14  118.05  123.55   133.69
   62          81.51      92.59   97.21  101.42  108.97  115.69  121.84  127.59   138.25
   63          84.13      95.53  100.29  104.64  112.45  119.45  125.89  131.93   143.20
   64          86.82      98.54  103.45  107.95  116.06  123.36  130.11  136.47   148.42
   65          89.57     101.63  106.70  111.35  119.77  127.39  134.47  141.17   153.85
   66          92.39     104.79  110.02  114.83  123.59  131.54  138.97  146.04   159.51
   67          95.27     108.04  113.44  118.43  127.54  135.86  143.67  151.15   165.48
   68          98.27     111.43  117.03  122.22  131.72  140.46  148.71  156.65   171.95
   69         101.42     115.05  120.88  126.30  136.29  145.53  154.31  162.80   179.30
   70         104.77     118.96  125.08  130.78  141.37  151.24  160.68  169.87   187.84
   71         108.34     123.22  129.68  135.75  147.07  157.73  168.01  178.06   197.89
   72         112.16     127.86  134.74  141.24  153.48  165.12  176.42  187.55   209.68
   73         116.22     132.87  140.25  147.27  160.61  173.41  185.95  198.40   223.31
   74         120.49     138.23  146.19  153.81  168.43  182.60  196.60  210.58   238.78
   75         124.96     143.92  152.54  160.84  176.92  192.66  208.33  224.07   256.05
   76         129.64     149.96  159.31  168.39  186.12  203.64  221.21  238.96   275.18
   77         134.56     156.41  166.60  176.55  196.14  215.68  235.40  255.40   296.36
   78         139.79     163.39  174.53  185.49  207.23  229.09  251.25  273.79   320.03
   79         145.44     171.08  183.34  195.47  219.72  244.26  269.24  294.70   346.86
   80         151.61     179.65  193.24  206.76  233.98  261.68  289.94  318.75   377.61
   81         158.38     189.27  204.42  219.60  250.33  281.73  313.82  346.48   412.93
   82         165.80     200.04  217.04  234.17  269.02  304.74  341.24  378.31   453.28
   83         173.89     212.00  231.15  250.53  290.15  330.83  372.33  414.34   498.82
   84         182.63     225.13  246.72  268.66  313.64  359.84  406.85  454.24   549.07
   85         192.01     239.43  263.74  288.54  339.44  391.66  444.59  497.74   603.68
   86         202.05     254.93  282.26  310.18  367.53  426.17  485.36  544.59   662.37
   87         212.85     271.74  302.36  333.69  397.92  463.33  529.07  594.66   725.03
   88         224.51     290.02  324.22  359.20  430.73  503.19  575.73  648.00   791.71
   89         237.28     310.07  348.15  387.03  466.18  545.95  625.56  704.87   862.63
   90         251.59     332.45  374.69  417.67  504.71  591.99  679.03  765.80   937.22

 TARGET PREMIUM RATES (PER $1,000 OF POLICY FACE AMOUNT) - UNISEX
           PREFERRED OR
 CLASS:      STANDARD      A       B       C       D       E       F       G        H
  AGE:         100%       150%    175%    200%    250%    300%    350%    400%     500%
    0          13.52      16.86   18.36   19.78   22.43   24.89   27.20   29.39    33.48
    1          13.43      16.60   18.01   19.33   21.79   24.04   26.14   28.11    31.76
    2          13.81      17.03   18.46   19.80   22.29   24.56   26.67   28.66    32.32
    3          14.22      17.50   18.95   20.32   22.84   25.14   27.28   29.28    32.97
    4          14.65      17.99   19.47   20.86   23.41   25.74   27.91   29.93    33.65
    5          15.10      18.51   20.02   21.43   24.02   26.39   28.58   30.63    34.38
    6          15.57      19.06   20.59   22.03   24.67   27.08   29.30   31.38    35.18
    7          16.07      19.64   21.21   22.68   25.37   27.82   30.07   32.18    36.04
    8          16.60      20.26   21.86   23.36   26.11   28.61   30.91   33.06    36.98
    9          17.16      20.91   22.55   24.09   26.91   29.46   31.81   34.00    38.00
   10          17.74      21.59   23.28   24.86   27.74   30.36   32.76   35.00    39.09
   11          18.35      22.31   24.05   25.67   28.63   31.31   33.77   36.06    40.25
   12          18.98      23.06   24.84   26.50   29.54   32.29   34.82   37.17    41.46
   13          19.63      23.82   25.65   27.36   30.48   33.30   35.89   38.30    42.70
   14          20.29      24.59   26.47   28.22   31.42   34.30   36.96   39.42    43.92
   15          20.95      25.37   27.29   29.08   32.35   35.29   38.00   40.52    45.10
   16          21.62      26.13   28.10   29.93   33.26   36.26   39.01   41.57    46.23
   17          22.29      26.90   28.91   30.77   34.15   37.20   40.00   42.59    47.30
   18          22.97      27.67   29.71   31.60   35.03   38.12   40.95   43.56    48.32
   19          23.66      28.45   30.52   32.44   35.92   39.04   41.89   44.53    49.32
   20          24.37      29.25   31.35   33.29   36.81   39.96   42.84   45.50    50.31
   21          25.11      30.06   32.20   34.16   37.73   40.91   43.80   46.47    51.30
   22          25.87      30.91   33.08   35.07   38.67   41.88   44.80   47.49    52.33
   23          26.66      31.80   34.00   36.02   39.67   42.91   45.85   48.56    53.42
   24          27.49      32.73   34.97   37.02   40.72   44.00   46.97   49.69    54.57
   25          28.36      33.71   35.98   38.07   41.82   45.14   48.14   50.88    55.80
   26          29.27      34.73   37.05   39.18   42.99   46.35   49.39   52.16    57.12
   27          30.23      35.81   38.18   40.34   44.22   47.63   50.71   53.52    58.53
   28          31.22      36.94   39.35   41.56   45.51   48.98   52.11   54.96    60.03
   29          32.26      38.12   40.59   42.84   46.87   50.40   53.58   56.47    61.61
   30          33.35      39.34   41.87   44.17   48.28   51.89   55.12   58.05    63.27
   31          34.47      40.62   43.21   45.56   49.76   53.44   56.73   59.72    65.02
   32          35.64      41.95   44.60   47.01   51.29   55.05   58.40   61.45    66.84
   33          36.85      43.33   46.04   48.51   52.89   56.72   60.14   63.25    68.74
   34          38.11      44.75   47.53   50.06   54.54   58.46   61.95   65.12    70.72
   35          39.41      46.23   49.08   51.67   56.26   60.26   63.83   67.07    72.78
   36          40.76      47.76   50.68   53.33   58.03   62.13   65.78   69.08    74.92
   37          42.15      49.34   52.34   55.05   59.87   64.06   67.79   71.17    77.14
   38          43.58      50.96   54.04   56.82   61.75   66.04   69.86   73.32    79.43
   39          45.06      52.64   55.79   58.65   63.69   68.09   72.00   75.54    81.79
   40          46.58      54.36   57.59   60.51   65.68   70.18   74.18   77.81    84.21
   41          48.14      56.12   59.43   62.43   67.72   72.33   76.42   80.13    86.69
   42          49.75      57.93   61.32   64.39   69.81   74.51   78.71   82.50    89.22
   43          51.40      59.78   63.25   66.40   71.94   76.76   81.04   84.93    91.81
   44          53.08      61.68   65.23   68.45   74.12   79.04   83.43   87.41    94.45
   45          54.82      63.62   67.26   70.55   76.35   81.39   85.88   89.95    97.18
   46          56.60      65.62   69.34   72.70   78.63   83.79   88.38   92.55    99.96
   47          58.43      67.66   71.47   74.91   80.98   86.25   90.95   95.23   102.83
   48          60.31      69.76   73.66   77.18   83.39   88.78   93.60   97.99   105.80
   49          62.25      71.93   75.92   79.52   85.88   91.41   96.36  100.86   108.91
   50          64.24      74.15   78.24   81.93   88.45   94.13   99.21  103.85   112.16
   51          66.29      76.45   80.64   84.42   91.11   96.95  102.18  106.97   115.57
   52          68.40      78.82   83.11   86.99   93.86   99.87  105.27  110.21   119.15
   53          70.57      81.24   85.65   89.63   96.70  102.89  108.46  113.59   122.89
   54          72.79      83.73   88.25   92.34   99.61  105.99  111.76  117.08   126.77
   55          75.05      86.27   90.91   95.11  102.58  109.17  115.15  120.67   130.78
   56          77.37      88.87   93.62   97.95  105.64  112.45  118.64  124.38   134.95
   57          79.74      91.52   96.41  100.85  108.78  115.81  122.24  128.22   139.29
   58          82.18      94.26   99.28  103.85  112.03  119.32  126.00  132.25   143.87
   59          84.69      97.10  102.26  106.98  115.44  123.02  129.99  136.54   148.79
   60          87.29     100.05  105.37  110.25  119.03  126.93  134.24  141.14   154.13
   61          89.98     103.12  108.63  113.69  122.83  131.11  138.80  146.11   159.95
   62          92.77     106.32  112.04  117.30  126.86  135.56  143.70  151.47   166.31
   63          95.64     109.66  115.59  121.08  131.10  140.29  148.94  157.24   173.22
   64          98.59     113.10  119.28  125.01  135.55  145.27  154.49  163.39   180.65
   65         101.62     116.65  123.10  129.09  140.19  150.50  160.35  169.90   188.58
   66         104.73     120.32  127.05  133.34  145.04  156.00  166.54  176.82   197.07
   67         107.94     124.13  131.17  137.78  150.16  161.85  173.15  184.25   206.25
   68         111.26     128.13  135.52  142.50  155.64  168.14  180.31  192.33   216.32
   69         114.76     132.39  140.19  147.58  161.61  175.06  188.25  201.34   227.61
   70         118.46     136.98  145.24  153.13  168.20  182.77  197.15  211.50   240.47
   71         122.38     141.94  150.75  159.21  175.52  191.42  207.21  223.05   255.19
   72         126.53     147.28  156.74  165.88  183.62  201.08  218.53  236.12   271.98
   73         130.91     153.01  163.21  173.12  192.52  211.78  231.15  250.76   290.90
   74         135.49     159.08  170.10  180.88  202.15  223.43  244.97  266.87   311.82
   75         140.23     165.46  177.38  189.12  212.46  235.98  259.92  284.33   334.56
   76         145.14     172.16  185.06  197.85  223.45  249.43  275.97  303.11   359.00
   77         150.26     179.22  193.21  207.14  235.20  263.86  293.22  323.28   385.14
   78         155.66     186.78  201.96  217.16  247.95  279.52  311.94  345.12   413.23
   79         161.46     195.02  211.56  228.20  262.06  296.88  332.65  369.21   443.94
   80         167.76     204.14  222.25  240.54  277.90  316.40  355.91  396.18   478.06
   81         174.65     214.29  234.21  254.41  295.80  338.47  382.17  426.56   516.24
   82         182.17     225.57  247.59  269.98  315.98  363.38  411.79  460.76   559.13
   83         190.31     237.97  262.36  287.24  338.42  391.11  444.73  498.75   606.79
   84         198.98     251.36  278.38  306.00  362.87  421.29  480.51  539.96   658.50
   85         208.15     265.68  295.55  326.14  389.11  453.60  518.72  583.92   713.71
   86         217.79     280.85  313.77  347.51  416.86  487.64  558.84  629.97   771.52
   87         227.98     296.96  333.10  370.16  446.16  523.38  600.83  678.10   831.94
   88         238.81     314.11  353.66  394.18  476.99  560.76  644.57  728.15   894.61
   89         250.53     332.62  375.76  419.86  509.62  600.05  690.37  780.47   959.23
   90         263.57     353.02  399.93  447.71  544.51  641.67  738.70  835.57   980.64

APPENDIX D - APPLICABLE PERCENTAGES (FOR LIFE INSURANCE DEFINITION TEST)


 GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST

  INSURED'S     PERCENTAGE OF    INSURED'S     PERCENTAGE OF    INSURED'S      PERCENTAGE OF
 ATTAINED AGE  SURRENDER VALUE  ATTAINED AGE  SURRENDER VALUE  ATTAINED AGE   SURRENDER VALUE
      20           250.00            47           203.00            74            107.00
      21           250.00            48           197.00            75            105.00
      22           250.00            49           191.00            76            105.00
      23           250.00            50           185.00            77            105.00
      24           250.00            51           178.00            78            105.00
      25           250.00            52           171.00            79            105.00
      26           250.00            53           164.00            80            105.00
      27           250.00            54           157.00            81            105.00
      28           250.00            55           150.00            82            105.00
      29           250.00            56           146.00            83            105.00
      30           250.00            57           142.00            84            105.00
      31           250.00            58           138.00            85            105.00
      32           250.00            59           134.00            86            105.00
      33           250.00            60           130.00            87            105.00
      34           250.00            61           128.00            88            105.00
      35           250.00            62           126.00            89            105.00
      36           250.00            63           124.00            90            105.00
      37           250.00            64           122.00            91            104.00
      38           250.00            65           120.00            92            103.00
      39           250.00            66           119.00            93            102.00
      40           250.00            67           118.00            94            101.00
      41           243.00            68           117.00            95            101.00
      42           236.00            69           116.00            96            101.00
      43           229.00            70           115.00            97            101.00
      44           222.00            71           113.00            98            101.00
      45           215.00            72           111.00            99            101.00
      46           209.00            73           109.00

 CASH VALUE ACCUMULATION TEST - MALE
  RISK     PREFERRED OR
 CLASS:      STANDARD        A         B         C         D         E         F         G          H
ATTAINED
  AGE:
 20         639.37%        534.87%   499.92%   471.57%   427.89%   395.39%   369.97%   349.40%   317.80%
 21         621.01%        520.61%   487.03%   459.79%   417.81%   386.56%   362.12%   342.32%   311.91%
 22         603.00%        506.56%   474.31%   448.14%   407.80%   377.76%   354.27%   335.24%   305.99%
 23         585.25%        492.64%   461.66%   436.52%   397.78%   368.92%   346.35%   328.06%   299.94%
 24         567.76%        478.82%   449.08%   424.94%   387.73%   360.02%   338.34%   320.77%   293.76%
 25         550.50%        465.11%   436.55%   413.38%   377.66%   351.05%   330.24%   313.37%   287.43%
 26         533.49%        451.50%   424.08%   401.84%   367.55%   342.01%   322.03%   305.84%   280.93%
 27         516.76%        438.04%   411.72%   390.37%   357.45%   332.95%   313.77%   298.23%   274.33%
 28         500.37%        424.80%   399.53%   379.03%   347.44%   323.92%   305.52%   290.61%   267.68%
 29         484.35%        411.79%   387.54%   367.86%   337.55%   314.98%   297.32%   283.02%   261.02%
 30         468.73%        399.07%   375.79%   356.91%   327.82%   306.16%   289.22%   275.50%   254.40%
 31         453.53%        386.65%   364.31%   346.19%   318.27%   297.49%   281.25%   268.08%   247.85%
 32         438.79%        374.58%   353.14%   335.74%   308.96%   289.03%   273.44%   260.82%   241.42%
 33         424.48%        362.84%   342.26%   325.57%   299.87%   280.75%   265.81%   253.70%   235.10%
 34         410.64%        351.47%   331.72%   315.71%   291.05%   272.71%   258.38%   246.77%   228.94%
 35         397.25%        340.46%   321.50%   306.14%   282.49%   264.90%   251.15%   240.03%   222.94%
 36         384.33%        329.81%   311.63%   296.88%   274.20%   257.33%   244.15%   233.49%   217.11%
 37         371.86%        319.54%   302.08%   287.94%   266.18%   250.01%   237.38%   227.15%   211.47%
 38         359.85%        309.63%   292.89%   279.32%   258.46%   242.95%   230.84%   221.05%   206.02%
 39         348.28%        300.10%   284.04%   271.03%   251.02%   236.15%   224.55%   215.17%   200.77%
 40         337.17%        290.93%   275.53%   263.05%   243.87%   229.62%   218.50%   209.51%   195.73%
 41         326.48%        282.12%   267.35%   255.38%   237.00%   223.35%   212.70%   204.09%   190.90%
 42         316.22%        273.67%   259.50%   248.03%   230.41%   217.33%   207.14%   198.89%   186.27%
 43         306.36%        265.54%   251.96%   240.97%   224.08%   211.56%   201.79%   193.91%   181.83%
 44         296.89%        257.74%   244.72%   234.19%   218.01%   206.02%   196.68%   189.13%   177.58%
 45         287.78%        250.25%   237.77%   227.68%   212.19%   200.71%   191.76%   184.54%   173.50%
 46         279.04%        243.05%   231.09%   221.43%   206.59%   195.61%   187.05%   180.15%   169.60%
 47         270.63%        236.13%   224.68%   215.42%   201.22%   190.71%   182.53%   175.93%   165.85%
 48         262.54%        229.48%   218.51%   209.64%   196.05%   186.00%   178.18%   171.87%   162.25%
 49         254.76%        223.07%   212.57%   204.08%   191.08%   181.46%   173.99%   167.97%   158.78%
 50         247.28%        216.92%   206.86%   198.73%   186.30%   177.11%   169.96%   164.22%   155.45%
 51         240.08%        210.99%   201.36%   193.59%   181.69%   172.91%   166.09%   160.60%   152.24%
 52         233.17%        205.31%   196.09%   188.65%   177.28%   168.89%   162.38%   157.14%   149.17%
 53         226.54%        199.86%   191.04%   183.93%   173.06%   165.04%   158.83%   153.84%   146.24%
 54         220.19%        194.64%   186.21%   179.41%   169.02%   161.37%   155.45%   150.69%   143.45%
 55         214.12%        189.67%   181.60%   175.10%   165.18%   157.88%   152.23%   147.70%   140.81%
 56         208.30%        184.91%   177.20%   170.99%   161.52%   154.56%   149.17%   144.85%   138.30%
 57         202.74%        180.36%   172.99%   167.06%   158.03%   151.39%   146.26%   142.15%   135.93%
 58         197.41%        176.01%   168.97%   163.31%   154.69%   148.37%   143.49%   139.58%   133.66%
 59         192.30%        171.83%   165.11%   159.71%   151.50%   145.48%   140.83%   137.12%   131.50%
 60         187.39%        167.83%   161.41%   156.26%   148.43%   142.70%   138.29%   134.76%   129.43%
 61         182.68%        163.99%   157.87%   152.96%   145.50%   140.05%   135.86%   132.51%   127.46%
 62         178.18%        160.32%   154.48%   149.80%   142.70%   137.52%   133.53%   130.35%   125.57%
 63         173.87%        156.81%   151.24%   146.78%   140.03%   135.10%   131.32%   128.31%   123.78%
 64         169.75%        153.47%   148.17%   143.92%   137.50%   132.82%   129.23%   126.38%   122.09%
 65         165.83%        150.30%   145.24%   141.20%   135.10%   130.66%   127.26%   124.56%   120.51%
 66         162.10%        147.29%   142.47%   138.63%   132.83%   128.62%   125.40%   122.85%   119.02%
 67         158.55%        144.42%   139.84%   136.18%   130.68%   126.69%   123.65%   121.23%   117.62%
 68         155.15%        141.69%   137.33%   133.86%   128.64%   124.86%   121.98%   119.70%   116.30%
 69         151.90%        139.08%   134.93%   131.64%   126.68%   123.11%   120.39%   118.25%   115.05%
 70         148.80%        136.58%   132.64%   129.51%   124.82%   121.44%   118.88%   116.85%   113.85%
 71         145.83%        134.19%   130.45%   127.48%   123.04%   119.85%   117.43%   115.52%   112.70%
 72         143.00%        131.93%   128.37%   125.56%   121.35%   118.33%   116.05%   114.26%   111.61%
 73         140.33%        129.79%   126.41%   123.74%   119.76%   116.91%   114.76%   113.07%   110.58%
 74         137.81%        127.78%   124.58%   122.05%   118.28%   115.59%   113.56%   111.97%   109.63%
 75         135.45%        125.92%   122.88%   120.48%   116.91%   114.37%   112.46%   110.97%   108.77%
 76         133.24%        124.18%   121.30%   119.03%   115.66%   113.26%   111.46%   110.05%   107.99%
 77         131.17%        122.56%   119.83%   117.68%   114.50%   112.24%   110.54%   109.22%   107.28%
 78         129.21%        121.05%   118.46%   116.43%   113.42%   111.29%   109.70%   108.45%   106.64%
 79         127.36%        119.61%   117.16%   115.24%   112.41%   110.40%   108.90%   107.74%   106.04%
 80         125.59%        118.24%   115.93%   114.11%   111.44%   109.56%   108.15%   107.06%   105.47%
 81         123.91%        116.94%   114.75%   113.04%   110.52%   108.76%   107.44%   106.42%   104.93%
 82         122.31%        115.71%   113.64%   112.02%   109.65%   107.99%   106.76%   105.80%   104.42%
 83         120.81%        114.55%   112.60%   111.07%   108.83%   107.27%   106.11%   105.22%   103.93%
 84         119.41%        113.48%   111.63%   110.19%   108.08%   106.61%   105.52%   104.69%   103.48%
 85         118.11%        112.50%   110.75%   109.38%   107.39%   106.01%   104.99%   104.20%   103.07%
 86         116.91%        111.61%   109.95%   108.65%   106.77%   105.47%   104.51%   103.77%   102.71%
 87         115.79%        110.79%   109.21%   107.99%   106.21%   104.98%   104.08%   103.38%   102.39%
 88         114.74%        110.03%   108.55%   107.39%   105.71%   104.55%   103.69%   103.04%   102.11%
 89         113.74%        109.32%   107.93%   106.84%   105.25%   104.15%   103.34%   102.73%   101.97%
 90         112.77%        108.65%   107.34%   106.32%   104.82%   103.78%   103.02%   102.44%   101.00%
 91         111.80%        108.00%   106.78%   105.82%   104.42%   103.44%   102.72%   102.18%   101.00%
 92         110.82%        107.34%   106.22%   105.33%   104.02%   103.11%   102.44%   101.97%   101.00%
 93         109.79%        106.66%   105.64%   104.82%   103.62%   102.78%   102.16%   101.00%   101.00%
 94         108.68%        105.91%   105.00%   104.27%   103.19%   102.42%   101.97%   101.00%   101.00%
 95         107.47%        105.07%   104.28%   103.64%   102.69%   102.01%   101.00%   101.00%   101.00%
 96         106.16%        104.13%   103.48%   102.92%   102.13%   101.97%   101.00%   101.00%   101.00%
 97         104.76%        103.10%   102.60%   102.13%   101.97%   101.00%   101.00%   101.00%   101.00%
 98         103.33%        102.02%   101.97%   101.97%   101.00%   101.00%   101.00%   101.00%   101.00%
 99         101.97%        101.97%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
 100+       101.00%        101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%

 CASH VALUE ACCUMULATION TEST - FEMALE
  RISK     PREFERRED OR
 CLASS:      STANDARD        A         B         C         D         E         F         G          H
ATTAINED
  AGE:
 20         762.99%        637.79%   595.38%   560.82%   507.35%   467.43%   436.19%   410.90%   372.11%
 21         738.68%        618.38%   577.63%   544.40%   492.99%   454.60%   424.55%   400.21%   362.87%
 22         715.05%        599.48%   560.31%   528.38%   478.96%   442.04%   413.13%   389.71%   353.78%
 23         692.09%        581.06%   543.43%   512.74%   465.23%   429.74%   401.94%   379.41%   344.84%
 24         669.78%        563.13%   526.97%   497.48%   451.82%   417.70%   390.96%   369.30%   336.05%
 25         648.14%        545.70%   510.96%   482.63%   438.74%   405.94%   380.24%   359.41%   327.43%
 26         627.11%        528.72%   495.35%   468.13%   425.96%   394.44%   369.73%   349.71%   318.95%
 27         606.71%        512.22%   480.16%   454.01%   413.50%   383.20%   359.46%   340.21%   310.64%
 28         586.92%        496.17%   465.39%   440.27%   401.34%   372.24%   349.42%   330.92%   302.49%
 29         567.76%        480.61%   451.04%   426.91%   389.52%   361.56%   339.63%   321.85%   294.53%
 30         549.18%        465.50%   437.10%   413.93%   378.02%   351.15%   330.08%   313.00%   286.74%
 31         531.21%        450.86%   423.59%   401.33%   366.84%   341.03%   320.79%   304.38%   279.15%
 32         513.81%        436.66%   410.48%   389.10%   355.98%   331.19%   311.75%   295.98%   271.74%
 33         496.96%        422.89%   397.75%   377.23%   345.42%   321.61%   302.94%   287.79%   264.51%
 34         480.65%        409.53%   385.39%   365.69%   335.14%   312.28%   294.35%   279.80%   257.43%
 35         464.89%        396.62%   373.45%   354.53%   325.20%   303.25%   286.03%   272.05%   250.57%
 36         449.66%        384.12%   361.87%   343.71%   315.55%   294.48%   277.94%   264.52%   243.89%
 37         434.98%        372.07%   350.72%   333.29%   306.25%   286.02%   270.14%   257.26%   237.45%
 38         420.85%        360.48%   339.98%   323.25%   297.30%   277.88%   262.63%   250.26%   231.25%
 39         407.27%        349.33%   329.66%   313.60%   288.70%   270.06%   255.43%   243.55%   225.29%
 40         394.23%        338.64%   319.77%   304.36%   280.46%   262.57%   248.53%   237.14%   219.61%
 41         381.72%        328.39%   310.29%   295.51%   272.58%   255.41%   241.94%   231.01%   214.19%
 42         369.72%        318.57%   301.21%   287.03%   265.04%   248.58%   235.65%   225.16%   209.03%
 43         358.21%        309.16%   292.51%   278.91%   257.83%   242.04%   229.64%   219.58%   204.11%
 44         347.14%        300.11%   284.14%   271.11%   250.90%   235.76%   223.88%   214.23%   199.39%
 45         336.48%        291.40%   276.10%   263.61%   244.23%   229.72%   218.33%   209.09%   194.87%
 46         326.22%        283.02%   268.35%   256.38%   237.82%   223.92%   213.00%   204.14%   190.52%
 47         316.33%        274.93%   260.88%   249.41%   231.63%   218.31%   207.86%   199.38%   186.32%
ATTAINED
   AGE
 48         306.78%        267.12%   253.67%   242.69%   225.66%   212.91%   202.90%   194.77%   182.27%
 49         297.58%        259.60%   246.71%   236.20%   219.90%   207.69%   198.11%   190.33%   178.37%
 50         288.71%        252.34%   240.01%   229.94%   214.34%   202.66%   193.49%   186.05%   174.61%
 51         280.16%        245.35%   233.54%   223.92%   208.99%   197.82%   189.05%   181.93%   170.99%
 52         271.93%        238.60%   227.31%   218.10%   203.83%   193.15%   184.77%   177.97%   167.51%
 53         263.99%        232.11%   221.31%   212.50%   198.86%   188.65%   180.65%   174.15%   164.16%
 54         256.36%        225.87%   215.54%   207.13%   194.09%   184.34%   176.70%   170.49%   160.96%
 55         249.00%        219.85%   209.99%   201.95%   189.50%   180.20%   172.90%   166.98%   157.89%
 56         241.92%        214.06%   204.64%   196.96%   185.08%   176.20%   169.25%   163.61%   154.94%
 57         235.07%        208.46%   199.46%   192.14%   180.81%   172.34%   165.71%   160.34%   152.09%
 58         228.45%        203.02%   194.44%   187.45%   176.65%   168.59%   162.27%   157.16%   149.31%
 59         222.01%        197.74%   189.55%   182.88%   172.59%   164.91%   158.90%   154.04%   146.57%
 60         215.77%        192.59%   184.78%   178.43%   168.62%   161.31%   155.60%   150.97%   143.88%
 61         209.70%        187.58%   180.14%   174.08%   164.75%   157.79%   152.36%   147.96%   141.23%
 62         203.84%        182.74%   175.64%   169.87%   160.98%   154.37%   149.21%   145.03%   138.65%
 63         198.20%        178.06%   171.30%   165.81%   157.36%   151.07%   146.17%   142.21%   136.15%
 64         192.79%        173.59%   167.16%   161.93%   153.90%   147.93%   143.27%   139.52%   133.78%
 65         187.61%        169.33%   163.20%   158.24%   150.60%   144.94%   140.53%   136.98%   131.55%
 66         182.67%        165.26%   159.43%   154.72%   147.47%   142.11%   137.93%   134.57%   129.45%
 67         177.93%        161.37%   155.83%   151.36%   144.49%   139.41%   135.46%   132.29%   127.45%
 68         173.38%        157.62%   152.37%   148.12%   141.62%   136.82%   133.09%   130.10%   125.55%
 69         168.99%        154.01%   149.02%   145.00%   138.84%   134.30%   130.79%   127.97%   123.69%
 70         164.74%        150.50%   145.77%   141.96%   136.14%   131.86%   128.55%   125.89%   121.87%
 71         160.64%        147.11%   142.63%   139.02%   133.52%   129.48%   126.36%   123.87%   120.10%
 72         156.70%        143.86%   139.61%   136.20%   131.00%   127.19%   124.26%   121.91%   118.38%
 73         152.93%        140.75%   136.73%   133.50%   128.60%   125.01%   122.25%   120.05%   116.74%
 74         149.37%        137.82%   134.02%   130.96%   126.34%   122.96%   120.37%   118.31%   115.21%
 75         146.01%        135.06%   131.47%   128.59%   124.23%   121.05%   118.62%   116.69%   113.80%
 76         142.84%        132.48%   129.09%   126.37%   122.27%   119.29%   117.01%   115.21%   112.51%
 77         139.87%        130.07%   126.87%   124.31%   120.45%   117.66%   115.53%   113.84%   111.33%
 78         137.06%        127.80%   124.78%   122.38%   118.76%   116.14%   114.15%   112.58%   110.24%
 79         134.40%        125.66%   122.82%   120.56%   117.16%   114.72%   112.86%   111.40%   109.23%
 80         131.87%        123.63%   120.96%   118.84%   115.66%   113.38%   111.65%   110.29%   108.28%
 81         129.49%        121.72%   119.21%   117.22%   114.24%   112.11%   110.51%   109.24%   107.38%
 82         127.23%        119.92%   117.56%   115.69%   112.91%   110.93%   109.43%   108.26%   106.54%
 83         125.12%        118.24%   116.03%   114.28%   111.67%   109.82%   108.44%   107.35%   105.76%
 84         123.16%        116.70%   114.62%   112.98%   110.54%   108.82%   107.53%   106.53%   105.06%
 85         121.34%        115.28%   113.33%   111.79%   109.52%   107.91%   106.71%   105.78%   104.42%
 86         119.66%        113.98%   112.15%   110.72%   108.59%   107.09%   105.98%   105.11%   103.86%
 87         118.10%        112.79%   111.08%   109.74%   107.75%   106.36%   105.32%   104.52%   103.36%
 88         116.64%        111.69%   110.10%   108.85%   107.00%   105.70%   104.73%   103.99%   102.91%
 89         115.27%        110.68%   109.20%   108.03%   106.31%   105.10%   104.20%   103.51%   102.51%
 90         113.97%        109.73%   108.36%   107.27%   105.67%   104.55%   103.72%   103.07%   102.16%
 91         112.71%        108.83%   107.56%   106.56%   105.08%   104.04%   103.27%   102.68%   101.97%
 92         111.48%        107.95%   106.80%   105.88%   104.52%   103.57%   102.85%   102.31%   101.00%
 93         110.24%        107.08%   106.04%   105.21%   103.98%   103.11%   102.46%   101.97%   101.00%
 94         108.97%        106.19%   105.27%   104.53%   103.43%   102.64%   102.06%   101.00%   101.00%
 95         107.64%        105.23%   104.44%   103.80%   102.84%   102.16%   101.97%   101.00%   101.00%
 96         106.24%        104.21%   103.56%   103.01%   102.21%   101.97%   101.00%   101.00%   101.00%
 97         104.79%        103.13%   102.64%   102.17%   101.97%   101.00%   101.00%   101.00%   101.00%
 98         103.34%        102.04%   101.97%   101.97%   101.00%   101.00%   101.00%   101.00%   101.00%
 99         101.97%        101.97%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
 100+       101.00%        101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%

 CASH VALUE ACCUMULATION TEST - UNISEX
  RISK     PREFERRED OR
 CLASS:      STANDARD        A         B         C         D         E         F         G          H
ATTAINED
  AGE:
 20         660.51%        551.81%   515.46%   485.97%   440.56%   406.80%   380.43%   359.09%   326.35%
 21         641.23%        536.78%   501.85%   473.50%   429.86%   397.39%   372.02%   351.49%   319.98%
 22         622.33%        522.00%   488.43%   461.19%   419.25%   388.04%   363.65%   343.90%   313.59%
 23         603.74%        507.36%   475.11%   448.95%   408.64%   378.66%   355.21%   336.24%   307.09%
 24         585.45%        492.88%   461.91%   436.78%   398.07%   369.26%   346.74%   328.50%   300.49%
 25         567.49%        478.59%   448.84%   424.71%   387.53%   359.86%   338.23%   320.72%   293.81%
 26         549.81%        464.44%   435.87%   412.70%   377.00%   350.43%   329.66%   312.84%   287.00%
 27         532.48%        450.50%   423.07%   400.82%   366.54%   341.04%   321.09%   304.94%   280.14%
 28         515.51%        436.78%   410.45%   389.09%   356.18%   331.69%   312.55%   297.05%   273.24%
 29         498.95%        423.35%   398.07%   377.56%   345.97%   322.46%   304.09%   289.21%   266.36%
 30         482.82%        410.24%   385.96%   366.27%   335.95%   313.39%   295.75%   281.48%   259.55%
 31         467.14%        397.44%   374.14%   355.23%   326.13%   304.48%   287.55%   273.85%   252.82%
 32         451.93%        385.01%   362.63%   344.49%   316.55%   295.78%   279.54%   266.40%   246.22%
 33         437.18%        372.92%   351.45%   334.03%   307.22%   287.28%   271.70%   259.09%   239.74%
 34         422.91%        361.22%   340.61%   323.89%   298.16%   279.03%   264.09%   251.99%   233.43%
 35         409.11%        349.88%   330.10%   314.06%   289.36%   271.01%   256.67%   245.08%   227.28%
 36         395.79%        338.93%   319.94%   304.55%   280.85%   263.25%   249.50%   238.38%   221.31%
 37         382.93%        328.35%   310.13%   295.35%   272.62%   255.74%   242.55%   231.89%   215.53%
 38         370.55%        318.17%   300.68%   286.50%   264.70%   248.50%   235.86%   225.64%   209.96%
 39         358.64%        308.36%   291.58%   277.98%   257.07%   241.54%   229.41%   219.61%   204.59%
 40         347.20%        298.94%   282.84%   269.80%   249.74%   234.85%   223.23%   213.84%   199.45%
 41         336.19%        289.89%   274.45%   261.94%   242.71%   228.43%   217.30%   208.30%   194.51%
 42         325.63%        281.21%   266.40%   254.40%   235.97%   222.28%   211.62%   203.00%   189.80%
 43         315.48%        272.87%   258.66%   247.16%   229.49%   216.38%   206.16%   197.91%   185.27%
 44         305.74%        264.86%   251.24%   240.22%   223.28%   210.73%   200.94%   193.04%   180.95%
 45         296.37%        257.16%   244.11%   233.54%   217.31%   205.29%   195.92%   188.36%   176.79%
 46         287.36%        249.77%   237.25%   227.13%   211.59%   200.07%   191.11%   183.87%   172.81%
 47         278.70%        242.66%   230.67%   220.97%   206.08%   195.06%   186.48%   179.56%   168.99%
 48         270.37%        235.82%   224.33%   215.04%   200.79%   190.24%   182.03%   175.42%   165.32%
 49         262.34%        229.23%   218.22%   209.33%   195.69%   185.59%   177.75%   171.42%   161.77%
 50         254.63%        222.89%   212.35%   203.83%   190.78%   181.13%   173.63%   167.58%   158.37%
 51         247.20%        216.79%   206.70%   198.55%   186.06%   176.83%   169.66%   163.89%   155.09%
 52         240.07%        210.94%   201.28%   193.48%   181.53%   172.71%   165.86%   160.35%   151.96%
 53         233.22%        205.32%   196.08%   188.61%   177.19%   168.76%   162.22%   156.96%   148.96%
 54         226.66%        199.95%   191.10%   183.96%   173.04%   164.99%   158.75%   153.73%   146.10%
 55         220.38%        194.81%   186.34%   179.52%   169.09%   161.40%   155.45%   150.66%   143.39%
 56         214.36%        189.89%   181.80%   175.27%   165.31%   157.98%   152.30%   147.74%   140.82%
 57         208.60%        185.18%   177.45%   171.22%   161.71%   154.71%   149.30%   144.96%   138.37%
 58         203.06%        180.66%   173.27%   167.32%   158.25%   151.58%   146.43%   142.30%   136.04%
 59         197.74%        176.32%   169.26%   163.59%   154.93%   148.58%   143.67%   139.74%   133.79%
 60         192.62%        172.15%   165.41%   159.99%   151.74%   145.69%   141.02%   137.29%   131.64%
 61         187.71%        168.14%   161.71%   156.54%   148.68%   142.92%   138.48%   134.93%   129.57%
 62         182.99%        164.30%   158.16%   153.23%   145.74%   140.26%   136.04%   132.67%   127.59%
 63         178.47%        160.62%   154.76%   150.07%   142.93%   137.72%   133.72%   130.52%   125.70%
 64         174.16%        157.12%   151.53%   147.06%   140.27%   135.32%   131.52%   128.48%   123.92%
 65         170.05%        153.78%   148.46%   144.20%   137.75%   133.05%   129.44%   126.57%   122.25%
 66         166.14%        150.62%   145.55%   141.50%   135.36%   130.90%   127.48%   124.76%   120.69%
 67         162.40%        147.60%   142.78%   138.92%   133.10%   128.87%   125.63%   123.06%   119.21%
 68         158.82%        144.72%   140.13%   136.47%   130.94%   126.94%   123.87%   121.45%   117.82%
 69         155.40%        141.96%   137.60%   134.12%   128.88%   125.09%   122.19%   119.90%   116.48%
 70         152.11%        139.32%   135.17%   131.87%   126.90%   123.31%   120.58%   118.42%   115.20%
 71         148.96%        136.78%   132.84%   129.71%   125.00%   121.61%   119.03%   117.00%   113.97%
 72         145.96%        134.37%   130.63%   127.65%   123.20%   119.99%   117.56%   115.64%   112.80%
 73         143.11%        132.08%   128.53%   125.71%   121.49%   118.46%   116.17%   114.36%   111.69%
 74         140.42%        129.93%   126.56%   123.89%   119.90%   117.03%   114.87%   113.17%   110.66%
 75         137.89%        127.93%   124.73%   122.20%   118.42%   115.72%   113.68%   112.08%   109.72%
 76         135.52%        126.05%   123.02%   120.63%   117.06%   114.51%   112.59%   111.08%   108.87%
 77         133.28%        124.30%   121.43%   119.17%   115.80%   113.39%   111.59%   110.17%   108.10%
 78         131.18%        122.66%   119.94%   117.80%   114.62%   112.36%   110.66%   109.34%   107.39%
 79         129.17%        121.10%   118.53%   116.51%   113.51%   111.39%   109.79%   108.55%   106.73%
 80         127.26%        119.61%   117.18%   115.28%   112.46%   110.46%   108.97%   107.80%   106.10%
 81         125.43%        118.19%   115.90%   114.10%   111.45%   109.57%   108.18%   107.09%   105.50%
 82         123.70%        116.85%   114.68%   112.99%   110.49%   108.73%   107.42%   106.41%   104.93%
 83         122.06%        115.59%   113.54%   111.94%   109.59%   107.94%   106.71%   105.77%   104.39%
 84         120.53%        114.41%   112.48%   110.97%   108.76%   107.21%   106.06%   105.18%   103.89%
 85         119.11%        113.33%   111.51%   110.09%   108.00%   106.55%   105.47%   104.64%   103.44%
 86         117.79%        112.34%   110.62%   109.28%   107.31%   105.95%   104.93%   104.16%   103.04%
 87         116.55%        111.43%   109.81%   108.54%   106.69%   105.40%   104.45%   103.72%   102.67%
 88         115.39%        110.58%   109.06%   107.87%   106.12%   104.91%   104.02%   103.33%   102.35%
 89         114.28%        109.79%   108.36%   107.24%   105.60%   104.46%   103.62%   102.98%   102.06%
 90         113.20%        109.03%   107.70%   106.65%   105.12%   104.05%   103.26%   102.65%   101.97%
 91         112.14%        108.30%   107.06%   106.09%   104.66%   103.65%   102.92%   102.35%   101.00%
 92         111.07%        107.57%   106.43%   105.53%   104.21%   103.28%   102.59%   102.07%   101.00%
 93         109.96%        106.82%   105.79%   104.97%   103.76%   102.90%   102.27%   101.97%   101.00%
 94         108.79%        106.02%   105.10%   104.37%   103.28%   102.51%   101.97%   101.00%   101.00%
 95         107.54%        105.14%   104.35%   103.70%   102.75%   102.07%   101.00%   101.00%   101.00%
 96         106.19%        104.16%   103.51%   102.96%   102.16%   101.97%   101.00%   101.00%   101.00%
 97         104.77%        103.11%   102.62%   102.15%   101.97%   101.00%   101.00%   101.00%   101.00%
 98         103.34%        102.03%   101.97%   101.97%   101.00%   101.00%   101.00%   101.00%   101.00%
 99         101.97%        101.97%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%
 100+       101.00%        101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%   101.00%

                                       235



PART II. OTHER INFORMATION


UNDERTAKING TO FILE REPORTS
Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter adopted under the authority conferred in that section.

UNDERTAKING PURSUANT TO RULE 484
Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REPRESENTATION PURSUANT TO SECTION 26 OF THE INVESTMENT COMPANY ACT OF 1940 Principal Life Insurance Company represents the fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

REPRESENTATIONS PURSUANT TO RULE 6e-3(T) This filing is made pursuant to Rules 6c-3 and 6e-3(T) under the Investment Company Act of 1940. Registrant elects to be governed by Rule 6e-3(T)(b)(13)(i)(A) under the Investment Company Act of 1940, with respect to the Policies described in the prospectus. Registrant makes the following representations:

1)   Section 6e-3(T)(b)(13)(iii)(F) has been relied upon.

2) The level of the mortality and expense risks charge is within the range of industry practice for comparable contracts.

3) The Registrant has concluded that there is a reasonable likelihood that the distribution financing arrangement for the Variable Life Separate Account will benefit the separate account and policyowners, and it will keep and make available to the Commission on request a memorandum setting forth the basis for this representation.

4) The Variable Life Separate Account will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the Company, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.

The methodology used to support the representation made in paragraph (2) above is based upon an analysis of the mortality and expense risks charges contained in other variable life insurance policies, including scheduled and flexible premium products. Registrant undertakes to keep and make available to the Commission on request the documents used to support the representation in paragraph (2) above.

CONTENTS OF REGISTRATION STATEMENT


This registration statement comprises the following papers and documents:


 The facing sheet;


     The prospectus, consisting of 69 pages;


 The undertaking to file reports;


 The undertaking pursuant to Rule 484;


 Representations pursuant to Rule 6e-3(T);


 The signatures;


 Written consents of the following persons:


     Ernst & Young LLP


The following exhibits

1. Copies of all exhibits required by paragraph A of the instructions as to exhibits in Form N-8B-2 are set forth below under designations based on such instructions

1.A1                Resolution  of Executive  Committee of Board of Directors of
                    Principal  Mutual Life Insurance  Company  establishing  the
                    Variable Life Separate Account (filed 01/30/2002)

1.A3A.a             Distribution  Agreement between Princor  Financial  Services
                    Corporation and Principal Mutual Life Insurance Company *

1.A3B.a             Form of Selling Agreement *

1.A3B.b             Registered Representative Agreement (filed 01/30/2002)

1.A3C               Schedule of sales commissions *

1.A5.a              Form of Policy (filed 01/30/2002)

1.A5.a.i            Aviation Exclusion Rider *

1.A5.a.ii           Change of Insured (filed 01/30/2002)

1.A5.a.iii          Death Benefit Guarantee Rider (filed 01/30/2002)

1.A5.a.iv           Extended Coverage Rider (filed 01/30/2002)

1.A5.a.v            Hazardous Sports Rider *

1.A5.a.vi           Supplemental Benefit Rider (filed 01/30/2002)

1.A5.a.vii          Enhanced Cash Surrender Value Rider (filed 01/30/2002)

1.A6.a              Articles of Incorporation, as Amended of Principal
                    Life Insurance Company (filed 01/30/2002)

1.A6.b              By-laws of Principal Life Insurance Company
                        (filed 01/30/2002)

1.A10.a             Form of Application *

1.A10.b             Form of Supplemental Application *

2. Opinion and consent of Karen E. Shaff, Senior Vice President and General Counsel*

3.                  Financial Statement Schedules  *

4.                  Not applicable

5.                  Not applicable

6.                  Consent of Ernst & Young LLP*

7.                  Description of Issuance, Transfer and Redemption Procedures
                    Pursuant to Rule 6e-3(T)(b)(12)(iii)**

8.                  Powers of Attorney of Directors of Principal Life
                    Insurance Company (filed 01/30/2002)

9.                  Opinion and Consent of Lisa Butterbaugh*
---------------------------------
*  Filed herein
** To be filed by Amendment.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the city of Des Moines, and the state of Iowa, on the 23rd day of May, 2002.


PRINCIPAL LIFE INSURANCE COMPANY VARIABLE LIFE SEPARATE ACCOUNT


(Registrant)


By: PRINCIPAL LIFE INSURANCE COMPANY

 (Depositor)


            /s/ J. Barry Griswell
  By ______________________________________________
       J. Barry Griswell
       Chairman, President and Chief Executive Officer

Attest:


         /s/ Joyce N. Hoffman
         --------------------
   Joyce N. Hoffman
   Senior Vice President and
   Corporate Secretary

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated

..

       SIGNATURE                     TITLE                      DATE
/s/ J. B. Griswell             President, Chairman            05/23/2002
--------------------           and CEO
J. B. Griswell


/s/ D. C. Cunningham           Vice President and             05/23/2002
--------------------           Controller (Principal
D. C. Cunningham               Accounting Officer)


/s/ M. H. Gersie               Executive Vice President and   05/23/2002
--------------------           Chief Financial Officer
M. H. Gersie                   (Principal Financial Officer)


  (B. J. Bernard)*             Director                       05/23/2002
--------------------
B. J. Bernard


  (J. Carter-Miller)*          Director                       05/23/2002
--------------------
J. Carter-Miller


  (G. E. Costley)*             Director                       05/23/2002
--------------------
G. E. Costley


  (D. J. Drury)*               Director                       05/23/2002
--------------------
D. J. Drury


  (C. D. Gelatt, Jr.)*         Director                       05/23/2002
--------------------
C. D. Gelatt, Jr.


  (S. L. Helton)*              Director                       05/23/2002
--------------------
S. L. Helton


  (C. S. Johnson)*             Director                       05/23/2002
--------------------
C. S. Johnson


  (W. T. Kerr)*                Director                       05/23/2002
--------------------
W. T. Kerr


  (R. L. Keyser)*              Director                       05/23/2002
--------------------
R. L. Keyser


  (V. H. Loewenstein)*         Director                       05/23/2002
--------------------
V. H. Loewenstein


  (F. F. Pena)*                Director                       05/23/2002
--------------------
F. F. Pena


  (D. M. Stewart)*             Director                       05/23/2002
--------------------
D. M. Stewart


  (E. E. Tallett)*             Director                       05/23/2002
--------------------
E. E. Tallett


                          *By    /s/ J. Barry Griswell
                                 ------------------------------------
                                 J. Barry Griswell
                                 Chairman, President and Chief Executive Officer

                                 Pursuant to Powers of Attorney
                                 Previously Filed or Included Herein